  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 1998.
                                                             FILE NO. 333-53395
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                 PRE-EFFECTIVE

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              VIALOG CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

      MASSACHUSETTS                  4813                    04-3305282
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)


                               ----------------

                35 NEW ENGLAND BUSINESS CENTER, SUITE 160
                         ANDOVER, MASSACHUSETTS 01810
                                (978) 975-3700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                GLENN D. BOLDUC
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              VIALOG CORPORATION
                   35 NEW ENGLAND BUSINESS CENTER, SUITE 160
                         ANDOVER, MASSACHUSETTS 01810
                                (978) 975-3700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
         DAVID L. LOUGEE, ESQ.                LAWRENCE A. LAROSE, ESQ.
      JEFFREY L. DONALDSON, ESQ.                 ALAN J. RICE, ESQ.
 MIRICK, O'CONNELL, DEMALLIE & LOUGEE,      CADWALADER, WICKERSHAM & TAFT
                  LLP                              100 MAIDEN LANE
         1700 BANKBOSTON TOWER                NEW YORK, NEW YORK 10038
           100 FRONT STREET                        (212) 504-6000
  WORCESTER, MASSACHUSETTS 01608-1477
            (508) 791-8500

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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                                              PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF            AGGREGATE OFFERING    AMOUNT OF
        SECURITIES TO BE REGISTERED                PRICE        REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.01 par value...............     $67,175,988      $19,816.91(1)

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(1) A fee of $16,962.50 was paid with the initial filing of this Registration Statement with the Commission on May 22, 1998. A supplemental fee of $1,764.10 was paid in connection with the filing of Pre-Effective Amendment No. 1 on July 8, 1998. A second supplemental fee of $1,090.31 is being paid in connection with this filing, $948.10 of which was transmitted on July 24, 1998 and $142.21 of which was transmitted on July 27, 1998.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION--DATED JULY 27, 1998
--------------------------------------------------------------------------------

                             4,867,826 Shares

                          [VIALOG LOGO APPEARS HERE]

                                  Common Stock

--------------------------------------------------------------------------------

Of the 4,867,826 shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering"), 4,600,000 shares are being sold by VIALOG Corporation (the "Company") and 267,826 are being sold by a selling stockholder (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."

Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $10 and $12 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for inclusion of the Common Stock in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "VLOG."

SEE "RISK FACTORS" ON PAGES 10 TO 17 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Underwriting              Proceeds to
                                 Price to Discounts and  Proceeds to   Selling
                                  Public  Commissions(1) Company(2)  Stockholder
--------------------------------------------------------------------------------
Per Share......................    $           $             $           $
--------------------------------------------------------------------------------
Total(3).......................   $           $             $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company, its Operating Centers (as defined in the Prospectus Summary) and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $1,500,000.

(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 730,173 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be $ , the
    total Underwriting Discounts and Commissions will be $   , the total
    Proceeds to Company will be $    and the total proceeds to the Selling
    Stockholder will be $   . See "Underwriting."

--------------------------------------------------------------------------------

The shares of Common Stock are being offered by the several Underwriters, subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made through the facilities of The Depository Trust Company, New York, New York, on
or about      , 1998.

PRUDENTIAL SECURITIES INCORPORATED                     JEFFERIES & COMPANY, INC.

     , 1998

                         [LOGO OF VIALOG APPEARS HERE]

[PHOTO DESCRIPTION: THREE OPERATORS]

GROUP COMMUNICATIONS DEFINED.

[PHOTO DESCRIPTION: SEVERAL PERSONS SEATED AROUND CONFERENCE TABLE]

                  [PHOTO DESCRIPTION: PERSON AT WORKSTATION]

                                             THE BUSINESS MEETING REDEFINED.

                                              [PHOTO DESCRIPTION: PERSON AT
                                           WORKSTATION; MONITOR DISPLAY SPLIT
                                               SCREEN WITH THREE PERSONS]


CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK AND THE EXCHANGE NOTES (AS DEFINED HEREIN) TO STABILIZE THEIR RESPECTIVE MARKET PRICES, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) all references to "VIALOG Corporation" mean VIALOG Corporation as a stand alone entity, (ii) all references to "VIALOG" or the "Company" refer to VIALOG Corporation and include its consolidated subsidiaries and (iii) the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  VIALOG is a leading independent provider of teleconferencing and other group communications services, consisting primarily of operator-attended and operator-on-demand audio teleconferencing, as well as video and data conferencing services. The Company believes it is the largest company focused solely on teleconferencing and other group communications services, with six operating centers, approximately 7,326 ports of teleconferencing capability (one "port" is required for each participating telephone line), state-of-the-art digital conferencing technology and a national sales force, which is expected to be fully deployed by the end of 1998. The Company believes it differentiates itself from its competitors by providing superior customer service and an extensive range of enhanced and customized communication solutions. The Company has capitalized on the growth in the teleconferencing services market to build a large, stable client base ranging from Fortune 500 companies to small institutions. Customers also include certain major long distance telecommunications providers which have outsourced their teleconferencing services to the Company. The Company provided services to more than 5,000 customers representing over 30,000 accounts during the twelve months ended June 30, 1998.

  Operator-attended audio teleconferencing is the cornerstone of VIALOG's business, and the Company believes it to be the principal service which builds customer loyalty. The Company also offers operator-on-demand audio teleconferencing as well as enhanced services such as digital replay, broadcast fax and follow-up mailings. VIALOG also offers customized communications solutions, which include teleconference event planning and coaching, as well as customized formats, which include auctions, investor relations and automated testing programs. The Company has designed its service delivery infrastructure to be flexible so that comprehensive, custom solutions for each customer may be easily designed and implemented.

  The industry in which the Company operates has been experiencing significant growth. According to 1998 industry studies published by Frost & Sullivan, total teleconferencing services revenues in North America increased from $437 million in 1994 to an estimated $780 million in 1997, representing a compound annual growth rate of 21%, and are projected to continue to grow at a compound annual growth rate of 24% through 2003. The Company believes it will continue to benefit from this strong industry growth, as it deploys a coordinated national marketing, branding and sales program.

  In addition to internal growth generated by strong industry fundamentals and the Company's enhanced marketing capabilities, the Company intends to continue to increase its wholesale, or outsourcing, business. Management believes that the broad trend among the inter-exchange carriers ("IXCs"), local exchange carriers ("LECs") and the Regional Bell Operating Companies ("RBOCs") to outsource labor-intensive activities such as teleconferencing will lead to new outsourcing contracts, particularly as RBOCs and LECs become approved to provide long distance service. Further, the Company intends to augment its internal growth through selective acquisitions in the teleconferencing industry to leverage the inherent economies of scale and build upon the Company's position as the largest company in the industry focused solely on teleconferencing and other group communications services.

                               OPERATING STRATEGY

  The Company provides a full array of group communications services through its six operating centers, all of which were acquired by the Company in November 1997. The basic goals of the Company's operating strategy consist of the following:

  Focus exclusively on teleconferencing and other group communications services. VIALOG believes that its dedicated focus on teleconferencing enables it to respond to the needs of its customers better than competitors that do not focus on teleconferencing as a core business activity. The Company's largest competitors are long distance service providers for which teleconferencing represents only a small fraction of their total revenues.

  Deliver a broad range of services. VIALOG believes that it offers the most comprehensive selection of audio, video and data conferencing services among the independent teleconferencing service providers and believes that it can leverage the diverse service capabilities and industry expertise of individual operating centers to provide the features and pricing options to meet a wide variety of customer needs.

  Maximize operational synergies. Since November 1997, VIALOG has centralized several of its operations, including sales, marketing, and most human resource, benefits administration and cash management functions. VIALOG's increased size has enabled it to (i) handle calls involving a larger number of participants,
(ii) improve network efficiency through better allocation of port capacity among its operating centers and (iii) obtain stronger bargaining power in areas such as long distance telecommunications, equipment, employee benefits and marketing. The Company plans to centralize additional support activities within the next 6 to 12 months in order to improve service and reduce operating expenses.

  Retain customers and stimulate usage. The Company intends to expand sales to its diverse base of customers, which numbered more than 5,000 during the twelve months ended June 30, 1998. To achieve this, VIALOG is implementing new focused selling strategies and a comprehensive new marketing database and is increasing its emphasis on customer service.

                                GROWTH STRATEGY

  The Company's objective is to build upon its position as a leading independent provider of teleconferencing and other group communications services. The Company intends to achieve this goal through a strategy focused on the following:

  Maintain strong internal growth. Industry sources project that teleconferencing services revenues will grow at a compound annual growth rate of 24% through 2003. VIALOG intends to capitalize on this growth by developing a national brand identity, pursuing cross-selling opportunities, expanding the Company's service offerings and leveraging the Company's increased capacity to handle larger contracts. In addition, the Company is deploying a national sales force to access new geographic areas and national accounts, establishing a coordinated calling effort and implementing database marketing programs.

  Pursue outsourced services opportunities. The Company has deployed a wholesale sales organization to sell outsourced services to IXCs, LECs and RBOCs. VIALOG currently has contracts to provide outsourced services to a number of facilities-based and non-facilities-based telecommunications service providers. The Company believes that it is well-positioned to compete for outsourced teleconferencing business from the IXCs, LECs and RBOCs, because it
(i) does not compete with IXCs, LECs or RBOCs in their core businesses, (ii) has the capacity and resources to handle significant teleconferencing volume and (iii) has experience in providing services on an outsourced basis.

  Expand through acquisitions. The Company intends to augment its internal growth through selective acquisitions of complementary businesses. VIALOG's strategy is to target acquisitions that will allow it to increase market share, broaden geographic coverage and augment existing service offerings with new capabilities and industry-specific experience. The Company believes that its position (following the completion of this Offering) as the largest publicly-traded company focused solely on the teleconferencing market will make it attractive to potential acquisition candidates.

                             THE OPERATING CENTERS

  On November 12, 1997, VIALOG Corporation acquired, in separate transactions (each, an "Acquisition," and collectively, the "Acquisitions"), six private conference service bureaus (each, an "Operating Center," and collectively, the "Operating Centers") in exchange for cash and shares of its Common Stock. Each Operating Center is a wholly-owned subsidiary of the Company. All of the Company's operations are presently conducted through the Operating Centers, which are located in Virginia, Georgia, Alabama, Massachusetts, New Jersey and Connecticut. All primary operating functions are conducted in at least two different Operating Centers in order to mitigate the impact of events that could impair operations. The Company intends to build upon the unique competencies in each Operating Center, enabling it to deliver a full range of high quality services to its customers. As of June 30, 1998, the Operating Centers employed a total of 360 persons and had a combined capacity of approximately 7,326 ports.

                        VIALOG AND ITS OPERATING CENTERS

  VIALOG Corporation is a Massachusetts corporation founded on January 1, 1996. The Company's executive offices are located at 35 New England Business Center, Suite 160, Andover, Massachusetts 01810, and its telephone number is (978) 975-3700.

 RESTON, VIRGINIA

 Teleconferencing Ports:    1,800       The Reston Center specializes in
 Employees:                   120       providing services to financial
 1997 Revenues (in                      institutions, government agencies,
 millions):                 $12.6       trade associations and
                                        professional services firms. In
                                        addition, it serves as the primary
                                        center for delivering video, fax
                                        and custom interactive voice
                                        response applications.
 ATLANTA, GEORGIA

 Teleconferencing Ports:    1,584       The Atlanta Center is the primary
 Employees:                    61       center that provides wholesale and
 1997 Revenues (in                      private label teleconferencing
 millions):                  $6.4       services to telecommunications
                                        providers.
 MONTGOMERY, ALABAMA

 Teleconferencing Ports:    2,613       The Montgomery Center specializes
 Employees:                    77       in providing teleconferencing
 1997 Revenues (in                      services to the retail and
 millions):                  $8.5       services industries. It is also
                                        the primary engineering center
                                        responsible for the development
                                        and deployment of advanced bridge
                                        technology.
 CAMBRIDGE, MASSACHUSETTS

 Teleconferencing Ports:      576       The Cambridge Center provides a
 Employees:                    40       wide range of high value-added
 1997 Revenues (in                      applications for general business.
 millions):                  $4.1       It is also responsible for the
                                        design and deployment of data
                                        conferencing services that allow
                                        participants to review and modify
                                        documents simultaneously.
 ORADELL, NEW JERSEY

 Teleconferencing Ports:      456       The Oradell Center specializes in
 Employees:                    34       providing advanced technology
 1997 Revenues (in                      applications, including automated
 millions):                  $2.2       audio teleconferencing, to a
                                        general business clientele.
 DANBURY, CONNECTICUT

 Teleconferencing Ports:      297       The Danbury Center specializes in
 Employees:                    28       delivery of a wide range of
 1997 Revenues (in                      teleconferencing and customized
 millions):                  $2.1       group communications solutions to
                                        the pharmaceutical industry.

 Numbers of teleconferencing ports and employees are as of June 30, 1998.

                              RECENT DEVELOPMENTS

  VIALOG Corporation has recently executed an Agreement and Plan of Reorganization with A Business Conference-Call, Inc. ("ABCC") pursuant to which VIALOG Corporation intends to acquire all of the outstanding capital stock of ABCC by merger for a purchase price of $14.0 million in cash plus (i) an additional amount, based on ABCC's closing date balance sheet, equal to the balances of cash plus accounts receivable (net of a bad debt reserve of 5%) less all liabilities as of the closing date and (ii) approximately $100,000 related to tax reimbursements discussed below. Based on ABCC's June 30, 1998 balance sheet, the amount of such additional consideration would be approximately $252,000. In addition, the Company expects to incur approximately $200,000 of acquisition costs. ABCC had net revenues of approximately $5.7 million and income from operations of approximately $2.2 million for the fiscal year ended December 31, 1997 and had net revenues of approximately $3.6 million and income from operations of approximately $1.6 million for the six months ended June 30, 1998. ABCC had 480 teleconferencing ports and 43 employees as of June 30, 1998. ABCC services a general corporate clientele with a specialty in the communications industry.

  VIALOG Corporation and ABCC have agreed to make an election to treat the purchase and sale of the capital stock of ABCC as a purchase and sale of assets. VIALOG Corporation will reimburse the stockholders of ABCC approximately $100,000, which is the difference between the taxes incurred by such stockholders as a result of such election and the taxes which would have been incurred by such stockholders had no such election been made. ABCC will make distributions to its stockholders of all cash and income on an accrual basis prior to or upon consummation of the merger. The two stockholders of ABCC will each enter into one-year employment contracts and receive incentive stock options for the purchase of 37,500 shares of Common Stock at an exercise price equal to the fair value of the Common Stock at the effective date of the acquisition of ABCC. The options will vest as to 3,125 shares on the effective date of the merger and an additional 3,125 shares on each October 1, January 1, April 1 and July 1 thereafter until fully vested. The consummation of the acquisition is subject to certain customary conditions, including completion of this Offering.

                                  THE OFFERING

Common Stock Offered by the Company.......... 4,600,000 shares(1)
Common Stock Offered by the Selling             267,826 shares
 Stockholder.................................
Common Stock to be Outstanding after the      8,265,072 shares(2)
 Offering....................................
Use of Proceeds.............................. For working capital, general corporate purposes and the
                                              acquisition of ABCC. See "Use of
                                              Proceeds."
Proposed Nasdaq National Market Symbol....... VLOG

--------

(1) Does not include 730,173 shares of Common Stock that may be issued if the Underwriters' over-allotment option is exercised in full. See
    "Underwriting."

(2) Does not include (a) 1,806,404 shares subject to options outstanding under the Company's 1996 Stock Plan as of June 30, 1998, (b) 668,904 additional shares reserved for issuance under the Company's 1996 Stock Plan as of June 30, 1998, (c) 153,378 shares issuable upon exercise of warrants issued by the Company in connection with a bridge financing, and (d) 1,059,303 shares issuable upon exercise of warrants issued by the Company in connection with a private placement of notes. See "Management--1996 Stock Plan" and "Description of Capital Stock--Warrants."

                                  RISK FACTORS

  Investors should consider the risk factors involved in connection with an investment in the Common Stock and the impact to investors from various events which could adversely affect the Company's business. See "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The summary consolidated financial data presented below for the years ended December 31, 1996 and 1997 are derived from the consolidated financial statements of VIALOG Corporation, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary consolidated financial data presented below for the six months ended June 30, 1997 and 1998 and as of June 30, 1998 are derived from the unaudited consolidated financial statements of VIALOG Corporation. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The summary consolidated financial data for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

  In addition, the following summary unaudited pro forma consolidated financial data presents certain data for the Company for the year ended December 31, 1997 and the six months ended June 30, 1998 to give effect to (i) the Acquisitions and the acquisition of ABCC on an historical basis, (ii) certain pro forma adjustments to the historical financial statements, (iii) the consummation of the Unit Offering (as defined in "Risk Factors") and (iv) the consummation of this Offering. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. See also the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                              YEAR ENDED                      SIX MONTHS ENDED
                             DECEMBER 31,                         JUNE 30,
                          --------------------               --------------------
                                                 PRO FORMA                            PRO FORMA
                                                CONSOLIDATED                         CONSOLIDATED
                                                 YEAR ENDED                        SIX MONTHS ENDED
                                                DECEMBER 31,                           JUNE 30,
                            1996       1997       1997(1)      1997       1998         1998(1)
                          ---------  ---------  ------------ ---------  ---------  ----------------
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues............  $     --   $   4,816   $  41,626   $     --   $  23,168     $  26,759
Cost of revenues,
 excluding
 depreciation(2)........        --       2,492      20,373         --      12,134        13,315
Selling, general and
 administrative
 expenses(3)............      1,308      7,178      16,490       3,530      7,942         8,693
Depreciation expense....        --         273       2,495           3      1,235         1,309
Amortization of goodwill
 and intangible
 assets(4)..............        --         306       3,178         --       1,251         1,594
Write-off of purchased
 in-process research and
 development............        --       8,000         --          --         --            --
Operating income
 (loss).................     (1,308)   (13,433)       (910)     (3,533)       606         1,848
Interest expense, net...          1     (1,866)    (12,744)        (66)    (6,154)       (6,150)
Loss before income
 taxes..................     (1,307)   (15,299)    (13,654)     (3,599)    (5,548)       (4,302)
Net loss................       (785)   (15,821)    (14,176)     (3,599)    (5,548)       (4,302)
Net loss per share -
 basic and diluted......  $   (0.38) $   (5.48)  $   (1.78)  $   (1.30) $   (1.55)    $   (0.53)
Weighted average shares
 outstanding(5).........  2,088,146  2,889,005   7,962,284   2,773,300  3,585,370     8,185,370
OTHER FINANCIAL DATA:
EBITDA(6)...............  $  (1,308) $  (4,854)  $   4,763   $  (3,530) $   3,092     $   4,751
Cash flows provided by
 (used in) operating
 activities.............       (178)    (4,148)      5,846        (766)    (2,422)         (715)
Cash flows used in
 investing activities...         (7)   (53,762)    (71,723)        (66)    (3,206)       (3,218)
Cash flows provided by
 (used in) financing
 activities.............        522     67,140     104,874         502       (331)       (1,631)

                                                        JUNE 30, 1998
                                                ------------------------------
                                                                    PRO FORMA
                                                                       AS
                                                ACTUAL   PRO FORMA ADJUSTED(8)
                                                -------  --------- -----------
                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................... $ 3,608   $ 3,658    $34,838
Working capital................................   2,203   (11,977)    33,581
Total assets...................................  70,291    85,292    116,298
Total long-term debt, including current
 portion(7)....................................  72,281    72,281     72,281
Stockholders' equity (deficit)................. (10,375)  (10,375)    35,183

--------
(1) Computed on the basis described in Note 4 to the Unaudited Pro Forma Consolidated Financial Statements and does not include a non-recurring charge of $8.0 million for purchased in-process research and development recorded in the year ended December 31, 1997. Pro forma consolidated results for the year ended December 31, 1997 reflects certain reductions of approximately $1.0 million in compensation and benefits for the owners and certain key employees and consultants of the Operating Centers to specified amounts that the individuals agreed to accept as part of the Acquisitions for the periods subsequent to the Acquisitions and royalties under agreements that were terminated.

(2) Certain of the Operating Centers and ABCC have entered into new contracts for long distance telephone service. Had these contracts been in effect as of January 1, 1997, cost of revenues for the year ended December 31, 1997 and the six months ended June 30, 1998 would have decreased by $1.6 million and $549,000, respectively.

(3) The pro forma consolidated results for the year ended December 31, 1997 include certain one-time charges, including (i) approximately $2.2 million (of which approximately $2.0 million was recorded by VIALOG Corporation and $219,000 was recorded by the Operating Centers) related to an offering of common stock which was terminated in early 1997, (ii) a $958,000 non-cash charge related to the modification of certain stock options and (iii) a $312,000 charge recorded by one of the Operating Centers prior to its Acquisition, related to the write-off of a consulting agreement and an agreement not to compete, which were determined by such Operating Center to have no future value. The results for the six months ended June 30, 1997 include the approximately $2.0 million one-time charge recorded by VIALOG Corporation related to an initial public offering which was terminated in early 1997. The results for the six months ended June 30, 1998 include a one-time charge of $508,000 for compensation and other costs related to severance agreements for two former employees.
(4) Reflects amortization of goodwill and intangible assets recorded as a result of the Acquisitions and the acquisition of ABCC over periods ranging from 6 to 20 years.

(5) Pro forma weighted average shares outstanding reflect the 4,600,000 shares to be issued in connection with this Offering as if they had been outstanding since January 1, 1997.
(6) EBITDA represents income from continuing operations before income taxes, depreciation and amortization. EBITDA is not a measurement presented in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a better measure of liquidity. EBITDA does not represent funds available for management's discretionary use. The Company believes that EBITDA is accepted by the telecommunications industry as a generally recognized measure of performance and is used by analysts to report publicly on the performance of telecommunications companies.

(7) Net of unamortized original issue discount of $3.7 million.
(8) Adjusted to give effect to the application of the estimated net proceeds of this Offering as described under "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby.

  When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements regarding among other things: (i) trends affecting the Company's financial condition or results of operations; (ii) the Company's business, operating and growth strategies; (iii) the use of the net proceeds to the Company from this Offering; (iv) trends in the teleconferencing and group communications industry; (v) government regulations; and (vi) the Company's financial plans. Prospective investors are cautioned that any forward-looking statements are not assurances or guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

  ABSENCE OF CONSOLIDATED OPERATING HISTORY. VIALOG Corporation was founded on January 1, 1996 and has only conducted operations and generated revenues since November 12, 1997, the effective date of the Acquisitions. Prior to that time the Operating Centers each operated as separate, independent businesses. In addition, the Company used the purchase method of accounting to record the Acquisitions and consequently the pro forma and consolidated financial information contained in this Prospectus may not be indicative of the Company's future operating results and financial condition.

  DIFFICULTY OF INTEGRATING THE OPERATING CENTERS. The successful and timely integration of the Operating Centers is critical to the Company's future financial performance. Prior to the Acquisitions, the Operating Centers used different operating practices and procedures and management information systems. Until the Company establishes centralized accounting and other administration systems, it will rely on the separate systems of the Operating Centers. The integration of the Operating Centers will require the Company, among other things, to retain key employees, assimilate diverse corporate cultures and manage geographically dispersed operations, each of which could pose significant challenges to the Company and its management. The Company's success will depend on the ability of its executive officers to establish and integrate themselves into the Company's daily operations as well as to gain the confidence of the employees of the Operating Centers. Prior to the Acquisitions, the Operating Centers had a variety of sales strategies and methods. The Company is presently in the process of deploying a nationwide sales organization, which will be more costly and may prove to be ineffective at increasing net revenues. There can be no assurance that the Company will be successful in integrating any of the operations of the Operating Centers or, if integrated, that such combined operations will demonstrate significant operating efficiencies. The failure of the Company to integrate the Operating Centers successfully could have a material adverse effect on the Company's business, financial condition, results of operations and prospects which could adversely impact the market for the Company's Common Stock. See "Business-- Operating Strategy" and "Business--Billing and Management Information Systems."

  The Acquisition agreements pursuant to which the Operating Centers were acquired limit through 1999 the Company's ability to change the location of an Operating Center's facilities, physically merge the Operating Center's operations with another operation, change the position of those employees who received employment agreements pursuant to the applicable Acquisition agreement, reduce the workforce or terminate employees (except as related to employee performance, the contemplated reorganization of the combined sales and marketing staff and the consolidation of certain accounting functions) without the approval of a majority in interest of the former stockholders of the affected Operating Center. Such limitations could restrict the Company's ability to integrate the operations of the Operating Centers successfully and could limit the Company's ability to respond to competitive pressures on its labor costs and materially adversely affect the Company's growth plans. See "Certain Transactions--Organization of the Company."

  PRE-TAX LOSSES. The Oradell Center incurred a pretax loss in 1997 of approximately $423,000 ($330,000 for the period from January 1, 1997 to the date of the Acquisition and $93,000 from the date of the Acquisition to December 31, 1997), excluding the non-recurring charge related to the fair value of purchased in-process research and development. Three of the Operating Centers--Montgomery, Oradell and Danbury--incurred pretax losses in 1996 of approximately $311,000, $73,000 and $72,000, respectively. Montgomery and Danbury incurred pretax losses in 1995 of approximately $371,000 and $28,000, respectively. There can be no assurance that such Operating Centers will achieve profitability in 1998 or thereafter. The failure of such Operating Centers to achieve profitability will have a material adverse effect on the Company's business, financial condition, results of operations and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT. The Company is highly leveraged, with substantial debt service in addition to operating expenses and planned capital expenditures. At June 30, 1998, the total indebtedness of the Company was approximately $72.3 million, net of unamortized original issue discount of $3.7 million. The Company has received a proposal for a senior credit facility for a principal amount of up to $15.0 million (the "Senior Credit Facility") and is pursuing additional proposals. There is no assurance the Company will enter into such a Senior Credit Facility. To the extent that the Company obtains and borrows under such Senior Credit Facility, its indebtedness will increase.

  On November 12, 1997, the Company sold $75.0 million in principal amount of its 12 3/4% Senior Notes due 2001, Series A (the "Old Notes") to Jefferies & Company, Inc. (the "Initial Purchaser") in a private placement (the "Unit Offering") of the Old Notes and warrants (the "Warrants") to purchase an aggregate of 756,645 shares of Common Stock. The Company also issued Warrants to purchase an aggregate of 302,658 shares to the Initial Purchaser in connection with the Unit Offering. The Old Notes were thereupon offered and sold by the Initial Purchaser to certain qualified buyers with the Company receiving an aggregate of $72.0 million. On March 26, 1998, holders of the Old Notes exchanged all the Old Notes for $75.0 million in principal amount of the Company's 12 3/4% Senior Notes due 2001, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on January 9, 1998 (the "Exchange Offer"). The Old Notes and the Exchange Notes (collectively, the "Senior Notes") were issued pursuant to the indenture (the "Indenture") dated as of November 12, 1997 by and among VIALOG Corporation, the Operating Centers (as subsidiary guarantors) and State Street Bank and Trust Company, as Trustee.

  The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) covenants contained in the Indenture require, and covenants in any Senior Credit Facility may require, the Company to meet certain financial tests, and other restrictions contained in the Indenture limit its ability to borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, (iii) the Company's leveraged position has substantially increased its vulnerability to adverse changes in general economic, industry and competitive conditions and (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, to sell selected assets, or to reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all.

  RESTRICTIONS IMPOSED BY LENDERS. The Indenture contains, and any Senior Credit Facility may contain, a number of covenants that restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures or other investments or acquisitions and otherwise restrict corporate activities. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Indenture or any such Senior Credit Facility, which would permit the holders of the Senior Notes and/or the lender under such Senior Credit Facility to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. If the Company were unable to repay its indebtedness to the lender under a Senior Credit Facility, such lender could likely proceed against any and all collateral securing such indebtedness. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. Any of such events could adversely impact the market for the Company's Senior Notes and Common Stock. See "Substantial Leverage and Ability to Service Debt."

  COMPETITION. The teleconferencing services industry is highly competitive and subject to rapid change. The Company currently competes with the following categories of companies: (i) IXCs, such as AT&T Corporation ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint"), Frontier Corporation ("Frontier") and Cable & Wireless, Inc. ("Cable & Wireless"), (ii) independent LECs, such as GTE Corporation ("GTE") and Cincinnati Bell Inc. ("Cincinnati Bell"), and (iii) other private conference service bureaus ("PCSBs"). According to estimates from industry sources, the IXCs served approximately 78% of the audio teleconferencing market in 1996. Under the Telecommunications Act of 1996, the RBOCs will also be allowed to provide long distance services upon the satisfaction of certain conditions, which the Company believes will lead to their entry into the teleconferencing market. If the Company is able to expand its video and data conferencing service offerings, it will encounter additional competition, not only from existing providers of audio teleconferencing, but also from competitors dedicated to video and/or data conferencing.

  Many of the Company's current and potential competitors have substantially greater financial, sales, marketing, managerial, operational and other resources, as well as greater name recognition, than the Company. As a result, competitors may be able to respond more effectively than the Company to new or emerging technologies and changes in customer requirements, to initiate or withstand significant price decreases or to devote substantially greater resources than the Company in order to develop and promote new services. Because Multipoint Control Units ("MCUs"), the equipment commonly used to provide teleconferencing services, are not prohibitively expensive to purchase or maintain, companies previously not involved in teleconferencing could choose to enter the marketplace and compete with the Company. There can be no assurance that new competitors will not enter the Company's markets or that consolidations or alliances among current competitors will not create significant new competition. In order to remain competitive, the Company will be required to provide superior customer service and to respond effectively to the introduction of new and improved services offered by its competitors. Any failure of the Company to accomplish these tasks or otherwise to respond to competitive threats could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock.

  The Company derived approximately 14% of its 1997 combined net revenues from IXCs and LECs which outsource teleconferencing services provided to their respective customers. These telecommunications companies have the financial capability and expertise to deliver such services internally. There can be no assurance that the Company's current IXC and LEC customers will not begin to provide the teleconferencing services currently provided by the Company and pursue such market actively and in direct competition with the Company. Moreover, the Company expects to derive a portion of its future revenues from RBOCs that enter the long distance market and outsource their teleconferencing services. There can be no assurance that the RBOCs will be able to enter the long distance market on a timely basis, if at all; that any RBOC entering the long distance market will offer teleconferencing services; or that any IXC, LEC or RBOC offering such services will outsource services or choose the Company as the provider of such outsourced teleconferencing services. The failure of any such event to occur could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock.

  Two of the Company's largest outsourcing customers have recently agreed to acquire or merge with competitors of the Company. Collectively, these customers accounted for approximately 13% of the Company's

1997 combined net revenues. Although one of these customers, representing approximately 9% of the Company's 1997 combined net revenues, has verbally informed the Company that it will honor its outsourcing contract with the Company through at least August 1999, there can be no assurance that such customer will continue to use the Company's services going forward. The Company believes that the second customer, representing approximately 4% of the Company's 1997 combined net revenues, will move its teleconferencing business to a teleconferencing company it has recently acquired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  TELECONFERENCING INSOURCING. Many of the Company's current and prospective customers have sufficient resources to purchase the equipment and hire the personnel necessary to establish and maintain teleconferencing capabilities sufficient to meet their own respective teleconferencing needs. Moreover, technological improvements will further enhance the ability of these customers to establish internal teleconferencing facilities. There can be no assurance that any of the Company's customers will not establish internal teleconferencing facilities or expand existing facilities, then cease to use the Company's services. The loss of any one or more of such customers could cause a significant and immediate decline in net revenues, which could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock. See "Business--Customers" and "Business-- Competition."

  POTENTIAL ACQUISITIONS. One element of the Company's business strategy is to acquire additional group communications service businesses. However, the Company is aware of only a limited number of potential acquisition candidates. Certain of the Company's principal competitors have each acquired a PCSB, which may increase competition for the remaining acquisition opportunities in the teleconferencing industry. Continued consolidation in the industry, and the potential entry of RBOCs into the teleconferencing industry, may intensify such competition and increase the price which the Company would have to pay in connection with any future acquisitions. The Company currently has one binding agreement to effect an acquisition and has ceased all discussions with other potential candidates pending completion of this Offering. There can be no assurance that the Company will be able to identify, acquire or manage additional businesses profitably or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. The inability of the Company to implement its acquisition strategy successfully or the failure to integrate new businesses or operations into its current operations could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Growth Strategy" and "Recent Developments."

  RECENT ENTRY INTO VIDEO AND DATA CONFERENCING MARKETS. The Company introduced its video conferencing services in 1996, and to date only one of the Operating Centers has invested in video conferencing MCUs or servers. The Company's combined net revenues for video conferencing were approximately $13,000 in 1996 and $282,000 in 1997. Only one of the Operating Centers offered data conferencing services in 1997, and to date no revenues have been generated from data conferencing services, as these services have only been offered on a developmental, non-commercial basis. The Company has limited capacity and experience to handle video and data conferencing. Furthermore, few sales people, reservationists, operators and technical support people are trained in video and data conferencing. There can be no assurance that the Company will be able to obtain significant business from video and data conferencing services or, if obtained, that the Company has the ability to service such business. See "Business--The Company's Group Communications Services."

  TECHNOLOGICAL CONSIDERATIONS. The Company currently derives a substantial portion of its net revenues from the sale of audio teleconferencing services. If the manufacturers of private branch exchanges ("PBXs"), the equipment used by most businesses and institutions to handle their internal telephone requirements, develop improved, cost-effective PBX capabilities for handling teleconferences with the quality and functionality of existing MCUs used in the teleconferencing business, the Company's customers could choose to purchase such equipment and hire the personnel necessary to service their teleconferencing needs through internal telephone systems. The loss of such customers could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Additionally, if Internet technology can be modified to accommodate multipoint voice transmission with audio quality comparable to that of MCUs used in the teleconferencing business, the availability of such technology could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock. See "Business--Competition."

  LONG DISTANCE SERVICES CONTRACTS. A significant portion of the Company's direct costs are attributable to the purchase of local and long distance telephone services. It has been management's experience that the costs of long distance services have been decreasing over the past several years. If, however, the costs of long distance services increase over time, the Company's current purchasing strategy, which calls for shorter-term contracts, may place it at a competitive disadvantage with respect to competitors that have entered into longer-term contracts for long distance services. There can be no assurance that competition in the long distance services market will continue to increase, that any increased competition will reduce the cost of long distance services or that the Company's purchasing strategy will result in cost savings. In addition, if the Company experiences a shortfall in projected volume, it may be required to pay a penalty under one or more of its contracts. There can be no assurance that the Company's analysis of the future costs of long distance services will be accurate, and the failure to predict future cost trends accurately could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Suppliers."

  YEAR 2000. The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk. The Company has performed a preliminary review of its existing computer programs to address the Year 2000 issue. Based on the preliminary review, the Company believes that the Year 2000 issue will not have a significant impact on the operations or the financial results of the Company. The internally developed computer programs used in the operations of the Company that are expected to be used beyond the year 1999 are Year 2000 compliant. However, many of the Company's suppliers and customers may be impacted by Year 2000 complications. The failure of the Company or its suppliers and customers to ensure that their systems are Year 2000 compliant could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  REGULATION. In general, the telecommunications industry is subject to extensive regulation by federal, state and local governments. Although there is little or no direct regulation in the United States of the core group communications services offered by the Company, various government agencies, such as the Federal Communications Commission (the "FCC"), have jurisdiction over some of the Company's current and potential suppliers of telecommunications services, and government regulation of those services may have a direct impact on the cost of the Company's group communications services. There can be no assurance that the FCC or other government agencies will not seek in the future to regulate the Company as a common carrier and regulate the prices, conditions or other aspects of the group communications services offered by the Company, that the FCC will not impose registration, certification or other requirements on the provision of those services, or that the Company would be able to comply with any such requirements. The Telecommunications Act of 1996 is being contested both administratively and in the courts, and opinions vary widely as to the effects and timing of various aspects of the law. There can be no assurances at this time that the Telecommunications Act of 1996 will create any opportunities for the Company, that local access services will be provided by the IXCs, or that the RBOCs will be able to offer long distance services including teleconferencing. The Telecommunications Act of 1996 has effected significant changes in the telecommunications industry and the Company is unable to predict the extent to which such changes or the implementation of the Telecommunications Act of 1996 by the FCC may ultimately affect its business. In addition, the Company is subject to laws and regulations that affect its ability to provide certain of its enhanced services, such as those relating to privacy and the recording of telephone calls. Changes in the current federal, state or local legislation or regulation could have a material adverse effect on the

Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's Common Stock. Moreover, government regulations in countries other than the United States vary widely and may restrict the Company's ability to offer its services in those countries. See "Business--Regulation."

  CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Upon completion of this Offering, the Company's executive officers and directors, former stockholders of the Acquired Companies, and certain stockholders with a long-standing relationship with the Company or its management will own (i) 1,897,283 shares of Common Stock, representing approximately 23% (21% if the Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock, (ii) an aggregate of 542,284 vested options to purchase shares of Common Stock and (iii) an aggregate of 690,716 unvested options to purchase shares of Common Stock, based upon beneficial ownership determined as of July 1, 1998. Accordingly, these individuals, as a group, will have the ability to influence significantly and may be able to control all matters requiring stockholder approval, including the election of the Directors and any amendments to the Company's Articles of Organization and By-Laws, and to control the business of the Company. This concentration of ownership may enable such persons to cause or prevent a change in control of the Company without the approval of the other stockholders of the Company, including purchasers of Common Stock in this Offering. There can be no assurance that this concentration of ownership will not have an adverse impact on the market for the Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock."

  CHANGE OF CONTROL. In the event of a Change of Control (as defined in the Indenture and which includes the appointment, selection or election of John J. Hassett, a principal stockholder of the Company, as a director or officer of the Company), the Company may be required to repurchase all of the outstanding Senior Notes at 101% of the principal amount, as the case may be, of the Senior Notes plus any accrued and unpaid interest thereon, and Additional Interest (as defined in the Indenture), if any, to the date of repurchase. The exercise by the holders of the Senior Notes of their rights to require the Company to offer to purchase Senior Notes upon a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company. There can be no assurance that in the event of a Change of Control, the Company will have, or will have access to, sufficient funds, or will be contractually permitted under the terms of outstanding indebtedness, to pay the required purchase price for any Senior Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  POTENTIAL FLUCTUATION IN QUARTERLY RESULTS. Quarterly net revenues are difficult to forecast because the market for the Company's services is competitive and subject to variation. In addition, the consolidation of the Operating Centers may result in unanticipated operational difficulties. The Company's expenses are based, in part, on its expectations as to future net revenues. If net revenues are below expectations, the Company may be unable or unwilling to reduce expenses, and the failure to do so may have a material adverse effect on the Company's business, financial condition, results of operations and prospects. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance and could adversely impact the market for the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  BROAD DISCRETION IN USE OF PROCEEDS. Of the approximately $45.6 million of net proceeds to the Company from the sale of the shares of Common Stock offered hereby (based upon an assumed initial public offering price of $11.00 per share), $31.0 million or 68% of such net proceeds ($38.5 million or 73% if the Underwriters' over-allotment option is exercised in full) will be applied by the Company for working capital and general corporate purposes, which may include future acquisitions. The Company's management will have broad discretion in the application of such net proceeds. There can be no assurance that such net proceeds will be applied in a manner which will improve the Company's business, financial condition, results of operations and prospects. Furthermore, pending such application such net proceeds will be invested in short-term, interest-bearing, investment grade securities or direct or guaranteed obligations of the U.S. government which may provide a return on investment which could be less than the return on investment to the Company if such net proceeds were fully invested in the Company's business. Any failure to invest such net proceeds in an effective manner could adversely impact the market for the Company's Common Stock. See "Use of Proceeds."

  IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS. The initial public offering price is substantially higher than the net tangible book value per share of the Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore incur immediate and substantial net tangible book value dilution, in the amount of $14.41 per share (based upon an assumed initial public offering price of $11.00 per share). To the extent that outstanding options to purchase shares of Common Stock are exercised, there will be further dilution. See "Dilution."

  NO PRIOR PUBLIC MARKET. Prior to this Offering, there has been no public market for the Common Stock. Therefore, the initial public offering price of the Common Stock offered hereby will be determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the Offering. The market price of the Common Stock could be subject to wide fluctuations in response to the announcement of operating results below those of financial analysts' projections, changes in such projections, quarterly variations in operating results, the emergence of new competitors, announcements of technological innovations or new services by the Company or its competitors, trends or changes in the group communications industry, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many communications companies. This market volatility has had a substantial effect on the market prices of securities issued by companies for reasons unrelated to the operating performance of such companies. These broad market fluctuations may have a material adverse effect on the market price of the Common Stock. See "Underwriting."

  POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK. Upon completion of this Offering, there will be 8,265,072 shares of Common Stock outstanding (8,995,245 shares if the Underwriters' over-allotment option is exercised in full) (assuming no exercise of options or warrants after June 30, 1998), of which the 4,867,826 shares being sold in this Offering (5,597,999 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable in the United States without restriction under the Securities Act unless acquired by "affiliates" of the Company (as defined in Rule 144 under the Securities Act). The remaining 3,397,246 shares of Common Stock outstanding are "restricted securities" (as defined in Rule 144 and Rule 701 under the Securities Act) (the "Restricted Shares") and may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration thereunder, such as the exemption provided by Rule 144. The Company, its officers, Directors and certain stockholders (holding an aggregate of 3,283,123 shares of Common Stock and options and warrants to acquire an aggregate of 1,417,003 shares of Common Stock) have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock, or any other securities convertible into or exercisable or exchangeable for any shares of Common Stock (other than pursuant to the 1996 Stock Plan), for a period of 180 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such lock-up agreements. As of 180 days after the date of this Prospectus, 3,394,746 of the Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 and Rule 701. The holders of 238,456 shares issued in connection with the Acquisitions and the principal holders of other Restricted Shares, including the officers and Directors of the Company, have certain demand registration rights with respect to such shares, as well as certain piggyback registration rights with respect to such shares. The holders of the Warrants issued as a part of the Unit Offering have certain registration rights with respect to an aggregate of 1,059,303 shares issuable upon exercise of the Warrants. In addition, the Company intends to file one or more registration statements on Form S-8 with respect to 3,250,000 shares of Common Stock issued or issuable under its stock option plan. Shares covered by any such registration statement will be eligible for sale in the public market upon the effectiveness of such registration statement. The market price of the Common Stock and the Company's ability to raise capital through sales of equity securities may be adversely affected by the sale, or availability for sale, of substantial amounts of Common Stock in the public market following this Offering. See "Management--1996 Stock Plan," "Description of Capital Stock--Warrants," "Description of Capital Stock--Certain Registration Rights" and "Shares Eligible for Future Sale."

  EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND ANTI-TAKEOVER PROVISIONS. The Company's Articles of Organization, its By-Laws and certain Massachusetts laws contain provisions that may discourage acquisition bids for the Company and that may reduce temporary fluctuations in the trading price of the Company's Common Stock which may be caused by accumulations of stock, thereby depriving stockholders of certain opportunities to sell their stock at temporarily higher prices. The Company's Articles of Organization provide for a classified Board of Directors, and that Directors may be removed by the stockholders only for cause. The Company's Articles of Organization also permit the issuance of 10,000,000 shares of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Provisions of Massachusetts Law and the Company's Articles of Organization and By-Laws."

  ABSENCE OF DIVIDENDS. The Company intends to retain future earnings, if any, for use in the development of its business and does not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company is restricted from paying dividends except in certain limited circumstances pursuant to the terms of the Indenture, and the Company may be restricted from paying dividends pursuant to the terms of any Senior Credit Facility the Company may obtain. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,600,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated Offering expenses, are estimated to be approximately $45.6 million ($53.0 million if the Underwriters' over-allotment option is exercised in full). Approximately $14.6 million of the net proceeds will be used for the acquisition of ABCC and related expenses and approximately $31.0 million for working capital and general corporate purposes ($38.5 million if the Underwriters' over-allotment option is exercised in full), which may include future acquisitions. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities or direct or guaranteed obligations of the U.S. government.

  The Company currently has a binding agreement to acquire ABCC. The purchase price to be paid pursuant to such agreement, which will be paid out of the proceeds of this Offering, is $14.0 million in cash plus (i) an additional amount, based on ABCC's closing date balance sheet, equal to the balances of cash plus accounts receivable (net of a bad debt reserve of 5%) less all liabilities as of the closing date and (ii) approximately $100,000 related to tax reimbursements. Based on ABCC's June 30, 1998 balance sheet, the amount of such additional consideration would be approximately $252,000. In addition, the Company expects to incur approximately $200,000 of acquisition costs. See "Prospectus Summary--Recent Developments."

                                DIVIDEND POLICY

  The Company intends to retain all of its earnings, if any, to finance its business and for general corporate purposes, including possible future acquisitions, and has no intention of declaring or paying any cash dividends on its Common Stock for the foreseeable future. Any declaration or payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Company's Board of Directors deems relevant. Pursuant to the terms of the Indenture, the Company is prohibited from declaring or paying any dividends or distributions other than dividends or distributions payable solely in certain qualified capital stock of the Company. The Company may be restricted from paying dividends pursuant to the terms of any Senior Credit Facility which the Company may obtain.

                                CAPITALIZATION

  The following table sets forth the cash, current maturities of long-term obligations and capitalization of the Company at June 30, 1998 and as adjusted to give effect to this Offering and the application of the estimated net proceeds therefrom, including the acquisition of ABCC. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the Unaudited Pro Forma Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                         JUNE 30, 1998
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                                                                   PRO FORMA
                                                      ACTUAL      AS ADJUSTED
                                                     -----------  -------------
                                                     (DOLLARS IN THOUSANDS)
                                                          (UNAUDITED)
Cash and cash equivalents........................... $     3,608   $    34,838
                                                     ===========   ===========
Current maturities of long-term debt (1)............ $       370   $       370
                                                     ===========   ===========
Long-term debt:
  Senior Notes due 2001 (2)......................... $    71,341   $    71,341
  Other indebtedness (1)............................         570           570
                                                     -----------   -----------
    Total long term debt............................      71,911        71,911
                                                     -----------   -----------
Stockholders' equity (deficit):
  Common stock......................................          37            83
  Additional paid-in capital........................      11,742        57,254
  Accumulated deficit...............................     (22,154)      (22,154)
                                                     -----------   -----------
    Total stockholders' equity (deficit)............     (10,375)       35,183
                                                     -----------   -----------
    Total capitalization............................ $    61,536   $   107,094
                                                     ===========   ===========

--------
(1) Primarily represents capitalized lease obligations with varying terms and conditions.

(2) Net of unamortized original issue discount of $3.7 million.

                                   DILUTION

  Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. The deficit in net tangible book value of the Company as of June 30, 1998 was approximately $60.2 million or approximately $16.43 per share of Common Stock. The deficit in net tangible book value per share represents the amount by which the Company's total liabilities exceed the Company's net tangible assets divided by the number of outstanding shares of Common Stock. After giving effect to the sale of the 4,600,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $11.00 per share, and after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company as well as the acquisition of ABCC, the Company's pro forma deficit in net tangible book value at June 30, 1998 would have been approximately $28.2 million or approximately $3.41 per share. This represents an immediate increase in net tangible book value of approximately $13.02 per share to existing stockholders and an immediate dilution of approximately $14.41 per share to new investors purchasing the shares in this Offering. The following table illustrates the per share dilution:

   Assumed initial public offering price.....................           $11.00
     Deficit in net tangible book value before the Offering..  $(16.43)
     Increase in net tangible book value attributable to new
      investors..............................................  $ 13.02
                                                               -------
   Pro forma deficit in net tangible book value after the
    Offering.................................................           $(3.41)
                                                                        ------
   Dilution to new investors.................................           $14.41
                                                                        ======

  The following table sets forth as of June 30, 1998 the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and the new investors purchasing shares of Common Stock from the Company in this Offering (before deducting underwriting discounts and commissions and estimated Offering expenses):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                 NUMBER(1) PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 3,665,072   44.3% $ 4,551,000    8.3%  $ 1.24
New investors................... 4,600,000   55.7%  50,600,000   91.7%   11.00
                                 ---------  -----  -----------  -----   ------
Total........................... 8,265,072  100.0% $55,151,000  100.0%  $ 6.67
                                 =========  =====  ===========  =====   ======

--------

(1) The number of shares disclosed for the existing stockholders includes 267,826 shares being sold by the Selling Stockholder in the Offering. The number of shares disclosed for the new investors does not include the 267,826 shares being purchased by the new investors from the Selling Stockholder.

                            SELECTED FINANCIAL DATA

  The selected financial data presented below as of December 31, 1996 and 1997 and for the years then ended are derived from the consolidated financial statements of VIALOG Corporation, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data presented below for the six months ended June 30, 1997 and 1998 and as of June 30, 1998 are derived from the unaudited consolidated financial statements of VIALOG Corporation. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The selected financial data for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

  In addition, the following selected unaudited pro forma financial data presents certain data for the Company for the year ended December 31, 1997 and the six months ended June 30, 1998 to give effect to (i) the Acquisitions and the acquisition of ABCC on an historical basis, (ii) certain pro forma adjustments to the historical financial statements (iii) the consummation of the Unit Offering and (iv) the consummation of this Offering. The following selected financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. See also the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                    PRO FORMA
                                                 PRO FORMA                         CONSOLIDATED
                              YEAR ENDED        CONSOLIDATED  SIX MONTHS ENDED      SIX MONTHS
                             DECEMBER 31,        YEAR ENDED       JUNE 30,            ENDED
                          --------------------  DECEMBER 31, --------------------    JUNE 30,
                            1996       1997       1997(1)      1997       1998       1998(1)
                          ---------  ---------  ------------ ---------  ---------  ------------
                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues............  $     --   $   4,816   $  41,626   $     --   $  23,168   $  26,759
Cost of revenues,
 excluding
 depreciation(2)........        --       2,492      20,373         --      12,134      13,315
Selling, general and
 administrative
 expenses(3)............      1,308      7,178      16,490       3,530      7,942       8,693
Depreciation expense....        --         273       2,495           3      1,235       1,309
Amortization of goodwill
 and intangible
 assets(4)..............        --         306       3,178         --       1,251       1,594
Write-off of purchased
 in-process research
 and development........        --       8,000         --          --         --          --
                          ---------  ---------   ---------   ---------  ---------   ---------
Operating income
 (loss).................     (1,308)   (13,433)       (910)     (3,533)       606       1,848
Interest expense, net...          1     (1,866)    (12,744)        (66)    (6,154)     (6,150)
                          ---------  ---------   ---------   ---------  ---------   ---------
Loss before income
 taxes..................     (1,307)   (15,299)    (13,654)     (3,599)    (5,548)     (4,302)
Income tax expense
 (benefit)..............       (522)       522         522         --         --          --
                          ---------  ---------   ---------   ---------  ---------   ---------
Net loss................  $    (785) $ (15,821)  $ (14,176)  $  (3,599) $  (5,548)  $  (4,302)
                          =========  =========   =========   =========  =========   =========
Net loss per share -
 basic and diluted......  $   (0.38) $   (5.48)  $   (1.78)  $   (1.30) $   (1.55)  $   (0.53)
                          =========  =========   =========   =========  =========   =========
Weighted average shares
 outstanding(5).........  2,088,146  2,889,005   7,962,284   2,773,300  3,585,370   8,185,370
                          =========  =========   =========   =========  =========   =========
OTHER FINANCIAL DATA:
EBITDA(6)...............  $  (1,308) $  (4,854)  $   4,763   $  (3,530) $   3,092   $   4,751
Cash flows provided by
 (used in)
 operating activities...       (178)    (4,148)      5,846        (766)    (2,422)       (715)
Cash flows used in
 investing activities...         (7)   (53,762)    (71,723)        (66)    (3,206)     (3,218)
Cash flows provided by
 (used in)
 financing activities...        522     67,140     104,874         502       (331)     (1,631)

                               DECEMBER 31,            JUNE 30, 1998
                              ---------------  -------------------------------
                                                                    PRO FORMA
                                                                       AS
                               1996    1997    ACTUAL   PRO FORMA  ADJUSTED(8)
                              ------  -------  -------  ---------  -----------
                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash and cash equivalents.... $  337  $ 9,567  $ 3,608  $  3,658    $ 34,838
Working capital (deficit) ...   (249)   7,259    2,203   (11,977)     33,581
Total assets.................  1,263   75,083   70,291    85,292     116,298
Total long-term debt,
 including current
 portion(7)..................    --    71,936   72,281    72,281      72,281
Stockholders' equity
 (deficit)...................    287   (4,882) (10,375)  (10,375)     35,183

--------
(1) Computed on the basis described in Note 4 to the Unaudited Pro Forma Consolidated Financial Statements and does not include a non-recurring charge of $8.0 million for purchased in-process research and development recorded in the year ended December 31, 1997. Pro forma consolidated results for the year ended December 31, 1997 reflects certain reductions of approximately $1.0 million in compensation and benefits for the owners and certain key employees and consultants of the Operating Centers to specified amounts that the individuals agreed to accept subsequent to the Acquisitions and royalties under agreements that were terminated.

(2) Certain of the Operating Centers and ABCC have entered into new contracts for long distance telephone service. Had these contracts been in effect as of January 1, 1997, cost of revenues for the year ended December 31, 1997 and the six months ended June 30, 1998 would have decreased by $1.6 million and $549,000, respectively.

(3) The pro forma consolidated results for the year ended December 31, 1997 include certain one-time charges, including (i) approximately $2.2 million (of which approximately $2.0 million was recorded by VIALOG Corporation and $219,000 was recorded by the Operating Centers) related to an offering of common stock which was terminated in early 1997, (ii) a $958,000 non-cash charge related to the modification of certain stock options and (iii) a $312,000 charge recorded by one of the Operating Centers prior to the Acquisition, related to the write-off of a consulting agreement and an agreement not to compete, which were determined by such Operating Center to have no future value. The results for the six months ended June 30, 1997 include the approximately $2.0 million one-time charge recorded by VIALOG Corporation related to an initial public offering which was terminated in early 1997. The results for the six months ended June 30, 1998 include a one-time charge of $508,000 for compensation and other costs related to severance agreements for two former employees.
(4) Reflects amortization of goodwill and intangible assets recorded as a result of the Acquisitions and the acquisition of ABCC over periods ranging from 6 to 20 years.

(5) Pro forma weighted average shares outstanding reflect the 4,600,000 shares to be issued in connection with this Offering as if they had been outstanding since January 1, 1997.
(6) EBITDA represents income from continuing operations before income taxes, depreciation and amortization. EBITDA is not a measurement presented in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a better measure of liquidity. EBITDA does not represent funds available for management's discretionary use. The Company believes that EBITDA is accepted by the telecommunications industry as a generally recognized measure of performance and is used by analysts to report publicly on the performance of telecommunications companies.

(7) Net of unamortized original issue discount of $4.2 million and $3.7 million at December 31, 1997 and June 30, 1998, respectively.
(8) Adjusted to give effect to the application of the estimated net proceeds of this Offering as described under "Use of Proceeds."

                    ACCESS AND CSI SELECTED FINANCIAL DATA

  VIALOG reports operating results commencing with its inception on January 1, 1996. For the purpose of providing five full years of selected historical financial data, as required under the Securities Act, the following historical selected financial data is presented for the two largest Operating Centers, the Reston Center (known as Telephone Business Meetings, Inc., or "Access," prior to its Acquisition) and the Atlanta Center (known as Conference Source International, Inc., or "CSI," prior to its Acquisition). The selected data as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 and the period January 1, 1997 to November 12, 1997, the date of their respective Acquisitions, are derived from, and should be read in conjunction with, Access' and CSI's respective audited financial statements and the notes thereto appearing elsewhere in this Prospectus. The selected data as of December 31, 1994 are derived from Access' and CSI's respective audited financial statements. The selected data as of December 31, 1993 and for the year then ended are derived from Access' and CSI's respective unaudited financial statements for that year. The data presented below is neither comparable to nor indicative of the Company's post-Acquisition financial position or results of operations.

                                                                                      JANUARY 1,
                                                    YEAR ENDED DECEMBER 31,            1997 TO
                                               ------------------------------------  NOVEMBER 12,
                                                1993     1994     1995      1996         1997
                                               -------  -------  -------  ---------  ------------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                   DATA)
ACCESS STATEMENT OF OPERATIONS DATA:
Net revenues.................................  $ 3,814  $ 5,114  $ 6,508  $   9,073   $  10,945
Cost of revenues, excluding depreciation.....    1,831    2,608    3,021      3,564       4,791
Selling, general and administrative ex-
 penses......................................    1,217    1,691    2,484      3,332       4,124
Depreciation and amortization expense........      198      269      496        630         823
                                               -------  -------  -------  ---------   ---------
Operating income.............................      568      546      507      1,547       1,207
Interest expense, net........................       37       49      152        174         132
                                               -------  -------  -------  ---------   ---------
Earnings before income taxes.................      531      497      355      1,373       1,075
Income tax expense (benefit).................       54       52      (48)       --          --
                                               -------  -------  -------  ---------   ---------
Net income...................................  $   477  $   445  $   403  $   1,373   $   1,075
                                               =======  =======  =======  =========   =========
Net income per share - basic and diluted.....  $477.00  $445.00  $644.80  $2,746.00   $2,150.00
                                               =======  =======  =======  =========   =========
Weighted average shares outstanding..........    1,000    1,000      625        500         500
                                               =======  =======  =======  =========   =========
ACCESS OTHER FINANCIAL DATA:
EBITDA(1)....................................  $   766  $   815  $ 1,003  $   2,177   $   2,030
Cash flows provided by operating activities..      525      592      821      2,048       2,932
Cash flows used in investing activities......     (497)    (557)  (1,432)      (795)     (1,704)
Cash flows provided by (used in) financing
 activities..................................      146       22      771       (839)     (1,549)
                                                         DECEMBER 31,
                                               ------------------------------------
                                                1993     1994     1995      1996
                                               -------  -------  -------  ---------
                                                        (IN THOUSANDS)
ACCESS BALANCE SHEET DATA:
Cash and cash equivalents....................  $   172  $   230  $   390  $     804
Working capital..............................      351      475      141        759
Total assets.................................    1,516    1,991    3,672      4,605
Total long-term debt, including current por-
 tion........................................      565      626    2,416      2,052
Stockholders' equity.........................      750    1,156      872      1,770

                                                                   JANUARY 1,
                                 YEAR ENDED DECEMBER 31,             1997 TO
                            ------------------------------------   NOVEMBER 12,
                              1993     1994    1995      1996         1997
                            --------  ------  -------  ---------  -------------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CSI STATEMENT OF OPERA-
 TIONS DATA:
Net revenues..............  $  1,228  $2,331  $ 3,808  $   5,868    $   5,579
Cost of revenues, exclud-
 ing depreciation.........       892   1,256    1,617      2,438        2,052
Selling, general and ad-
 ministrative expenses....       640     707      905        998          831
Depreciation expense......       122     235      292        393          356
                            --------  ------  -------  ---------    ---------
Operating income (loss)...      (426)    133      994      2,039        2,340
Interest expense, net.....        19     124      160        165          120
                            --------  ------  -------  ---------    ---------
Net income (loss).........  $   (445) $    9  $   834  $   1,874    $   2,220
                            ========  ======  =======  =========    =========
Net income (loss) per
 share - basic and dilut-
 ed.......................  $(445.00) $ 9.00  $834.00  $1,874.00    $2,220.00
                            ========  ======  =======  =========    =========
Weighted average shares
 outstanding..............     1,000   1,000    1,000      1,000        1,000
                            ========  ======  =======  =========    =========
CSI OTHER FINANCIAL DATA:
EBITDA(1).................  $   (304) $  368  $ 1,286  $   2,432    $   2,696
Cash flows provided by op-
 erating activities.......      (241)     53      721      2,128        2,897
Cash flows used in invest-
 ing activities...........      (163)   (476)    (225)       (41)        (311)
Cash flows provided by
 (used in) financing ac-
 tivities.................       395     426     (144)    (2,144)      (2,801)
                                      DECEMBER 31,
                            ------------------------------------
                              1993     1994    1995      1996
                            --------  ------  -------  ---------
                                     (IN THOUSANDS)
CSI BALANCE SHEET DATA:
Cash and cash equiva-
 lents....................  $     20  $   23  $   375  $     318
Working capital (defi-
 cit).....................      (681)   (805)    (322)       445
Total assets..............       591   1,378    2,037      2,293
Total long-term debt, in-
 cluding current portion..       867   1,590    1,446      1,405
Stockholders' equity (def-
 icit)....................      (483)   (474)     360        676

--------
(1) EBITDA represents income from continuing operations before income taxes, depreciation and amortization. EBITDA is not a measurement presented in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a better measure of liquidity. EBITDA does not represent funds available for management's discretionary use. The Company believes that EBITDA is accepted by the telecommunications industry as a generally recognized measure of performance and is used by analysts to report publicly on the performance of telecommunications companies.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. These statements include information regarding future net cash flows. Such statements reflect the Company's current views with respect to future events and financial performance and involves certain risks and uncertainties, including without limitation the risks described in "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.

  VIALOG Corporation was founded on January 1, 1996. On November 12, 1997, VIALOG Corporation consummated the Acquisitions, and the Operating Centers became wholly-owned subsidiaries of VIALOG Corporation. Contemporaneously with the closing of the Acquisitions, VIALOG Corporation closed the Unit Offering. Simultaneously with the closing of this Offering, VIALOG Corporation will acquire all of the outstanding capital stock of ABCC. The following discussion should be read in conjunction with the consolidated financial statements and related notes thereto for the years ended December 31, 1996 and 1997, the financial statements and related notes thereto of the Operating Centers prior to the Acquisitions for the years ended December 31, 1994, 1995 and 1996, the financial statements and related notes thereto of ABCC for the years ended December 31, 1996 and 1997 and "Selected Financial Data" appearing elsewhere in this Prospectus.

INTRODUCTION

  The Company's net revenues are derived primarily from fees charged to customers for audio teleconferencing services as well as video conferencing and enhanced and customized communication services. Cost of revenues consists primarily of long distance telephone and network charges, salaries and benefits for operators, and depreciation and maintenance of telephone bridging equipment. Selling, general and administrative expenses consist primarily of compensation and benefits to sales and marketing personnel, executive officers and general and administrative employees, marketing expenses, occupancy costs and professional fees.

  Prior to the Acquisitions, the Operating Centers were managed as independent private companies, and as such, their results of operations reflect different tax structures (S corporations and C corporations) which have influenced, among other things, their levels of historical compensation. Certain officers and employees of the Operating Centers agreed to reductions in their compensation and benefits in connection with the Acquisitions. The difference between the historical compensation and benefits of such individuals and the compensation and benefits they agreed to accept subsequent to the Acquisitions is referred to as "Compensation Differential." This Compensation Differential and the related income tax effect have been reflected as pro forma adjustments in the Company's Unaudited Pro Forma Consolidated Statement of Operations.

  The Company, which has only conducted operations since November 12, 1997 (other than in connection with certain financing transactions, the issuance of the Senior Notes and the Acquisitions), has integrated several of its operations, including sales, marketing, and most human resource, benefits administration and cash management functions, and intends to continue to integrate certain operations and administrative functions of the Operating Centers over a period of time. Specifically, over the next 6 to 12 months, the Company plans to integrate the reservations, billing, purchasing, management information systems and accounting functions. The Company estimates that the cost to integrate these activities will be between $1.0 million and $1.5 million. This integration process is expected to present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, particularly from expected reductions in long distance telephone charges as existing agreements entered into by the Operating Centers lapse and are replaced with new contracts negotiated by the Company. The Company is currently unable to quantify these savings. It is anticipated that these savings will be partially offset by the costs related to the Company's new management. In addition, it is anticipated that increased marketing costs will initially be required to establish the Company's brand name in the marketplace. As a result of these various costs and possible cost-savings, comparisons of historical operating results may not be meaningful, and such results may not be indicative of future performance.

VIALOG CORPORATION

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

  VIALOG Corporation was incorporated on January 1, 1996. Prior to the Acquisitions of the Operating Centers, VIALOG Corporation did not conduct any operations, and all activities conducted by it were related to the Acquisitions and the completion of financing transactions to fund the Acquisitions.

  Net revenues and cost of revenues. As VIALOG Corporation did not conduct any operations prior to November 12, 1997, there were no revenues and cost of revenues for the six months ended June 30, 1997. Net revenues and cost of revenues for the six months ended June 30, 1998 represent the consolidated results of the Company, including the Operating Centers.

  Two of the Company's largest outsourcing customers have recently agreed to acquire or merge with competitors of the Company. Collectively, these customers accounted for approximately 13% of the Company's 1997 combined net revenues. One of these customers, representing approximately 9% of the Company's 1997 combined net revenues, has verbally informed the Company that it will honor its oursourcing contract with the Company through at least August 1999. The Company believes that the second customer, representing approximately 4% of the Company's 1997 combined net revenues, will move its teleconferencing business during the second half of 1998 to a teleconferencing company it has recently acquired. Although a significant reduction in or loss of net revenues from these customers could reduce the Company's expected net revenues and operating results in the near term, the Company believes that the long-term impact to net revenues and results of operations will not be significant.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $4.4 million, or 125%, from $3.5 million to $7.9 million for the six months ended June 30, 1997 and 1998, respectively. The increase was primarily due to the fact that selling, general and administrative expenses for the six months ended June 30, 1997 represented only general and administrative expenses related to the organization of VIALOG Corporation and the consummation of business combination agreements with the Operating Centers, while the expenses for the six months ended June 30, 1998 represent consolidated selling, general and administrative expenses of the Company, including the Operating Centers. Selling, general and administrative expenses for the six months ended June 30, 1997 and 1998 consisted primarily of the following: (i) compensation, benefits and travel expenses of $779,000 and $5.0 million, respectively, (ii) certain marketing expenses, including advertising, promotions, trade shows and consulting, of $237,000 and $1.0 million, respectively, (iii) professional services expenses of $2.4 million and $602,000, respectively, (iv) occupancy costs of $96,000 and $360,000, respectively, (v) materials, supplies and equipment related costs of $26,000 and $378,000, respectively, (vi) taxes and insurance costs of $0 and $254,000, respectively, and (vii) all other costs of $19,000 and $371,000, respectively. Included in professional services expenses for the six months ended June 30, 1997 is approximately $2.0 million related to an initial public offering which was terminated in early 1997. Included in selling, general and administrative expenses for the six months ended June 30, 1998 is approximately $508,000 for compensation and legal expenses related to severance agreements for two former employees.

  Depreciation and amortization expense. Depreciation expense increased $1.2 million from $3,000 to $1.2 million for the six months ended June 30, 1997 and 1998, respectively. The increase was primarily due to the fact that VIALOG Corporation did not conduct operations during the six months ended June 30, 1997, while depreciation expense for the six months ended June 30, 1998 represents consolidated depreciation expense of the Company, including the Operating Centers.

  Interest expense, net. Interest expense, net increased $6.1 million for the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increase was primarily due to (i) approximately $4.8 million of interest expense on the $75.0 million of Senior Notes and (ii) approximately $1.5 million of non-cash interest expense related to the amortization of deferred debt issuance costs and original issue discount on the Senior Notes, both of which were partially offset by increased interest income of approximately $182,000 due to increased cash balances.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  VIALOG Corporation incurred a net loss of $785,000 and $15.8 million for the years ended December 31, 1996 and 1997, respectively. The 1996 net loss represented general and administrative expenses, which consisted primarily of legal costs of $93,000, travel costs of $133,000, salaries of $583,000, consulting fees of $301,000, occupancy costs of $71,000 and all other costs of $126,000, which were offset by an income tax benefit of $522,000, all related to the organization of VIALOG Corporation and the consummation of business combination agreements with the Operating Centers. The 1997 net loss included expenses incurred prior to the Acquisitions, as well as consolidated net revenues and expenses of the Operating Centers from the date of the Acquisitions through December 31, 1997. The $15.8 million net loss included $4.8 million of consolidated net revenues and $2.5 million of consolidated cost of revenues from the date of the Acquisitions through December 31, 1997, $7.2 million of selling, general and administrative expenses (which included approximately $2.0 million related to an offering of Common Stock which was terminated in early 1997 and a $958,000 non-cash charge relating to the modification of certain stock options), $306,000 of amortization of goodwill and intangibles related to the Acquisitions, $273,000 of depreciation expense, an $8.0 million non-recurring charge relating to the write-off of purchased in-process research and development, $1.8 million of interest expense relating primarily to the Senior Notes and $522,000 of income tax expense. Selling, general and administrative expenses of $7.2 million for the year ended December 31, 1997 consisted primarily of the following: compensation, benefits and travel expenses of $3.0 million (including the $958,000 non-cash charge discussed above), certain marketing expenses, including advertising, promotions, and consulting, of $490,000, professional services expenses of $3.4 million (including the approximate $2.0 million charge discussed above), occupancy costs of $216,000 and all other costs of $92,000.

  The $8.0 million write-off of purchased in-process research and development noted above represents the amount of the purchase price of the Acquisitions allocated to incomplete research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. The acquired in-process research and development represents engineering and test activities associated with the introduction of new enhanced services and information systems. The Operating Centers are working on projects that are essential to offering high quality, secure and reliable products including unattended audio conferencing, video and data teleconferencing, integrated voice response and broadcast fax services. Since these projects had not yet reached technological feasibility and have no alternative future uses, there can be no guarantee as to the achievability of the projects or the ascribed values. Accordingly, these costs were expensed as of November 12, 1997, the date VIALOG Corporation acquired the Operating Centers. These projects are expected to be completed within 18 months at a cost of approximately $2.0 million in 1998 and $300,000 in 1999. The Company expects to begin realizing incremental benefits as the projects are completed.

  VIALOG had net operating loss carryforwards of $0 and $3.9 million at December 31, 1996 and 1997, respectively, which expire in 2012. Utilization of the net operating losses may be subject to an annual limitation provided by change in ownership provisions of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and similar state provisions. In assessing the realizability of deferred tax assets, VIALOG considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on management's projections for future taxable income, a valuation allowance has been established for the deferred tax assets. See Note 9 to VIALOG's Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  VIALOG Corporation generated negative cash flows from operating activities of $178,000, $4.1 million and $2.4 million for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, respectively. Cash flows used in investing activities of $7,000, $53.8 million and $3.2 million for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, respectively, represent cash paid in connection with the Acquisitions of $0, $53.3 million and $0, respectively, purchases of property and equipment of $7,000, $454,000 and $3.1 million, respectively, and $119,000 related to deferred acquisition costs for the six months ended June 30, 1998. Cash provided by financing activities of $522,000 and $67.1 million for the years ended December 31, 1996 and 1997, respectively, represents issuance of long-term debt and common stock, offset by payments of previously issued debt and payments of indebtedness of the Operating Centers. Cash used in financing activities of $331,000 for the six months ended June 30, 1998 represents payments of indebtedness of the Operating Centers and deferred costs relating to this Offering, offset by proceeds from the exercise of stock options.

  On November 12, 1997, VIALOG completed a Private Placement of $75.0 million of Senior Notes, Series A. The Senior Notes bear interest at 12 3/4% per annum, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The Senior Notes are guaranteed by the Operating Centers (and will be guaranteed by ABCC after it is acquired by VIALOG Corporation) and mature on November 15, 2001. The Senior Notes are redeemable in whole or in part at the option of VIALOG on or after November 15, 1999 at 110% of the principal amount thereof, and on or after November 15, 2000 at 105% of the principal amount thereof until maturity, in each case together with accrued interest to the date of redemption. In addition, there are certain other early redemption options available to VIALOG at any time on or prior to November 15, 1999 at certain premiums, as specified in the Indenture. In the event of a change in control, as defined in the Indenture, the Company may be required to repurchase all of the outstanding Senior Notes at 101% of the principal amount plus accrued interest and additional interest, if any. The Indenture contains restrictive covenants with respect to the Company that among other things, create limitations (subject to certain exceptions) on (i) the incurrence of additional indebtedness, (ii) the ability of the Company to purchase, redeem or otherwise acquire or retire any Common Stock or warrants, rights or options to acquire Common Stock, to retire any subordinated indebtedness prior to final maturity or to make investments in any person,
(iii) certain transactions with affiliates, (iv) the ability to materially change the present method of conducting business, (v) the granting of liens on property or assets, (vi) mergers, consolidations and the disposition of assets, (vii) declaring and paying any dividends or making any distribution on shares of Common Stock, and (viii) the issuance or sale of any capital stock of the Company's subsidiaries. The Indenture does not require VIALOG to maintain compliance with any financial ratios or tests, except with respect to certain restrictive covenants noted above. The Company is in compliance with all covenants contained in the Indenture.

  The Company anticipates that its cash flows from operations and existing cash balances will meet or exceed its 1998 working capital needs, debt service requirements and planned capital expenditures for property and equipment. The Company expects to meet its liquidity requirements beyond 1998, including repayment of the Senior Notes, through a combination of working capital, cash flow from operations, borrowings, proceeds from this Offering, and future issuances of debt and/or equity securities. However, no assurances can be given that such funds will be available when required or on terms favorable to the Company.

  In May, 1998, the Company signed a definitive merger agreement to acquire all of the outstanding capital stock of ABCC, simultaneously with the closing of this Offering. The acquisition will be accounted for using the purchase method of accounting. The total purchase price is $14.0 million in cash plus
(i) an additional amount, based on ABCC's closing date balance sheet, equal to the balances of cash plus accounts receivable (net of a bad debt reserve of 5%) less all liabilities as of the closing date and (ii) approximately $100,000 related to tax reimbursements. Based on ABCC's June 30, 1998 balance sheet, the amount of such additional consideration would be approximately $252,000. In addition, the Company expects to incur approximately $200,000 of acquisition costs.

  The Company intends to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition and the associated potential capital commitments are unpredictable. The Company plans to fund future acquisitions primarily through a combination of working capital, including the proceeds from this Offering, cash flow from operations and borrowings, as well as issuances of debt and/or equity securities. However, no assurances can be given that such funds will be available when required or on terms favorable to the Company.

  The Acquisition agreements, pursuant to which the Operating Centers were acquired, limit through 1999 the Company's ability to change the location of an Operating Center's facilities (except for the Montgomery Center), physically merge the Operating Center's operations with another operation, change the position of those employees who received employment agreements pursuant to the applicable Acquisition agreement, reduce the workforce or terminate employees (except as related to employee performance, the contemplated reorganization of the combined sales and marketing staff and the consolidation of certain accounting functions) without the approval of a majority in interest of the former stockholders of the affected Operating Center. Based on the term of these limitations and the fact that the Company has been growing and adding additional employees, the Company does not believe that these limitations will have a significant impact on the future results of operations and liquidity.

  The Company is highly leveraged and had a stockholders' deficit at June 30, 1998. This indebtedness requires the Company to dedicate a significant portion of its cash flow from operations to service its indebtedness and makes the Company more vulnerable to unfavorable changes in general economic conditions.

  The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to
00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail.

  The Company is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The Company has performed a preliminary review of its existing computer programs to address the Year 2000 issue. Based on the preliminary review, the Company believes that the Year 2000 issue will not have a significant impact on the operations or the financial results of the Company. The internally developed computer programs used in the operations of the Company that are expected to be used beyond the year 1999 are Year 2000 compliant. Additionally, as part of the integration of the Operating Centers, the Company will be implementing common systems in both the operations and financial management areas of the Company within the next two years. The systems implemented or upgraded will all be Year 2000 compliant, one of the criteria of the systems integration plan. The Company will continue to assess the impact of the Year 2000 issue as a part of the systems integration plan. The Company is in the process of contacting all of its software and hardware suppliers with regard to their respective Year 2000 compliant programs.

COMBINED OPERATING CENTERS, ABCC AND VIALOG CORPORATION

  The combined Operating Centers', ABCC's and VIALOG Corporation's Statements of Operations data for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 do not purport to present the financial results or the financial condition of the combined Operating Centers, ABCC and VIALOG Corporation in accordance with generally accepted accounting principles. Such data represents merely a summation of the net revenues and cost of revenues of the individual Operating Centers, ABCC and VIALOG Corporation on an historical basis, and excludes the effects of pro forma adjustments. This combined data prior to the Acquisitions will not be comparable to and may not be indicative of the Company's post-combination results of operations because the Operating Centers and ABCC were not under common control or management.

RESULTS OF OPERATIONS--COMBINED OPERATING CENTERS, ABCC AND VIALOG CORPORATION

  The following unaudited combined data for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998 of the Operating Centers, ABCC and VIALOG Corporation on an historical basis are derived from the respective audited and unaudited financial statements. Such data excludes the effects of pro forma adjustments and is set forth as a percentage of net revenues for the periods presented:

                                   YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------- -----------------------------
                              1995           1996           1997           1997           1998
                         -------------- -------------- -------------- -------------- --------------
                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
Net revenues............ $26,717 100.0% $34,310 100.0% $41,626 100.0% $20,219 100.0% $26,759 100.0%
Cost of revenues,
 excluding
 depreciation...........  13,648  51.1%  16,507  48.1%  20,373  48.9%   9,515  47.1%  13,315  50.0%

 Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

  Net revenues. All Operating Centers and ABCC reflected an increase in net revenues for the six months ended June 30, 1998 compared to the six months ended June 30, 1997. Net revenues increased $6.5 million, or 32.3%, from net revenues of $20.2 million in 1997 to net revenues of $26.8 million in 1998. Overall, the increase was primarily due to increased call volumes for audio and video conferencing services. The major components of this increase were
(i) an increase in the Reston Center's net revenues of $2.7 million, or 43.7%, from $6.1 million for the six months ended June 30, 1997 to $8.8 million for the six months ended June 30, 1998, which consisted of increased sales of teleconferencing services of approximately $1.3 million and $1.4 million to existing and new customers, respectively, including the introduction of video equipment sales in the first quarter of 1998, (ii) an increase in the Cambridge Center's net revenues of $866,000, or 44.5%, which was primarily attributable to increased audio teleconferencing services to existing customers and new customers, (iii) an increase in the Atlanta Center's net revenues of $930,000, or 28.8%, which was primarily due to increased revenues from two significant customers, which represented 71.7% and 71.5% of the Atlanta Center's net revenues for the six months ended June 30, 1997 and 1998, respectively, and (iv) an increase in the Montgomery Center's net revenues of $715,000, or 17.6%, which was primarily due to increased revenues for audio teleconferencing services to existing retail and financial services customers.

  Cost of revenues, excluding depreciation. Cost of revenues for the six months ended June 30, 1998 increased $3.8 million, or 39.9%, from cost of revenues for the six months ended June 30, 1997, and increased as a percentage of revenue from 47.1% to 50.0% for the six months ended June 30, 1997 and 1998, respectively. The dollar increase was primarily attributable to (i) an increase in the Reston Center's cost of revenues of $1.4 million, or 54.7%, resulting from increased telecommunications and personnel and related costs associated with increased call volumes, and equipment costs related to the introduction of video equipment sales in the first quarter of 1998 (which generate a lower gross margin than teleconferencing services), (ii) an increase in the Atlanta Center's cost of revenues of $629,000, or 56.1%, resulting from increased telecommunications costs associated with increased call volumes as well as increased operating costs due to increased staffing to support current and projected revenue growth, (iii) an increase in the Montgomery Center's cost of revenues of $552,000, or 19.9%, resulting primarily from increased telecommunications costs associated with increased call volumes and (iv) an increase in the Cambridge Center's cost of revenues of $533,000, or 56.5%, resulting from increased telecommunications costs associated with increased call volumes as well as increased operating costs due to increased staffing to support current and projected revenue growth. The increase as a percentage of revenues was primarily attributable to (a) a change at the Reston Center in the utilization of certain personnel from providing sales support activities during the start-up phase of video conferencing, the related cost of which was included in selling, general and administrative expenses during the six months ended June 30, 1997, to being involved directly in the providing of video conferencing services during the six months ended June 30, 1998, the related cost of which was included in cost of revenues, (b) additional labor and related expenses associated with the integration of the Operating Centers and temporary accelerated hiring and training due to anticipated increases in call volumes, (c) a modest net decrease in the average price per conferencing minute for similar types of conferencing services, which resulted in a net decrease to net revenues of approximately $716,000 based on taking the respective call volumes for the six months ended June 30, 1998 at the average prices during the six months ended June 30, 1997 for similar services and (d) additional long distance charges associated with new Federal Communications Commission fees.

  Certain of the Operating Centers and ABCC have entered into new contracts for long distance telephone service. Had these contracts been in effect as of January 1, 1998, cost of revenues for the six months ended June 30, 1998 would have decreased by approximately $549,000.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Net revenues. All Operating Centers and ABCC reflected an increase in net revenues during the year ended December 31, 1997 compared to the year ended December 31, 1996. Net revenues increased $7.3 million, or 21.3%, from $34.3 million in 1996 to $41.6 million in 1997. Overall, the increase was primarily due to increased call volumes for audio conferencing services. The major components of this increase were (i) an increase in the Reston's Center's net revenues of $3.5 million, or 38.5%, from $9.1 million in 1996 to $12.6 million in 1997, which consisted of increased sales of teleconferencing services of $2.2 million and $1.3 million to existing and new customers, respectively, (ii) an increase in the Montgomery Center's net revenues of $1.0 million, or 12.9%, from $7.5 million in 1996 to $8.5 million in 1997, which was primarily attributable to sales of teleconferencing services to existing customers and new customers and (iii) an increase in the Cambridge Center's net revenues of $725,000, or 21.3%, from $3.4 million in 1996 to $4.1 million in 1997, which was primarily attributable to sales to existing customers and new customers. This growth was achieved despite the fact that the Cambridge Center's net revenues for 1996 included $707,000 of net revenues from a portion of the Cambridge Center's business that was divested in December 1996.

  Cost of revenues, excluding depreciation. Cost of revenues increased $3.9 million, or 23.4%, from $16.5 million in 1996 to $20.4 million in 1997 and increased slightly as a percentage of net revenues from 48.1% in 1996 to 48.9% in 1997. The dollar increase was primarily attributable to (i) an increase in the Reston Center's cost of revenues of $1.9 million, or 54.3%, from $3.6 million in 1996 to $5.5 million in 1997 related to the substantial investment made in personnel and related costs associated with video conferencing and increased telecommunications and personnel expense associated with the growth in revenues, (ii) an increase in the Oradell Center's cost of revenues of $609,000, or 74.4%, from $818,000 in 1996 to $1.4 million in 1997 primarily due to telecommunications costs and personnel expenses to support the current and expected call volume and (iii) an increase in the Montgomery Center's cost of revenues of $626,000, or 11.9%, from $5.3 million in 1996 to $5.9 million in 1997, which was primarily attributable to increased telecommunications costs and personnel expenses to support the increased call volume.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net revenues. All Operating Centers and ABCC reflected an increase in net revenues during 1996. Net revenues increased by $7.6 million, or 28.4%, from $26.7 million in 1995 to $34.3 million in 1996. Overall, the increase was primarily due to increased call volume for audio conferencing service experienced by all Operating Centers. The major components of this increase were (i) an increase in the Reston Center's net revenues of $2.6 million, or 39.4%, from $6.5 million in 1995 to $9.1 million in 1996 resulting from increased sales of $1.4 million and $1.2 million to existing and new customers, respectively, (ii) an increase in the Atlanta Center's revenues of $2.1 million, or 54.1%, from $3.8 million in 1995 to $5.9 million in 1996 resulting from a $2.2 million increase in net revenues from two significant customers and (iii) an increase in the Cambridge Center's net revenues of $1.1 million, or 45.8%, from $2.3 million in 1995 to $3.4 million in 1996 resulting from additional sales of audio teleconferencing services to existing customers and new customers.

  Cost of revenues, excluding depreciation. Cost of revenues increased by $2.9 million, or 21.0%, from $13.6 million in 1995 to $16.5 million in 1996 and decreased as a percentage of net revenues from 51.1% in 1995 to 48.1% in 1996. The dollar increase in cost of revenues was primarily attributable to (i) an increase in the Atlanta Center's cost of revenues of $821,000, or 50.8%, from $1.6 million in 1995 to $2.4 million in 1996 resulting from increased telecommunications costs associated with increased call volumes and costs associated with the addition of nine operators, (ii) an increase in the Reston Center's cost of revenues of $543,000, or 18.0%, from $3.0 million in 1995 to $3.6 million in 1996 resulting from increased telecommunications, personnel and occupancy costs and the salaries and benefits for 16 additional operators associated with increased call volumes and (iii) an increase in the Cambridge Center's cost of revenues of $618,000, or 58.2%, from $1.1 million in 1995 to $1.7 million in 1996 resulting from increased telecommunications and personnel costs associated with increased call volumes.

NEW ACCOUNTING PRONOUNCEMENTS

  In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS 128 establishes a different method of computing net income (loss) per share than was required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the

Company presents both basic net income (loss) per share and diluted net income
(loss) per share. The impact on diluted net income (loss) per share was not material. Prior periods presented have been restated to comply with the provisions of SFAS 128.

  In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under this concept, all revenues, expenses, gains and losses recognized during the period are included in income, regardless of whether they are considered to be the results of operations of the period. The adoption of SFAS 130 did not have a material impact on the Company's consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131, which becomes effective for the Company in its year ending December 31, 1998, is currently not expected to have a material impact on the Company's consolidated financial statements and disclosures, as the Company does not have multiple reportable operating segments.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, and is effective for fiscal years beginning after December 31, 1998, with earlier application encouraged. The adoption of SOP 98-1 is not expected to have a material effect on the Company's financial statements.

ACCESS AND CSI

  The selected historical financial information presented in the tables below for the selected Operating Centers is derived from, and should be read in conjunction with, the respective audited financial statements and related notes thereto of the individual Operating Centers included elsewhere herein and "Access and CSI Selected Financial Data." The individual selected financial information for Access and CSI is presented because Access and CSI are the Operating Centers that are considered to represent a significant percentage of the operating results of the Company. Specifically, Access and CSI represented 29% and 57%, respectively, of the operating income of the Operating Centers on a combined basis for the period from January 1, 1997 to November 12, 1997. The selected historical financial information for all Operating Centers on a combined basis, ABCC and VIALOG Corporation is included elsewhere herein.

ACCESS

  Founded in 1987, Access specializes in providing group communications services to numerous organizations, including financial institutions, government agencies, trade associations and professional service companies. Access is headquartered and maintains its operations center in Reston, Virginia.

RESULTS OF OPERATIONS--ACCESS

  The following table sets forth certain historical financial data of Access and such data as a percentage of net revenues for the periods presented:

                                                                    JANUARY 1,     NOVEMBER 13,
                                  YEAR ENDED DECEMBER 31,             1997 TO        1997 TO
                         ----------------------------------------- NOVEMBER 12,    DECEMBER 31,
                             1994          1995          1996          1997            1997
                         ------------- ------------- ------------- -------------  ---------------
                                           (IN THOUSANDS, EXCEPT PERCENTAGES)
Net revenues............ $5,114 100.0% $6,508 100.0% $9,073 100.0% $10,945 100.0% $ 1,620   100.0 %
Cost of revenues,
 excluding
 depreciation...........  2,608  51.0%  3,021  46.4%  3,564  39.3%   4,791  43.8%     709    43.8 %
Selling, general and
 administrative
 expenses...............  1,691  33.1%  2,484  38.2%  3,332  36.7%   4,124  37.7%   2,706   167.0 %
Depreciation and
 amortization expense...    269   5.2%    496   7.6%    630   6.9%     823   7.5%      80     4.9 %
                         ------ ------ ------ ------ ------ ------ ------- -----  -------  ------
Operating income
 (loss)................. $  546  10.7% $  507   7.8% $1,547  17.1% $ 1,207  11.0% $(1,875) (115.7)%
                         ====== ====== ====== ====== ====== ====== ======= =====  =======  ======

 Periods January 1 to November 12, 1997 and November 13 to December 31, 1997 compared to Year Ended December 31, 1996

  Net revenues. Net revenues increased from $9.1 million for the year ended December 31, 1996 to $10.9 million and $1.6 million for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase in net revenues consisted of additional sales of teleconferencing services, due to increased call volumes, to existing and new customers. Sales to new customers were approximately $1.1 million and $167,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. These increases reflect a substantial increase in net revenues from audio and enhanced teleconferencing services, as well as revenues of $228,000, $53,000 and $13,000 for video conferencing services for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997 and the year ended December 31, 1996, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues increased from $3.6 million for the year ended December 31, 1996 to $4.8 million and $709,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. As a percentage of net revenues, cost of revenues increased 4.5 percentage points, from 39.3% for the year ended December 31, 1996 to 43.8% for each of the periods January 1 to November 12, 1997 and November 13 to December 31, 1997. The percentage increase is primarily the result of the substantial investment in personnel and related costs made in video conferencing during the periods January 1 to November 12, 1997 and November 13 to December 31, 1997.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased from $3.3 million for the year ended December 31, 1996 to $4.1 million and $2.7 million for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The dollar increase was primarily the result of (i) a $2.2 million write-off of in-process research and development costs during the period November 13 to December 31, 1997, relating to the acquisition of Access by VIALOG Corporation, (ii) a $481,000 charge related to acquisition consulting services provided to the former stockholders of Access in connection with the sale of Access to VIALOG Corporation and the write-off of a consulting agreement and an agreement not to compete which were determined by Access to have no future value as of November 12, 1997 and (iii) additional operating expenses consistent with the increase in net revenues experienced by Access.

  Depreciation and amortization expense. Depreciation and amortization expense increased from $630,000 for the year ended December 31, 1996 to $823,000 and $80,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The dollar increase is the result of additional property and equipment of $1.7 million and $380,000 acquired during the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively, to support the growth in net revenues and the amortization of goodwill and intangible assets since November 12, 1997, related to the acquisition of Access by VIALOG Corporation.

 Year Ended December 31, 1996 compared to Year Ended December 31, 1995

  Net revenues. Net revenues increased $2.6 million, or 39.4%, from $6.5 million for the year ended December 31, 1995 to $9.1 million for the year ended December 31, 1996. The increase in net revenues consisted of additional sales of audio teleconferencing services, due to increased call volumes, of $1.4 million and $1.2 million to existing and new customers, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues increased $543,000, or 18.0%, from $3.0 million for the year ended December 31, 1995 to $3.6 million for the year ended December 31, 1996. The dollar increase was primarily attributable to increased telecommunications costs related to increased call volume and occupancy costs and the salaries and benefits for 16 additional operators. As a percentage of net revenues, cost of revenues decreased 7.1 percentage points, from 46.4% for the year ended December 31, 1995 to 39.3% for the year ended December 31, 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $848,000, or 34.1%, from $2.5 million for the year ended December 31, 1995 to $3.3 million for the year ended

December 31, 1996. The dollar increase was primarily the result of increased occupancy costs, non-recurring executive compensation and bad debt expense. As a percentage of net revenues, selling, general and administrative expenses decreased 1.5 percentage points from 38.2% for the year ended December 31, 1995 to 36.7% for the year ended December 31, 1996.

  Depreciation and amortization expense. Depreciation and amortization expense increased $134,000, or 27.0% from $496,000 for the year ended December 31, 1995 to $630,000 for the year ended December 31, 1996. The dollar increase is the result of additional property and equipment of $783,000 acquired during 1996 to support the growth experienced in net revenues. As a percentage of net revenues, depreciation expense decreased 0.7 percentage points from 7.6% for the year ended December 31, 1995 to 6.9% for the year ended December 31, 1996.

 Year Ended December 31, 1995 compared to Year Ended December 31, 1994

  Net revenues. Net revenues increased $1.4 million, or 27.3%, from $5.1 million for the year ended December 31, 1994 to $6.5 million for the year ended December 31, 1995. The increase in net revenues consisted primarily of additional sales of teleconferencing services, due to increased call volumes, of $730,000 and $664,000 to existing and new customers, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues increased $413,000, or 15.8%, from $2.6 million for the year ended December 31, 1994 to $3.0 million for the year ended December 31, 1995. The dollar increase was primarily attributable to salaries and benefits for 10 additional operators. As a percentage of net revenues, cost of revenues decreased 4.6 percentage points, from 51.0% for the year ended December 31, 1994 to 46.4% for the year ended December 31, 1995.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $793,000, or 46.9%, from $1.7 million for the year ended December 31, 1994 to $2.5 million for the year ended December 31, 1995. The dollar increase was primarily the result of moving expenses and additional occupancy costs associated with relocating to a larger facility. As a percentage of net revenues, selling, general and administrative expenses increased 5.1 percentage points from 33.1% for the year ended December 31, 1994 to 38.2% for the year ended December 31, 1995.

  Depreciation and amortization expense. Depreciation and amortization expense increased $227,000, or 84.4% from $269,000 for the year ended December 31, 1994 to $496,000 for the year ended December 31, 1995. The dollar increase is the result of $1.4 million in purchases of additional property and equipment during the year ended December 31, 1995 to support the growth experienced in net revenues and the relocation to a larger facility. As a percentage of net revenues, depreciation expense increased 2.4 percentage points from 5.2% for the year ended December 31, 1994 to 7.6% for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES--ACCESS

  The following table sets forth selected financial information from Access' statements of cash flows:

                                     YEAR ENDED DECEMBER
                                             31,
                                     ----------------------
                                                             JANUARY 1, 1997 TO
                                     1994    1995     1996   NOVEMBER 12, 1997
                                     -----  -------  ------  ------------------
                                                 (IN THOUSANDS)
Net cash provided by (used in):
  Operating activities.............  $ 592  $   821  $2,048       $ 2,932
  Investing activities.............   (557)  (1,432)   (795)       (1,704)
  Financing activities.............     22      771    (839)       (1,549)
                                     -----  -------  ------       -------
Net increase (decrease) in cash and
 cash equivalents..................  $  57  $   160  $  414       $  (321)
                                     =====  =======  ======       =======

  Access had positive cash flow from operations in each year ended December 31, 1994, 1995 and 1996 and the period January 1, 1997 to November 12, 1997. Cash used in investing activities related primarily to the acquisition of property and equipment. Net cash provided by financing activities was primarily the result of borrowings on notes payable to finance the acquisition of property and equipment. Net cash used in financing activities consisted of the repayment of notes payable, principal payments under capital lease obligations, payments to a former stockholder and distributions to stockholders. Distributions to stockholders totaled $39,000, $0, $475,000 and $1,284,000 for the years ended December 31, 1994, 1995, and 1996 and the period January 1, 1997 to November 12, 1997, respectively.

CSI

  Founded in 1992, CSI specializes in providing audio teleconferencing services and enhanced services to certain facilities-based and non-facilities-based telecommunications providers. CSI is headquartered and maintains its operations center in Atlanta, Georgia.

RESULTS OF OPERATIONS--CSI

  The following table sets forth certain historical financial data of CSI and such data as a percentage of net revenues for the periods presented:

                                                                     JANUARY 1,    NOVEMBER 13,
                                 YEAR ENDED DECEMBER 31,              1997 TO        1997 TO
                          ----------------------------------------  NOVEMBER 12,   DECEMBER 31,
                              1994          1995          1996          1997           1997
                          ------------  ------------  ------------  ------------  ---------------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
Net revenue.............  $2,331 100.0% $3,808 100.0% $5,868 100.0% $5,579 100.0% $   854   100.0 %
Cost of revenues,
 excluding
 depreciation...........   1,256  53.9%  1,617  42.5%  2,438  41.6%  2,052  36.8%     322    37.7 %
Selling, general and
 administrative
 expenses...............     707  30.3%    905  23.8%    998  17.0%    831  14.9%   3,601   421.7 %
Depreciation and amorti-
 zation
 expense................     235  10.1%    292   7.6%    393   6.7%    356   6.4%      60     7.0 %
                          ------ -----  ------ -----  ------ -----  ------ -----  -------  ------
Operating income
 (loss).................  $  133   5.7% $  994  26.1% $2,039  34.7% $2,340  41.9% $(3,129) (366.4)%
                          ====== =====  ====== =====  ====== =====  ====== =====  =======  ======

Periods January 1 to November 12, 1997 and November 13 to December 31, 1997 Compared to Year Ended December 31, 1996

  Net Revenues. Net revenues increased from $5.9 million in 1996 to $5.6 million and $854,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase is primarily due to increased revenues from CSI's two significant customers. Net revenues from such customers represented 70.0 % of CSI's net revenues for the year ended December 31, 1996 and approximately 71.6% and 71.4% of CSI's net revenues for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. See discussion regarding these two customers under "VIALOG Corporation--Results of Operations--Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997" above.

  Cost of revenues, excluding depreciation. Cost of revenues decreased slightly from $2.4 million in 1996 to $2.1 million and $322,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The decrease in cost of revenues on increased call volumes was primarily the result of lower telecommunications rates included in a contract which became effective in November 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased from $998,000 in 1996 to $831,000 and $3.6 million for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase was primarily the result of a $3.4 million write-off of in-process research and development costs relating to the acquisition of CSI by VIALOG Corporation.

  Depreciation and amortization expense. Depreciation expense increased from $393,000 for the year ended December 31, 1996 to $356,000 and $60,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase was the result of additional property and equipment acquired to support the growth in net revenues.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net revenues. Net revenues increased $2.1 million, or 54.1%, from $3.8 million in 1995 to $5.9 million in 1996. Virtually all of this increase was the result of a $2.2 million increase in net revenues from two significant customers of CSI. Net revenues from such customers represented 54.0% and 70.0% of CSI's net revenues for the years ended December 31, 1995 and 1996, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues increased $821,000, or 50.8%, from $1.6 million in 1995 to $2.4 million in 1996. As a percentage of net revenues, cost of revenues decreased 0.9 percentage point from 42.5% in 1995 to 41.6% in 1996. The dollar increase was primarily attributable to increased telecommunications expenses associated with increased call volumes and costs associated with the addition of nine operators.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $93,000, or 10.3%, from $905,000 in 1995 to $998,000 in 1996. As a percentage of net revenues, selling, general and administrative expenses decreased 6.8 percentage points from 23.8% in 1995 to 17.0% in 1996. This percentage decrease was primarily attributable to spreading fixed costs over a larger revenue base.

  Depreciation and amortization expense. Depreciation expense increased $101,000, or 34.6%, from $292,000 for the year ended December 31, 1995 to $393,000 for the year ended December 31, 1996. The increase was the result of additional property and equipment acquired to support the growth in net revenues.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net revenues. Net revenues increased $1.5 million, or 63.4%, from $2.3 million in 1994 to $3.8 million in 1995. Virtually all of this increase was the result of a $1.4 million increase in net revenues from two significant customers of CSI. Net revenues from such customers represented 28.0% and 54.0% of total net revenues for the years ended December 31, 1994 and 1995, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues increased $361,000, or 28.7%, from $1.3 million in 1994 to $1.6 million in 1995. As a percentage of net revenues, cost of revenues decreased 11.4 percentage points from 53.9% in 1994 to 42.5% in 1995. This percentage decrease was primarily attributable to a reduction in local access charges, telecommunications expenses and the termination of a lease for network access.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $198,000, or 28.0%, from $707,000 in 1994 to $905,000 in 1995. As a percentage of net revenues, selling, general and administrative expenses decreased 6.5 percentage points from 30.3% in 1994 to 23.8% in 1995. This percentage decrease was primarily attributable to spreading such costs over a larger revenue base.

  Depreciation and amortization expense. Depreciation expense increased $57,000, or 24.3%, from $235,000 for the year ended December 31, 1994 to $292,000 for the year ended December 31, 1995. The increase was the result of additional property and equipment acquired to support the growth in net revenues.

LIQUIDITY AND CAPITAL RESOURCES--CSI

  The following table sets forth selected financial information from CSI's statements of cash flows:

                                   YEAR ENDED DECEMBER
                                           31,
                                   ---------------------    JANUARY 1, 1997
                                   1994   1995    1996    TO NOVEMBER 12, 1997
                                   -----  -----  -------  --------------------
                                               (IN  THOUSANDS)
Net cash provided by (used in):
  Operating activities............ $  53  $ 721  $ 2,128        $ 2,897
  Investing activities............  (476)  (225)     (41)          (311)
  Financing activities............   426   (144)  (2,144)        (2,801)
                                   -----  -----  -------        -------
Net increase (decrease) in cash
 and cash equivalents............. $   3  $ 352  $   (57)       $  (215)
                                   =====  =====  =======        =======

  CSI had a positive cash flow from operations in each year ended December 31, 1994, 1995, 1996 and the period January 1, 1997 to November 12, 1997. Cash used in investing activities in 1994, 1995, 1996 and the period January 1, 1997 to November 12, 1997 related solely to the acquisition of property and equipment. Cash provided by financing activities consisted of the proceeds of borrowings on long-term debt and from the refinancing of capital lease obligations. Cash used in financing activities consisted of repayments of long-term debt and capital lease obligations and distributions to stockholders. Stockholder distributions totaled $1.6 million and $2.6 million for the year ended December 31, 1996 and the period January 1, 1997 through November 12, 1997, respectively. There were no stockholder distributions in 1994 and 1995. As of November 12, 1997, CSI had a working capital deficit of $23,000.

                               INDUSTRY OVERVIEW

SERVICES

  The teleconferencing industry, which includes audio, video and data conferencing, provides a range of services to facilitate multiparty communications with participants in different locations. Through teleconferencing services, customers conduct routine meetings, run training sessions and share information when face-to-face meetings would be too costly, impractical or inconvenient. Industry studies published by Frost & Sullivan estimate that total teleconferencing services revenues in North America increased from $437 million in 1994 to an estimated $780 million in 1997, representing a compound annual growth rate of 21%. Frost & Sullivan estimates that the teleconferencing services sector will grow at a compound annual rate of approximately 24% between 1998 and 2003.

 Audio teleconferencing.

  Audio teleconferencing connects multiple parties on a single telephone call through specialized telephone equipment known as a "bridge." Multipoint Control Units ("MCUs") offer the most advanced bridge technology, although calls involving a small number of parties can be established through a PBX or on the network switch of an IXC. Using MCU technology, the maximum number of participants is only limited by the number of conference "ports" available to the teleconferencing service provider. Calls may be established manually by an operator who places the calls to or receives calls from conference participants, with each access line occupying a single port. Advances in MCU technology have not only eliminated many of the problems associated with early audio teleconferencing, such as "clipping" (the loss of initial or ending syllables of words) and loss of quality as lines were added, but also have increased the number of available enhanced features. The Company believes that these technological advances, combined with the greater overall awareness and acceptance of audio teleconferencing as a business tool, have contributed to the increased usage of teleconferencing over the last five years.

  The Company believes that the demand for audio teleconferencing services has increased as a result of a wide range of trends, including globalization of operations, increased workforce training requirements, the advent of geographically dispersed work teams, shared decision-making and the growing role of strategic partnerships. Users of audio teleconferencing are able to replace travel to existing meetings, with attendant savings of actual and opportunity cost, and increase communication with parties with whom they would otherwise not meet, thereby yielding greater organizational productivity. The Company believes that the facilities, network and labor costs associated with audio teleconferencing services, combined with a lack of expertise and a desire to focus on their core businesses, have caused most organizations to outsource audio teleconferencing. Industry sources project compound annual growth in audio teleconferencing services revenues of 23% between 1998 and 2003, from $723 million to $2 billion.

 Video Conferencing.

  Video conferencing is similar to audio teleconferencing except that one or more callers may be viewed on a video monitor by the other participants. The Company believes that the broad adoption of video conferencing as a meeting tool has historically been constrained by several factors, including limited access to video sites, expensive and proprietary equipment, limited and costly network facilities, incompatibility of systems and poor video quality. Video conferencing was also generally limited to small or broadcast meetings at fixed locations, except when implemented using expensive two-way satellite technology.

  The adoption of industry standards, technological advances (which have brought down the cost of equipment and required bandwidth) and increased processing speed (which has improved quality) have all contributed to the development of desktop video conferencing applications. Interactive multipoint video conferencing also became feasible in 1995 with the introduction of more cost-effective video MCU technology and low-cost, PC-based video cameras and sound cards. The rapid deployment of compatible hardware, reductions in cost, increases in available bandwidth and improvements in quality are all expected to accelerate the growth of the market for multipoint video conferencing. Industry sources estimate that video conferencing services revenues will grow at a compound rate of 27% between 1998 and 2003, from $240 million to $779 million.

 Data conferencing.

  Data conferencing, which enables multiple users to collaborate using data and voice over a single, high bandwidth line, is the most recent advance in teleconferencing. The adoption of industry standards for multimedia conferencing and new Internet "groupware" services and software are expected to facilitate greater adoption of data conferencing. Such standards allow data to travel over data networks on an interactive basis so that multiple remote computers can manipulate the same program, and enable participants to share computer data during a conference call. For instance, Intel's ProShare and Microsoft's NetMeeting allow remotely located personal computers and/or work stations to share video and data interactively over the Internet. The Company believes that the Internet data conferencing programs will likely be used in conjunction with audio teleconferencing to allow simultaneous group discussions during editing and display of documents. In addition, several manufacturers have introduced specialized application servers that provide mixed media conferencing. Industry sources estimate that revenues from data conferencing services will grow at a compound annual rate of 82% between 1998 and 2003, from $3 million to $59 million.

SERVICE PROVIDERS

  There are three categories of service providers in the North American group communications industry: (i) IXCs, such as AT&T, MCI, Sprint, Frontier and Cable & Wireless, (ii) PCSBs, a group of over 25 companies (excluding the Company), and (iii) independent LECs, such as GTE and Cincinnati Bell. In addition, under the terms of the Telecommunications Act of 1996, the RBOCs may be allowed to provide long distance services, which the Company believes may lead to their entry into the teleconferencing market. See "Business-- Regulation."

  According to industry sources, the IXCs are currently the largest providers of teleconferencing services, constituting approximately 78% of the audio teleconferencing services revenue in 1996. The Company believes that the IXCs generate most of their business through their position as the customer's long distance carrier. The IXCs generally do not market teleconferencing services separately, but rather offer such services as part of a "bundled" telecommunications offering. The Company believes that the IXCs have generally not emphasized enhanced services and customized communications solutions to meet individual customer needs, preferring instead to implement automated systems and technology as a substitute for traditional operator-intensive services in order to reduce labor costs.

  The second category of providers of group communications services are the PCSBs. There are approximately 25 PCSBs, excluding the Company. PCSBs emerged in the teleconferencing market in the mid-1980s when businesses were beginning to find applications for teleconferencing due to significant technological improvements in teleconferencing equipment. The number of PCSBs increased in the late 1980s, taking advantage of a niche opportunity to provide customized, high quality service and specialized applications. As a result of their scale and limited access to capital, PCSBs tended to develop as regional or industry-specific businesses. Due to technological changes facing the teleconferencing industry, such as the introduction of video and data conferencing services, the Company believes that the ability to secure necessary capital has become more critical for PCSBs. Additionally, the Company believes that many PCSBs do not currently have the marketing expertise or teleconferencing capacity to reach the critical mass which will allow them to develop a national brand name and compete for and service large, national accounts.

  The third category of providers of teleconferencing services are the independent LECs. Similar to the IXCs, the Company believes the LECs have generally not included teleconferencing, enhanced services or customized communications solutions in their core service offerings.

  A potential new category of providers is the RBOCs. As a result of the Consent Decree entered into by AT&T and the United States Department of Justice in 1982, the RBOCs could not offer long distance services, which drastically limited their teleconferencing potential. Under the Telecommunications Act of 1996, the RBOCs may be allowed to provide in-region long distance services upon the satisfaction of certain conditions. The Company believes that the ability of an RBOC to gain immediate and significant teleconferencing market share upon entrance into the long distance market could be enhanced by such RBOC's status as the incumbent provider of local services to its customers. While each RBOC will determine whether to create a separate teleconferencing business unit or to outsource this service, the Company believes that some of the potential new entrants will elect to outsource teleconferencing services and focus on entering the long distance market, based primarily on requests for proposals to provide teleconferencing services it has received from three RBOCs to date, as well as the amount of outsourcing of teleconferencing by certain of the LECs in the long distance market.

                                   BUSINESS

GENERAL

  VIALOG is a leading independent provider of teleconferencing and other group communications services, consisting primarily of operator-attended and operator-on-demand audio teleconferencing, as well as video and data conferencing services. The Company believes it is the largest company focused solely on teleconferencing and other group communications services, with six Operating Centers, approximately 7,326 ports of teleconferencing capability (one "port" is required for each participating telephone line), state-of-the-art digital conferencing technology and a national sales force, which is expected to be fully deployed by the end of 1998. The Company believes it differentiates itself from its competitors by providing superior customer service and an extensive range of enhanced and customized communication solutions. The Company has capitalized on the growth in the teleconferencing services market to build a large, stable client base ranging from Fortune 500 companies to small institutions. Customers also include certain major long distance telecommunications providers which have outsourced their teleconferencing services to the Company. The Company provided services to more than 5,000 customers representing over 30,000 accounts during the twelve months ended June 30, 1998.

  Operator-attended audio teleconferencing is the cornerstone of VIALOG's business, and the Company believes it to be the principal service which builds customer loyalty. The Company also offers operator-on-demand audio teleconferencing as well as enhanced services such as digital replay, broadcast fax and follow-up mailings. VIALOG also offers customized communications solutions, which include teleconference event planning and coaching, as well as customized formats, which include auctions, investor relations and automated testing programs. The Company has designed its service delivery infrastructure to be flexible so that comprehensive, custom solutions for each customer may be easily designed and implemented.

  The industry in which the Company operates has been experiencing significant growth. See "Industry Overview." The Company intends to capitalize on this strong industry growth, as it deploys a coordinated national marketing, branding and sales program. In addition to internal growth generated by strong industry fundamentals and the Company's enhanced marketing capabilities, the Company intends to continue to increase its wholesale, or outsourcing, business. Management believes that the broad trend among the IXCs, LECs and RBOCs to outsource labor-intensive activities such as teleconferencing will lead to new outsourcing contracts, particularly as RBOCs and LECs become approved to provide long distance service. Further, the Company intends to augment its internal growth through selective acquisitions in the teleconferencing industry to leverage the inherent economies of scale and build upon the Company's position as the largest company in the industry focused solely on teleconferencing and other group communications services.

OPERATING STRATEGY

  The Company provides a full array of group communications services through its six Operating Centers, all of which were acquired by the Company in November 1997. The basic goals of the Company's operating strategy consist of the following:

  Focus exclusively on teleconferencing and other group communications services. VIALOG believes that it is the largest and most geographically diverse company focused solely on teleconferencing and other group communications services. The Company's largest competitors are long distance service providers for which teleconferencing represents only a small fraction of their total revenues. The Company believes that its dedicated focus on teleconferencing enables it to respond to the needs of its customers better than competitors which do not focus on teleconferencing as a core business activity.

  Deliver a broad range of services. VIALOG believes that it offers the most comprehensive selection of audio, video and data conferencing services among the independent teleconferencing service providers, providing the Company with significant marketing advantages. The Company believes that it can leverage the diverse service capabilities and industry expertise of individual operating centers to provide the features and pricing options to meet a wide variety of customer needs. The Company intends to remain at the forefront of the group communications industry by continuing to augment its existing service offerings through the development and introduction of additional enhanced services and customized communications solutions.

  Maximize operational synergies. VIALOG is capitalizing on the benefits of increased size, product range and diverse customer base afforded to it by the acquisition of the six Operating Centers. Since November 1997, VIALOG has centralized several of its operations, including sales, marketing, and most human resource, benefits administration and cash management functions. The combination of the Operating Centers has enabled the Company to improve operations by (i) allowing it to handle calls involving a larger number of participants than any of its Operating Centers had been able to handle individually and (ii) increasing network efficiency by allocating port capacity among the Operating Centers according to need, time of day, personnel, type of service and other factors. The Company plans to centralize additional support activities, including reservations, billing, purchasing, management information systems and accounting, within the next 6 to 12 months in order to standardize its services, improve customer service and reduce operating expenses. Furthermore, the Company believes that its increased size has resulted in stronger bargaining power in areas such as long distance telecommunications, equipment, employee benefits and marketing.

  Retain customers and stimulate usage. Through the implementation of new focused selling strategies and cross-selling programs, the Company intends to expand sales to its diverse base of customers, which numbered more than 5,000 during the twelve months ended June 30, 1998. The Company believes that customer loyalty for its services is fostered by its emphasis on customer service and ability to design custom solutions. In addition, VIALOG is developing a comprehensive marketing database to monitor account behavior and, based on changes in behavior, trigger appropriate marketing and sales responses to increase customer satisfaction, increase customer usage and maintain customer relationships.

GROWTH STRATEGY

  The Company's objective is to build upon its position as a leading independent provider of teleconferencing and other group communications services. The Company intends to achieve this goal through a strategy focused on the following:

  Maintain strong internal growth. The Company intends to capitalize on the strong growth in the teleconferencing services industry. Industry sources project that the teleconferencing services revenues will grow at a compound annual growth rate of 24% through 2003. The Company believes that the acquisition of the Operating Centers created significant opportunities to enhance internal growth by enabling it to develop a national brand identity, pursue cross-selling opportunities, expand the Company's service offerings and leverage the Company's increased capacity to handle larger contracts. In addition, the Company has undertaken several marketing and sales initiatives, including deployment of a national sales force to access new geographic areas and national accounts, establishment of a coordinated calling effort and implementation of database marketing programs.

  Pursue outsourced services opportunities. The Company has deployed a wholesale sales organization which intends to capitalize on what the Company believes to be significant opportunities to provide outsourced services to IXCs, LECs and RBOCs as these providers continue to reduce their dependence upon labor-intensive activities. VIALOG currently has contracts to provide outsourced services to a number of facilities-based and non-facilities-based telecommunications service providers. As RBOCs and LECs obtain regulatory approval to provide long distance service, the Company believes that some will desire to enter the market quickly with complete packages of high quality telecommunications services, including teleconferencing. As a result, some RBOCs and LECs may seek to outsource their group communications requirements in order to speed up their time to market. The Company believes that it is well-positioned to compete for outsourced teleconferencing business from the IXCs, LECs and RBOCs, because it (i) does not compete with IXCs, LECs or RBOCs in their core businesses, (ii) has the capacity and resources to handle significant teleconferencing volume and (iii) has experience in providing services on an outsourced basis.

  Expand through acquisitions. The Company intends to augment its internal growth through selective acquisitions of complementary businesses in order to capitalize on the significant potential economies of scale and synergies available in its business. The Company's strategy is to target acquisitions that will allow it to increase market share, broaden geographic coverage and augment existing service offerings with new capabilities and industry-specific experience, while maintaining the Company's high standards for customer service. The Company believes its experience in acquiring and integrating the Operating Centers and knowledge of the industry will be instrumental in successfully identifying and negotiating additional acquisitions. The Company further believes that its position (following the completion of this Offering) as the largest publicly-traded company focused solely on the teleconferencing market will make it attractive to potential acquisition candidates.

THE COMPANY'S GROUP COMMUNICATIONS SERVICES

  Audio teleconferencing. The Company offers a broad range of audio teleconferencing services and related services, primarily to businesses in the financial, retail, professional services and pharmaceutical industries, as well as to government agencies and trade associations. The Company generates revenues from these services by charging on a per-line, per-minute basis, similar to standard telephone pricing practices. The Company's audio teleconferencing services are divided into two major service categories: operator-attended and operator-on-demand. Each category offers standard services such as dialing out to late participants and conducting a roll call at no additional cost as well as enhanced services at additional cost.

  There are three different types of operator-attended service: Meet-Me, Dial Out and a combination of the two. Meet-Me audio teleconferences allow participants to join a teleconference either by dialing a toll free number provided by the Company or by using their own local or long distance service providers. Dial Out audio teleconferences consist of having the Company's operators call participants and join them together in a teleconference. A combination of the two service types is also available.

  Participants may join an operator-on-demand teleconference either by dialing a toll free number provided by the Company or by using their own local or long distance service providers, then entering a passcode on their touchtone keypad. For additional security and to verify attendance, participants may be required to enter a Personal Identification Number (PIN) after they enter the conference passcode. While Company operators are not necessary for an operator-on-demand audio teleconference, they can be reached for assistance by pressing "*0."

  In addition to the many standard services offered by the Company, the following enhanced services are offered for an extra charge to increase the productivity of an audio teleconference.

  . Communication line. During a teleconference, the Company can keep a separate line open with the teleconference host to verify participant attendance, provide updates on the number of participants which have joined, and have other discussions relative to the teleconference that may be inappropriate to conduct in the teleconference.

  . Digital replay. The Company can digitally record a teleconference and make it available for playback over the telephone or otherwise by parties who were unable to attend the teleconference.

  . Electronic Q&A. Participants can join a queue to ask questions or speak with the moderator by pressing codes on their touchtone keypads.

  . Participant list. The Company can send a list of participants via fax or email, either during or at the conclusion of the teleconference.

  . Participant notification. The Company can call or fax reminders to participants in advance of the teleconference.

  . Polling/voting. Participants can respond to questions by pressing codes on their touchtone keypads. Tabulations and results are available immediately or at the conclusion of the teleconference.

  . Recording. The Company can record the teleconference on audiocassette tape or compact disc, and send recordings via regular, overnight or second-day mail.

  . Transcription. The teleconference can be transcribed in its entirety and provided in written format, on a 3 1/2p diskette, via e-mail, or all three.

  Video conferencing. In 1996, the Company began to offer video conferencing services, which enable remote sites equipped with industry standard compliant video equipment to conduct interactive multipoint sharing of video images and audio among three or more sites. Similar to audio teleconferencing, this service is charged on a per-line, per-minute basis, with enhanced services charged on a fee basis. Video conferencing requires the use of a video MCU and telecommunications facilities of greater bandwidth than that required for a standard audio teleconference. The Company has three MCUs dedicated to video conferencing. Video conferencing services accounted for approximately $13,000 and $282,000 of the Company's combined net revenues in 1996 and 1997, respectively, and approximately $362,000 of the Company's consolidated net revenues for the six months ended June 30, 1998.

  Video conferences can be assembled in two ways: Meet-Me and Dial Out. Meet-Me video conferences are those in which participating sites dial in to the Company's video MCU at a scheduled date and time, using an assigned telephone number. Each site may be greeted by an operator or be connected directly, without the operator's presence. Dial Out video conferences are those in which a Company operator dials out to participating sites prior to a video conference and connects them to the conference. The Company tests the standards of all participating sites to assure quality standards.

  The Company offers "continuous presence" service, which allows participating sites to view each other simultaneously. Continuous presence has two display options. The first divides each participant's monitor into quadrants that display up to four selected sites throughout the entire conference. The second is broadcast mode, in which the speaker or lecturer can view up to four other sites, but all of the sites view only the speaker.

  The Company also offers "voice activated switching" which allows the Company's MCU to automatically select the site whose video image is broadcast at any given point in the video conference, based on audio level. When one person speaks, all other sites in the video conference see that site until another site replies and replaces the picture with its own. Whoever is currently speaking will continue to see the site whose participant spoke last.

  The Company believes that the use of multipoint video conferencing services will grow in relationship to the installed base of compatible video equipment. The Company estimates that over 230,000 video conferencing units had been sold by the end of 1996, and that over 262,500 units had been sold by the end of 1997.

  Data conferencing. In 1997, the Company began to offer data conferencing services to its customers on a developmental, non-commercial basis. In the third quarter of 1998, the Company expects to launch commercial data conferencing services. Data conferences connect multiple computer users through a data conferencing MCU or over the Internet, enabling them to present, discuss and/or modify documents in real-time. The Company believes that the Internet-based data conferencing programs will likely be used in conjunction with audio teleconferencing to enable simultaneous group discussions during editing and display of documents.

  Other teleservices. To complement its audio, video and data conferencing services, the Company offers other teleservices, such as Interactive Voice Solutions (an interactive voice response "IVR" service), broadcast fax and fax on demand. Interactive Voice Solutions incorporates IVR technology and digital replay, enabling parties to phone in and retrieve or deposit information. This service can also be used for testing, interview screening, registering and survey-taking. With its broadcast fax service, the Company can send faxes to multiple recipients simultaneously. The Company's fax on demand service includes toll free reply mailboxes and document faxing, which allow parties to request that information be sent directly to their fax machine.

  Client education services. The Company offers client education services to help clients run a successful teleconference. Coaching sessions are conducted via audio teleconference or video conference, giving moderators and speakers the ability to practice in the same environment in which the teleconference will take place. After the teleconference, the Company can provide a detailed evaluation of conference effectiveness and the speaker's performance.

SALES AND MARKETING

  VIALOG believes it is the first independent teleconferencing company to employ a comprehensive marketing program to establish a national brand for teleconferencing services. The Company's retail national sales organization offers a full range of audio teleconferencing and other group communications services to its customers. The Company's wholesale account executives offer these same services to facilities-based carriers and non-facilities-based telecommunications service providers who desire to offer outsourced teleconferencing services to their customers under their own brands.

  Establishing a national brand. The Company's marketing and sales strategy centers on establishing VIALOG as the brand identified with high value, expert delivery of teleconferencing services. The Company is implementing a corporate marketing program focused on customers who have the potential for high use. This marketing program will employ targeted database marketing techniques based on the combined customer data of the Operating Centers, emerging trends and other market segment information.

  Retail sales. The Company is implementing a national retail sales strategy utilizing both an outside and inside sales group. This new strategy will consolidate the Company's existing sales force and at the same time provide new national accounts coverage and presence in additional geographic markets. The sales force intends to leverage VIALOG's increased network capacity by cross-selling existing accounts with new and enhanced services, expanding the Company's penetration of key industries (for example, pharmaceutical companies) and targeting untapped industries and accounts. An outside sales group of approximately 35 professionals will operate from six regional offices, and will be primarily responsible for origination of new business. An inside sales group of approximately 25 professionals will respond to inbound requests, assist customers in implementing VIALOG's service offerings and support the outside sales force.

  Wholesale sales. The Company has deployed a wholesale sales organization which intends to capitalize on what the Company believes to be significant opportunities for revenue growth by providing outsourced services to IXCs, LECs, and RBOCs. The Company currently has contracts to provide outsourced services to a number of facilities-based and non-facilities-based telecommunications service providers. An important element of the Company's marketing strategy will be to secure additional outsourcing contracts and to expand net revenues from its existing customer base. In order to capitalize on this market the Company has hired a vice president of wholesale sales and three senior telecom sales professionals who have extensive experience in the industry. The Company believes its wholesale sales initiative is justified by an increasing trend among telecommunications companies to outsource non-core, labor intensive services. The Company believes that this trend has been evidenced by existing outsourcing of services, such as billing and telemarketing and downsizing of personnel as these companies move away from labor-intensive activities. In addition, potential opportunities exist as a result of the Telecommunications Act of 1996 to provide services in new markets.

CUSTOMER SERVICE

  The Company believes that it has successfully obtained and retained customers due to quality customer service provided by a highly skilled staff. Reservationists and operators become the Company's primary contacts with its customers after the initial sales effort, thereby providing opportunities to support the sales effort with personalized service. The Company uses a team approach, whereby a customer can work with the same small group of customer service personnel. In some cases, customers have become accustomed to working with a particular reservationist or operator and insist upon continued assistance from these specific individuals.

  Reservationists assist the Company's customers in scheduling their teleconferences. Reservationists access the conferencing system to determine time and ports available and to confirm the teleconferences. Operators monitor calls and provide the services requested in the reservation. Operators are also trained to provide assistance to the moderator (usually the person initiating the teleconference) to ensure a successful teleconference. Supervisors are available to assist in the setup and execution of a teleconference. The Company's staff is trained to facilitate effective teleconferences through a combination of classroom, mentoring, teaming, and on-the-job supervision.

CUSTOMERS

  The Company provided services to over 5,000 customers during the twelve months ended June 30, 1998. The customers ranged in size from major multinational corporations and Fortune 500 companies to small businesses, professional organizations, public institutions and individuals. A breakdown of the Company's top 20 customers, including both wholesale and retail customers, by industry is as follows: health and pharmaceutical (two), financial services (five), retail (five), telecommunications (four), industrial (three) and high technology (one). No single customer represented more than 10% of the Company's combined net revenues in 1997. The top 10 customers of the Company represented approximately 23% of the Company's combined net revenues in 1997.

BILLING AND MANAGEMENT INFORMATION SYSTEMS

  The Operating Centers presently perform the entire billing and collection process for their respective customer bases. The data needed to develop an invoice is captured by and stored on each MCU and entered into the billing system automatically or by the staff. This data includes the account number, which identifies the entity paying for the call and the moderator number, which identifies the person who organized the call. The MCU software creates a call detail record which is augmented by the operator to capture any additional services. Billing is on a one minute increment basis for the duration of each connected line. A billing database is maintained by each of the Operating Centers, and can be used to customize billing formats to respond to individual customer preferences. The frequency with which invoices are delivered to the customer for payment varies by Operating Center and by customer.

  Each of the Operating Centers validates its invoices against its telephone bills to verify billing accuracy. In addition, each Operating Center generates reports and files which provide detailed customer activity including usage and rate profiles, payments, adjustments, accounts receivable aging, credit status and commission summaries. All of these files will be input into a centralized database being implemented by the Company that will provide management with the ability to monitor customer value and to make informed marketing, sales, financial and operational decisions.

  The Company believes that the flexibility and capabilities of its billing systems represent a significant competitive advantage by allowing the Company to customize invoices according to a number of variables such as detail level, frequency of billing and class of service. The Company has spent several years developing and refining the proprietary software used in the billing services provided to long distance service carriers that outsource their teleconferencing function to the Company.

  The Company intends to consolidate its billing function over the next 6 to 12 months by using the most advanced of the Operating Center billing systems as a platform for centralization. The Company believes that centralization of the billing system will enable the Company to deliver additional customized pricing, billing and reporting features to satisfy both customer and internal requests. Each of the Operating Centers will continue to process invoices with its existing system until the new centralized system has been implemented and management has verified that the centralized system is performing at designed proficiency. See "Risk Factors--Absence of Consolidated Operating History; Difficulty of Integrating the Operating Centers."

COMPETITION

  The teleconferencing service industry is highly competitive and subject to rapid change. The Company currently competes, or expects to compete in the near future, with the following categories of companies: (i) IXCs, such as AT&T, MCI, Sprint, Frontier and Cable & Wireless, (ii) independent LECs, such as GTE and Cincinnati Bell, and (iii) other PCSBs. According to estimates from industry sources, the IXCs served approximately 78% of the audio teleconferencing market in 1996. The IXCs generally do not market teleconferencing services separately, but rather offer such services as part of a "bundled" telecommunications offering. The IXCs have not emphasized enhanced services or customized communications solutions to meet customer needs. However, there can be no assurance that these competitors will not alter their current strategies and begin to focus on services-specific selling, customized solutions and operator-attended services, the occurrence of any of which could increase competition. Under the Telecommunications Act of 1996, the RBOCs may also be allowed to provide long distance services within the regions in which they also provide local exchange services ("in-region long distance services") upon the satisfaction of certain conditions, including the specific approval of the FCC, the introduction of or a defined potential for facilities-based local competition, the offering of local services for resale, and compliance with access and interconnection requirements for facilities-based competitors. Upon entrance into the long distance market, the ability of an RBOC to gain immediate and significant teleconferencing market share could be enhanced by its status as the incumbent primary provider of local services to its customers.

  Management expects that there will be additional competition in video and data conferencing from existing providers of audio teleconferencing services, as well as new competitors dedicated to video and/or data conferencing. The Company believes that the principal competitive factors influencing the market for its services are brand identity, quality of customer service, breadth of service offerings, price and vendor reputation. There can be no assurance that the Company will be able to compete successfully with respect to any of these factors. Competition may result in significant price reductions, decreased gross margins, loss of market share and reduced acceptance of the Company's services.

  The Company derived approximately 14% of its 1997 combined net revenues from IXCs and LECs which outsource teleconferencing services provided to their respective customers. These telecommunications companies have the financial capability and expertise to deliver such services internally. There can be no assurance that the Company's current IXC and LEC customers will not begin to provide the teleconferencing services now being provided by the Company and pursue such market actively and in direct competition with the Company, which could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Moreover, the Company believes that part of the Company's growth will occur from RBOCs which may enter the long distance market and outsource their teleconferencing services. There can be no assurance that any telecommunications company able to offer teleconferencing services legally, now or in the future, will choose to do so or that those choosing to do so will outsource their teleconferencing services or choose the Company as their provider in case they do outsource teleconferencing.

  Two of the Company's largest outsourcing customers have recently agreed to acquire or merge with competitors of the Company. Collectively, these customers accounted for approximately 13% of the Company's 1997 combined net revenues. Although one of these customers, representing approximately 9% of the Company's 1997 combined net revenues, has verbally informed the Company that it will honor its outsourcing contract with the Company through at least August 1999, there can be no assurance that such customer will continue to use the Company's services going forward. The Company believes that the second customer, representing approximately 4% of the Company's 1997 combined net revenues, will move its teleconferencing business to a teleconferencing company it has recently acquired. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company also believes that many of its current and prospective customers have sufficient resources to purchase the equipment and hire the personnel necessary to establish and maintain teleconferencing capabilities sufficient to meet their own respective teleconferencing needs. If the manufacturers of PBXs develop improved, cost-effective PBX capabilities for handling teleconferences with the quality of existing MCUs used in the teleconferencing business, the Company's customers could choose to purchase such equipment and hire the personnel necessary to service their teleconferencing needs through internal telephone systems. The loss of such customers could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Additionally, if Internet technology can be modified to accommodate multipoint voice transmission comparable to existing MCUs used in the teleconferencing business, there could be a material adverse effect on the Company's business, financial condition, results of operations and prospects.

  Many of the Company's current and potential competitors have substantially greater financial, sales, marketing, managerial, operational and other resources, as well as greater name recognition, than the Company and may be able to respond more effectively than the Company to new or emerging technologies and changes in customer requirements. In addition, such competitors may be capable of initiating or withstanding significant price decreases or devoting substantially greater resources than the Company to the development, promotion and sale of new services. Because MCUs are not prohibitively expensive to purchase or maintain, companies previously not involved in teleconferencing could choose to enter the marketplace and compete with the Company. There can be no assurance that new competitors will not enter the Company's markets or that consolidations or alliances among current competitors will not create significant new competition. In order to remain competitive, the Company will be required to provide superior customer service and to respond effectively to the introduction of new and improved services offered by its competitors. Any failure of the Company to accomplish these tasks or otherwise to respond to competitive threats may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

SUPPLIERS

  The Company's services require two material components which it purchases from outside suppliers:

  Telecommunications Services. A significant portion of the Company's direct costs are attributable to the purchase of local and long distance telephone services. The Operating Centers have purchased telecommunications services from a number of vendors, including AT&T, Sprint, MCI and Cable & Wireless. The Company believes that multiple suppliers will continue to compete for the Company's telecommunications contracts. Since the minutes of use generated by the Company will be substantially higher than the largest of the Operating Centers, the Company's experience subsequent to the Acquisitions is that it has been able to negotiate telecommunications contracts with lower prices and improved service guarantees. The Company anticipates that new telecommunications contracts will be phased in over time as the existing contracts at the Operating Centers expire. In light of what the Company believes to be increased competition among long distance service providers, the Company has been entering into shorter-term contracts for long distance services in order to obtain the benefit of anticipated reduced costs over time. However, there can be no assurance that competition in the long distance services market will continue to increase, that any increased competition will reduce the cost of long distance services or that the Company's purchasing strategy will result in cost savings. If the costs of long distance services increase over time, the Company's current purchasing strategy (which calls for shorter-term contracts) may place it at a competitive disadvantage with respect to competitors that have entered into longer-term contracts for long distance services. There can be no assurance that the Company's analysis of the future costs of long distance services will be accurate, and the failure to predict future cost trends accurately could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

  Bridging Hardware and Software Support Systems. The Company uses MCU equipment produced by four outside manufacturers. At present, the MCU equipment being utilized is not functionally identical, but is compatible with substantially all network standards. Approximately 45% of the Operating Centers' port capacity was manufactured by one vendor, MultiLink, Inc. ("MultiLink"), which was acquired by PictureTel Corporation in 1997. However, a number of other vendors offer similar MCU equipment. In February 1998, the Company entered into a two year non-exclusive volume purchase agreement with MultiLink which provides for graduated MCU price discounts based on the number of ports purchased by VIALOG during the term of the agreement. The Company may negotiate similar volume contracts with other manufacturers in the future. In addition, one of the Operating Centers has MCU design and manufacturing resources that are utilized to build equipment for internal use. The Company intends to develop its internal MCU capabilities further to provide advanced feature functionality to address specific client applications, remote operations (network or client based) and improved integration of the MCU into existing management information systems.

FACILITIES

  The Company's corporate headquarters are currently located in approximately 11,900 square feet of office space in Andover, Massachusetts under a lease expiring in June 2004.

  The Operating Centers are located in leased locations in Virginia, Georgia, Alabama, Massachusetts, New Jersey and Connecticut. The Company believes all of its locations are fully utilized except for its approximately 41,000 square foot facility in Reston, Virginia and its approximately 12,000 square foot facility in Oradell, New Jersey, each of which is approximately 80% utilized. The Company occupies the Operating Centers and other facilities under leases which provide for a total of approximately 88,500 square feet at rates ranging from $5.00 to $23.00 per square foot with expiration dates, excluding month-to-month leases, ranging from May 1999 to May 2008. The Company's total lease expense related to its facilities was approximately $908,000 and $961,000 for the years ended December 31, 1996 and 1997, respectively. The Company believes its properties are adequate for its needs. The Company's facilities are located either within one mile of central telephone switching locations or on a sonet fiberoptic loop in metropolitan locations. Each facility has dual sources of power or back-up generating capabilities. While the Company's telephone and power requirements may preclude it from locating in some areas, the Company believes alternative locations are available for its facilities at competitive prices.

EMPLOYEES

  As of June 30, 1998, the Company had 427 employees, 236 of whom were employed full time or part time as operators or reservationists. None of the Company's employees are represented by unions. The Company has experienced no work stoppages and believes its relationships with its employees are good.

REGULATION

  In general, the telecommunications industry is subject to extensive regulation by federal, state and local governments. Although there is little or no direct regulation in the United States of the core group communications services offered by the Company, various government agencies, such as the FCC, have jurisdiction over some of the Company's current and potential suppliers of telecommunications services, and government regulation of those services has a direct impact on the cost of the Company's group communications services. There can be no assurance that the FCC or other government agencies will not seek in the future to regulate the Company as a common carrier and regulate the prices, conditions or other aspects of the group communications services offered by the Company, that the FCC will not impose registration, certification or other requirements on the provision of those services, or that the Company would be able to comply with any such requirements.

  A central element of the Company's business strategy is to capitalize on outsourcing opportunities. With the passage of the Telecommunications Act of 1996, the Company believes that the RBOCs will seek to enter the market for long distance services and that competition in the markets for both local and long distance telephone services will increase. In order to compete successfully in those markets, the Company believes that the IXCs, LECs and RBOCs will seek to provide teleconferencing and other group communications services, but will outsource such services. Because the Company's outsourcing strategy in part depends on the entrance of the RBOCs into the long distance market, any factor that delays or prevents the entrance of the RBOCs into that market could impact the Company's strategy. For example, the Telecommunications Act of 1996 imposes strict pre-conditions to the provision of in-region long distance services by the RBOCs, including the specific approval of the FCC, the availability of unbundled network elements, the offering of local services for resale, compliance with access and interconnection requirements for competitive LECs, and the establishment of a separate operating subsidiary with separate financing, management, employees, and books and records. There can be no assurance that the RBOCs will be able to meet all of the requirements of the Telecommunications Act of 1996 on a timely basis, if at all. Even if one or more RBOCs meets these requirements, there can be no assurance that the entrance of such RBOCs into the long distance market will cause any IXCs, LECs or RBOCs to seek to outsource their audio teleconferencing services or that a significant number of IXCs, LECs or RBOCs will not continue to provide audio teleconferencing services in direct competition with the Company. Finally, there can be no assurance that any IXCs, LECs or RBOCs seeking to outsource audio teleconferencing services will obtain such services from the Company. The failure of IXCs, LECs and RBOCs to outsource audio teleconferencing services to the Company could have a material adverse effect on the Company's growth strategy and business, financial condition, results of operations and prospects.

  The Telecommunications Act of 1996 is being contested both administratively and in the courts, and opinions vary widely as to the effects and timing of various aspects of the law. There can be no assurances at this time that the Telecommunications Act of 1996 will create any opportunities for the Company, that local access services will be provided by the IXCs, or that the RBOCs will be able to offer long distance services, including teleconferencing. The Telecommunications Act of 1996 has caused changes in the telecommunications industry, and the Company is unable to predict the extent to which such changes may ultimately affect its business.

  The Company is subject to laws and regulations that affect its ability to provide certain of its enhanced services, such as those relating to the recording of telephone calls. Changes in the current federal, state or local legislation or regulation could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Moreover, government regulations in countries other than the United States vary widely and may restrict the Company's ability to offer its services in those countries. The Company believes that it is currently in material compliance with applicable communications laws and regulations.

LEGAL PROCEEDINGS

  Other than as described below, there are no material pending legal proceedings to which the Company is a party or to which any of its properties are subject.

  In connection with the acquisition of the assets of the Montgomery Center from Call Points, Inc. ("Call Points"), the Company agreed to assume all disclosed liabilities with the exception of any liabilities arising out of Equal Employment Opportunity Commission ("EEOC") claims and litigation filed against Call Points and Ropir Industries, Inc. ("Ropir"), the sole stockholder and parent corporation of Call Points, by certain former and current employees. On or about October 30, 1997, 11 employees or former employees of Call Points filed claims in federal district court (Northern District of Alabama) against Call Points, Ropir and certain other parties named therein. Complainants in these cases could seek to name the Company as a defendant in such pending litigation and could seek to hold the Company liable for damages resulting from the litigation as a successor in interest to Call Points. In addition to equitable relief, the complainants are seeking an unspecified amount for back pay, compensatory and punitive damages and attorneys fees based on allegations of discrimination, retaliation and racially harassing atmosphere. Although the Company believes it has defenses to any such claim, there can be no assurance that any such defense would be successful. The principal stockholder of Call Points agreed to indemnify the Company from any liability relating to such claims and placed $250,000 of the proceeds from the sale of the assets of Call Points in escrow with a third party to secure such indemnification obligations. In light of such indemnification, the Company does not believe that such claims, if successful, would have a material adverse effect on the Company.

  A former employee of Conference Source International, Inc. ("CSI"), the Atlanta Center, has claimed in writing that he may be entitled to up to five percent of the stock of CSI, based on an unsigned paper outlining possible employment terms. Based on the $18.7 million consideration paid to CSI's stockholders upon the consummation of the Acquisition of CSI by VIALOG Corporation, the value of a five percent equity interest in CSI would be approximately $934,000. CSI's position is that the only agreements with such employee were set forth in two successive executed employment agreements, each of which had a specific provision that such agreement was inclusive as to the terms of employment. The Company and the former stockholders of CSI believe that such claim is without merit.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with regard to the Directors and executive officers of the Company.

  NAME                   AGE                          POSITION
  ----                   ---                          --------
Glenn D. Bolduc(1)...... 45  Chief Executive Officer, President, Treasurer and Director,
                              President--Oradell (NJ) Center and Montgomery (AL) Center
John J. Dion............ 39  Vice President--Finance
Robert F. Moore......... 44  Vice President--Marketing and Business Development
Gary G. Vilardi......... 43  Vice President--Sales
John R. Williams........ 37  Vice President--Operations
Michael D. Shepherd..... 34  Vice President--Wholesale Sales
C. Raymond Marvin....... 60  Vice President
Joanna M.                38  Director
 Jacobson(1)(2).........
David L. Lougee(1)(2)... 58  Director
Richard E. Hamermesh.... 50  Director
Patti R. Bisbano........ 54  Director and President--Danbury (CT) Center
Edward M. Philip(3)..... 33  Director
William P. Pucci........ 52  President--Reston (VA) Center
Judy B. Crawford(4)..... 45  President--Atlanta (GA) Center
Courtney P. Snyder...... 49  President--Cambridge (MA) Center

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

(3) Mr. Philip will become a Director of the Company upon completion of this Offering.

(4) Ms. Crawford resigned as President of the Atlanta Center effective July 31, 1998. The Company intends to hire a general manager to manage the Atlanta Center.

  GLENN D. BOLDUC has served as Chief Executive Officer, President and a Director of the Company since October 1, 1996 and as Treasurer since July 9, 1997. He has also served as President of the Oradell Center since June 24, 1998 and as President of the Montgomery Center since July 1, 1998. From July 1989 to September 1996, Mr. Bolduc served as Chief Financial Officer of MultiLink, an independent supplier of audio conferencing bridges.

  JOHN J. DION has served as Vice President--Finance for the Company since November 1996, and served as a Director from July 9, 1997 to November 12, 1997. On February 23, 1998, Mr. Dion was also appointed Vice President-Finance of each of the Operating Centers. From October 1995 to October 1996, Mr. Dion provided financial consultative services to a medical device manufacturer and publishing company. From August 1985 to August 1995, Mr. Dion served in various financial positions for DSC Communications Corporation, a manufacturer of telecommunications hardware and software. Mr. Dion's final position with DSC was Director of Accounting.

  ROBERT F. MOORE joined the Company on November 1, 1997 as Vice President-- Marketing and Business Development. Mr. Moore served as Vice President--Sales and Marketing for Citizens Communication Corporation, a division of Citizens Utilities, Inc. from March 1997 to October 31, 1997. From January 1994 to February 1997, Mr. Moore was with Hill Holliday Connors Cosmopulos, Inc. Advertising. For the 17 years prior to that, Mr. Moore served in various sales and marketing positions with Southern New England Telephone ("SNET"), the last four years of which he served as President of SNET Mobility, Inc., the cellular communications subsidiary of SNET.

  GARY G. VILARDI has served as Vice President--Sales of the Company since April 1, 1997. He has spent 17 years in sales and sales management and has focused on audio, video, and document conferencing sales during the last eight years. From October 1995 to December 1996 Mr. Vilardi was Vice President--Sales with Video-On, Inc., a GE Capital Company specializing in video conferencing. From June 1995 to October 1995 he served as Eastern Regional Vice President for Network MCI teleconferencing, and from March 1990 to June 1995 he was Vice President of U.S. Sales for Darome Teleconferencing.

  JOHN R. WILLIAMS joined the Company on November 1, 1997 as Vice President-- Operations. Mr. Williams served as General Manager of the Sprint Conference Line, Sprint's audio teleconferencing service bureau business, from July 1995 to October 1997. Mr. Williams held positions in product development, marketing, and strategic planning in the Sprint Long Distance Division from November 1989 to July 1995. From June 1984 to November 1989 he was a National Account Manager at IBM.

  MICHAEL D. SHEPHERD joined the Company on February 2, 1998 as Vice President--Wholesale Sales. Mr. Shepherd served as Vice President of Carrier Sales at Citizens Communications Corporation, a division of Citizens Utilities Companies, Inc. from November 1997 to February 1998. From April 1997 to November of 1997, Mr. Shepherd served as Director--Major Accounts (Western Region) with Citizens Communications Corporation where he was responsible for managing the business relationships with AT&T Communications, Inc., U.S. West Communications, Inc., Pacific Telesis, and several national wireless companies. From April 1986 to February 1995, Mr. Shepherd held various sales positions with WorldCom and MCI.

  C. RAYMOND MARVIN has served as a Vice President of the Company since December 31, 1997. He founded Telephone Business Meetings, Inc. ("Access"), the Reston Center, in 1987 and served as President and Chief Executive Officer of Access from its inception to December 31, 1997 and as a director of the Reston Center from its inception to November 12, 1997.

  JOANNA M. JACOBSON served as a consultant to VIALOG Corporation prior to, and became a Director of the Company on November 12, 1997. Since April 1996, Ms. Jacobson has been President of Keds, a distributor of athletic footwear and a division of Stride-Rite Corporation. From February 1995 to March 1996, she was a partner in Core Strategy Group, a strategic marketing consulting firm. From December 1991 to September 1994, Ms. Jacobson was a Senior Vice President of Marketing and Product Development for Converse, Inc., a distributor of athletic footwear.

  DAVID L. LOUGEE became a Director of the Company on November 12, 1997. Mr. Lougee has been a partner of the law firm of Mirick, O'Connell, DeMallie & Lougee, LLP since 1972. Mr. Lougee is also a director of Meridian Medical Technologies, Inc., a public company in the medical devices and drug delivery business. Mirick, O'Connell, DeMallie & Lougee, LLP serves as outside general counsel to the Company.

  RICHARD G. HAMERMESH became a Director of the Company on June 19, 1998. Dr. Hamermesh is a founder and Managing Partner of The Center for Executive Development ("CED"), an executive education consulting firm in Cambridge, Massachusetts. Prior to founding CED in 1988, he was a member of the faculty of the Harvard Business School from 1976 to 1988. Dr. Hamermesh has provided management consulting services in the areas of strategic planning, organization design, and strategic change and has been an active consultant to the executive development programs of numerous corporations. Dr. Hamermesh currently serves on the Board of Directors of two public companies -- BE Aerospace, Inc. and Applied Extrusion Technologies, Inc.

  PATTI R. BISBANO has served as President of the Danbury Center since November 12, 1997. She co-founded Communication Development Corporation ("CDC") in April 1990 and served as President, Treasurer and as a director of CDC from its inception to November 12, 1997. Ms. Bisbano became a Director of the Company on November 12, 1997.

  EDWARD M. PHILIP will become a Director of the Company upon completion of this Offering. He has served as Chief Financial Officer and Secretary of Lycos, Inc. since December 1995 and Chief Operating Officer since December 1996. From July 1991 to December 1995, Mr. Philip was employed by The Walt Disney Company where he served in various finance positions, most recently as Vice President and Assistant Treasurer. Mr. Philip is also a director of VDI Media, Inc.

  WILLIAM P. PUCCI has served as President of the Reston Center since December 31, 1997 and served as Vice President--Operations for the Company from May 1996 to December 1997. Prior to joining the Company, Mr. Pucci spent 28 years in the telecommunications industry with New England Telephone, AT&T, and NYNEX.

  JUDY B. CRAWFORD has served as President of the Atlanta Center since November 12, 1997. She co-founded Conference Source International, Inc. ("CSI") in February 1992 and served as President, Chief Executive Officer and as a director of the Atlanta Center from its inception to November 12, 1997. Ms. Crawford resigned as President of the Atlanta Center effective July 31, 1998. The Company intends to hire a general manager to manage the Atlanta Center.

  COURTNEY P. SNYDER has served as President of the Cambridge Center since November 12, 1997. He founded Kendall Square Teleconferencing ("TCC") in 1987 and served as President, Chief Executive Officer and as a director of TCC from its inception until the Acquisition of TCC by VIALOG Corporation.

  The Company's Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. All directors of one class hold their positions until the annual meeting of stockholders at which the terms of the directors in such class expire and until their respective successors are elected and qualified. Ms. Jacobson and Ms. Bisbano serve in the class whose terms expire in 1999, Mr. Bolduc and Mr. Lougee serve in the class whose terms expire in 2000, and Dr. Hamermesh, elected as a Director on June 19, 1998, and Mr. Philip, whose appointment as Director commences upon the completion of this Offering, serve in the class whose terms expire in 2001. Executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board of Directors or until their successors are duly elected and qualified.

  On January 6, 1998, the Board of Directors established an Audit Committee and a Compensation Committee. The Audit Committee will review the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and will make recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors. The Compensation Committee will administer the Company's compensation programs, including the 1996 Stock Plan, and will perform such other duties as may from time to time be determined by the Board of Directors.

DIRECTOR COMPENSATION

  Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as Directors. Each Director who is not an employee of the Company or one of its subsidiaries received upon his or her election as a Director an option to purchase 12,000 shares of Common Stock at its then fair market value, and will receive a fee of $500 for attendance at each Board of Directors meeting and $250 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof or otherwise incurred in their capacity as Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  On January 6, 1998, the Company's Board of Directors established a Compensation Committee, consisting of Mr. Bolduc, Ms. Jacobson and Mr. Lougee. Mr. Bolduc also serves as the Chief Executive Officer, President, Treasurer and a Director of the Company. Mr. Lougee also serves as a Director of the Company and is a partner of Mirick, O'Connell, DeMallie & Lougee, llp, the Company's legal counsel. Prior to the establishment of the Compensation Committee, decisions as to executive compensation were made by the Board of Directors. From January 1, 1997 until February 21, 1997, the Board of Directors consisted of John J. Hassett, Mr. Bolduc and Thomas M. Carroll. Mr. Carroll is the brother-in-law of Mr. Hassett. On February 21, 1997, Mr. Carroll resigned as Director and was replaced by Bruce T. Guzowski. On July 9, 1997, Mr. Guzowski resigned and was replaced by John J. Dion. On November 12, 1997, Mr. Dion and Mr. Hassett resigned as Directors, and Mr. Lougee, Ms. Bisbano, Ms. Jacobson and David L. Lipsky were appointed Directors. Mr. Lipsky's term as a Director expired June 19, 1998, the date of VIALOG's shareholder meeting in lieu of annual meeting. Dr. Hamermesh was elected to succeed Mr. Lipsky as a Director on June 19, 1998.

  There are no compensation committee interlocks.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the individual who served as the Company's President during the year ended December 31, 1997 and the Company's four most highly-compensated executive officers other than the President who were serving as executive officers on December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                 ANNUAL COMPENSATION               COMPENSATION
                             ------------------------------- ------------------------
                                                                AWARDS      PAYOUTS
                                                             ------------- ----------
                                                                           SECURITIES
                                                                           UNDERLYING     ALL
                                                OTHER ANNUAL  RESTRICTED    OPTIONS/     OTHER
                             SALARY   BONUS     COMPENSATION STOCKAWARD(S)    SARS    COMPENSATION
NAME AND PRINCIPAL POSITION    ($)     ($)          ($)         ($)(1)        (#)         ($)
---------------------------  ------- -------    ------------ ------------- ---------- ------------
Glenn D. Bolduc.........      33,000 270,000(2)          (3)        0        75,000          0
 President and CEO
C. Raymond Marvin.......     242,000 121,000             (3)        0             0          0
 Vice President
Courtney P. Snyder......     145,000       0             (3)        0        75,000      9,460(4)
 President--Cambridge
 Center
Judy B. Crawford(5).....     118,000       0       20,000(6)        0             0        505(7)
 President--Atlanta
 Center
Patti R. Bisbano........      76,000  40,000             (3)        0        62,500          0
 President--Danbury
 Center

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(1) None of the Named Executive Officers received compensation for their services in the form of restricted stock awards during the fiscal year ended December 31, 1997. However, as of December 31, 1997, each of the Named Executive Officers held restricted shares of the Company's Common Stock as follows:

                                                                   VALUE($)
   NAMED EXECUTIVE OFFICERS                 RESTRICTED SHARES(#) ($5.75/SHARE)
   ------------------------                 -------------------- -------------
   Glenn D. Bolduc.........................        32,500           186,875
   C. Raymond Marvin.......................             0                 0
   Courtney P. Snyder......................        48,780           280,485
   Judy B. Crawford........................             0                 0
   Patti R. Bisbano........................        52,174           300,000

  The Company has no current plans to pay dividends on the above-referenced restricted shares.

(2) Pursuant to an employment agreement executed by the Company and Mr. Bolduc in 1996, Mr. Bolduc began to earn an annual salary of $250,000 and a monthly automobile allowance of $1,000 effective November 12, 1997, the date of closing of the Unit Offering. In January 1998, the Company paid Mr. Bolduc a one-time bonus equal to 1/365th of his annualized salary and automobile allowance multiplied by the number of days from the date of his employment by VIALOG Corporation to the closing of the Unit Offering.

(3) The aggregate amount of the Named Executive Officer's Compensation reportable under this category falls below the reporting threshold of the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers.

(4) TCC paid an aggregate of $9,460 in premiums on a whole life insurance policy on the life of Mr. Snyder, the proceeds of which are payable to a beneficiary designated by Mr. Snyder. The policy's cash surrender value, which was $27,114 as of March 30, 1998, is payable to Mr. Snyder.

(5) Ms. Crawford resigned as President of the Atlanta Center effective July 31, 1998.

(6) Consists of an aggregate auto allowance of approximately $17,000 and aggregate country club dues of approximately $3,000.

(7) CSI paid an aggregate of $505 in premiums on a term life insurance policy on the life of Ms. Crawford, the proceeds of which are payable to a beneficiary designated by Ms. Crawford.


EMPLOYMENT AND NONCOMPETITION AGREEMENTS

  The following table sets forth a summary of the terms of the employment agreements that were entered into with the Named Executive Officers.

   NAME                           POSITION            SALARY             EXPIRES
   ----                  --------------------------- -------- ------------------------------
Glenn D. Bolduc(1)...... President and CEO--VIALOG   $250,000 Terminable upon 30 days notice
C. Raymond Marvin(2).... Vice President--VIALOG      $242,000 November 1999
Courtney P. Snyder(3)... President--Cambridge Center $160,000 November 2000
Judy B. Crawford(4)..... President--Atlanta Center   $255,000 November 1998
Patti R. Bisbano(5)..... President--Danbury Center   $140,000 November 2000

--------
(1) Pursuant to an employment agreement executed by the Company and Mr. Bolduc in 1996, Mr. Bolduc began to earn an annual salary of $250,000 and a monthly automobile allowance of $1,000 upon the closing of the Unit Offering. In January, 1998, the Company paid Mr. Bolduc a one-time bonus equal to 1/365th of his annualized salary and automobile allowance multiplied by the number of days from the date of his employment by VIALOG Corporation to the closing of the Unit Offering. The Company may immediately terminate Mr. Bolduc's employment agreement for "cause" as defined in the agreement. The Company and Mr. Bolduc each have the right to terminate Mr. Bolduc's employment without cause upon 30 days' prior written notice. If Mr. Bolduc's employment is terminated without cause by the Company, the employment agreement provides for a severance payment of 18 months' then current salary and the continuation of all fringe benefits for 18 months at the Company's expense after the termination of his employment.

(2) Mr. Marvin's employment agreement provides that if Mr. Marvin's employment terminates during the term of his employment other than for cause, death or disability, he will be entitled to receive his base compensation and group insurance benefits during a period equal to the greater of (i) one year or (ii) the remainder of the term of his employment contract.

(3) Mr. Snyder's employment agreement provides that if Mr. Snyder's employment is terminated by the Cambridge Center other than for cause, disability or death, he will be entitled to receive his base compensation and group insurance benefits during a period equal to the greater of (i) one year or
    (ii) the remainder of the term of the employment agreement. The Cambridge Center also maintains a life insurance policy on the life of Mr. Snyder in the face amount of $750,000, the proceeds of which are payable to a beneficiary to be designated by him. He is also entitled to a monthly automobile allowance of $400.

(4) Ms. Crawford's employment agreement provides that if Ms. Crawford's employment is terminated by the Atlanta Center other than for cause, disability or death, she will be entitled to receive her base compensation and group insurance benefits during a period equal to the remainder of the term of her employment agreement. The Atlanta Center also maintains a life insurance policy on the life of Ms. Crawford in the face amount of $1.0 million, the proceeds of which are payable to a beneficiary to be designated by her. She is also entitled to a monthly automobile allowance of $1,440. Ms. Crawford has resigned as President of the Atlanta Center effective July 31, 1998. The Company intends to hire a general manager to manage the Atlanta Center.

(5) Ms. Bisbano's employment agreement provides that if Ms. Bisbano's employment is terminated by the Danbury Center other than for cause, disability or death, she will be entitled to receive her base compensation and group insurance benefits during a period equal to the remainder of the term of her employment agreement. Ms. Bisbano is entitled to a monthly automobile allowance of $400.

1996 STOCK PLAN

  On February 14, 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Stock Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of (i) incentive stock options ("ISOs"), (ii) non-qualified stock options ("NQSOs"), (iii) stock appreciation rights ("SARs") and (iv) restricted stock.

  The Compensation Committee administers the Plan and generally selects the individuals who will receive awards and the terms and conditions of those awards. The maximum number of shares of Common Stock that may be issued or issuable under the Plan, determined immediately after the grant of any award, may not exceed 3,250,000 shares. Shares of Common Stock subject to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. At June 30, 1998, there were 668,904 additional shares available for grant under the Plan.

  The Plan will remain in effect until February 14, 2006 unless terminated earlier by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

  The following table sets forth all options granted to the Named Executive Officers in 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                     % OF TOTAL                         ANNUAL RATES OF STOCK
                          NUMBER OF   OPTIONS                                   PRICE
                         SECURITIES  GRANTED TO                           APPRECIATION FOR
                         UNDERLYING  EMPLOYEES    EXERCISE                 OPTION TERM(3)
                           OPTIONS   IN FISCAL     PRICE     EXPIRATION ---------------------
  NAME                   GRANTED (#)    YEAR    ($/SHARE)(1)    DATE      5%($)      10%($)
  ----                   ----------- ---------- ------------ ---------- ---------- ----------
Glenn D. Bolduc.........   75,000       14.7(4)     2.00        (2)         94,334    239,061
C. Raymond Marvin.......        0          0           0        (2)              0          0
Courtney P. Snyder......   75,000       14.7(5)     5.75        (2)        271,211    687,301
Judy B. Crawford........        0          0           0        (2)              0          0
Patti R. Bisbano........   62,500       12.3        5.75        (2)        226,009    572,751

--------
(1) All options were granted at fair market value as determined by the Board of Directors of the Company on the date of grant. The Board of Directors determined the market value of the Common Stock based on various factors, including the illiquid nature of an investment in the Company's Common Stock, the absence of any operating history and the Company's future prospects. In addition, the Company periodically obtained independent valuations of the Company's Common Stock.

(2) If a Named Executive Officer ceases to be employed by the Company, further vesting of the Named Executive Officer's options ceases and all vested options expire 90 days after the date such Named Executive Officer ceases to be employed by the Company. In any event, all options granted to Named Executive Officers terminate 10 years from the date of grant.

(3) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on timing of such exercise and future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(4) This option vests over a three year period vesting as to 25,000 shares on the first anniversary of the grant date and as to 6,250 shares on the last day of each quarter thereafter until the option has vested in full.

(5) This option vests over a three year period vesting as to 5,700 shares on December 31, 1997 and as to 6,300 shares on the last day of each quarter thereafter until the option has vested in full.

(6) This option vests over a three year period vesting as to 5,212 shares on December 31, 1997 and as to 5,208 shares on the last day of each quarter thereafter until the option has vested in full.

  The following table sets forth the value of all unexercised options held by the Named Executive Officers at the end of 1997:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                         VALUE OF UNEXERCISED
                               NUMBER OF SECURITIES          IN-THE-MONEY
                              UNDERLYING UNEXERCISED       OPTIONS AT FISCAL
                               OPTIONS AT FY-END (#)        YEAR END ($)(1)
                             ------------------------- -------------------------
  NAME                       EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                       ----------- ------------- ----------- -------------
Glenn D. Bolduc.............   66,690       168,310      381,601      815,170
C. Raymond Marvin...........        0             0            0            0
Courtney P. Snyder..........    5,700        69,300            0            0
Judy B. Crawford............        0             0            0            0
Patti R. Bisbano............    5,212        57,288            0            0

--------

(1) There was no public trading market for the Common Stock on December 31, 1997. Accordingly, solely for the purposes of this table, the values in this column have been calculated on the basis of a $5.75 per share value which represented the fair market value of the Common Stock on December 31, 1997 as determined by the Company's Board of Directors, less the aggregate exercise price of the options.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION OF THE COMPANY

  On November 12, 1997, VIALOG Corporation acquired (i) by merger, all of the issued and outstanding stock of five PCSBs, and (ii) by purchase, the assets of one PCSB, and each PCSB became a wholly-owned subsidiary of VIALOG Corporation. The aggregate consideration paid by VIALOG Corporation for the Acquisitions was 559,330 shares of Common Stock valued at $5.75 per share, approximately $53.0 million in cash, approximately $925,000 in cash related to tax reimbursements and approximately $500,000 of Acquisition costs. The consideration paid was determined through arm's length negotiations among VIALOG Corporation and the stockholders of each PCSB, and was based upon a multiple of each PCSB's historical net revenue as well as each PCSB's customer base, current operating results, geographic market, type and condition of its equipment and facilities, and potential cost savings resulting from the Acquisitions. The following table sets forth the approximate consideration paid for each of the PCSBs.

         NAME              CASH CONSIDERATION SHARES
         ----              ------------------ -------
Telephone Business
 Meetings, Inc.
 ("Access")...............    $19,000,000(1)      --
Conference Source
 International, Inc.
 ("CSI")..................     18,675,000(2)      --
Call Points, Inc. ("Call
 Points").................      8,000,000(3)   21,000
Kendall Square
 Teleconferencing, Inc.
 ("TCC")..................      3,645,000     166,156
American Conferencing
 Company, Inc.
 ("Americo")..............      1,260,000     267,826(4)
Communication Development
 Corporation ("CDC")......      2,400,000     104,348
                              -----------     -------
  Total Acquisition
   Consideration..........    $52,980,000     559,330
                              ===========     =======

--------
(1) VIALOG Corporation and Access agreed to make an election under Section 338(h)(10) of the Code to treat the purchase and sale of the capital stock of Access as a purchase and sale of assets. VIALOG Corporation agreed to reimburse the stockholders of Access an amount, estimated to be $700,000, equal to the difference between the taxes incurred by such stockholders as a result of the Section 338(h)(10) election and the taxes which would have been incurred by such stockholders had no Section 338(h)(10) election been made, together with the costs incurred in connection with making such calculations. Such reimbursements have not been included in the Total Acquisition Consideration shown above.
(2) VIALOG Corporation and CSI agreed to make an election under Section 338(h)(10) of the Code to treat the purchase and sale of the capital stock of CSI as a purchase and sale of assets. VIALOG Corporation has reimbursed the stockholders of CSI $225,000, an amount estimated to equal the difference between the taxes incurred by such stockholders as a result of the Section 338(h)(10) election and the taxes which would have been incurred by such stockholders had no Section 338(h)(10) election been made, together with the costs incurred in connection with making such calculations. Such reimbursements have not been included in the Total Acquisition Consideration shown above.
(3) Ropir Industries, Inc., the principal stockholder of Call Points, received $1.0 million of the cash consideration of $8.0 million as compensation for entering into a noncompetition agreement with VIALOG Corporation.

(4) See "Other Transactions."

  From June 30, 1997 through the consummation of the Acquisitions, certain of the PCSBs made S corporation distributions of $1,687,000. In addition, during the course of operations, certain of the PCSBs incurred indebtedness or entered into capital leases which were guaranteed by their principal stockholders. At September 30, 1997, the aggregate amount of indebtedness and capital leases of the PCSBs that was subject to such personal guarantees was approximately $3.5 million. The Company repaid approximately $2.2 million of such indebtedness upon the closing of the Acquisitions, and the Company agreed to use its best efforts to cause all such guarantees to be released. If the Company cannot obtain such releases, it has agreed to arrange for the discharge of such indebtedness. At March 31, 1998, the remaining aggregate amount of such indebtedness and capital leases was $1.0 million.

  The following is a discussion of the material information regarding the PCSBs and their principal stockholders:

  VIALOG Corporation (i) caused a subsidiary of VIALOG Corporation to merge with Access, whereby Access became a wholly owned subsidiary of VIALOG Corporation and (ii) delivered to the stockholders of Access approximately $19.0 million in cash in exchange for their shares of Access. VIALOG Corporation granted options for 142,850 shares of Common Stock exercisable at $5.75 per share to certain key employees of Access. If the Company completes an initial public offering of its shares or is acquired or otherwise merges with another entity and the consideration for such transaction is less than $13.75 per share, such option holders will receive additional options exercisable at $5.75 per share on a pro rata basis such that the total aggregate value of such options equals $1.0 million. If an employee's employment is terminated, other than by reason of death or disability, the option must be exercised within 90 days thereafter or it will expire. Such terminated employees will be entitled to cash bonuses equal to the consideration required to be paid upon exercise of an option if such option is exercised. Stockholders' equity of Access was approximately $2.1 million on the date of the Acquisition. The Company repaid approximately $1.4 million of indebtedness of Access, of which C. Raymond Marvin was the guarantor. Such indebtedness was to mature through 2000 and bore interest at rates ranging from 9.25% to 9.5% per annum. The Company agreed to arrange for the release of such guarantees or to arrange for the discharge of indebtedness underlying such guarantees. From June 30, 1997 through the consummation of the Acquisition, Access made S corporation tax distributions of $652,000. Mr. Marvin entered into a two-year employment agreement with Access which included a covenant not to compete expiring no earlier than the latter of the third anniversary of the merger or one year after the expiration of his severance period under such agreement.

  VIALOG Corporation (i) caused a subsidiary of VIALOG Corporation to merge with CSI, whereby CSI became a wholly owned subsidiary of VIALOG Corporation and (ii) delivered to the stockholders of CSI approximately $18.7 million in cash in exchange for their shares of CSI. Stockholders' equity of CSI was approximately $260,000 on the date of the Acquisition. Judy B. Crawford remained as President of CSI following the closing of this Offering and received approximately $9.3 million in cash. The Company repaid approximately $500,000 of indebtedness of CSI, of which Ms. Crawford was the guarantor. Such indebtedness was to mature in 2000 and bore interest at 9.5% per annum. In addition, Ms. Crawford had guaranteed all of CSI's capital leases, which had remaining lease payments of approximately $774,000 as of the date of the Acquisition. The Company agreed to arrange for the release of such guarantees or to arrange for the discharge of indebtedness underlying such guarantees. From June 30, 1997 through the consummation of the Acquisition, CSI made S corporation profit and tax distributions of $880,000. Ms. Crawford entered into a one-year employment agreement with CSI which included a covenant not to compete expiring no earlier than the third anniversary of the merger. Ms. Crawford resigned as President of the Atlanta Center effective July 31, 1998.

  VIALOG Corporation (i) caused a subsidiary of VIALOG Corporation to acquire substantially all of the assets of, and assumed specified liabilities of, Call Points, (ii) delivered to Call Points $7.0 million in cash and 21,000 shares of Common Stock in exchange for such assets and (iii) delivered to the principal stockholder of Call Points $1.0 million in cash in exchange for a noncompetition agreement. The net value of the assets acquired from Call Points was approximately $2.4 million on the date of the Acquisition. VIALOG Corporation obtained noncompetition agreements with a two-year noncompetition period from the principal stockholder and a key employee of Call Points.

  VIALOG Corporation (i) caused a subsidiary of VIALOG Corporation to merge with TCC, whereby TCC became a wholly owned subsidiary of VIALOG Corporation and (ii) delivered to the stockholders of TCC 166,156 shares of Common Stock and approximately $3.6 million in cash in exchange for their shares of TCC. Stockholders' equity of TCC was approximately $629,000 on the date of the Acquisition. In 1996, TCC distributed certain technology and hardware with a net book value of approximately $12,000 to certain stockholders of TCC. Courtney P. Snyder remained as President of TCC and received 48,780 shares of Common Stock and approximately $841,000 in cash. VIALOG Corporation granted to Mr. Snyder options for 75,000 shares of Common Stock exercisable at the fair market value as of the closing of the Acquisition as determined by the VIALOG Corporation Board of Directors. Such options are exercisable for 5,700 shares on December 31, 1997 and an additional 6,300 shares on the last day of each of the 11 calendar quarters thereafter. The options will expire on the third anniversary of the Acquisition. John J. Hassett, a principal stockholder of VIALOG Corporation and of TCC, received 44,512 shares of Common Stock and approximately $768,000 in cash. See "Principal Stockholders." The Company repaid approximately $66,000 of indebtedness of TCC, of which Mr. Snyder and Mr. Hassett were guarantors. Such indebtedness was to mature through 1999 and bore interest at rates ranging from 9.5% to 11% per annum. In addition, Mr. Snyder and Mr. Hassett were guarantors of certain of TCC's capital leases, which had remaining lease payments of approximately $324,000 as of the date of the Acquisition. The Company agreed to arrange for the release of such guarantees or to arrange for the discharge of indebtedness underlying such guarantees. From June 30, 1997 through the consummation of the Acquisition, TCC made S corporation tax distributions of $156,000. Mr. Snyder entered into a three-year employment agreement with TCC which included a covenant not to compete expiring no earlier than the third anniversary of the merger or one year from the expiration of his severance period under such agreement, whichever is the later to occur. VIALOG Corporation has also obtained noncompetition agreements with a two-year noncompetition period from certain other principal stockholders and/or employees of TCC.

  VIALOG Corporation (i) caused Americo to merge with and into a wholly owned subsidiary of VIALOG Corporation and (ii) delivered to David L. Lipsky, the sole stockholder of Americo, 267,826 shares of Common Stock and approximately $1.3 million in cash in exchange for his shares of Americo. Stockholders' deficit of Americo was approximately $273,000 on the date of the Acquisition. Mr. Lipsky remained as President of Americo. VIALOG Corporation granted to Mr. Lipsky options for 75,000 shares of Common Stock, exercisable at the fair market value as of the closing of the Acquisition as determined by the VIALOG Corporation Board of Directors. The Company repaid approximately $185,000 of indebtedness of Americo, of which Mr. Lipsky was a guarantor. Such indebtedness was to mature at various times through June 2001 and bore interest at 10% per annum. Mr. Lipsky entered into a three-year employment agreement with Americo which included a covenant not to compete expiring no earlier than the latter of the third anniversary of the merger or one year from the expiration of his severance period under such agreement. On June 24, 1998, Mr. Lipsky's employment was terminated and his options were cancelled. See "--Other Transactions."

  VIALOG Corporation (i) caused a subsidiary of VIALOG Corporation to merge with CDC, whereby CDC became a wholly owned subsidiary of VIALOG Corporation and (ii) delivered to the stockholders of CDC 104,348 shares of Common Stock and approximately $2.4 million in cash in exchange for their shares of CDC. Stockholders' equity of CDC was approximately $418,000 on the date of the Acquisition. Patti R. Bisbano remained as President of CDC and received 52,174 shares of Common Stock and approximately $1.2 million in cash. Maurya Suda, a principal stockholder of CDC, received 52,174 shares of Common Stock and approximately $1.2 million in cash. VIALOG Corporation granted to Ms. Bisbano and Ms. Suda options for an aggregate of 75,000 shares of Common Stock exercisable at the fair market value as of the closing of the Acquisition as determined by the VIALOG Corporation Board of Directors. Ms. Bisbano received options for 62,500 shares which are exercisable for 5,212 shares on December 31, 1997 and an additional 5,208 shares on the last day of each of the 11 calendar quarters thereafter. Ms. Suda received options for 12,500 shares, which are exercisable for 3,125 shares on December 31, 1997 and an additional 3,125 shares in the last day of each of the 3 calendar quarters thereafter. The options will expire on the third anniversary of the closing of the Acquisition. The Company repaid indebtedness of CDC, of which Ms. Bisbano was a guarantor, of approximately $43,000. Such indebtedness was to mature in 2000 and bore interest at 9.5% per annum. Ms. Bisbano entered into a three-year employment agreement with CDC which included a covenant not to compete expiring on the later of one year from the expiration of her employment agreement or two years from the expiration of her severance period under such agreement. Ms. Suda entered into a one-year employment agreement with CDC which included a covenant not to compete expiring on the latter of one year from the expiration of her employment agreement or two years from the expiration of her severance period under such agreement. Ms. Suda's resignation from CDC was accepted effective May 29, 1998. Ms. Suda will be paid under her employment agreement through November 12, 1998. Unvested options previously granted to Ms. Suda for 6,250 shares of Common Stock were granted to Ms. Bisbano on May 22, 1998. Such options are exercisable at $7.00 per share, the fair market value on the date of grant as determined by the Board of Directors.

  The Company agreed with all of the PCSBs, except Call Points, that until November 1999 there would be no (i) change in the location of an Operating Center's facilities, (ii) physical merging of any Operating Center's operations with another operation, (iii) change in the position of certain persons receiving employment agreements authorized by the Acquisition agreements, or (iv) reduction in work force or termination of employment except as related to employee performance or the contemplated reorganization of the combined sales/marketing staff or the accounting function, without the approval of a majority in interest of the respective Operating Center's former stockholders. In the case of Call Points, similar restrictions apply except that there are no restrictions with respect to a change in the location of Call Points' facilities.

OTHER TRANSACTIONS

  Glenn D. Bolduc, President and Chief Executive Officer of the Company, owned approximately five percent of the issued and outstanding common stock of MultiLink, a principal supplier of MCUs to the Company, prior to the acquisition of MultiLink by PictureTel Corporation in 1997. In 1995, 1996 and 1997, aggregate purchases of MCUs and ancillary services from MultiLink by the Operating Centers were approximately $889,000, $811,000 and $878,000, respectively. Currently, Mr. Bolduc owns less than 1% of the outstanding shares of capital stock of PictureTel Corporation.

  David L. Lougee, one of the Company's Directors, is a partner of Mirick, O'Connell, DeMallie & Lougee, LLP, the law firm currently retained as the Company's legal counsel. In 1997, the Company paid Mirick, O'Connell, DeMallie & Lougee, LLP an aggregate of approximately $1.8 million in legal fees and expenses for legal services provided to VIALOG during 1997 and a part of 1996.

  TCC provides teleconferencing services to customers of a company owned by Susan C. Hassett, spouse of John J. Hassett, for which TCC recorded revenues of $86,000, $175,000 and $230,000 in 1995, 1996 and 1997, respectively.

  On November 6, 1997, John J. Hassett entered into a stockholder agreement with the Company that provides, among other things, that while any Senior Notes remain outstanding or any obligation of the Company or the Operating Centers (as subsidiary guarantors) with respect thereto remains unpaid finally and in full, (i) with respect to all matters submitted to a vote of the stockholders of the Company regarding the appointment, election or removal of directors or officers of the Company, Mr. Hassett will vote any shares of voting stock of the Company over which he has direct or indirect voting power in the same proportion as the votes cast in favor of and against the particular matter voted upon, by all of the other stockholders of the Company, and (ii) Mr. Hassett will not serve as a director or officer of the Company or any subsidiary. Between December 1997 and February 1998, John J. Hassett provided consulting services to the Company for a monthly fee of $10,000.

  The Company terminated the employment of David L. Lipsky, former President of the Oradell Center, in June 1998. On July 22, 1998, the Company and Mr. Lipsky signed an agreement resolving a dispute regarding his employment and position at the Oradell Center. The Company agreed to pay Mr. Lipsky a sum of $309,000, less required witholdings and deductions, in satisfaction of amounts due under his employment agreement and to include Mr. Lipsky as a selling stockholder in this Offering with respect to the 267,826 shares of Common Stock owned by Mr. Lipsky. In exchange, Mr. Lipsky agreed, among other things, to cancel all of his vested and unvested stock options, release the Company from all claims, refrain from acquiring any voting securities of the Company for ten years, and acknowledge the termination of his employment as President of the Oradell Center and his term as a Director of the Company.

COMPANY POLICY

  The Company has implemented a policy whereby neither the Company nor any subsidiary (which includes the Operating Centers) will enter into contracts or business arrangements with persons or entities owned in whole or in part by officers or directors of the Company or any subsidiary except on an arms-length basis and with the approval of the Company's Board of Directors. The Company's By-Laws require that any approval must be by a majority of the independent Directors then in office who have no interest in such contract or transaction.

                    PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of July 1, 1998 by (i) each person known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each of the Company's Directors and persons who have consented to be named as Directors (the "Named Directors"),
(iii) each Named Executive Officer, and (iv) all executive officers, Directors and Named Directors as a group. All persons listed have an address in care of the Company's principal executive office and have sole voting and investment power with respect to their shares unless otherwise indicated. As of July 1, 1998, the Company had outstanding 3,665,072 shares of Common Stock.

                                                NUMBER OF
                           NUMBER OF SHARES    SHARES BEING PERCENT OF CLASS PERCENT OF CLASS
   NAME                  BENEFICIALLY OWNED(1)   OFFERED    BEFORE OFFERING  AFTER OFFERING(2)
   ----                  --------------------- ------------ ---------------- -----------------
John J. Hassett.........        937,762 (3)                       25.6             11.3
J. Michael Powell.......        327,800 (4)                        8.9              4.0
Jefferies & Company,
 Inc....................        303,717 (5)                        7.7              3.7
David L. Lipsky.........        267,826 (6)      267,826           7.3                0
Reynolds E. Moulton.....        187,500                            5.1              2.3
Glenn D. Bolduc.........        215,000 (7)                        5.6              2.6
David L. Lougee.........         70,340 (8)                        1.9                *
Patti R. Bisbano........         74,052 (9)                        2.1                *
Courtney P. Snyder......         67,080(10)                        1.8                *
Judy B. Crawford........         18,300(11)                          *                *
Joanna M. Jacobson......          7,000(12)                          *                *
C. Raymond Marvin.......          6,000(13)                          *                *
Richard G. Hamermesh....          4,008(14)                          *                *
Edward M. Philip........          4,008(15)                          *                *
All executive officers,
 Directors and Named
 Directors as a group
 (15 persons)...........        638,238                           15.8              7.7

-------
 * Less than 1%.
 (1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

 (2) Calculation excludes the 730,173 shares of Common Stock that may be issued if the Underwriters' over-allotment option is exercised in full.

 (3) Includes 837,762 shares held by Mr. Hassett and 100,000 shares held by Susan C. Hassett, the spouse of Mr. Hassett. Does not include 60,000 shares held by J. Michael Powell as Trustee for Mr. Hassett's two minor children, as to which Mr. Hassett disclaims beneficial ownership.

 (4) Includes 267,800 shares held by Mr. Powell individually and 60,000 shares held by Mr. Powell as Trustee.

 (5) Includes 302,658 shares with respect to which Warrants issued to Jefferies & Company, Inc. in connection with the Unit Offering may be exercised and 1,059 shares with respect to which Warrants acquired by Jefferies & Company, Inc. in its capacity as a market-maker may be exercised.

 (6) Includes 267,826 shares issued to Mr. Lipsky in connection with the Acquisition.

 (7) Includes 25,000 shares held by Mr. Bolduc, 160,000 shares with respect to which options held by Mr. Bolduc may be exercised as of September 1, 1998 and 30,000 shares held by Grace K. Bolduc, the spouse of Mr. Bolduc, as Trustee for their three minor children.

 (8) Includes 65,000 shares held by Mr. Lougee and 5,340 shares with respect to which options held by Mr. Lougee may be exercised as of September 1, 1998.

 (9) Includes 52,174 shares issued to Ms. Bisbano in connection with the Acquisition and 27,878 shares with respect to which options granted to Ms. Bisbano may be exercised as of September 1, 1998.

(10) Includes 48,780 shares issued to Mr. Snyder in connection with the Acquisition and 18,300 shares with respect to which options granted to Mr. Snyder may be exercised as of September 1, 1998.

(11) Includes 18,300 shares with respect to which options granted to Ms. Crawford on January 1, 1998 may be exercised as of September 1, 1998.

(12) Includes 7,000 shares with respect to which options held by Ms. Jacobson may be exercised as of September 1, 1998.

(13) Includes an estimated 6,000 shares with respect to which options granted to Mr. Marvin will vest upon the closing of the ABCC acquisition.

(14) Includes 4,008 shares with respect to which options held by Dr. Hamermesh may be exercised as of September 1, 1998.

(15) Includes 4,008 shares with respect to which options to be granted to Mr. Philip upon the completion of this Offering may be exercised as of September 1, 1998.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's authorized capital stock as of June 30, 1998 consisted of 30,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of June 30, 1998, the Company had outstanding 3,665,072 shares of Common Stock and no shares of Preferred Stock. The Company has reserved 3,250,000 shares of Common Stock for issuance pursuant to the Plan. See "Management--1996 Stock Plan." After giving effect to the issuance of the shares of Common Stock offered hereby, the Company will have outstanding 8,265,072 shares of Common Stock (8,995,245 if the Underwriters' over-allotment option is exercised in full) and no shares of Preferred Stock.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders of the Company. When a quorum is present at a meeting, the holders of a majority of the Common Stock present or represented and voting on a matter will decide any matter to be voted on by the stockholders except where a larger vote is required by law. Any election by stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote at the election. Subject to the rights of any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive dividends when and as declared in the discretion of the Board of Directors out of funds legally available therefor. Dividends are non-cumulative. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities of the Company and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase any securities of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock issued pursuant to this Prospectus will, upon payment therefor, be fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by, the rights of holders of Preferred Stock which the Company may designate and issue in the future. As of June 30, 1998, there were 3,665,072 outstanding shares of Common Stock held by an aggregate of 89 Stockholders and an aggregate of 1,806,404 shares of Common Stock underlying vested and non-vested outstanding stock options. Prior to the Offering, there was no established public trading market for the Common Stock.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time by the Board of Directors in one or more classes or series. Subject to the provisions of the Company's Articles of Organization and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue shares of Preferred Stock, to fix or change the number of shares of Preferred Stock to be included in any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversation rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

WARRANTS

  On February 24, 1997, the Company issued promissory notes in the aggregate principal amount of $500,000 bearing interest at 8.0% per annum and payable upon the earlier of ten days following the closing of the initial public offering of the Company's Common Stock or one year from their date of issuance, together with warrants to purchase an aggregate of 111,118 shares of Common Stock at an exercise price of $4.50 per share. The notes were paid in November 1997. The warrants expire on February 28, 1999 and contain antidilution provisions. As of the date of this Prospectus, such warrants entitle the holders thereof to purchase an aggregate of 42,260 additional shares of Common Stock as a result of adjustments required by the antidilution provisions of the warrants. The antidilution provisions of the warrants will not be triggered by the issuance of Common Stock in this Offering.

  On November 12, 1997, the Company issued warrants ("Warrants") and the Old Notes in the Unit Offering. Each Warrant, when exercised, entitles the holder thereof to receive 10.0886 shares of Common Stock of the Company (each, a "Warrant Share") at an exercise price of $.01 per share (the "Exercise Price"). A total of 75,000 Warrants, representing 756,645 Warrant Shares, were issued in connection with the Old Notes. In addition, the Company issued warrants to purchase 302,658 shares of Common Stock at an exercise price of $.01 per share to the Initial Purchaser. The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to adjustment in certain cases. See "Adjustments" below. The Warrants are exercisable at any time. Unless exercised, the Warrants will automatically expire on November 12, 2001. Following is a description of the terms of the
Warrants:

  Adjustments. The number of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price are each subject to adjustment in certain events including stock dividends, reclassifications and distributions. Furthermore, if the Company issues Common Stock (or securities convertible into Common Stock) at or below the market price, the Company shall offer to sell to each holder of Warrants, at the same price and on the same terms offered to all other prospective buyers. The antidilution provisions of the Warrants will not be triggered by the issuance of Common Stock in this Offering. In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

  Registration Rights. The Company has granted demand and piggy back registration rights to holders of the Warrants pursuant to a Securityholders' and Registration Rights Agreement (the "Securityholders' Agreement"). From time to time after 180 days following the completion by the Company of this Offering, holders of Warrant shares owning, individually or in the aggregate, not less than 25% of the Warrant shares held in the aggregate by all holders of the Warrant shares may make a written request for registration under the Securities Act of their warrant shares. Subject to certain conditions, within 120 days of the receipt of such written request for such a demand registration, the Company shall file with the Commission and use its best efforts to cause to become effective under the Securities Act a registration statement with respect to such securities. This summary of the Securityholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Securityholders' Agreement.

  General. The holders of the warrants issued by the Company have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of these warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

PROVISIONS OF MASSACHUSETTS LAW AND THE COMPANY'S ARTICLES OF ORGANIZATION AND BY-LAWS

  Certain Anti-takeover Provisions. After the closing of this Offering, the Company will be subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a Massachusetts corporation with more than 200 stockholders of record from engaging in a "business combination" with "interested stockholders" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to such date, the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time the stockholder becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). A "business combination" includes a merger, consolidation, certain stock or asset sales, and certain other specified transactions involving the corporation or any direct or indirect majority-owned subsidiary of the corporation resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is (i) a person who, alone or together with affiliates and associates, owns five percent or more of the corporation's voting stock, (ii) an affiliate or associate of the corporation who at any time within the three year period preceding the date of the transaction owned five percent or more of the corporation's voting stock, or (iii) the affiliates and associates of any such affiliate or associate of the corporation. A person is not an "interested stockholder" if its ownership of shares in excess of the five percent limitation is the result of action taken solely by the Company, provided, however, that such a person will become an "interested stockholder" if the person thereafter acquires additional shares of voting stock, except as a result of further corporate action not caused, directly or indirectly, by such person. The Company may at any time elect not to be governed by Chapter 110F by amending its Articles of Organization and By-Laws by a vote of a majority of the stockholders entitled to vote, but such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

  In addition, Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions," provides, in general, that any stockholder of a Massachusetts corporation with more than 200 stockholders of record who acquires voting stock of such corporation in a "control share acquisition" may not vote the shares so acquired (or shares acquired within 90 days before or after the "control share acquisition") unless a majority of the other stockholders of such corporation entitled to vote so authorize. In general, a "control share acquisition" includes the acquisition by any person of beneficial ownership of shares which, when added to all other shares of such corporation beneficially owned by such person, would entitle such person to vote (i) between 20% and 33 1/3%, (ii) between 33 1/3% and 50%, or (iii) more than 50% of the outstanding voting stock of such corporation. A "control share acquisition" generally does not include, among other transactions, the acquisition of shares directly from the issuing corporation. The Company has amended its By-Laws to opt out of the provisions of Chapter 110D.

  Massachusetts General Laws Chapter 156B, Section 50A, requires that publicly held Massachusetts corporations that have not "opted out" of Section 50A have a classified board of directors consisting of three classes as nearly equal in size as possible. Section 50A also provides that directors who are so classified shall be subject to removal by the stockholders only for cause. The Company's Articles of Organization reflect the requirements of Section 50A.

  The Company's Articles of Organization authorize the issuance of 10,000,000 shares of undesignated Preferred Stock, the terms of which may be fixed from time to time by the Board of Directors without further stockholder approval.

  The Company's By-Laws provide that after the Company has a class of voting stock registered under the Exchange Act, a special meeting of stockholders may be called by the President, the Board of Directors or by the holders of 35% or more of the outstanding voting stock of the Company. Certain other provisions of the Company's By-Laws, its Articles of Organization and Massachusetts law may also make more difficult or discourage a proxy contest or the acquisition of control by a holder of a substantial block of the Company's Common Stock or the removal of the incumbent Board of Directors and could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, because such provisions also have the effect of discouraging accumulations of large blocks of Common Stock by purchasers whose objective is to have such Common Stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's Common Stock that are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their Common Stock at a temporarily higher market price.

  Reference is made to the full text of the foregoing statutes, the Company's Articles of Organization and its By-Laws for their entire terms. The partial summary contained in this Prospectus is not intended to be complete. See "Risk Factors--Effect of Certain Charter and By-Law Provisions and Anti-Takeover Provisions."

  Elimination of Monetary Liability for Officers and Directors. The Company's Articles of Organization also incorporate certain provisions permitted under the Massachusetts General Laws relating to the liability of directors. The provisions eliminate to the maximum extent permitted by Chapter 156B of the Massachusetts General Laws a director's personal liability to the Company for monetary damages arising out of a breach of the director's fiduciary duty as a director of the Company, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or authorization of distributions in violation of the Articles of Organization or in violation of Chapter 156B or of loans to officers or directors of the Company or any transaction from which the director derived an improper personal benefit. These provisions do not prevent recourse against directors through equitable remedies such as injunctive relief.

  Indemnification of Officers and Directors. The Company's By-Laws contain provisions to indemnify each of the directors and officers of the Company (as well as the former directors and officers) to the fullest extent permitted by Massachusetts law against any and all claims and liabilities to which he or she may be or become subject by reason of his or her being or having been an officer or director of the Company, or by reason of his or her alleged acts or omissions as an officer or director of the Company, except in relation to such matters as to which such officer or director shall have been guilty of willful malfeasance, bad faith, gross negligence or reckless disregard of his or her duties in the conduct of his or her office. The By-Laws further provide that the Company shall indemnify and reimburse each such officer and director against and for any and all legal and other expenses reasonably incurred by him or her in connection with any such claims and liabilities, actual or threatened, whether or not, at or prior to the time when so indemnified, held harmless and reimbursed, he or she had ceased being an officer or director of the Company, except in relation to such matters as to which such officer or director shall have been guilty of willful malfeasance, bad faith, gross negligence or reckless disregard of his or her duties in the conduct of his or her office; provided that the Company prior to such final adjudication may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of the Board of Directors, to be for the best interest of the Company, evidenced by a resolution to that effect after receipt by the Company of a written opinion of counsel for the Company that such officer or director has not been guilty of willful malfeasance, bad faith, gross negligence or reckless disregard of his or her duties in the conduct of his office in connection with the matters involved in such compromise, settlement and payment.

REGISTRATION RIGHTS

  In addition to the registration rights granted to the holders of the Warrants, the Company entered into a registration rights agreement with the principal stockholders of VIALOG Corporation (the "VIALOG Stockholders") and the principal stockholders of each of the Operating Centers who received shares of Common Stock in connection with their respective Acquisitions (the "Operating Center Stockholders"). The registration rights agreement granted demand and piggy-back registration rights with respect to their shares and provided for a "lock-up" of their shares following the effective date of a registration statement of the Company filed under the Securities Act.

  The VIALOG Stockholders and the Operating Center Stockholders may demand, on two occasions only, that the Company will register their shares of Common Stock under the Securities Act by written request delivered at least one year after the effective date of the Acquisitions. Any such demand must be made by the holders of not less than 20% in interest of the persons having such registration rights. The Company is obligated to keep such registration effective for a period of four months. The Company may defer, not more than once during any twelve-month period, the filing of such registration statement for up to 180 days, if it is determined in good faith by the Company's Board of Directors that such registration would be detrimental to the Company or its stockholders. The Company may include in any such filing securities of the Company for its own account, or other securities of the Company which are held by officers or directors of the Company or held by other persons who, by virtue of agreements with the Company are entitled to include their securities in any such registration.

  If the Company determines to register any of its shares, other than under a filing relating to transactions such as mergers, consolidations, reclassifications, asset sales or similar transactions described in Rule 145 promulgated under the Securities Act or on a form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement, then the VIALOG Stockholders and the Operating Center Stockholders may request that shares of their Common Stock be included in such registration. If the registration is an underwritten offering, the lead underwriter may limit the number of shares requested to be registered pursuant to such piggy-back rights to 25% of the securities covered by such underwritten offering. Any shares offered by officers and directors will be the first to be excluded from such offering.

  The Company is obligated to use its best efforts to file all reports necessary to qualify for registration of its securities on Form S-3 or a comparable or successor form. After qualifying for such use, the Company is obligated upon request to register the stock of any qualifying VIALOG Stockholder on Form S-3, unless (i) the aggregate offering price is less than $1 million or (ii) the Company has effected a registration on Form S-3 in the last twelve months. Additionally, the Company may defer such registration for a period of 120 days if the Company has plans to make, within 90 days, a registered public offering or is engaged in any prior activity which, if determined in good faith by the Company's Board of Directors, would be adversely affected by the requested registration.

  Certain VIALOG stockholders owning an aggregate of 3,283,123 shares of Common Stock and options and warrants to acquire an aggregate of 1,417,003 shares of Common Stock have agreed to enter into a 180-day "lock-up" following the effective date of this Offering. Directors of the Company have agreed to enter into similar agreements. Such agreement may prohibit the sale, transfer or disposition of the shares of registrable Common Stock held by VIALOG Stockholders or Operating Center Stockholders.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is State Street Bank and Trust Company, Boston, Massachusetts.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, there will be 8,265,072 shares of Common Stock outstanding (8,995,245 shares if the Underwriters' over-allotment option is exercised in full, in each case assuming no exercise of options or warrants after June 30, 1998), of which the 4,867,826 shares being sold in this Offering (5,597,999 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable in the United States without restriction under the Securities Act of 1933, as amended (the "Securities Act") unless acquired by "affiliates" of the Company (as defined in Rule 144 under the Securities Act). The remaining 3,397,246 shares of Common Stock outstanding are "restricted securities" (as defined in Rule 144 and Rule 701 under the Securities Act) (the "Restricted Shares") and may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

  In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquirer or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock (approximately 82,650 shares immediately after this Offering), or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements. In meeting the one-year and two-year holding periods described above, a holder of restricted shares may in some circumstances include the holding period of a prior owner. The one-year and two-year holding periods described above do not begin until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the Company or an affiliate of the Company.

  The Company, its officers, Directors and certain stockholders holding an aggregate of 3,283,123 shares of Common Stock and options and warrants to acquire an aggregate of 1,417,003 shares of Common Stock have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock (other than pursuant to the 1996 Stock Plan), for a period of 180 days from the completion of this Offering, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, other than stock issued by the Company in connection with acquisitions and the exercise of currently outstanding stock options and except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to execute and be bound by such agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such lock-up agreements.

  Prior to this Offering, there has been no public market for the Common Stock. Trading of the Common Stock on the Nasdaq National Market is expected to commence immediately following completion of this Offering. No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock (including Common Stock issued upon the exercise of options or warrants), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price" and "--Potential Adverse Effect of Shares Eligible for Future Sale on Price of Common Stock."

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated and Jefferies & Company, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the
"Underwriting Agreement"), to purchase from the Company and the Selling Stockholder the number of shares of Common Stock set forth below opposite their respective names:

                                                                        NUMBER
  UNDERWRITER                                                          OF SHARES
  -----------                                                          ---------
  Prudential Securities Incorporated..................................
  Jefferies & Company, Inc. ..........................................
                                                                       ---------
  Total............................................................... 4,867,826
                                                                       =========

  The Company and the Selling Stockholder are obligated to sell, and the Underwriters are obligated to purchase, all the shares of Common Stock offered hereby if any are purchased.

  The Underwriters, through their Representatives, have advised the Company and the Selling Stockholder that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession
of $   per share; and that such dealers may reallow a concession of $   per
share to certain other dealers. After the Offering, the initial public offering price and the concessions may be changed by the Representatives.

  The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 730,173 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 4,867,826.

  The Company, its officers, Directors and certain stockholders holding an aggregate of 3,283,123 shares of Common Stock and options and warrants to acquire an aggregate of 1,417,003 shares of Common Stock have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock (other than pursuant to the 1996 Stock Plan), for a period of 180 days from the completion of this Offering without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, other than stock issued by the Company in connection with acquisitions and the exercise of currently outstanding stock options and except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to execute and be bound by such agreements. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares subject to such lock-up agreements.

  VIALOG Corporation, the Operating Centers, and the Selling Stockholder have agreed to indemnify the several Underwriters and contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

  Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined through negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in making such determination will be the prevailing market conditions, the results of operations of the Company in recent periods relevant to its prospects and the prospects for its industry in general, the management of the Company and the market prices of securities for companies in businesses similar to that of the Company.

  The Representatives have informed the Company and the Selling Stockholder that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  In connection with the Offering, certain Underwriters (and selling group members, if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters may also create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholder and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such position, up to 730,173 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to previously. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or any dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

  In connection with the Unit Offering, Jefferies & Company, Inc. received a right of first refusal to act as co-managing underwriter or placement agent for the Company if the Company issues debt or equity securities in either a private placement in excess of $5,000,000 or a public sale of securities. Such right of first refusal expires on August 19, 2000.

  Each of the Representatives uses (and certain of the Underwriters may use) the teleconferencing and other services of VIALOG from time to time.

                                 LEGAL MATTERS

  Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Mirick, O'Connell, DeMallie & Lougee, llp, Worcester, Massachusetts. David L. Lougee, a partner in such firm, is a director of the Company. Partners and associates of Mirick, O'Connell, DeMallie & Lougee, llp own an aggregate of 69,000 shares of the Company's Common Stock and hold options to acquire an additional 12,000 shares, 5,340 of which may be exercised as of September 1, 1998. Certain legal matters related to this Offering will be passed upon for the Underwriters by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

  The historical financial statements as indicated in the index on pages F-1 and F-2 of this Prospectus have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this Prospectus, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (which term shall encompass any amendment thereto) under the Securities Act for the registration of the shares of the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the financial statement schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the financial statement schedules and exhibits filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company with the Commission, as well as the Registration Statement and the exhibits thereto filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and will make available quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

  VIALOG Group Communications is a service mark of the Company. ProShare is a registered trademark of Intel Corporation. NetMeeting is a registered trademark of Microsoft Corporation. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Basis of Presentation....................................................  F-3
Pro Forma Consolidated Balance Sheet at June 30, 1998....................  F-4
Pro Forma Consolidated Statement of Operations for the Year Ended
 December 31, 1997.......................................................  F-5
Pro Forma Consolidated Statement of Operations for the Six Months Ended
 June 30, 1998...........................................................  F-6
Notes to Unaudited Pro Forma Consolidated Financial Statements...........  F-7
HISTORICAL FINANCIAL STATEMENTS
VIALOG Corporation
  Report of Management...................................................  F-9
  Independent Auditors' Report........................................... F-10
  Consolidated Balance Sheets............................................ F-11
  Consolidated Statements of Operations.................................. F-12
  Consolidated Statements of Stockholders' Equity (Deficit).............. F-13
  Consolidated Statements of Cash Flows.................................. F-14
  Notes to Consolidated Financial Statements............................. F-15
Telephone Business Meetings, Inc. ("Access")--The Reston Center
  Independent Auditors' Report........................................... F-31
  Balance Sheets......................................................... F-32
  Statements of Operations............................................... F-33
  Statements of Stockholders' Equity..................................... F-34
  Statements of Cash Flows............................................... F-35
  Notes to Financial Statements.......................................... F-36
Conference Source International, Inc. ("CSI")--The Atlanta Center
  Independent Auditors' Report........................................... F-42
  Balance Sheets......................................................... F-43
  Statements of Operations............................................... F-44
  Statements of Stockholders' Equity..................................... F-45
  Statements of Cash Flows............................................... F-46
  Notes to Financial Statements.......................................... F-47
Call Points, Inc. ("Call Points")--The Montgomery Center
  Independent Auditors' Report........................................... F-52
  Balance Sheets......................................................... F-53
  Statements of Operations............................................... F-54
  Statements of Stockholders' Equity..................................... F-55
  Statements of Cash Flows............................................... F-56
  Notes to Financial Statements.......................................... F-57
Kendall Square Teleconferencing, Inc. ("TCC")--The Cambridge Center
  Independent Auditors' Report........................................... F-63
  Balance Sheets......................................................... F-64
  Statements of Operations............................................... F-65
  Statements of Stockholders' Equity..................................... F-66
  Statements of Cash Flows............................................... F-67
  Notes to Financial Statements.......................................... F-68

                                                                          PAGE
                                                                          ----
American Conferencing Company, Inc. and Resource Objectives, Inc.
 ("Americo")--The Oradell Center
  Independent Auditors' Report........................................... F-74
  Combined Balance Sheets................................................ F-75
  Combined Statements of Operations...................................... F-76
  Combined Statements of Stockholders' Equity (Deficit).................. F-77
  Combined Statements of Cash Flows...................................... F-78
  Notes to Combined Financial Statements................................. F-79
Communication Development Corporation ("CDC")--The Danbury Center
  Independent Auditors' Report........................................... F-85
  Balance Sheets......................................................... F-86
  Statements of Operations............................................... F-87
  Statements of Stockholders' Equity..................................... F-88
  Statements of Cash Flows............................................... F-89
  Notes to Financial Statements.......................................... F-90
A Business Conference-Call, Inc. ("ABCC")
  Independent Auditors' Report........................................... F-94
  Balance Sheets......................................................... F-95
  Statements of Income and Retained Earnings............................. F-96
  Statements of Cash Flows............................................... F-97
  Notes to Financial Statements.......................................... F-98

                              VIALOG CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

  The following unaudited pro forma consolidated financial statements give effect to (i) the acquisitions by VIALOG Corporation on November 12, 1997 of all of the stock of (a) Telephone Business Meetings, Inc. ("Access"), (b) Conference Source International, Inc. ("CSI"), (c) Kendall Square Teleconferencing, Inc. ("TCC"), (d) American Conferencing Company, Inc. ("Americo"), and (e) Communication Development Corporation ("CDC"), and substantially all the net assets of Call Points, Inc. ("Call Points") (together, the "Acquired Companies"), (ii) the closing of a private placement of notes and warrants on November 12, 1997 (the "Unit Offering"), (iii) the acquisition by VIALOG Corporation of all of the stock of A Business Conference-Call, Inc. ("ABCC"), which will occur simultaneously with the closing of this Offering and will be accounted for using the purchase method of accounting and (iv) the consummation of this Offering. The unaudited pro forma consolidated statements of operations give effect to the acquisitions of the Acquired Companies and ABCC, the closing of the Unit Offering and this Offering as if they had occurred on January 1, 1997. The unaudited pro forma consolidated balance sheet gives effect to the acquisition of ABCC and the consummation of this Offering as if they had occurred on June 30, 1998. These statements are based on the historical financial statements of VIALOG Corporation, the Acquired Companies and ABCC and the estimates and assumptions set forth below and in the notes to the unaudited pro forma consolidated financial statements.

  The pro forma adjustments are based upon estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred on January 1, 1997, as assumed, or the future results of the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                               VIALOG CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               JUNE 30, 1998

                                 (IN THOUSANDS)

                                                       PRO FORMA
                                              ----------------------------
                                                                             OFFERING        AS
                          VIALOG CORP.  ABCC  ADJUSTMENTS(1)  CONSOLIDATED ADJUSTMENT(1)  ADJUSTED
                          ------------ ------ --------------  ------------ -------------  --------
         ASSETS
Current assets:
  Cash and cash equiva-
   lents................    $ 3,608    $  466    $  (416)(a)    $ 3,658       $45,732 (c) $ 34,838
                                                                              (14,552)(d)
  Accounts receivable,
   net..................      6,613       656        --           7,269           --         7,269
  Prepaid expenses......        298       115        --             413           --           413
  Deferred offering
   costs ...............        174       --         --             174          (174)(c)      --
  Other current assets..         59       --         --              59           --            59
                            -------    ------    -------        -------       -------     --------
    Total current as-
     sets...............     10,752     1,237       (416)        11,573        31,006       42,579
Property and equipment,
 net....................      9,396       476        --           9,872           --         9,872
Deferred debt issuance
 costs..................      6,377       --         --           6,377           --         6,377
Goodwill and intangible
 assets, net............     43,140       --      13,701 (b)     56,841           --        56,841
Other assets............        626         3        --             629           --           629
                            -------    ------    -------        -------       -------     --------
    Total assets........    $70,291    $1,716    $13,285        $85,292       $31,006     $116,298
                            =======    ======    =======        =======       =======     ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt.......    $   370    $  --     $   --         $   370       $   --      $    370
  Accounts payable......      2,619       250        --           2,869           --         2,869
  Pro forma considera-
   tion due ABCC stock-
   holders..............        --        --      14,552 (b)     14,552       (14,552)(d)      --
  Accrued expenses......      5,560       199        --           5,759           --         5,759
                            -------    ------    -------        -------       -------     --------
    Total current lia-
     bilities...........      8,549       449     14,552         23,550       (14,552)       8,998
Long-term debt, less
 current portion........     71,911       --         --          71,911           --        71,911
Other long-term liabili-
 ties...................        206       --         --             206           --           206
Stockholders' equity
 (deficit):
  Common stock..........         37       --         --              37            46 (c)       83
  Additional paid-in
   capital..............     11,742        10        (10)(b)     11,742        45,512 (c)   57,254
  Retained earnings
   (deficit)............    (22,154)    1,257       (841)(b)    (22,154)          --       (22,154)
                                                    (416)(a)
                            -------    ------    -------        -------       -------     --------
    Total stockholders'
     equity (deficit)...    (10,375)    1,267     (1,267)       (10,375)       45,558       35,183
                            -------    ------    -------        -------       -------     --------
    Total liabilities
     and stockholders'
     equity (deficit)...    $70,291    $1,716    $13,285        $85,292       $31,006     $116,298
                            =======    ======    =======        =======       =======     ========

--------
(1) See Note 3 to unaudited pro forma consolidated financial statements.

                              VIALOG CORPORATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                      ACQUIRED COMPANIES--PERIOD FROM
                   VIALOG CORP.    JANUARY 1, 1997 TO NOVEMBER 12, 1997              ABCC               PRO FORMA
                    YEAR ENDED  -----------------------------------------------   YEAR ENDED  -------------------------------
                   DECEMBER 31,                   CALL                           DECEMBER 31,
                       1997     ACCESS    CSI    POINTS  TCC    AMERICO   CDC        1997     ADJUSTMENTS(1)  CONSOLIDATED(1)
                   ------------ -------  ------  ------ ------  -------  ------  ------------ --------------  ---------------
Net revenues.....   $   4,816   $10,945  $5,579  $7,335 $3,554  $1,892   $1,796     $5,709       $    --         $  41,626
Cost of revenues,
excluding depre-
ciation..........       2,492     4,791   2,052   5,092  1,793   1,215      852      2,086            --            20,373 (h)
Selling, general
and administra-
tive expenses....       7,178     4,124     831   1,337  1,285     931      602      1,231           (151)(a)       16,490
                                                                                                     (878)(b)
Depreciation ex-
pense............         273       823     356     623    159      56       57        148            --             2,495
Amortization of
goodwill and in-
tangibles........         306       --      --      --     --      --       --         --           2,872 (c)        3,178
Write-off of pur-
chased research
and development..       8,000       --      --      --     --      --       --         --          (8,000)(d)          --
                    ---------   -------  ------  ------ ------  ------   ------     ------       --------        ---------
 Operating income
 (loss)..........     (13,433)    1,207   2,340     283    317    (310)     285      2,244          6,157             (910)
Interest income
(expense), net...      (1,866)     (132)   (120)      9    (39)    (20)      (4)        15        (10,587)(e)      (12,744)
                    ---------   -------  ------  ------ ------  ------   ------     ------       --------        ---------
 Income (loss)
 before income
 taxes...........     (15,299)    1,075   2,220     292    278    (330)     281      2,259         (4,430)         (13,654)
Income taxes.....         522       --      --      --     --      (25)     107        --             (82)(f)          522
                    ---------   -------  ------  ------ ------  ------   ------     ------       --------        ---------
 Net income
 (loss)..........   $ (15,821)  $ 1,075  $2,220  $  292 $  278  $ (305)  $  174     $2,259       $ (4,348)       $ (14,176)
                    =========   =======  ======  ====== ======  ======   ======     ======       ========        =========
 Net loss per
 share - basic
 and diluted ....   $   (5.48)                                                                                   $   (1.78) (g)
                    =========                                                                                    =========
 Weighted average
 shares outstand-
 ing.............   2,889,005                                                                                    7,962,284 (g)
                    =========                                                                                    =========

-----
(1) See Note 4 to unaudited pro forma consolidated financial statements.

                               VIALOG CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED JUNE 30, 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          PRO FORMA
                               VIALOG           ------------------------------
                               CORP.     ABCC   ADJUSTMENTS(1) CONSOLIDATED(1)
                             ----------  ------ -------------- ---------------
Net revenues...............  $   23,168  $3,591     $ --         $   26,759
Cost of revenues, excluding
 depreciation..............      12,134   1,181       --             13,315 (h)
Selling, general and
 administrative expenses...       7,942     751       --              8,693
Depreciation expense.......       1,235      74       --              1,309
Amortization of goodwill
 and intangibles...........       1,251     --        343 (c)         1,594
                             ----------  ------     -----        ----------
  Operating income.........         606   1,585      (343)            1,848
Interest income (expense),
 net.......................      (6,154)      4       --             (6,150)
                             ----------  ------     -----        ----------
  Net income (loss)........  $   (5,548) $1,589     $(343)       $   (4,302)
                             ==========  ======     =====        ==========
Net loss per share - basic
 and diluted...............  $    (1.55)                         $    (0.53)
                             ==========                          ==========
Weighted average shares
 outstanding...............   3,585,370                           8,185,370 (g)
                             ==========                          ==========

--------
(1) See Note 4 to unaudited pro forma consolidated financial statements.

                              VIALOG CORPORATION

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) VIALOG CORPORATION BACKGROUND

  VIALOG Corporation was formed on January 1, 1996 to create a national independent provider of group communications services, consisting primarily of operator-assisted and operator-on-demand audio teleconferencing, as well as video and data conferencing services. VIALOG Corporation conducted no operations through November 12, 1997 and on that date consummated agreements to acquire the six Acquired Companies simultaneously with the consummation of the Unit Offering.

(2) ACQUISITION OF ABCC

  Simultaneously with the closing of this Offering, VIALOG Corporation will acquire all of the stock of A Business Conference-Call, Inc. ("ABCC"). The acquisition will be accounted for using the purchase method of accounting. The purchase price is estimated to be $14.0 million in cash plus (i) an additional amount, based on ABCC's closing date balance sheet, equal to the balances of cash plus accounts receivable (net of a bad debt reserve of 5%) less all liabilities as of the closing date and (ii) approximately $100,000 related to tax reimbursements discussed below. Based on ABCC's June 30, 1998 balance sheet, the amount of such additional consideration would be approximately $252,000. In addition, the Company expects to incur approximately $200,000 of acquisition costs. Of the estimated purchase price, $851,000 has been allocated to the identifiable assets acquired and liabilities assumed and the balance (currently estimated at $13.7 million) has been allocated to intangible assets. In management's opinion, the preliminary estimates regarding allocation of the purchase price is not expected to differ materially from the final adjustments. VIALOG Corporation and ABCC have agreed to make an election to treat the purchase and sale of the capital stock of ABCC as a purchase and sale of assets. VIALOG Corporation will reimburse the stockholders of ABCC approximately $100,000, which is the difference between the taxes incurred by such stockholders as a result of such election and the taxes which would have been incurred by such stockholders had no such election been made. ABCC will make distributions to its stockholders of all cash and income on an accrual basis prior to or upon consummation of the merger.

(3) UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

  (a) Represents a capital distribution to ABCC shareholders and elimination of historical equity balances of ABCC.

  (b) The excess of the total purchase price for ABCC over the allocation of fair value to the net assets will be recorded as intangible assets, which is calculated based on the following assumptions:

   Purchase consideration.............................................. $14,252
   Tax reimbursements to stockholders of ABCC..........................     100
   Direct acquisition costs............................................     200
                                                                        -------
   Total purchase price................................................  14,552
   Net tangible asset value of ABCC....................................     851
                                                                        -------
   Intangible assets................................................... $13,701
                                                                        =======

  Intangible assets represent primarily goodwill, which will be amortized on a straight-line basis over its useful life, estimated to be 20 years. The Company expects to complete a full valuation of the intangible assets subsequent to the acquisition of ABCC. In management's opinion, the preliminary estimates regarding allocation of the purchase price are not expected to differ materially from the final adjustments.

  (c) Records the cash proceeds of $45.6 million from the issuance of shares of common stock, net of the underwriting discount of $3.5 million and estimated offering costs of $1.5 million. Offering costs primarily consist of legal fees, accounting fees, underwriters' out-of-pocket expenses and printing expenses.

                              VIALOG CORPORATION

  (d) Represents payment of purchase price to former stockholders of ABCC upon completion of this Offering.

(4) UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS

  (a) As a condition to closing the acquisitions, certain related party royalty agreements were terminated as of the acquisition date. The adjustment reflects the related party royalties under the agreements that were terminated on November 12, 1997.

  (b) As a condition to closing the acquisitions, certain officers, employees and consultants agreed to accept reduced compensation and benefits subsequent to the acquisitions. The adjustment reflects the difference between the historical compensation and benefits of officers, employees and consultants of the Acquired Companies and the compensation and benefits they agreed to accept subsequent to the acquisitions.

  (c) Adjustment reflects the amortization of goodwill and intangible assets, which are amortized over periods ranging from 6 to 20 years.

  (d) Adjustment reflects the elimination of the write-off of purchased in-process research and development.

  (e) Adjustment reflects the retirement of certain debt outstanding and the consummation of the Unit Offering. Does not include an adjustment for interest income earned on excess cash balances.

                                                                YEAR ENDED
                                                             DECEMBER 31, 1997
                                                             -----------------
                                                              (IN THOUSANDS)
   Assumed interest expense on the Senior Notes(1)..........      $12,546
   Assumed interest expense on capitalized lease
    obligations.............................................          213
                                                                  -------
   Pro forma annual interest expense........................       12,759
   Less: interest expense recorded..........................       (2,172)
                                                                  -------
   Net Adjustment to interest expense.......................      $10,587
                                                                  =======

--------
(1) Includes $1.9 million of annual amortization of bond issuance costs and $1.1 million of amortization of original issue discount.

  (f) The pro forma income tax provision has been calculated as if each of the Acquired Companies and ABCC had been included in the Company's consolidated income tax return and, therefore, was subject to corporate income taxation.

  (g) The pro forma loss per share is computed by dividing the net loss by the weighted average number of shares outstanding. The calculation of the weighted average number of shares outstanding assumes that the 559,330 shares of the Company's common stock issued in connection with the acquisitions of the Acquired Companies and the 4,600,000 shares of the Company's common stock to be issued in connection with this Offering were outstanding for the entire period.

  (h) Certain of the Acquired Companies and ABCC have entered into new contracts for long distance telephone service. Had these contracts been in effect as of January 1, 1997, cost of revenues for the year ended December 31, 1997 and the six months ended June 30, 1998 would have decreased by $1.6 million and $549,000, respectively.

                             REPORT OF MANAGEMENT

  The accompanying consolidated financial statements and related information of VIALOG Corporation and Subsidiaries (the "Company") have been prepared by management, which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and necessarily include some amounts based on management's best estimates and judgments.

  Management is also responsible for maintaining a system of internal controls as a fundamental requirement for the operational and financial integrity of results. The Company has established and maintains a system of internal controls designed to provide reasonable assurance that the books and records reflect the transactions of the Company and that its established policies and procedures are carefully followed. The Company's internal control system is based upon standard procedures, policies and guidelines and organizational structures that provide an appropriate division of responsibility and the careful selection and training of qualified personnel.

  The Company's accompanying consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose audit was made in accordance with generally accepted auditing standards. Management has made available to KPMG Peat Marwick LLP all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to KPMG Peat Marwick LLP during its audit were valid and appropriate. The Independent Auditors' Report appears below.

Glenn D. BolducChief Executive Officer,President and Treasurer
                                     John J. Dion Vice President--Finance

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors VIALOG Corporation:

  We have audited the accompanying consolidated balance sheets of VIALOG Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VIALOG Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
February 20, 1998, except for Notes 16 (a) and (b) which are as of March 26, 1998,
Note 16(c) which is as of May 23, 1998

and Note 16(d) which is as of July 23, 1998.

                               VIALOG CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1996         1997        1998
                                          ------------ ------------ ----------
                                                                    (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents..............    $  337      $  9,567    $  3,608
  Accounts receivable, net of allowance
   for doubtful accounts of $0, $32 and
   $159, respectively....................       --          5,686       6,613
  Prepaid expenses.......................       --            156         298
  Deferred offering costs................       377           --          174
  Other current assets...................        13           101          59
                                             ------      --------    --------
    Total current assets.................       727        15,510      10,752
Property and equipment, net..............         7         7,544       9,396
Deferred debt issuance costs.............       --          7,324       6,377
Goodwill and intangible assets, net......       --         44,391      43,140
Deferred income taxes....................       522           --          --
Other assets.............................         7           314         626
                                             ------      --------    --------
    Total assets.........................    $1,263      $ 75,083    $ 70,291
                                             ======      ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
Current liabilities:
  Current portion of long-term debt......    $  --       $    397    $    370
  Accounts payable.......................       313         2,129       2,619
  Accrued expenses.......................       663         5,725       5,560
                                             ------      --------    --------
    Total current liabilities............       976         8,251       8,549
Long-term debt, less current portion.....       --         71,539      71,911
Other long-term liabilities..............       --            175         206
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value;
   10,000,000 shares authorized; none
   issued and outstanding................       --            --          --
  Common stock, $0.01 par value,
   30,000,000 shares authorized;
   2,695,300, 3,486,380 and 3,665,072
   shares, respectively, issued and
   outstanding...........................        28            35          37
  Additional paid-in capital.............     1,044        11,689      11,742
  Retained deficit.......................      (785)      (16,606)    (22,154)
                                             ------      --------    --------
    Total stockholders' equity
     (deficit)...........................       287        (4,882)    (10,375)
                                             ------      --------    --------
    Total liabilities and stockholders'
     equity (deficit)....................    $1,263      $ 75,083    $ 70,291
                                             ======      ========    ========

          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,        JUNE 30,
                                ------------------------  --------------------
                                   1996         1997        1997       1998
                                -----------  -----------  ---------  ---------
                                                              (UNAUDITED)
Net revenues..................  $       --   $     4,816  $     --   $  23,168
Cost of revenues, excluding
 depreciation.................          --         2,492        --      12,134
Selling, general and
 administrative expenses......        1,308        7,178      3,530      7,942
Depreciation expense..........          --           273          3      1,235
Amortization of goodwill and
 intangibles..................          --           306        --       1,251
Write-off of purchased in-
 process research
 and development..............          --         8,000        --         --
                                -----------  -----------  ---------  ---------
  Operating income (loss).....       (1,308)     (13,433)    (3,533)       606
Interest income (expense),
 net..........................            1       (1,866)       (66)    (6,154)
                                -----------  -----------  ---------  ---------
  Loss before income taxes....       (1,307)     (15,299)    (3,599)    (5,548)
Income tax benefit (expense)..          522         (522)       --         --
                                -----------  -----------  ---------  ---------
  Net loss....................  $      (785) $   (15,821) $  (3,599) $  (5,548)
                                ===========  ===========  =========  =========
Net loss per share - basic and
 diluted......................  $     (0.38) $     (5.48) $   (1.30) $   (1.55)
                                ===========  ===========  =========  =========
Weighted average shares
 outstanding..................    2,088,146    2,889,005  2,773,300  3,585,370
                                ===========  ===========  =========  =========


          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             COMMON STOCK      ADDITIONAL                  TOTAL
                          --------------------  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                           SHARES    PAR VALUE  CAPITAL     DEFICIT   EQUITY (DEFICIT)
                          ---------  --------- ---------- ----------- ----------------
Initial investment at
 incorporation on
 January 1, 1996........  1,332,800    $ 14     $    (7)   $    --        $      7
 Additional shares
  issued in connection
  with initial
  capitalization........    360,000       4          21         --              25
 Issuance of common
  stock:
  Contribution of common
   stock to capital.....   (250,000)     (2)          2         --             --
  Outsiders by private
   offering dated
   May 8, 1996..........    378,000       4         101         --             105
  Outsiders by private
   offering dated
   October 22, 1996.....    380,000       4         756         --             760
  Employees in lieu of
   payment
   for services.........    242,500       2          91         --              93
  Consultants in lieu of
   payment
   for services.........    177,000       2          28         --              30
  Options exercised.....     75,000     --            2         --               2
  Options granted to
   consultants..........        --      --           50         --              50
 Net loss...............        --      --          --         (785)          (785)
                          ---------    ----     -------    --------       --------
Balance at December 31,
 1996...................  2,695,300      28       1,044        (785)           287
 Options exercised......    104,000     --            2         --               2
 Conversion of 10%
  Subordinated
  Convertible
  Notes Payable.........    127,750       1         254         --             255
 Issuance of common
  stock in connection
  with acquisitions.....    559,330       6       3,211         --           3,217
 Warrants related to 8%
  Notes Payable dated
  February 24, 1997.....        --      --          129         --             129
 Warrants related to 12
  3/4% Senior Notes
  Payable dated November
  12, 1997..............        --      --        6,091         --           6,091
 Options granted to
  consultants...........        --      --          180         --             180
 Options granted to
  employees.............        --      --          778         --             778
 Net loss...............        --      --          --      (15,821)       (15,821)
                          ---------    ----     -------    --------       --------
Balance at December 31,
 1997...................  3,486,380      35      11,689     (16,606)        (4,882)
 Options exercised
  (unaudited)...........    176,192       2          39         --              41
 Issuance of common
  stock to consultant in
  lieu of payment for
  services (unaudited)..      2,500     --           14         --              14
 Net loss (unaudited)...        --      --          --       (5,548)        (5,548)
                          ---------    ----     -------    --------       --------
Balance at June 30, 1998
 (unaudited)............  3,665,072    $ 37     $11,742    $(22,154)      $(10,375)
                          =========    ====     =======    ========       ========

          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     SIX
                                                YEAR ENDED      MONTHS ENDED
                                               DECEMBER 31,       JUNE 30,
                                              ---------------  ----------------
                                              1996     1997     1997     1998
                                              -----  --------  -------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss...................................  $(785) $(15,821) $(3,599) $(5,548)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
 Depreciation...............................    --        273        3    1,235
 Amortization of goodwill and intangibles...    --        306      --     1,251
 Amortization of debt issuance costs and
  debt discount.............................    --        545       53    1,496
 Provision for doubtful accounts............    --         32      --       131
 Deferred income taxes......................   (522)      522      --       --
 Write-off of deferred offering costs.......    --        377      205      --
 Compensation expense for issuance of common
  stock and options.........................    173       958      --       --
 Write-off of purchased in-process research
  and development...........................    --      8,000      --       --
 Changes in operating assets and
  liabilities, net of effects from
  acquisitions of businesses:
 Accounts receivable........................    --       (576)     --    (1,058)
 Prepaid expenses and other current assets..    (13)      (68)      13     (100)
 Other assets...............................     (7)      (64)     --      (199)
 Accounts payable...........................    313      (351)   1,100      490
 Accrued expenses...........................    663     1,716    1,459     (151)
 Other long-term liabilities................    --          3      --        31
                                              -----  --------  -------  -------
  Cash flows used in operating activities...   (178)   (4,148)    (766)  (2,422)
                                              -----  --------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions of businesses, net of cash
  acquired..................................    --    (53,308)     --       --
 Additions to property and equipment........     (7)     (454)     (24)  (3,087)
 Deferred acquisition costs.................    --        --       (42)    (119)
                                              -----  --------  -------  -------
  Cash flows used in investing activities...     (7)  (53,762)     (66)  (3,206)
                                              -----  --------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt
  and warrants..............................    --     75,755      500      --
 Payments of long-term debt of businesses
  acquired..................................    --     (2,239)     --       --
 Payments of long-term debt.................    --       (533)     --      (198)
 Proceeds from issuance of common stock ....    899         2        2       41
 Deferred offering costs ...................   (377)      --       --      (174)
 Deferred debt issuance costs...............    --     (5,845)     --       --
                                              -----  --------  -------  -------
  Cash flows provided by (used in) financing
   activities...............................    522    67,140      502     (331)
                                              -----  --------  -------  -------
Net increase in cash and cash equivalents...    337     9,230     (330)  (5,959)
Cash and cash equivalents at beginning of
 period.....................................    --        337      337    9,567
                                              -----  --------  -------  -------
Cash and cash equivalents at end of period..  $ 337  $  9,567  $     7  $ 3,608
                                              =====  ========  =======  =======
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
 Interest...................................  $ --   $     72  $   --   $ 4,934
                                              =====  ========  =======  =======
 Taxes......................................  $ --   $      1  $   --   $   --
                                              =====  ========  =======  =======
Non-cash investing and financing
 transactions:
 Conversion of 10% Subordinated Convertible
  Notes Payable.............................  $ --   $    256  $   --   $   --
                                              =====  ========  =======  =======
 Issuance of common stock in connection with
  acquisitions..............................  $ --   $  3,217  $   --   $   --
                                              =====  ========  =======  =======
 Issuance of warrants to the initial
  purchaser of the Senior Notes and included
  in deferred debt issuance costs...........  $ --   $  1,740  $   --   $   --
                                              =====  ========  =======  =======
Acquisition of businesses:
 Assets acquired............................  $ --   $ 66,523  $   --   $   --
 Liabilities assumed and issued.............    --     (9,096)     --       --
 Common stock issued........................    --     (3,217)     --       --
                                              -----  --------  -------  -------
 Cash paid..................................    --     54,210      --       --
 Less cash acquired.........................    --       (902)     --       --
                                              -----  --------  -------  -------
  Net cash paid for acquisitions of
   businesses...............................  $ --   $ 53,308  $   --   $   --
                                              =====  ========  =======  =======

          See accompanying notes to consolidated financial statements.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  VIALOG Corporation was incorporated in Massachusetts on January 1, 1996 as Interplay Corporation. In January 1997, the Company changed its name to VIALOG Corporation. For the purposes of these Notes to Consolidated Financial Statements, "VIALOG" means VIALOG Corporation on a stand alone basis prior to November 12, 1997 and VIALOG Corporation and its consolidated subsidiaries on and after November 12, 1997. VIALOG was formed to create a national provider of group communications services, consisting primarily of operator-attended and operator-on-demand audio teleconferencing, as well as video and data conference services. On November 12, 1997, VIALOG closed a private placement of $75.0 million in Senior Notes due 2001 (the "Private Placement"). Contemporaneously with the closing of the Private Placement, VIALOG acquired six private conference service bureaus located in the United States (See Note 2 "Acquisitions").

  Prior to November 12, 1997, VIALOG did not conduct any operations, and all activities conducted by it related to the Acquisitions and the completion of financing transactions to fund the acquisitions.

 (b) Principles of Consolidation and Interim Financial Statements

  The consolidated financial statements include the accounts of VIALOG and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The financial statements of VIALOG as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

 (c) Management Estimates

  Management of VIALOG has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Revenue Recognition

  Revenue from conference calls is recognized upon completion of the call. Revenue from services is recognized upon performance of the service.

 (e) Cash and Cash Equivalents

  Cash and cash equivalents includes cash on hand and short-term investments with original maturities of three months or less.

 (f) Property and Equipment

  Property and equipment are recorded at cost. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives are as follows: three to ten years for office furniture, fixtures and equipment, five to ten years for conferencing equipment, and three to seven years for computer equipment. Capitalized lease equipment and leasehold improvements are amortized over the lives of the leases, ranging from three to ten years.

  VIALOG capitalizes costs related to software obtained for internal use. These costs are included in computer equipment and amortized accordingly. During 1996 and 1997 these costs were not significant.

                              VIALOG CORPORATION

 (g) Goodwill and Intangible Assets

  Goodwill and identifiable intangible assets, which consisted of assembled workforce and developed technology, result from the excess of the purchase price over the net assets of businesses acquired. The cost approach method and the income approach method were used to value the assembled workforce and developed technology, respectively. Goodwill and intangibles are being amortized on a straight-line basis over the following periods: 6 years for developed technology, 13 years for assembled workforce and 20 years for goodwill, which represent their estimated useful lives. VIALOG measures impairment of goodwill and intangible assets by considering a number of factors as of each balance sheet date including (i) current operating results of the applicable Acquired Companies, (ii) projected future operating results of the applicable Acquired Companies, and (iii) any other material event or circumstance that indicates the carrying amount of the assets may not be recoverable. Recoverability of goodwill and intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the Acquired Company. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

  Goodwill and intangible assets consist of the following:

                                                      DECEMBER 31,
                                                      -------------   JUNE 30,
                                                      1996   1997       1998
                                                      ----- -------  -----------
                                                                     (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)
   Goodwill.......................................... $ --  $41,457    $41,457
   Developed technology..............................   --    1,930      1,930
   Assembled workforce...............................   --    1,310      1,310
                                                      ----- -------    -------
                                                        --   44,697     44,697
   Less: accumulated amortization....................   --     (306)    (1,557)
                                                      ----- -------    -------
                                                      $ --  $44,391    $43,140
                                                      ===== =======    =======

 (h) Research and Development

  VIALOG maintains technical support and engineering departments that, in part, develop features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development Costs, VIALOG charges to expense when incurred (included in cost of revenues) that portion of the department costs which relate to research and development activities. Prior to the acquisition of the businesses described in Note 2 "Acquisitions," VIALOG did not conduct any research and development activities. Research and development costs for the period ended December 31, 1997 reflect the activities of the acquired businesses from November 12, 1997 through December 31, 1997 and were not significant. For the six months ended June 30, 1998, research and development costs were approximately $651,000.

 (i) Stock-Based Compensation

  Effective January 1, 1996, VIALOG adopted the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." VIALOG has elected to continue to account for stock options at intrinsic value under Accounting Principles Board Opinion No. 25 with disclosure of the effects of fair value accounting on net income on a pro forma basis (See Note 11 "Employee Benefit Plans").

 (j) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit

                              VIALOG CORPORATION
carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (k) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  VIALOG adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on VIALOG's financial position, results of operations, or liquidity.

 (l) Loss Per Share

  In 1997, VIALOG adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. As VIALOG has been in a net loss position for the years ended December 31, 1996 and 1997 and the six-month periods ended June 30, 1997 and 1998, common stock equivalents of 249,813, 896,900, 849,826 and 1,904,365 for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively, were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

 (m) Reporting Comprehensive Income

  In 1998, VIALOG adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under this concept, all revenues, expenses, gains and losses recognized during the period are included in income, regardless of whether they are considered to be the results of operations of the period. Because VIALOG historically has not experienced transactions which would be included in comprehensive income, the adoption of SFAS No. 130 did not have a material impact on VIALOG's consolidated financial statements and no additional disclosures are required.

(2) ACQUISITIONS

  On November 12, 1997, VIALOG acquired all of the issued and outstanding stock of Telephone Business Meetings, Inc. ("Access"), Conference Source International, Inc. ("CSI"), Kendall Square Teleconferencing, Inc. ("TCC"), American Conferencing Company, Inc. ("Americo") and Communication Development Corporation ("CDC"), and substantially all of the net assets of Call Points, Inc. ("Call Points") (together, the "Acquired Companies"). These acquisitions occurred contemporaneously with the closing of the Private Placement of a total of $75.0 million in Senior Notes due 2001 (See Note 6 "Long-Term Debt"). The acquisitions were accounted for using the purchase method.

                              VIALOG CORPORATION

  The following table sets forth for each Acquired Company the consideration paid its common stockholders in cash and in shares of common stock of VIALOG.

                                                           CASH(1)   SHARES OF
                                                           ($000'S) COMMON STOCK
                                                           -------- ------------
   Access................................................. $19,000        --
   CSI....................................................  18,675        --
   Call Points............................................   8,000     21,000
   TCC....................................................   3,645    166,156
   Americo................................................   1,260    267,826
   CDC....................................................   2,400    104,348
                                                           -------    -------
   Total Consideration.................................... $52,980    559,330
                                                           =======    =======

--------
(1) Excludes tax reimbursements of approximately $925,000 to certain stockholders of certain of the Acquired Companies.

  The total purchase price of the Acquired Companies was $57.6 million and consisted of approximately $53.0 million in cash paid to the stockholders of the Acquired Companies (the "Sellers"), $500,000 of acquisition costs, the issuance of 559,330 shares of common stock to the Sellers and approximately $925,000 related to tax reimbursements The shares of common stock were valued at $5.75 per share which represents the estimated fair market value based on arms-length negotiations with the former stockholders of the Acquired Companies. The total purchase price was allocated as follows (in thousands):

      Working capital deficit......................................... $  (618)
      Property and equipment, net.....................................   7,356
      Goodwill and intangible assets..................................  52,697
      Other assets....................................................     200
      Long-term liabilities...........................................  (2,014)
                                                                       -------
                                                                       $57,621
                                                                       =======

  The purchase price exceeded the fair value of the net assets acquired by $52.7 million. The excess was allocated to goodwill and other intangibles which are being amortized over periods from 6 to 20 years. In addition, at the time of the acquisitions, VIALOG repaid $2.2 million of long-term debt of the Acquired Companies.

  In connection with the acquisitions, VIALOG recorded a non-recurring charge of $8.0 million related to the fair value of purchased in-process research and development. The $8.0 million write-off of purchased research and development noted above represents the amount of the purchase price of the Acquisitions allocated to incomplete research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. The acquired in-process research and development represents engineering and test activities associated with the introduction of new enhanced services and information systems. The Acquired Companies are working on projects that are essential to offering high quality, secure and reliable products including unattended audio conferencing, video and data teleconferencing, integrated voice response and broadcast fax services. Since these had not yet reached technological feasibility and have no alternative future uses, there can be no guarantee as to the achievability of the projects or the ascribed values. Accordingly, these costs were expensed as of the date of the Acquisition.

                              VIALOG CORPORATION

  The operating results of the Acquired Companies have been included in the Consolidated Statement of Operations from the date of acquisition. The unaudited pro forma consolidated historical results for the years ended December 31, 1996 and 1997 below assume the acquisitions occurred at the beginning of fiscal 1996:

                                                          1996         1997
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
   Net revenues....................................... $    28,298  $    35,917
   Net loss........................................... $   (11,529) $   (15,752)
   Net loss per share................................. $     (4.35) $     (4.68)

  The pro forma results include amortization of the goodwill and intangible assets described above, interest expense on debt assumed issued to finance the acquisitions and reductions to selling, general and administrative expenses related to certain royalties, compensation and benefits that were eliminated or reduced as a result of the acquisitions. The pro forma results do not include the write-off of in-process research and development expenses at the date of acquisition. The pro forma results are not necessarily indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

  The acquisition agreements, pursuant to which the Acquired Companies were acquired, limit through 1999 the Company's ability to change the location of an Acquired Company's facilities, physically merge the Acquired Company's operations with another operation, change the position of those employees who received employment agreements pursuant to the applicable acquisition agreement, reduce the workforce or terminate employees (except as related to employee performance, the contemplated reorganization of the combined sales and marketing staff and the consolidation of certain accounting functions) without the approval of a majority in interest of the former stockholders of the affected Acquired Company. Based on the term of these limitations and since the Company has been growing and adding additional employees, the Company does not believe that these limitations will have a significant impact on the future results of operations and liquidity.

(3) CASH, CASH EQUIVALENTS AND FINANCIAL INSTRUMENTS

  VIALOG classifies all investments with an original maturity of less than ninety days as cash equivalents and values them at cost which approximates market. VIALOG's policy is to invest cash primarily in income producing short-term instruments and to keep uninvested cash balances at minimum levels.

  VIALOG's financial instruments consist of cash, cash equivalents, accounts receivable, accounts payable, other accrued liabilities and long-term debt. Except for long-term debt, the carrying amounts of such financial instruments approximate fair value due to their short maturities. The fair value of the Company's long-term debt at December 31, 1997 is based on quoted market values. The fair value of long-term debt was not materially different from its carrying amount.

(4) ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

  Prior to the acquisitions discussed in Note 2 "Acquisitions," VIALOG had no accounts receivable. At acquisition, the accounts receivable of the Acquired Companies were recorded at fair market value. The allowance for doubtful accounts at December 31, 1997 represents the provision charged to operations for the period November 12, 1997 through December 31, 1997.

                               BALANCE AT  PROVISION                  BALANCE
                              BEGINNING OF CHARGED TO NET DEDUCTIONS AT END OF
                                 PERIOD    OPERATIONS FROM ALLOWANCE  PERIOD
                              ------------ ---------- -------------- ---------
                                           (DOLLARS IN THOUSANDS)
   Six Months Ended June 30,
    1998 (unaudited)........     $  32       $ 131        $  (4)       $ 159
   Year Ended December 31,
    1997....................     $ --        $  32        $ --         $  32
   Year Ended December 31,
    1996....................     $ --        $ --         $ --         $ --

                              VIALOG CORPORATION

(5) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                             DECEMBER 31,
                             -------------   JUNE 30,
                             1996   1997       1998
                             -------------  -----------
                                            (UNAUDITED)
                              (DOLLARS IN THOUSANDS)
   Office furniture and
    equipment..............  $   7 $   869    $1,110
   Conferencing equipment..   --     5,163     6,917
   Computer equipment......   --       697     1,830
   Equipment under capital
    lease..................   --       898       824
   Leasehold improvements..   --       190       223
                             ----- -------    ------
                                 7   7,817    10,904
   Less: accumulated depre-
    ciation and amortiza-
    tion...................   --      (273)   (1,508)
                             ----- -------    ------
                             $   7 $ 7,544    $9,396
                             ===== =======    ======

(6) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                     DECEMBER 31,
                                                     -------------  JUNE 30,
                                                     1996   1997      1998
                                                     ----- ------- -----------
                                                                   (UNAUDITED)
                                                      (DOLLARS IN THOUSANDS)
   12 3/4% Senior Notes payable, due 2001, net of
    unamortized discount of $0, $4,203, and $3,659
    respectively.................................... $ --  $70,797   $71,341
   Capitalized lease obligations....................   --    1,044       856
   Other long-term debt.............................   --       95        84
                                                     ----- -------   -------
     Total long-term debt...........................   --   71,936    72,281
     Less current portion...........................   --      397       370
                                                     ----- -------   -------
     Total long-term debt, less current portion..... $ --  $71,539   $71,911
                                                     ===== =======   =======

 Notes Payable

  On February 24, 1997, VIALOG issued $500,000 of 8% promissory notes due on the earlier of (a) ten days following the closing of an initial public offering or (b) one year from their issue date. Warrants to purchase 111,118 common shares at an exercise price of $4.50 were issued in conjunction with the promissory notes. The value of the warrants was determined using the minimum value method. The value of the warrants at the date of issuance totaled $129,000 and was amortized as interest expense. The warrants may be exercised between November 1997 and February 1999. In November 1997, the promissory notes were repaid, including accrued interest, from the proceeds of the Private Placement, which was completed on November 12, 1997. In conjunction with the Private Placement, the warrants issued to the note holders were increased to a total of 153,378 in accordance with anti-dilution provisions contained in the promissory notes.

 Convertible Bridge Facility

  In early October 1997, VIALOG completed a private placement to certain of its existing investors of $255,500 of 10% subordinated convertible promissory notes due on the earlier of (a) five days after the closing of a sale of VIALOG's equity securities or debt securities for an aggregate price of $50.0 million or more, or (b) January 1, 1998. The notes were convertible at the option of the holders at any time prior to and including the

                              VIALOG CORPORATION
due date into such number of shares of VIALOG's common stock as determined by dividing the aggregate unpaid principal amount of the notes by the conversion price of $2.00 per share, subject to adjustment pursuant to the terms of the notes. The conversion price of $2.00 per share was equal to the estimated fair market value of the Company's common stock on the date of issuance. In November 1997, the notes were converted into 127,750 shares of VIALOG's common stock.

 Senior Notes Payable

  On November 12, 1997, VIALOG completed a Private Placement of $75.0 million of Senior Notes, Series A. The Senior Notes bear interest at 12 3/4% per annum, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The Senior Notes are guaranteed by the Acquired Companies (see note 15) and mature on November 15, 2001 and are redeemable in whole or in part at the option of VIALOG on or after November 15, 1999 at 110% of the principal amount thereof, and on or after November 15, 2000 at 105% of the principal amount thereof, in each case together with accrued interest to the date of redemption. In addition, there are certain other early redemption options available to VIALOG at any time on or prior to November 15, 1999 at certain premiums, as specified in the indenture pursuant to which the Senior Notes were issued (the "Indenture"). In the event of a change in control, as defined in the Indenture, the Company may be required to repurchase all of the outstanding Senior Notes at 101% of the principal amount plus accrued interest and additional interest, if any. The Indenture contains restrictive covenants with respect to the Company that among other things, create limitations (subject to certain exceptions) on (i) the incurrence of additional indebtedness, (ii) the ability of VIALOG to purchase, redeem or otherwise acquire or retire any VIALOG common stock or warrants, rights or options to acquire VIALOG common stock, to retire any subordinated indebtedness prior to final maturity or to make investments in any person, (iii) certain transactions with affiliates, (iv) the ability to materially change the present method of conducting business, (v) the granting of liens on property or assets, (vi) mergers, consolidations and the disposition of assets, (vii) declaring and paying any dividends or making any distribution on shares of common stock, and (viii) the issuance or sale of any capital stock of the Company's subsidiaries. The Indenture does not require VIALOG to maintain compliance with any financial ratios or tests, except with respect to certain restrictive covenants noted above. The Company is in compliance with all covenants contained in the Indenture at December 31, 1997. Warrants to purchase 1,059,303 common shares at an exercise price of $.01 per share were issued in conjunction with the Senior Notes. Of the total issued, 756,645 warrants were attached to the Senior Notes and 302,658 were issued to Jefferies and Company, Inc., the initial purchaser of the Senior Notes, as part of its compensation for services rendered in connection with such offering. The value of the warrants attached to the Senior Notes was $4.4 million and was recorded as debt discount and additional paid-in capital. The value of the warrants issued, which represented additional consideration to the initial purchaser of the Senior Notes, was $1.7 million and was recorded as deferred debt issuance costs. In addition, the Company incurred commissions of $3.8 million and legal and other costs of $2.1 million. The deferred debt issuance costs are being amortized over the life of the Senior Notes. The warrants may be exercised between November 1997 and November 2001. The proceeds from the Senior Notes were used to complete the acquisitions (see
Note 2 "Acquisitions"), repay outstanding indebtedness and fund working capital requirements. On February 12, 1998, VIALOG offered to exchange Senior Notes, Series B for Senior Notes, Series A (see Note 16 "Subsequent Events").

 Interest Income (Expense), Net

  Interest income (expense), net consists of the following:

                                                  YEAR ENDED     SIX MONTHS
                                                 DECEMBER 31,  ENDED JUNE 30,
                                                 ------------  ---------------
                                                 1996  1997    1997     1998
                                                 ---- -------  -----  --------
                                                                (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS)
   Interest income.............................. $  1 $    56  $ --   $    182
   Interest expense.............................  --   (1,922)   (66)   (6,336)
                                                 ---- -------  -----  --------
     Interest income (expense), net............. $  1 $(1,866) $ (66) $ (6,154)
                                                 ==== =======  =====  ========

                              VIALOG CORPORATION

(7) ACCRUED EXPENSES

  Accrued expenses consist primarily of the following:

                                                       DECEMBER 31,
                                                       ------------  JUNE 30,
                                                       1996   1997     1998
                                                       ----- ------ -----------
                                                                    (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)
   Accrued interest................................... $ --  $1,310   $1,215
   Accrued payroll and related costs..................   257  1,119    1,503
   Accrued acquisition and financing related costs....   406  1,550    1,203
   Accrued other......................................   --   1,746    1,639
                                                       ----- ------   ------
                                                       $ 663 $5,725   $5,560
                                                       ===== ======   ======

(8) COMMITMENTS AND CONTINGENCIES

  VIALOG conducts its operations primarily in leased facilities under operating lease arrangements expiring on various dates through May 2008. Certain long-term capital leases have been included in Property and Equipment and Long-Term Debt in the accompanying consolidated balance sheets.

  Future minimum lease payments under capital and operating leases with initial terms of one year or more are as follows:

   YEAR ENDING DECEMBER 31,                    CAPITAL LEASES OPERATING LEASES
   ------------------------                    -------------- ----------------
                                                   (DOLLARS IN THOUSANDS)
   1998.......................................     $  485          $1,035
   1999.......................................        434             980
   2000.......................................        232             938
   2001.......................................         90             809
   2002.......................................          1             750
   Thereafter.................................        --            2,241
                                                   ------          ------
   Total minimum lease payments...............      1,242          $6,753
                                                                   ======
   Less: Amount representing interest on
    capital leases............................        198
                                                   ------
   Present value of minimum lease payments at
    December 31, 1997.........................     $1,044
                                                   ======

  Total operating lease rental expense for VIALOG for the years ended December 31, 1996 and 1997 were $0 and $198,000, respectively.

(9) PROVISION FOR INCOME TAXES

  Income tax (expense) benefit for the years ended December 31, 1996 and 1997 consists of the following:

                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
                                                         (DOLLARS IN THOUSANDS)
   December 31, 1996:
     Federal............................................  $ --    $ 398   $ 398
     State..............................................    --      124     124
                                                          -----   -----   -----
                                                          $ --    $ 522   $ 522
                                                          =====   =====   =====
   December 31, 1997:
     Federal............................................  $ --    $(398)  $(398)
     State..............................................    --     (124)   (124)
                                                          -----   -----   -----
                                                          $ --    $(522)  $(522)
                                                          =====   =====   =====

                              VIALOG CORPORATION

  Income tax benefit differed from the amounts computed by applying the U.S. statutory federal income tax rate of 34% as a result of the following:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ---------------
                                                               1996     1997
                                                               ------ --------
                                                                  (DOLLARS
                                                               IN THOUSANDS)
   Computed "expected" tax benefit...........................  $ 445  $  5,202
   State and local income taxes, net of federal tax benefit..     82       918
   Non deductible amounts and other differences..............     (5)     (167)
   Change in valuation allowance for deferred taxes allocated
    to income tax expense....................................    --     (6,469)
   Other.....................................................    --         (6)
                                                               -----  --------
     Tax benefit.............................................  $ 522  $   (522)
                                                               =====  ========

  The tax effects of temporary differences that give rise to significant portion of deferred tax assets and liabilities are presented below:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                --------------
                                                                1996    1997
                                                                --------------
                                                                   (DOLLARS
                                                                IN THOUSANDS)
   Deferred tax asset:
     Organizational expenditures and start-up costs...........  $ 522 $  2,029
     Accrual to cash accounting adjustment....................    --      (162)
     Purchased in-process research and development amortized
      for tax purposes over 15 years..........................    --     3,040
     Net operating loss carryforwards.........................    --     1,563
     Capital loss and charitable contribution carry forwards..    --         2
     Property and equipment...................................    --       (92)
     Bad debts................................................    --        24
     Original issue discount amortization.....................    --        13
     Other....................................................    --        52
     Valuation allowance......................................    --    (6,469)
                                                                ----- --------
       Net deferred tax assets................................  $ 522 $    --
                                                                ===== ========

  VIALOG had net operating loss carryforwards of $0 and $3.9 million at December 31, 1996 and 1997, respectively, which expire in 2012. Utilization of the net operating losses may be subject to an annual limitation provided by change in ownership provisions of Section 382 of the Internal Revenue Code of 1986 and similar state provisions.

  In assessing the realizability of deferred tax assets, VIALOG considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on management's projections for future taxable income, a valuation allowance has been established for the deferred tax assets.

  In accordance with FAS 109, the accounting for the tax benefits of acquired deductible temporary differences, which are not recognized at the acquisition date because a valuation allowance is established, and are recognized subsequent to the Acquisitions will be applied first to reduce to zero any goodwill and other

                              VIALOG CORPORATION
noncurrent intangible assets related to the acquisitions. Any remaining benefits would be recognized as a reduction of income tax expense. As of December 31, 1997, $144,260 of the Company's net operating loss carryforward deferred tax asset of $1,563,000 pertains to the Acquired Companies and all of the Company's

$2,000 capital loss and charitable contribution carryforward deferred tax asset pertains to the Acquired Companies, the future benefit of which will be applied first to reduce to zero any goodwill and other noncurrent intangible assets related to the acquisitions prior to reducing the Company's income tax expense.

(10) STOCKHOLDERS' EQUITY

 (a) Sale of Common Stock

  During 1996, VIALOG sold common stock through several private placements. The proceeds of the sales were used primarily for expenses relating to the business acquisition agreements and a proposed financing. A total of 758,000 shares of common stock were sold for aggregate net proceeds of $865,000.

 (b) Common Stock Grants

  Between February and November 1996, VIALOG issued a total of 419,500 shares of common stock under the 1996 Stock Plan to consultants and employees as an inducement to them to provide services to VIALOG. Compensation expense of $123,000 which represents the estimated fair market value of the stock granted, was recorded in connection with these transactions.

 (c) Common Stock Split

  On October 16, 1997, the Board of Directors approved a 2-for-1 stock split of VIALOG's common stock. All prior periods have been restated to reflect this stock split effected as a recapitalization.

 (d) Preferred Stock

  On February 14, 1997, the stockholders voted to authorize 10,000,000 shares of preferred stock. No shares of preferred stock are issued and outstanding.

 (e) Warrants

  During 1997, VIALOG issued warrants to purchase common stock in connection with certain financing transactions (see Note 6 "Long-Term Debt").

(11) EMPLOYEE BENEFIT PLANS

 (a) The 1996 Stock Plan

  On February 14, 1996, the Board of Directors and VIALOG's stockholders approved VIALOG's 1996 Stock Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in VIALOG. Individual awards under the plan may take the form of one or more of: (i) incentive stock options ("ISOs"); (ii) non-qualified stock options ("NQSOs"); (iii) stock appreciation rights ("SARs"); and (iv) restricted stock.

  The Compensation Committee administers the Plan and generally selects the individuals who will receive awards and the terms and conditions of those awards. The maximum number of shares of common stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed 3,000,000 and 3,250,000 shares as of December 31, 1996 and 1997, respectively. Shares of common stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

                              VIALOG CORPORATION

  The Plan will remain in effect until February 14, 2006 unless terminated earlier by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of VIALOG, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation by the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted.

  The following is a summary of stock option activity:

                                                                WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                     ---------  ----------------
   Options outstanding at December 31, 1995.........       --        $ --
     Granted........................................ 1,746,132        0.29
     Exercised......................................   (75,000)       0.03
     Canceled.......................................  (576,000)       0.03
                                                     ---------       -----
   Options outstanding at December 31, 1996......... 1,095,132        0.45
     Granted........................................   763,849        4.14
     Exercised......................................  (104,000)       0.03
     Canceled.......................................  (400,110)       1.03
                                                     ---------       -----
   Options outstanding at December 31, 1997......... 1,354,871       $2.39
                                                     =========       =====

  The options generally vest in equal quarterly installments over 3 years and have a 10 year term. At December 31, 1996 and 1997, 75,000 and 467,771 options, respectively, were exercisable at weighted average exercise prices of $.2775 and $1.03 per share, respectively. At December 31, 1997, there were 1,296,629 additional shares available for grant under the Plan.

  The following is a summary of options outstanding and exercisable at December 31, 1997:

                          OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
              ------------------------------------------- --------------------------
   RANGE OF                  WEIGHTED    WEIGHTED AVERAGE                WEIGHTED
   EXERCISE     NUMBER       AVERAGE        REMAINING       NUMBER       AVERAGE
    PRICES    OUTSTANDING EXERCISE PRICE CONTRACTUAL LIFE EXERCISABLE EXERCISE PRICE
   --------   ----------- -------------- ---------------- ----------- --------------
   $0.025-
    $0.278       547,552      $0.19         6.7 years       360,306       $0.21
    $2.00        387,470       2.00         9.4 years        43,720        2.00
    $4.50-
    $5.75        419,849       5.63         9.0 years        63,745        4.97
               ---------                                    -------
               1,354,871       2.39                         467,771        1.03
               =========                                    =======

  In 1996, VIALOG granted a total of 111,112 options to consultants. Compensation expense of $50,000 has been recorded in connection with these transactions in 1996. During 1997, modifications were made to the vesting and expiration periods of certain outstanding options. Compensation expense of $958,000 has been recorded in 1997 in connection with these modifications.

                              VIALOG CORPORATION

  VIALOG applies APB Opinion No. 25 accounting for stock issued to employees in accounting for its Plan and, accordingly, compensation cost is only recognized in the financial statements for stock options granted to employees when the fair value on the grant date exceeds the exercise price. Had VIALOG determined compensation cost based on the fair value at grant date for its stock options under SFAS No. 123, its net loss would have been increased to the pro forma amounts indicated below:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------- ------------
                                                       (DOLLARS IN THOUSANDS)
   Net loss
     As reported...................................... $     (785) $    (15,821)
     Pro forma........................................ $     (800) $    (15,901)
   Loss per share
     As reported...................................... $    (0.38) $      (5.48)
     Pro forma........................................ $    (0.38) $      (5.50)

  The per share weighted-average fair value of stock options granted during 1996 and 1997, respectively, were $.135 and $1.00 for ISOs and $.37 and $1.30 for NQSOs on the date of grant using the minimum value option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively: no expected dividend yields for both periods, risk-free interest rates of 6.1% and 5.88%, and expected lives of 5 years for both periods.

 (b) Retirement Plan

  Access, one of the Acquired Companies, maintains a defined contribution retirement plan (the "Plan") under Section 401(k) of the Internal Revenue Code which covers all eligible employees. Employee contributions are voluntary and vest with the employee immediately. The Plan provides for matching contributions by Access of 50% of employee contributions, up to certain limits as defined in the Plan. Access' matching contributions vest over the employee's period of service. Access' matching contributions to the Plan for the period ended December 31, 1997 was $1,000.

  Effective December 31, 1997, all employees became fully vested in Access' matching contributions. Effective January 1, 1998, Access' matching contributions were discontinued.

 (c) Employment Agreements

  Certain of the executive officers of VIALOG have entered into employment agreements with VIALOG which provide for severance payments in the event their employment is terminated prior to the expiration of their employment terms. The severance terms range from six months to three years, depending on the timing and circumstances of the termination.

(12) SIGNIFICANT CUSTOMERS

  During the year ended December 31, 1997, VIALOG had one customer which represented 8.4% of total net revenues.

(13) RELATED PARTY TRANSACTIONS

  The following summarizes the significant related party transactions:

    (a) During 1997 VIALOG paid $1.8 million for legal fees and expenses to a firm having a member who is also a director of VIALOG.

                              VIALOG CORPORATION

    (b) From December 1997 to February 1998, one of VIALOG's stockholders provided consulting services to the Company for a monthly fee of $10,000.

    (c) TCC provides teleconferencing services to customers of a company owned by the spouse of a shareholder of the Company.

    (d) VIALOG has implemented a policy whereby neither VIALOG nor any subsidiary (which includes the Acquired Companies) will enter into contracts or business arrangements with persons or entities owned in whole or in part by officers or directors of VIALOG or any subsidiary except on an arms-length basis and with the approval of VIALOG's Board of Directors. VIALOG's bylaws require that any approval must be by a majority of the independent directors then in office who have no interest in such contract or transaction.

(14) LITIGATION

  In connection with the acquisition of Call Points, one of the Acquired Companies, VIALOG agreed to assume all disclosed liabilities with the exception of any liabilities arising out of Equal Employment Opportunity Commission ("EEOC") claims and litigation filed against Call Points and Ropir Industries, Inc. ("Ropir"), the sole stockholder and parent corporation of Call Points, by certain former and current employees. On or about October 30, 1997, 11 employees or former employees of Call Points filed claims in federal district court against Call Points, Ropir and certain other parties named therein. VIALOG has not been named as a party to these claims, however, complainants in these cases could seek to name VIALOG as a defendant in such pending litigation and could seek to hold VIALOG liable for damages resulting from the litigation as a successor in interest to Call Points. In addition to equitable relief, the complainants are seeking back pay, compensatory and punitive damages and attorneys fees based on allegations of discrimination, retaliation and racially harassing atmosphere. The principal stockholder of Call Points agreed to indemnify VIALOG from any liability relating to such claims and placed $250,000 of the proceeds from the sale of Call Points in escrow with a third party to secure such indemnification obligations. In light of such indemnification, management does not believe that the resolution of these claims will have a material adverse effect on VIALOG's results of operations or financial position.

  A former employee of CSI, one of the Acquired Companies, has claimed in writing that he may be entitled to up to five percent of the stock of CSI, based on an unsigned paper outlining possible employment terms. CSI's position is that the only agreements with such employee were set forth in two successive executed employment agreements, each of which had a specific provision that such agreement was inclusive as to the terms of employment. VIALOG and the former stockholders of CSI believe that such claim is without merit.

                              VIALOG CORPORATION

(15) SUPPLEMENTAL CONSOLIDATING CONDENSED FINANCIAL INFORMATION

  The 12 3/4% Senior Notes due November 15, 2001, in the aggregate principal amount of $75 million, are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's subsidiaries. Each of the guarantors is a wholly-owned subsidiary of the Company. Summarized financial information of the Company and its subsidiaries is presented below as of and for the year ended December 31, 1997 and the six months ended June 30, 1998. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because management has determined that they are not material to investors.

                            VIALOG                      CALL
                            CORP.    ACCESS     CSI    POINTS    TCC    AMERICO   CDC    ELIMINATIONS CONSOLIDATED
                           --------  -------  -------  -------  ------  -------  ------  ------------ ------------
BALANCE SHEET INFORMATION
 AS OF DECEMBER 31, 1997
Total current assets.....  $ 11,799  $   725  $   431  $ 1,506  $  556  $    5   $  488    $    --      $ 15,510
Property and equipment,
 net.....................        70    3,306      961    1,617     883     611       96         --         7,544
Investment in
 subsidiaries............    57,121      --       --       --      --      --       --      (57,121)         --
Goodwill and intangible
 assets, net.............       --    15,899   15,202    3,872   3,945   2,970    2,503         --        44,391
Other assets.............     7,430       34       86      --       12      73        3         --         7,638
                           --------  -------  -------  -------  ------  ------   ------    --------     --------
 Total assets............  $ 76,420  $19,964  $16,680  $ 6,995  $5,396  $3,659   $3,090    $(57,121)    $ 75,083
                           ========  =======  =======  =======  ======  ======   ======    ========     ========
Current liabilities......  $  3,145  $ 1,976  $   471  $   824  $  680  $1,038   $  117    $    --      $  8,251
Long-term debt...........    70,797       24      449      --      195      74      --          --        71,539
Other liabilities........       --       155      --       --      --      --        20         --           175
Stockholders' equity
 (deficit)...............     2,478   17,809   15,760    6,171   4,521   2,547    2,953     (57,121)      (4,882)
                           --------  -------  -------  -------  ------  ------   ------    --------     --------
 Total liabilities and
  stockholders' equity
  (deficit)..............  $ 76,420  $19,964  $16,680  $ 6,995  $5,396  $3,659   $3,090    $(57,121)    $ 75,083
                           ========  =======  =======  =======  ======  ======   ======    ========     ========
STATEMENT OF OPERATIONS
 INFORMATION FOR THE YEAR
 ENDED DECEMBER 31,
 1997(1)
Net revenues.............  $    --   $ 1,620  $   854  $ 1,142  $  567  $  290   $  353    $    (10)    $  4,816
Cost of revenues,
 excluding depreciation..       --       709      322      806     279     212      174         (10)       2,492
Selling, general and
 administrative
 expenses................     6,117      403       93      159     190     134       82         --         7,178
Depreciation expense.....        10       80       60       79      27       9        8         --           273
Amortization of goodwill
 and intangibles.........       --       103      108       33      26      20       16         --           306
Write-off of in-process
 research and
 development.............       --     2,200    3,400    2,000     120     160      120         --         8,000
                           --------  -------  -------  -------  ------  ------   ------    --------     --------
 Operating loss..........    (6,127)  (1,875)  (3,129)  (1,935)    (75)   (245)     (47)        --       (13,433)
Interest income
 (expense), net..........    (1,828)     (16)     (12)       2      (4)     (8)     --          --        (1,866)
                           --------  -------  -------  -------  ------  ------   ------    --------     --------
 Loss before taxes.......    (7,955)  (1,891)  (3,141)  (1,933)    (79)   (253)     (47)        --       (15,299)
Income tax expense.......      (522)     --       --       --      --      --       --          --          (522)
                           --------  -------  -------  -------  ------  ------   ------    --------     --------
 Net loss................  $ (8,477) $(1,891) $(3,141) $(1,933) $  (79) $ (253)  $  (47)   $    --      $(15,821)
                           ========  =======  =======  =======  ======  ======   ======    ========     ========
CASH FLOW INFORMATION FOR
 THE
 YEAR ENDED DECEMBER 31,
 1997(1)
Cash flows provided by
 (used in) operating ac-
 tivities................  $ (7,072) $ 1,663  $   407  $   320  $   65  $  264   $  205    $    --      $ (4,148)
Cash flows provided by
 (used in) investing ac-
 tivities................   (54,281)     192       90      169      56      (8)      20         --       (53,762)
Cash flows provided by
 (used in) financing ac-
 tivities................    69,412   (1,415)    (546)      --     (75)   (189)     (47)        --        67,140
                           --------  -------  -------  -------  ------  ------   ------    --------     --------
Net increase in cash and
 cash
 equivalents.............     8,059      440     (49)      489      46      67      178         --         9,230
Cash and cash equivalents
 at the beginning of
 year....................       337      --       --       --      --      --        --         --           337
                           --------  -------  -------  -------  ------  ------   ------    --------     --------
Cash and cash equivalents
 at the end of year......  $  8,396  $   440  $  (49)  $   489  $   46  $   67   $  178    $    --      $  9,567
                           ========  =======  =======  =======  ======  ======   ======    ========     ========

--------
(1)Represents operating results of the Acquired Companies from the date of Acquisition on November 12, 1997.

                               VIALOG CORPORATION

                           VIALOG
                           CORP.    ACCESS     CSI    CALL POINTS  TCC    AMERICO   CDC    ELIMINATIONS CONSOLIDATED
                          --------  -------  -------  ----------- ------  -------  ------  ------------ ------------
BALANCE SHEET
 INFORMATION AS OF JUNE
 30, 1998 (UNAUDITED)
Total current assets....  $  2,111  $ 2,978  $ 2,029    $2,386    $1,055  $ (588)  $  781    $    --      $10,752
Property and equipment,
 net....................       291    4,439    1,109     1,761     1,069     636       91         --        9,396
Investment in
 subsidiaries...........    57,121      --       --        --        --      --       --      (57,121)        --
Goodwill and intangible
 assets, net............       --    15,457   14,769     3,744     3,842   2,891    2,437         --       43,140
Other assets............     6,652      159       79       --         14      91        8         --        7,003
                          --------  -------  -------    ------    ------  ------   ------    --------     -------
 Total assets...........  $ 66,175  $23,033  $17,986    $7,891    $5,980  $3,030   $3,317    $(57,121)    $70,291
                          ========  =======  =======    ======    ======  ======   ======    ========     =======
Current liabilities.....  $  3,325  $ 2,065  $   595    $  934    $  700  $  797   $  133    $    --      $ 8,549
Long-term debt,
 excluding current
 portion................    71,341       16      334       --        136      84      --          --       71,911
Other liabilities.......       --       172      --        --         13     --        21         --          206
Stockholders' equity
 (deficit)..............    (8,491)  20,780   17,057     6,957     5,131   2,149    3,163     (57,121)    (10,375)
                          --------  -------  -------    ------    ------  ------   ------    --------     -------
 Total liabilities and
  stockholders' equity
  (deficit).............  $ 66,175  $23,033  $17,986    $7,891    $5,980  $3,030   $3,317    $(57,121)    $70,291
                          ========  =======  =======    ======    ======  ======   ======    ========     =======
STATEMENT OF OPERATIONS
 INFORMATION FOR THE SIX
 MONTHS ENDED JUNE 30,
 1998 (UNAUDITED)
Net revenues............  $    --   $ 8,797  $ 4,164    $4,787    $2,809  $1,457   $1,394    $   (240)    $23,168
Cost of revenues,
 excluding
 depreciation...........       --     4,055    1,753     3,336     1,490     924      816        (240)     12,134
Selling, general and
 administrative
 expenses...............     4,907      714      463       323       474     778      283         --        7,942
Depreciation expense....        23      615      188       214       114      57       24         --        1,235
Amortization of goodwill
 and intangibles........       --       445      433       127       102      78       66         --        1,251
                          --------  -------  -------    ------    ------  ------   ------    --------     -------
 Operating income
  (loss)................    (4,930)   2,968    1,327       787       629    (380)     205         --          606
Interest income
 (expense), net.........    (6,095)       3      (29)      --        (19)    (19)       5         --       (6,154)
                          --------  -------  -------    ------    ------  ------   ------    --------     -------
 Net income (loss)......  $(11,025) $ 2,971  $ 1,298    $  787    $  610  $ (399)  $  210    $    --      $(5,548)
                          ========  =======  =======    ======    ======  ======   ======    ========     =======
CASH FLOW INFORMATION
 FOR THE SIX MONTHS
 ENDED JUNE 30, 1998
Cash flows provided by
 (used in)
 operating activities...  $ (4,016) $   873  $   647    $  (45)   $  313  $  (61)  $ (133)   $    --      $(2,422)
Cash flows used in in-
 vesting activities.....      (363)  (1,748)    (336)     (358)     (300)    (82)     (19)        --       (3,206)
Cash flows used in fi-
 nancing activities.....      (133)     (18)    (119)      --        (51)    (10)     --          --         (331)
                          --------  -------  -------    ------    ------  ------   ------    --------     -------
Net increase in cash and
 cash
 equivalents............    (4,512)    (893)     192      (403)      (38)   (153)    (152)        --       (5,959)
Cash and cash equiva-
 lents at the
 beginning of period....     8,396      440      (49)      489        46      67      178         --        9,567
                          --------  -------  -------    ------    ------  ------   ------    --------     -------
Cash and cash equiva-
 lents at the end of
 period.................  $  3,884  $  (453) $   143    $   86    $    8  $  (86)  $   26    $    --      $ 3,608
                          ========  =======  =======    ======    ======  ======   ======    ========     =======

                              VIALOG CORPORATION

(16) SUBSEQUENT EVENTS

 (a) Exchange Offer

  On February 12, 1998, VIALOG offered to exchange (the "Exchange Offer") $75.0 million of 12 3/4% Senior Notes, Series B (the "Exchange Notes") for the existing $75.0 million of 12 3/4% Senior Notes, Series A (the "Old Notes"). In connection with the Exchange Offer, VIALOG filed with the Securities and Exchange Commission a Registration Statement on Form S-4 for the registration of the Exchange Notes under the Securities Act of 1933. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. VIALOG did not receive any proceeds from the Exchange Offer.

  On March 26, 1998, the Exchange Offer of 12 3/4% Senior Notes, Series B for the existing 12 3/4% Senior Notes, Series A terminated, with all of the Old Notes being surrendered for Exchange Notes.

 (b) The 1996 Stock Plan

  During the six months ended June 30, 1998, VIALOG granted to employees under the 1996 Stock Plan, options to purchase 696,975 shares of common stock at exercise prices ranging from $5.75 to $10.00 per share.

 (c) ABCC Acquisition

  In May, 1998, VIALOG signed a definitive merger agreement to acquire all of the common stock of A Business Conference-Call, Inc., contingent upon completion of certain items defined in the merger agreement. The acquisition will be accounted for using the purchase method of accounting. The total purchase price is $14.0 million in cash plus (i) an additional amount, based on ABCC's closing date balance sheet, equal to the balances of cash plus accounts receivable (net of a bad debt reserve of 5%) less all liabilities as of the closing date and (ii) approximately $100,000 related to tax reimbursements. Based on the June 30, 1998 balance sheet, the amount of such additional consideration would be approximately $252,000. In addition, the Company expects to incur approximately $200,000 of acquisition costs. The two stockholders of ABCC will each enter into one-year employment contracts and receive incentive stock options for the purchase of 37,500 shares of common stock at an exercise price equal to the fair value of the common stock at the effective date of the merger. The options will vest as to 3,125 shares on the effective date of the merger and an additional 3,125 shares on each October 1, January 1, April 1, and July 1 thereafter until fully vested.

 (d) Officer Termination

  The Company terminated the employment of David L. Lipsky, former President of Americo, in June 1998. On July 22, 1998, the Company and Mr. Lipsky signed an agreement resolving a dispute regarding his employment and position at Americo. The Company agreed to pay Mr. Lipsky a sum of $309,000, less required witholdings and deductions, in satisfaction of amounts due under his employment agreement and to include Mr. Lipsky as a selling stockholder in this Offering with respect to the 267,826 shares of common stock owned by Mr. Lipsky. In exchange, Mr. Lipsky agreed, among other things, to cancel all of his vested and unvested stock options, release the Company from all claims, refrain from acquiring any voting securities of the Company for ten years, and acknowledge the termination of his employment as President of Americo and his term as a Director of the Company. Approximately $413,000 has been expensed in the six months ended June 30, 1998 related to the payment of $309,000 and associated legal fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Telephone Business Meetings, Inc.:

  We have audited the accompanying balance sheets of Telephone Business Meetings, Inc. ("Access") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, the period January 1, 1995 to April 9, 1995, the period April 10, 1995 to December 31, 1995, the year ended December 31, 1996 and for the period January 1, 1997 to November 12, 1997. These financial statements are the responsibility of Access' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone Business Meetings, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1994, the period January 1, 1995 to April 9, 1995, the period April 10, 1995 to December 31, 1995, the year ended December 31, 1996 and the period January 1, 1997 to November 12, 1997, in conformity with generally accepted accounting principles.

  As discussed in note 4 to the financial statements, effective April 10, 1995, Access repurchased all of the common stock of one of Access' founding stockholders, representing a 50% interest in Access. As a result of the change in control, the financial information for the periods after the change in control is presented on a different cost basis than that for the periods before the change in control and, therefore, is not comparable.

                                          KPMG Peat Marwick LLP

Washington, D.C.
July 2, 1998

                       TELEPHONE BUSINESS MEETINGS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
                         ASSETS (note 3)
Current assets:
  Cash and cash equivalents...................................... $  390 $  804
  Trade accounts receivable, less allowance for doubtful accounts of $33 and $206 at December 31, 1995 and December 31, 1996,
   respectively..................................................    802  1,103
  Prepaid expenses and other current assets......................    108    161
                                                                  ------ ------
    Total current assets.........................................  1,300  2,068
                                                                  ------ ------
Property and equipment, net (note 2).............................  2,032  2,201
Restricted cash..................................................    105    110
Excess of purchase price over the fair value of the interest in net assets of the former stockholders, net of accumulated
 amortization of $12 and $28  at December 31, 1995 and December
 31, 1996 (note 4)...............................................    231    215
Other assets.....................................................      4     11
                                                                  ------ ------
    Total assets................................................. $3,672 $4,605
                                                                  ====== ======
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 3)................ $  732 $  654
  Current installments of note payable to former stockholder
   (note 4)......................................................    109    116
  Current installments of obligations under capital leases (note
   7)............................................................     28     32
  Accounts payable...............................................      4    141
  Accrued expenses (note 6)......................................    276    366
  Income taxes payable...........................................     10    --
                                                                  ------ ------
    Total current liabilities....................................  1,159  1,309
                                                                  ------ ------
  Long-term debt, excluding current installments (note 3)........  1,029    880
  Note payable to former stockholder, excluding current
   installments
   (note 4)......................................................    439    323
  Obligations under capital leases, excluding current
   installments (note 7).........................................     79     47
  Deferred rent..................................................     94    128
                                                                  ------ ------
    Total liabilities............................................  2,800  2,687
                                                                  ------ ------
Common stock issued to employees with redemption option, 15.464
 shares at liquidation value (note 5)............................    --     148
                                                                  ------ ------
Stockholders' equity (notes 4 and 5):
  Common stock, $.01 par value. Authorized and issued 1,000
   shares; 500 shares outstanding................................    --     --
  Additional paid-in capital.....................................    660    660
  Retained earnings..............................................    212  1,110
                                                                  ------ ------
    Total stockholders' equity...................................    872  1,770
                                                                  ------ ------
Commitments and contingencies (notes 7 and 8)
  Total liabilities and stockholders' equity..................... $3,672 $4,605
                                                                  ====== ======

                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                            PERIOD FROM
                                        PERIOD       PERIOD                  JANUARY 1,
                          YEAR ENDED  JANUARY 1,  APRIL 10, TO  YEAR ENDED    1997 TO
                         DECEMBER 31, TO APRIL 9, DECEMBER 31, DECEMBER 31, NOVEMBER 12,
                             1994        1995         1995         1996         1997
                         ------------ ----------- ------------ ------------ ------------
Net revenues............   $ 5,114     $  1,590     $ 4,918     $   9,073    $  10,945
Cost of revenues,
 excluding
 depreciation...........     2,608          760       2,261         3,564        4,791
Selling, general and
 administrative
 expenses...............     1,691          498       1,986         3,332        4,124
Depreciation and
 amortization expense...       269          121         375           630          823
                           -------     --------     -------     ---------    ---------
  Income from
   operations...........       546          211         296         1,547        1,207
Interest expense, net...        49           12         140           174          132
                           -------     --------     -------     ---------    ---------
  Income before income
   tax expense
   (benefit)............       497          199         156         1,373        1,075
Income tax expense
 (benefit)..............        52            8         (56)          --           --
                           -------     --------     -------     ---------    ---------
  Net income............   $   445     $    191     $   212     $   1,373    $   1,075
                           =======     ========     =======     =========    =========
  Net income per share -
   basic and
   diluted .............   $445.00     $ 191.00     $424.00     $2,746.00    $2,150.00
                           =======     ========     =======     =========    =========
  Weighted average
   shares
   outstanding .........     1,000        1,000         500           500          500
                           =======     ========     =======     =========    =========


                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK
                         -------------------                              TOTAL
                         NUMBER OF             ADDITIONAL    RETAINED STOCKHOLDERS'
                          SHARES   PAR VALUE PAID IN CAPITAL EARNINGS    EQUITY
                         --------- --------- --------------- -------- -------------
Balance at December 31,
 1993...................   1,000     $--          $  4        $  715     $  719
Disbursements...........     --       --           --            (39)       (39)
Net income..............     --       --           --            445        445
                           -----     ----         ----        ------     ------
Balance at December 31,
 1994...................   1,000      --             4         1,121      1,125
Net income..............     --       --           --            191        191
                           -----     ----         ----        ------     ------
Balance at April 9,
 1995...................   1,000     $--          $  4        $1,312     $1,316
                           =====     ====         ====        ======     ======
Balance subsequent to
 repurchase of 50% in-
 terest (note 4)........     500     $--          $660        $  --      $  660
Net income..............     --       --           --            212        212
                           -----     ----         ----        ------     ------
Balance at December 31,
 1995...................     500      --           660           212        872
Distributions...........     --       --           --           (475)      (475)
Net income..............     --       --           --          1,373      1,373
                           -----     ----         ----        ------     ------
Balance at December 31,
 1996...................     500      --           660         1,110      1,770
Distributions...........     --       --           --         (1,284)    (1,284)
Net income..............     --       --           --          1,075      1,075
                           -----     ----         ----        ------     ------
Balance at November 12,
 1997...................     500     $--          $660        $  901     $1,561
                           =====     ====         ====        ======     ======


                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                PERIOD FROM
                                         PERIOD        PERIOD                    JANUARY 1,
                           YEAR ENDED  JANUARY 1,  APRIL 10, 1995   YEAR ENDED    1997 TO
                          DECEMBER 31, TO APRIL 9, TO DECEMBER 31, DECEMBER 31, NOVEMBER 12,
                              1994        1995          1995           1996         1997
                          ------------ ----------- --------------- ------------ ------------
Cash flows from operat-
 ing activities:
 Net income.............     $ 445       $  191        $   212        $1,373       $1,075
 Adjustments to recon-
  cile net income to net
  cash
  provided by operating
  activities:
 Depreciation and amor-
  tization..............       269          121            375           630          823
 Deferred income tax-
  es....................        24          --             (62)          --           --
 Compensation expense
  for issuance of com-
  mon stock.............       --           --             --            148          402
 Changes in operating
  assets and liabili-
  ties:
  Trade accounts re-
   ceivable, net........       (71)        (170)          (108)         (301)        (589)
  Prepaid expenses and
   other current as-
   sets.................       (58)          62             (5)          (53)         146
  Accounts payable and
   accrued expenses.....       (17)          90             22           227          711
  Income taxes pay-
   able.................       --           --             --            (10)         --
  Deferred rent.........       --           --              93            34          --
  Other non current li-
   abilities............       --           --             --            --           364
                             -----       ------        -------        ------       ------
   Net cash provided by
    operating activi-
    ties................       592          294            527         2,048        2,932
                             -----       ------        -------        ------       ------
Cash flows from invest-
 ing activities:
 Additions to property
  and equipment.........      (560)        (123)        (1,227)         (783)      (1,704)
 Restricted cash........       --           --            (105)           (5)         --
 Other assets...........         3          (40)            63            (7)         --
                             -----       ------        -------        ------       ------
   Net cash used in in-
    vesting activities..      (557)        (163)        (1,269)         (795)      (1,704)
                             -----       ------        -------        ------       ------
Cash flows from financ-
 ing activities:
 Proceeds from long-term
  debt..................       484        2,149            --            587         (765)
 Principal repayments of
  long-term debt........      (338)        (626)          (389)         (814)
 Principal repayments of
  notes payable to
  stockholders..........       (85)         --             (51)         (109)         500
 Principal payments un-
  der capital lease ob-
  ligations.............       --           --             (12)          (28)         --
 Cash portion of consid-
  eration paid to former
  stockholder...........       --           --            (300)          --           --
 Distributions to stock-
  holders...............       (39)         --             --           (475)      (1,284)
                             -----       ------        -------        ------       ------
   Net cash provided by
    (used in) financing
    activities..........        22        1,523           (752)         (839)      (1,549)
                             -----       ------        -------        ------       ------
 Net increase (decrease)
  in cash and cash
  equivalents...........        57        1,654         (1,494)          414         (321)
 Cash and cash equiva-
  lents at beginning of
  period................       173          230          1,884           390          804
                             -----       ------        -------        ------       ------
 Cash and cash equiva-
  lents at end of peri-
  od....................     $ 230       $1,884        $   390        $  804       $  483
                             =====       ======        =======        ======       ======
Supplemental disclosures
 of cash flow informa-
 tion:
 Cash paid during the
  period for:
 Interest...............     $  49       $   18        $   169        $  191       $  108
                             =====       ======        =======        ======       ======
 Income taxes...........     $  22       $  --         $   --         $   10       $  --
                             =====       ======        =======        ======       ======
Supplemental disclosure
 of noncash investing
 and
 financing activities:
 Capital lease obliga-
  tions.................     $ --        $  --         $   120        $  --        $  --
                             =====       ======        =======        ======       ======
 Issuance of note pay-
  able in partial con-
  sideration to
  former stockholder....     $ --        $  --         $   599        $  --        $  --
                             =====       ======        =======        ======       ======

                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Telephone Business Meetings, Inc. ("Access"), which operates under the names ACCESS Conference Call Service and ACCESS Teleconferencing International, provides telephone and video group communications services to a broad spectrum of individuals and businesses throughout the United States. Access' operations center is located in Reston, Virginia.

  On November 12, 1997, VIALOG Corporation acquired all of the outstanding stock of Access for cash, and Access became a wholly-owned subsidiary of VIALOG Corporation. The acquisition of Access was accounted for by the purchase method. Accordingly, all of the identified tangible and intangible assets and liabilities were recorded at their current fair market value and the excess of the purchase price over the fair value of the net assets acquired were recorded as intangible assets, which are being amortized over periods up to 20 years. Under the terms of the acquisition agreement, the stockholders of Access agreed to make an election under Section 338(h)(10) of the Internal Revenue Code in order for the acquisition to be treated as an asset purchase for tax purposes.

  At the time of the acquisition, the tax election of Access under the provisions of the Internal Revenue Code was changed from an S corporation to a C Corporation. As a result, Access will be subject to corporate income taxes subsequent to the date of the acquisition.


 (c) Use of Estimates

  Management of Access has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

  Cash and cash equivalents includes cash on hand and short-term investments with original maturities of three months or less.

 (e) Restricted Cash

  Restricted cash consists of a certificate of deposit which is security for Access' commitment under its office lease and is classified as long-term in the accompanying balance sheets.

 (f) Property and Equipment

  Property and equipment are recorded at cost. Depreciation of property and equipment is provided on the straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives are as follows: five to seven years for office furniture and equipment; seven years for conferencing equipment; and three to five years for computer equipment. Capitalized lease equipment and leasehold improvements are amortized over the lives of the leases, ranging from three to ten years.

 (g) Intangible Assets

  Access monitors its excess of purchase price over the fair value of interest in net assets of the former stockholders (goodwill) to determine whether any impairment of goodwill has occurred. In making such determination with respect to goodwill, Access evaluates the performance, on an undiscounted basis, of the underlying business which gave rise to such amount. Amortization of goodwill is recorded on a straight-line basis over the estimated useful life of 15 years.

 (h) Research and Development

  Access maintains a technical support and engineering department that, in part, develops features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development

                       TELEPHONE BUSINESS MEETINGS, INC.

Costs, Access charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. Access' research and development expenses for the years ended December 31, 1994, 1995, 1996 and the period January 1, 1997 to November 12, 1997 were $128,000, $207,000, $288,000 and $253,000 respectively.

 (i) Income Taxes

  Access has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Access does not pay income taxes on its taxable income. Instead, stockholders of Access are liable for individual federal income taxes for their respective shares of Access' taxable income. Notwithstanding the federal Subchapter S election, franchise income taxes were payable through May of 1995 to the District of Columbia, which does not recognize the Subchapter S election. As of June 1995, Access moved all of its property and office facilities to the State of Virginia.

 (j) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (k) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  Access adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have a material impact on Access' financial position, results of operations, or liquidity.

 (l) Earnings Per Share

  Access adopted the provisions of SFAS No. 128, "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the period January 1, 1997 to November 12, 1997, basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
     Office furniture and equipment.............................. $   66 $   88
     Conferencing equipment......................................  1,982  2,632
     Computer equipment..........................................    456    567
     Capitalized lease equipment.................................    120    120
     Leasehold improvements......................................    234    234
                                                                  ------ ------
                                                                   2,858  3,641
     Less: accumulated depreciation and amortization.............    826  1,440
                                                                  ------ ------
       Property and equipment, net............................... $2,032 $2,201
                                                                  ====== ======

                       TELEPHONE BUSINESS MEETINGS, INC.

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
Note payable to a bank, interest at the prime rate plus 0.75%
 (9.25% at September 30, 1997), monthly principal payments of
 13,890 plus interest, balance due in May 2000................. $   --  $   --
Note payable to a bank, interest only at 9.33% payable monthly through October 1995 and then monthly principal payments of
 $38,095 plus interest until February 1999, with the balance
 due in March 1999.............................................   1,486   1,029
Note payable to a bank, interest at the prime rate plus 0.75%
 (9.25% at September 30, 1997), monthly principal payments of
 $7,000 plus interest, balance due in March 1999...............     --      187
Note payable to a bank, interest at 9.5%, monthly principal
 payments of $9,400 plus interest, balance due in October
 1999..........................................................     --      318
Note payable to a bank, interest at 9.33%, repaid in full in
 September 1996................................................     275     --
                                                                ------- -------
  Total long-term debt.........................................   1,761   1,534
  Less current installments....................................     732     654
                                                                ------- -------
  Long-term debt, excluding current installments............... $ 1,029 $   880
                                                                ======= =======

  All of Access' assets are collateral for the bank notes. In addition, Access' majority stockholder is a guarantor of each of the bank notes. The terms of each of the bank notes include certain financial and other covenants. As of December 31, 1996, as a result of the stock awards discussed in note 5, Access was not in compliance with a covenant which limits the amount of the annual increase in executive compensation. Subsequent to December 31, 1996, Access obtained a waiver of the noncompliance from the lender.

  The aggregate maturities of all notes payable, including the note payable to the former stockholder (see note 4), are as follows (in thousands):

        1997............................................................. $  770
        1998.............................................................    777
        1999.............................................................    357
        2000.............................................................     69
                                                                          ------
                                                                          $1,973
                                                                          ======

  In November 1997, all of the bank notes were repaid in full. On November 12, 1997, Access became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.


(4) RELATED PARTY TRANSACTIONS

  On April 10, 1995, under a Share Purchase Agreement, as amended, all of the common stock, 500 shares, of one of Access' founding stockholders (representing a 50 percent interest in Access) was repurchased by Access for total consideration of $899,000. The consideration consisted of $300,000 of cash paid at closing and a note payable of $599,000 due May 2000, bearing interest at 6%, with equal quarterly principal and interest payments. As of the date of the repurchase, Access experienced a change in control and, accordingly, the acquired 50% interest in the net assets of Access was recognized at fair market value, which approximated book value. The excess consideration paid over the fair market value of the interest in the net assets of the former stockholder was approximately $240,000.

  Concurrent with the repurchase of the shares, Access and the former stockholder entered into an agreement for consulting services and an agreement not to compete for a five-year period in exchange for total consideration

                       TELEPHONE BUSINESS MEETINGS, INC.

of $625,000 payable in equal quarterly payments by Access of $31,000 commencing with the first quarter subsequent to the closing and continuing through April 2000.

  As of December 31, 1995, and December 31, 1996, $548,000, and $439,000
respectively, were due under the note payable to the former stockholder, of which $109,000, and $116,000 respectively, were current. During the period from April 10, 1995 to December 31, 1995, the year ended December 31, 1996, and the period January 1, 1997 to November 12, 1997 Access paid the former stockholder $62,000, $125,000 and $433,000, respectively, under the agreements for consulting services and not to compete.

  As stipulated in the business combination agreement between Access and VIALOG, $662,000 of the purchase price was paid directly to the related party to retire the note and to pay the remaining obligation under the agreement for consulting services and an agreement not to compete.

  During the period from January 1, 1997 to November 12, 1997 Access expensed $340,000 of the $662,000 of the purchase price paid to the related party by VIALOG.

(5) EMPLOYEE BENEFITS

 Stock Awards

  During 1996, Access awarded 7.732 shares of common stock to each of two executive officers of Access. The shares are fully vested but are restricted as to transfer by each of the executive officers. In the event of termination of the executive officers' employment with Access, Access has the right at its sole option to require the executives to sell their shares back to Access and the executives have the right to require Access to repurchase their shares, all at the then determined fair market value. In the event of a public offering of Access' shares or the sale of Access, all such restrictions, rights, and options terminate.

  As a result of the executive officers' right to require Access to repurchase the shares upon termination of employment, the awards have been accounted for using variable plan accounting, whereby compensation expense is recognized each period for the increase, if any, in the estimated fair market value of Access' common stock. During the year ended December 31, 1996 and the period January 1, 1997 to November 12, 1997, Access recognized a total of $148,000 and $402,000, respectively, of compensation expense relating to the stock awards. Further, the liquidation value of the shares has been reflected between total liabilities and stockholders' equity in the accompanying balance sheets.

  In connection with the acquisition by VIALOG, as described in note 1, these shares were acquired by VIALOG.

 Retirement Plan

  Access maintains a defined contribution retirement plan (the "Plan") under
Section 401(k) of the Internal Revenue Code which covers all eligible employees. Employee contributions are voluntary and vest with the employee immediately. The Plan provides for matching contributions by Access of 50 percent of employee contributions, up to certain limits as defined in the Plan. Access' matching contributions vest over the employee's period of service. Contributions by Access to the Plan were approximately $27,000, $7,000, $20,000, $42,000 and $43,000 for the year ended December 31, 1994, the period January 1, 1995 to April 9, 1995, the period April 10, 1995 to December 31, 1995, the year ended December 31, 1996, and the period January 1, 1997 to November 12, 1997, respectively.

                       TELEPHONE BUSINESS MEETINGS, INC.

(6) ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
     Accrued salaries, wages and benefits........................ $   86 $  215
     Accrued fees and other expenses.............................    190    151
                                                                  ------ ------
                                                                    $276 $  366
                                                                  ====== ======

(7) COMMITMENTS AND CONTINGENCIES

 Operating Lease

  Access leases office space for its teleconferencing facility under a noncancelable operating lease in Reston, Virginia. The lease is for a total of ten years expiring May 31, 2005.

  Future minimum payments under this lease are approximately as follows (in thousands):

        1997............................................................. $  362
        1998.............................................................    373
        1999.............................................................    384
        2000.............................................................    396
        2001.............................................................    407
        Thereafter.......................................................  1,485
                                                                          ------
                                                                          $3,407
                                                                          ======

  Total rent expense was approximately $185,000, $51,000, $287,000, $396,000 and $363,000 for the year ended December 31, 1994, the period from January 1, 1995 to April 9, 1995, the period from April 10, 1995 to December 31, 1995, the year ended December 31, 1996 and the period January 1, 1997 to November 12, 1997, respectively.

  As of December 31, 1996, Access had an outstanding letter of credit in the amount of $100,000 with a commercial bank which secures Access' obligations under the office lease.

 Capital Leases

  Access has entered into noncancelable capital leases for various computer equipment. The leases, which expire between June 1998 and June 2000, consist of two 36 month leases and one 60 month lease. Interest rates range from 9.07% to 10.31%.

                       TELEPHONE BUSINESS MEETINGS, INC.

  Future minimum payments under the leases are as follows (in thousands):

        1997............................................................... $38
        1998...............................................................  28
        1999...............................................................  17
        2000...............................................................   8
                                                                            ---
                                                                             91
        Less: imputed interest.............................................  12
                                                                            ---
        Net present value of future lease obligations......................  79
        Less: current portion..............................................  32
                                                                            ---
        Obligations under capital leases, net of current portion........... $47
                                                                            ===

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors Conference Source International, Inc.

  We have audited the accompanying balance sheets of Conference Source International, Inc. ("CSI") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and for the period January 1, 1997 to November 12, 1997. These financial statements are the responsibility of CSI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conference Source International, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, and the period January 1, 1997 to November 12, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
July 2, 1998

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
                         ASSETS (NOTE 3)
Current assets:
  Cash and cash equivalents...................................... $  375 $  318
  Trade account receivables, less allowance for doubtful accounts of $5 and $10 at December 31, 1995 and December 31, 1996,
   respectively (note 6).........................................    692    801
  Due from stockholder (note 4)..................................     72    --
  Prepaid expenses and other current assets......................    --      24
                                                                  ------ ------
    Total current assets.........................................  1,139  1,143
                                                                  ------ ------
Property and equipment, net (notes 2 and 5)......................    866  1,059
Other assets.....................................................     32     91
                                                                  ------ ------
    Total assets................................................. $2,037 $2,293
                                                                  ====== ======
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 3)................ $1,089 $  111
  Current installments of obligations under capital leases (note
   5)............................................................    141    375
  Accounts payable...............................................    201    121
  Accrued expenses...............................................     30     91
                                                                  ------ ------
    Total current liabilities....................................  1,461    698
                                                                  ------ ------
Long-term debt, excluding current installments (note 3)..........     43    219
Obligations under capital leases, excluding current installments
 (note 5)........................................................    173    700
                                                                  ------ ------
    Total liabilities............................................  1,677  1,617
                                                                  ------ ------
Stockholders' equity:
  Common stock, $1.00 par value. Authorized 100,000 shares; is-
   sued and outstanding 1,000 shares.............................      1      1
  Additional paid-in capital.....................................    349    349
  Retained earnings..............................................     10    326
                                                                  ------ ------
    Total stockholders' equity...................................    360    676
                                                                  ------ ------
Commitments and contingencies (notes 5 and 7)
    Total liabilities and stockholders' equity................... $2,037 $2,293
                                                                  ====== ======

                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                      YEAR ENDED
                                     DECEMBER 31,       PERIOD FROM JANUARY 1,
                               ------------------------  1997 TO NOVEMBER 12,
                                1994   1995     1996             1997
                               ------ ------- --------- ----------------------
Net revenues (note 6)......... $2,331 $ 3,808 $   5,868       $   5,579
Cost of revenues, excluding
 depreciation.................  1,256   1,617     2,438           2,052
Selling, general and adminis-
 trative expenses.............    707     905       998             831
Depreciation expense..........    235     292       393             356
                               ------ ------- ---------       ---------
  Income from operations......    133     994     2,039           2,340
Interest expense, net.........    124     160       165             120
                               ------ ------- ---------       ---------
  Net income.................. $    9 $   834 $   1,874       $   2,220
                               ====== ======= =========       =========
  Net income per share - basic
   and
   diluted.................... $ 9.00 $834.00 $1,874.00       $2,220.00
                               ====== ======= =========       =========
  Weighted average shares out-
   standing ..................  1,000   1,000     1,000           1,000
                               ====== ======= =========       =========



                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK
                         ------------------- ADDITIONAL               TOTAL
                         NUMBER OF            PAID-IN   RETAINED  STOCKHOLDERS'
                          SHARES   PAR VALUE  CAPITAL   EARNINGS     EQUITY
                         --------- --------- ---------- --------  -------------
Balance at December 31,
 1993...................   1,000     $  1       $349    $  (833)     $  (483)
  Net income............     --       --         --           9            9
                           -----     ----       ----    -------      -------
Balance at December 31,
 1994...................   1,000        1        349       (824)        (474)
  Net income............     --       --         --         834          834
                           -----     ----       ----    -------      -------
Balance at December 31,
 1995...................   1,000        1        349         10          360
  Net income............     --       --         --       1,874        1,874
  Distributions.........     --       --         --      (1,558)      (1,558)
                           -----     ----       ----    -------      -------
Balance at December 31,
 1996...................   1,000        1        349        326          676
  Net income............     --       --         --       2,220        2,220
  Distributions.........     --       --         --      (2,636)      (2,636)
                           -----     ----       ----    -------      -------
Balance at November 12,
 1997...................   1,000     $  1       $349    $   (90)     $   260
                           =====     ====       ====    =======      =======


                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                              YEAR ENDED           PERIOD FROM
                                             DECEMBER 31,        JANUARY 1, 1997
                                          ---------------------  TO NOVEMBER 12,
                                          1994   1995    1996         1997
                                          -----  -----  -------  ---------------
Cash flows from operating activities:
 Net income.............................  $   9  $ 834  $ 1,874      $ 2,220
 Adjustments to reconcile net income to
  net cash provided by operating activi-
  ties:
  Loss on sale of property and equip-
   ment.................................    --     --       --             5
  Depreciation and amortization.........    235    292      393          356
  Changes in operating assets and lia-
   bilities:
   Trade accounts receivable, net.......   (205)  (312)    (109)           5
   Due from stockholder.................     (6)   (66)      72          --
   Prepaid expenses and other assets....    (35)     4      (83)          36
   Accounts payable and accrued ex-
    penses..............................     55    (31)     (19)         275
                                          -----  -----  -------      -------
    Net cash provided by operating ac-
     tivities...........................     53    721    2,128        2,897
                                          -----  -----  -------      -------
Cash flows from investing activities:
 Additions to property and equipment....   (476)  (225)     (41)        (317)
 Cash proceeds from disposal of property
  and equipment.........................    --     --       --             6
                                          -----  -----  -------      -------
 Net cash used in investing activities..   (476)  (225)     (41)        (311)
Cash flows from financing activities:
 Proceeds from borrowings on long-term
  debt..................................    652    201      --           573
 Principal repayment of long-term debt..   (100)  (197)    (438)        (400)
 Proceeds from refinancing of obliga-
  tions under capital leases............    --     --       142          --
 Principal repayment of obligations un-
  der capital leases....................   (126)  (148)    (290)        (338)
 Distributions to stockholder...........    --     --    (1,558)      (2,636)
                                          -----  -----  -------      -------
    Net cash provided by (used in) fi-
     nancing activities.................    426   (144)  (2,144)      (2,801)
                                          -----  -----  -------      -------
Net increase (decrease) in cash and cash
 equivalents............................      3    352      (57)        (215)
Cash and cash equivalents at beginning
 of period..............................     20     23      375          318
                                          -----  -----  -------      -------
Cash and cash equivalents at end of pe-
 riod...................................  $  23  $ 375  $   318      $   103
                                          =====  =====  =======      =======
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for:
  Interest..............................  $ 119  $ 162  $   169      $   127
                                          =====  =====  =======      =======
 Noncash transaction:
  Equipment purchased under capital
   lease obligations....................  $ 296  $ --   $   545      $   --
                                          =====  =====  =======      =======

                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Conference Source International, Inc. ("CSI") is a provider of group communications to a variety of customers located primarily in the United States. CSI was incorporated in February, 1992, and is headquartered in Atlanta, Georgia.

 (b) Sale of Business

  On November 12, 1997, VIALOG Corporation acquired all of the outstanding stock of CSI for cash, and CSI became a wholly-owned subsidiary of VIALOG Corporation. The acquisition of CSI was accounted for by the purchase method. Accordingly, all of the identified tangible and intangible assets and liabilities were recorded at their current fair market value and the excess of the purchase price over the fair value of the net assets acquired were recorded as intangible assets, which are being amortized over periods up to 20 years. Under the terms of the acquisition agreement, the stockholders of CSI agreed to make an election under Section 338(h) (10) of the Internal Revenue Code in order for the acquisition to be treated as an asset purchase for tax purposes.

  At the time of the acquisition, the tax election of CSI under the provisions of the Internal Revenue Code was changed from an S corporation to a C corporation. As a result, CSI will be subject to corporate income taxes subsequent to the date of the acquisition.

  In November 1997, the remaining balance of long-term debt described in note 3 was repaid in full, plus accrued interest.

 (c) Use of Estimates

  Management of CSI has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

  CSI considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 1995 and December 31, 1996, certain cash deposits with financial institutions are in excess of the $100,000 Federal Depository Insurance Corporation (FDIC) guarantee.

 (e) Property and Equipment

  Property and equipment is stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation is calculated using accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives are as follows: five years for vehicles; five to seven years for office equipment; five to seven years for bridge equipment; and five years for computer software. Equipment under capital leases is amortized using accelerated methods over the shorter of the lease term or the estimated useful life of the asset, ranging from five to seven years.

 (f) Income Taxes

  CSI has elected by consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, CSI does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on CSI's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

 (g) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (h) Research and Development

  CSI maintains a technical support and engineering department that, in part, develops features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development Costs, CSI charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. CSI's research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $179,000, $209,000 and $218,000, respectively. CSI's research and development expenses for the period from January 1, 1997 to November 12, 1997 were $139,000.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  CSI adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have a material impact on CSI's financial position, results of operations, or liquidity.

 (j) Earnings Per Share

  CSI adopted the provisions of SFAS No. 128 "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the period January 1, 1997, to November 12, 1997, basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                                   ------------
                                                                   1995   1996
                                                                   ----- ------
   Vehicles....................................................... $  27 $   27
   Office equipment...............................................   123    148
   Bridge equipment............................................... 1,313  1,874
   Computer software..............................................    62     62
                                                                   ----- ------
                                                                   1,525  2,111
     Less: accumulated depreciation and amortization..............   659  1,052
                                                                   ----- ------
       Property, and equipment, net............................... $ 866 $1,059
                                                                   ===== ======

                     CONFERENCE SOURCE INTERNATIONAL, INC.

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                                    -------------
                                                                     1995  1996
                                                                    ------ ------
                                                                        (IN
                                                                     THOUSANDS)
   Note payable to bank in monthly installments of $18,412,
    including interest at 9.5%, matures May 2000; collateralized by equipment and cash surrender value of life insurance and personal guarantee of stockholder.............................  $  --  $ --
   Note payable to bank in monthly installments of $10,597,
    including interest at 10.25%, matures August 1999;
    collateralized by accounts receivable and cash surrender value
    of life insurance and personal guarantee of stockholders......     634   286
   Note payable to bank in monthly installments of $1,029,
    including interest at 10.5%, matures October 1999;
    collateralized by equipment, accounts receivable, and cash surrender value of life insurance and personal guarantee of
    stockholders..................................................      39    30
   Notes payable for bridge equipment purchases; balances were
    converted to a capital lease obligation during 1996...........     437   --
   Note payable to bank in monthly installments of $846, including interest at 9.20%, matures May 1998; collateralized by
    vehicles......................................................      22    14
                                                                    ------ -----
   Total long-term debt...........................................   1,132   330
   Less: current installments.....................................   1,089   111
                                                                    ------ -----
   Long-term debt, excluding current installments.................  $   43 $ 219
                                                                    ====== =====

  The aggregate maturities of long-term debt are as follows (in thousands):

     1997.................................................................. $111
     1998..................................................................  127
     1999..................................................................   92
                                                                            ----
                                                                            $330
                                                                            ====

  On November 12, 1997, CSI became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.

(4) RELATED PARTY TRANSACTIONS

 (a) Advance to Stockholder

  CSI loaned one of the stockholders a total of $72,000 during 1994 and 1995. The note had no set repayment schedule and was interest free. The amount was repaid in full during 1996.

 (b) Lease Transactions

  CSI paid monthly lease payments to a stockholder for use of certain equipment. Total payments under these arrangements during the years ended December 31, 1994, 1995 and 1996 were approximately $53,000 per year and for the period January 1, 1997 to November 12, 1997 were approximately $9,000. The leases expired during May 1997.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

(5) COMMITMENTS AND CONTINGENCIES

 (a) Leases

  CSI is obligated under noncancelable operating leases covering its office facilities and certain equipment. Rent expense amounted to $261,000, $205,000 and $192,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $87,000 for the period January 1, 1997 to November 12, 1997, respectively. Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

   November 13 to December 31, 1997....................................... $183
   1998...................................................................  164
   1999...................................................................  158
   2000...................................................................  152
   2001...................................................................  152
   2002 and thereafter....................................................  139
                                                                           ----
     Total minimum operating lease payments............................... $948
                                                                           ====

  CSI is also obligated under various capital leases for equipment that are guaranteed by one of the owners. The gross amounts of equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Equipment..................................................... $1,243 $1,788
   Less: accumulated amortization................................    521    852
                                                                  ------ ------
                                                                  $  722 $  936
                                                                  ====== ======

  Future minimum payments under capital leases are as follows (in thousands):

   1997................................................................. $ 482
   1998.................................................................   312
   1999.................................................................   287
   2000.................................................................   157
   2001.................................................................    69
                                                                         -----
     Total minimum capital lease payments............................... 1,307
   Less: amounts representing interest (at rates ranging from 10% to
    18%)................................................................   232
                                                                         -----
     Present value of minimum capital lease payments.................... 1,075
   Less: current installments of obligations under capital leases.......   375
                                                                         -----
     Obligations under capital leases, excluding current installments... $ 700
                                                                         =====

 (b) Purchase Agreements

  CSI has entered into purchase agreements with two long distance telephone service providers. CSI is committed to minimum monthly purchases under the agreements which amount to $48,000 in 1997 and 1998, and $23,000 in 1999.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

 (c) Consulting Agreement

  CSI has entered into a consulting agreement with a stockholder and former officer of CSI. Total payments under the agreement amount to $120,000, payable in equal monthly payments through December 1997.

 (d) Dispute

  A former employee of CSI has claimed that he may be entitled to 5% of the stock of CSI based on an unsigned paper outlining possible employment terms. CSI's position is that the only agreements with such employee were set forth in two successive executed employment agreements, each of which had a specific provision that such agreement was inclusive as to the terms of employment. CSI believes that such claim is without merit.

(6) SIGNIFICANT CUSTOMERS

  Two customers accounted for the following percentages of revenues and accounts receivable:

                                                        PERCENTAGE OF ACCOUNTS
                            PERCENTAGE OF NET REVENUES        RECEIVABLE
                            --------------------------- ------------------------
                                              PERIOD
                                            JANUARY 1,
                              YEAR ENDED     1997 TO
                             DECEMBER 31,  NOVEMBER 12,      DECEMBER 31,
                            -------------- ------------ ------------------------
                            1994 1995 1996     1997        1995         1996
                            ---- ---- ----     ----     -----------  -----------
   Customer A.............. 14%  30%  49%      48%              47%          58%
   Customer B.............. 14%  24%  21%      25%              26%          26%

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors Call Points, Inc.:

  We have audited the accompanying balance sheets of Call Points, Inc. ("Call Points") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of Call Points' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Call Points, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Call Points will continue as a going concern. As discussed in Note 10 to the financial statements, Call Points' recurring losses and working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

Birmingham, Alabama
January 17, 1997 except for note 11 which is as of November 12, 1997

                               CALL POINTS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                 DECEMBER 31,
                                                ----------------  SEPTEMBER 30,
                                                 1995     1996        1997
                                                -------  -------  -------------
                                                                   (UNAUDITED)
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $   149  $    31     $   481
  Trade accounts receivable, less allowance for
   doubtful accounts of $73, $85 and $68 at De-
   cember 31, 1995, December 31, 1996 and Sep-
   tember 30, 1997 respectively (notes 4 and
   8)..........................................     787    1,080       1,244
  Due from related parties.....................      22        1         --
  Prepaid expenses.............................       4        3           3
                                                -------  -------     -------
    Total current assets.......................     962    1,115       1,728
                                                -------  -------     -------
Property and equipment, net (notes 2, 3 and
 4)............................................   2,256    1,919       1,659
Other assets...................................       4        2         --
                                                -------  -------     -------
    Total assets............................... $ 3,222  $ 3,036     $ 3,387
                                                =======  =======     =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of notes payable to
   related parties
   (notes 4 and 7)............................. $   439  $   574     $   861
  Current installments of obligations under
   capital lease-related party
   (note 3)....................................     --        43         --
  Accounts payable.............................     359      394         363
  Accrued expenses (note 5)....................     273      315         595
  Due to related parties (note 7)..............     140      169         --
                                                -------  -------     -------
    Total current liabilities..................   1,211    1,495       1,819
                                                -------  -------     -------
Notes payable to related parties, excluding
 current installments
 (notes 4 and 7)...............................     784      625         338
                                                -------  -------     -------
    Total liabilities..........................   1,995    2,120       2,157
                                                -------  -------     -------
Stockholders' equity:
  Common stock--Class A, $1 par value. Autho-
   rized 8,000 shares;
   issued and outstanding 1,000 shares.........       1        1           1
  Common stock--Class B, $1 par value. Autho-
   rized 12,000 shares;
   issued and outstanding 1,400 shares.........       1        1           1
  Additional paid-in capital...................   3,132    3,132       3,132
  Accumulated deficit..........................  (1,907)  (2,218)     (1,904)
                                                -------  -------     -------
    Total stockholders' equity.................   1,227      916       1,230
                                                -------  -------     -------
Commitments and contingencies (notes 9, 10, 11
 and 12)
    Total liabilities and stockholders' equi-
     ty........................................ $ 3,222  $ 3,036     $ 3,387
                                                =======  =======     =======

                See accompanying notes to financial statements.

                               CALL POINTS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                 ---------------------------  ------------------
                                  1994      1995      1996      1996      1997
                                 -------  --------  --------  --------  --------
                                                                 (UNAUDITED)
Net revenues (note 8)..........  $ 8,537  $  6,852  $  7,509  $  5,606  $  6,230
Cost of revenues, excluding de-
 preciation....................    5,642     4,784     5,272     3,920     4,273
Selling, general and adminis-
 trative expenses..............    1,692     1,522     1,803     1,330     1,114
Depreciation expense...........      841       845       696       519       536
                                 -------  --------  --------  --------  --------
  Income (loss) from opera-
   tions.......................      362      (299)     (262)     (163)      307
Other income (expense):
  Other income (expense), net..        3        (7)      --        --        --
  Interest income/(expense),
   net.........................      (64)      (65)      (49)      (48)        7
                                 -------  --------  --------  --------  --------
  Income (loss) before income
   tax expense.................      301      (371)     (311)     (211)      314
Income taxes (note 6)..........      --        --        --        --        --
                                 -------  --------  --------  --------  --------
  Net income (loss)............  $   301  $   (371) $   (311) $   (211) $    314
                                 =======  ========  ========  ========  ========
  Net income (loss) per share -
   basic and diluted ..........  $125.42  $(154.58) $(129.58) $ (87.92) $ 130.83
                                 =======  ========  ========  ========  ========
  Weighted average shares out-
   standing ...................    2,400     2,400     2,400     2,400     2,400
                                 =======  ========  ========  ========  ========


                See accompanying notes to financial statements.

                               CALL POINTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           COMMON STOCK
                          --------------- ADDITIONAL                 TOTAL
                           NUMBER    PAR   PAID-IN   ACCUMULATED STOCKHOLDERS'
                          OF SHARES VALUE  CAPITAL     DEFICIT      EQUITY
                          --------- ----- ---------- ----------- -------------
Balance at December 31,
 1993....................   2,400   $  2    $3,132     $(1,837)     $1,297
  Net income.............     --     --        --          301         301
                            -----   ----    ------     -------      ------
Balance at December 31,
 1994....................   2,400      2     3,132      (1,536)      1,598
  Net loss...............     --     --        --         (371)       (371)
                            -----   ----    ------     -------      ------
Balance at December 31,
 1995....................   2,400      2     3,132      (1,907)      1,227
  Net loss...............     --     --        --         (311)       (311)
                            -----   ----    ------     -------      ------
Balance at December 31,
 1996....................   2,400      2     3,132      (2,218)        916
  Net income (unau-
   dited)................     --     --        --          314         314
                            -----   ----    ------     -------      ------
Balance at September 30,
 1997 (unaudited)........   2,400   $  2    $3,132     $(1,904)     $1,230
                            =====   ====    ======     =======      ======



                See accompanying notes to financial statements.

                               CALL POINTS, INC.

                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                  NINE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                      -------------------------  --------------
                                       1994     1995     1996     1996    1997
                                      -------  -------  -------  ------  ------
                                                                  (UNAUDITED)
Cash flows from operating
 activities:
Net income (loss)...................  $   301  $  (371) $  (311) $ (211) $  314
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
 Depreciation and amortization......      841      845      696     519     536
 Changes in operating assets and
  liabilities:
  Trade accounts receivable, net....     (199)     183     (293)   (212)   (164)
  Due from related parties..........       16       14       21     --        1
  Prepaid expenses..................      --         1        1       1     --
  Other assets......................        1      --       --       31       2
  Accounts payable..................     (146)      22       35     121     (31)
  Accrued expenses..................       71     (130)      42      13     280
  Due to related parties............      (65)     277       29     --     (169)
                                      -------  -------  -------  ------  ------
   Net cash provided by operating
    activities......................      820      841      220     262     769
                                      -------  -------  -------  ------  ------
Cash flows from investing
 activities:
 Additions to property and
  equipment.........................     (148)    (105)     (50)    (39)   (276)
                                      -------  -------  -------  ------  ------
Cash flows from financing
 activities:
 Principal payments on notes payable
  to related party..................     (651)    (669)    (249)   (249)    --
 Principal payments under capital
  lease obligations--related party..      --       --       (39)    (18)    (43)
 Principal repayment of long-term
  debt..............................      (44)      (8)     --      --      --
                                      -------  -------  -------  ------  ------
   Net cash used in financing
    activities......................     (695)    (677)    (288)   (267)    (43)
                                      -------  -------  -------  ------  ------
Net increase (decrease) in cash and
 cash equivalents...................      (23)      59     (118)    (44)    450
Cash and cash equivalents at
 beginning of period................      113       90      149     149      31
                                      -------  -------  -------  ------  ------
Cash and cash equivalents at end of
 period.............................  $    90  $   149  $    31  $  105  $  481
                                      =======  =======  =======  ======  ======
Supplemental disclosures of cash
 flow information:
 Cash paid during the year for:
  Interest..........................  $   263  $    65  $    48  $   48  $  --
                                      =======  =======  =======  ======  ======
Supplemental schedule of noncash
 investing and financing activities:
 During 1996, the Company issued
  notes payable to a related party
  to refinance two existing notes
  payable and to acquire new
  equipment as follows:
  Notes payable--related party
   (refinanced).....................           $   455
  Acquisition of equipment..........               225
                                               -------
   Notes payable--related party.....           $   680
                                               =======
 During 1995, the Company issued
  notes payable to a related party
  to finance the acquisition of new
  equipment and to finance operating
  expenses due to the related party
  as follows:
  Acquisition of equipment
   financed.........................           $   250
  Financing of amounts due to
   related parties..................               409
                                               -------
   Notes payable--related party.....           $   659
                                               =======

  During 1994, the Company offset a note payable--related party in the amount of $135 against amounts due from a related party. Also during 1994, the Company acquired equipment from a related party in exchange for notes payable in the amount of $601.

                See accompanying notes to financial statements.

                               CALL POINTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Call Points, Inc. ("Call Points") was incorporated in Delaware on December 29, 1988. Call Points operated as a division of one of its stockholders prior to incorporation and is located at the stockholder's principal place of business in Montgomery, Alabama. Call Points is a provider of international group communications services to a wide range of organizations.

 (b) Interim Financial Statements

  The financial statements of Call Points as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

 (c) Use of Estimates

  Management of Call Points has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

  Cash and cash equivalents includes cash on hand and money market deposits.

 (e) Property and Equipment

  Property and equipment are stated at cost. Depreciation of machinery and equipment and furniture and fixtures is provided on the straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives are as follows: three to eight years for furniture and fixtures; five to ten years for machinery and equipment.

 (f) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (g) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (h) Research and Development

  Call Points maintains a technical support and engineering department that, in part, develops customized features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and

                               CALL POINTS, INC.

Development Costs, Call Points charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. Call Points' research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $217,000, $199,000 and $236,000, respectively. Call Points' research and development expenses for the nine months ended September 30, 1996 and 1997 were $177,000 and $161,000, respectively.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  Call Points adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have a material impact on Call Points' financial position, results of operations, or liquidity.

 (j) Reclassifications

  Certain items in the 1994 and 1995 financial statements have been reclassified to conform with classifications used in the 1996 financial statements.

 (k) Earnings Per Share

  Call Points adopted the provisions of SFAS No. 128, "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 31, 1996 and 1997 (unaudited), basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
   Furniture and fixtures........................... $  382 $  419    $  512
   Machinery and equipment..........................  4,348  4,668     4,851
                                                     ------ ------    ------
                                                      4,730  5,087     5,363
     Less: accumulated depreciation.................  2,474  3,168     3,704
                                                     ------ ------    ------
   Property and equipment, net...................... $2,256 $1,919    $1,659
                                                     ====== ======    ======

(3) OBLIGATIONS UNDER CAPITAL LEASE--RELATED PARTY

  Call Points was obligated to a related party under a capital lease that expired during 1997. Leased equipment with a cost basis of $83,000 and accumulated depreciation of $6,000 is included in property and equipment at December 31, 1996. The present value of future minimum lease payments at December 31, 1996 and September 30, 1997 is $43,000 and $0, respectively, and is included in current liabilities.

                               CALL POINTS, INC.

(4) NOTES PAYABLE TO RELATED PARTIES

  Notes payable to related parties consists of the following:

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
                                                           (IN THOUSANDS)
Notes payable to stockholder; due in monthly
 installments of $15,000, including interest at 8%
 through December 25, 2000 (note 7)................  $  --  $  659    $  659
Notes payable to affiliate; due in monthly
 installments of $25,000, including interest at 8%
 through July 15, 1998 (note 7)....................     666    540       540
Note payable to stockholder; due in monthly
 installments of $9,678, including interest at 8%
 through July 15, 1998.............................     270    --        --
Note payable to stockholder; due in monthly
 installments of $7,834, including interest at 8%
 through January 1, 1999...........................     250    --        --
Notes payable to stockholders; noninterest bearing
 and due in monthly installments of $37,500 through
 January 1996; royalty payments accounted for as
 interest were 10.4% of average indebtedness in
 1995; secured by certain equipment and accounts
 receivable........................................      37    --        --
                                                     ------ ------    ------
  Total notes payable to related parties...........   1,223  1,199     1,199
  Less current installments........................     439    574       861
                                                     ------ ------    ------
  Notes payable to related parties, excluding
   current installments............................  $  784 $  625    $  338
                                                     ====== ======    ======

  The aggregate maturities of notes payable to related parties are as follows (in thousands):

        October 1, to December 31, 1997................................. $  574
        1998............................................................    304
        1999............................................................    160
        2000............................................................    161
                                                                         ------
                                                                         $1,199
                                                                         ======

(5) ACCRUED EXPENSES

  Accrued expenses consist of the following at December 31 (in thousands):

                                                      DECEMBER 31,
                                                      -------------SEPTEMBER 30,
                                                       1995  1996      1997
                                                      ------ -------------------
                                                                    (UNAUDITED)
     Accrued long distance fees...................... $  208 $ 252     $ 354
     Accrued fees and other expenses.................     65    63       145
     Uninvoiced equipment purchases..................    --    --         96
                                                      ------ -----     -----
                                                      $  273 $ 315     $ 595
                                                      ====== =====     =====

                               CALL POINTS, INC.

(6) INCOME TAXES

  The components of income tax expense for the years ended December 31, 1994, 1995 and 1996, were as follows (in thousands):

                                                           1994   1995   1996
                                                           -----  -----  ----
   Current:
     Tax on income before carryforwards................... $ 240  $ --   $--
     Tax benefit of loss carryforwards....................  (240)   --    --
   Deferred:
     Deferred tax expense (exclusive of the effects of
      other component listed below).......................   113   (133) (112)
     Increase (decrease) in valuation allowance for de-
      ferred tax assets...................................  (113)   133   112
                                                           -----  -----  ----
                                                           $ --   $ --   $--
                                                           =====  =====  ====

  Call Points had no income tax expense or benefit for the years ended December 31, 1994, 1995 and 1996, which differs from the expected income tax (benefit) expense computed by applying the federal statutory rate of 34% to income (loss) before taxes as follows (in thousands):

                                                          1994   1995   1996
                                                          -----  -----  -----
   Income tax expense (benefit) at statutory rate........ $ 102  $(126) $(106)
   Meals and entertainment...............................     2      1      1
   State income tax, net of federal benefit..............     9     (8)    (7)
   Change in valuation allowance for deferred taxes
    allocated to income tax expense......................  (113)   133    112
                                                          -----  -----  -----
                                                          $ --   $ --   $ --
                                                          =====  =====  =====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are as follows (in thousands):

                                                                  1995   1996
                                                                  -----  ----
   Deferred tax assets:
     Accounts receivable, principally due to the allowance for
      doubtful accounts.......................................... $  24  $ 34
     Intangible assets, principally due to differences in
      amortization...............................................    11   --
     Equipment spare parts, principally due to differences in
      obsolescence reserves......................................   --      4
     Minimum tax credit carryforward.............................    12    12
     Accrued expenses, principally due to vacation...............     4     4
     Net operating loss carryforward.............................   858   939
                                                                  -----  ----
       Total gross deferred tax assets...........................   909   993
     Valuation allowance.........................................  (736) (848)
                                                                  -----  ----
       Net deferred tax assets...................................   173   145
   Deferred tax liabilities:
     Equipment, principally due to differences in depreciation...   171   143
     Prepaid expenses............................................     1     1
     Other.......................................................     1     1
                                                                  -----  ----
       Total deferred tax liabilities............................   173   145
                                                                  -----  ----
       Net deferred tax asset.................................... $ --   $--
                                                                  =====  ====

                               CALL POINTS, INC.

  At December 31, 1996, Call Points has net operating loss carryforwards of approximately $2.5 million. These carryforwards begin to expire in 2004. Upon a change in ownership as defined in Section 382 of the Internal Revenue Code, the ability to utilize these net operating losses may be limited (see note
11). Call Points also has alternative minimum tax credit carryforwards of $12,000 which are available to reduce future regular income taxes, if any, over an indefinite period.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. SFAS 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized. Specifically, Call Points' carryforwards expire at specific future dates and utilization of certain carryforwards is limited to specific amounts each year. However, due to the uncertain nature of their ultimate realization based upon past performance and expiration dates, Call Points has established a full valuation allowance against these carryforward benefits and is recognizing the benefits only as reassessment demonstrates they are realizable.

(7) RELATED PARTY TRANSACTIONS

  Call Points negotiated a restructuring agreement among its stockholders on March 14, 1991. The significant terms of the agreement included: the acquisition of teleconferencing bridges from certain stockholders for $2.3 million, in exchange for noninterest bearing notes payable due over a period of five years; options for certain stockholders to purchase Class B common stock of other stockholders for $900,000; monthly royalty payments based on billed minutes through January 2006; forgiveness of certain notes payable to stockholders totaling $522,000; a noncompete agreement; and a license agreement. Royalty payments accounted for as interest expense were $61,000, $27,000, and $0 for the years ended December 31, 1994, 1995 and 1996, respectively. During 1995 and 1996, certain note payments were not made to related parties. Although the principal amount of the notes was not changed, the related parties waived $12,000 and $41,000 of interest payments during 1995 and 1996, respectively.

  Call Points incurred expenses for services provided by its stockholders affiliates are as follows (in thousands):

                                                                  NINE MONTHS
                                                                     ENDED
                                         YEAR ENDED DECEMBER 31, SEPTEMBER 30,
                                         ----------------------- --------------
                                          1994    1995    1996    1996    1997
                                         ------- ------- ------- ------- ------
                                                                  (UNAUDITED)
      Automotive usage.................  $     8 $     4 $     3 $     2 $    4
      Computer rental..................       19      19      18      12      6
      Long-distance usage..............       79      92      81      61     62
      Management services..............       64      67      94      70     66
      Office space rental..............       69      68      68      51     44
      Miscellaneous....................      --        1     --      --       1
      Teleconferencing bridge expense..      286     207     137     103     49

  Teleconferencing bridge expenses include charges for access, maintenance and equipment rental.

  Call Points acquired equipment from its stockholders for which it issued notes payable to them in the amount of $250,000 in 1995 and $225,000 in 1996.

                               CALL POINTS, INC.

(8) SIGNIFICANT CUSTOMERS

  For the years ended December 31, 1995 and 1996, one customer accounted for approximately 10% and 17% of net revenues, respectively. For the nine months ended September 30, 1996 and 1997, the same customer accounted for approximately 14% and 20% of net revenues, respectively.

(9) LEGAL PROCEEDINGS

  Call Points is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Call Points' financial position, results of operations or liquidity.

  In April 1997, Call Points settled one of the claims discussed above, which required Call Points to make payment to the plaintiff of $30,000, which Call Points paid in April 1997 and which is reflected in income from operations for the nine months ended September 30, 1997. In July 1997, Call Points settled another of the claims discussed above, which required Call Points to make payment to the plaintiff of $28,000, which Call Points paid in July 1997 and which is reflected in income from operations for the nine months ended September 30, 1997.

(10) GOING CONCERN UNCERTAINTIES

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of Call Points as a going concern. During 1994, Call Points did not retain a significant portion of sales to one customer which represented approximately 15% of revenues. While management has been aggressively pursuing additional customers, Call Points was unable to replace the revenue volume it lost in 1994 and therefore realized net losses of $371,000 in 1995 and $311,000 in 1996. At December 31, 1996, Call Points' current liabilities exceeded current assets by $380,000. The recurring losses and working capital deficiency create an uncertainty about Call Points' ability to continue as a going concern. Call Points has continued to aggressively market its services and has established a Quality Assurance department in an effort to improve and maintain customer satisfaction. Management believes these factors will continue to contribute towards achieving and maintaining a consistent level of profitability.

(11) SUBSEQUENT EVENTS

  On November 12, 1997, VIALOG Corporation ("VIALOG") acquired all of the assets and certain liabilities of Call Points for cash and shares of common stock of VIALOG. In conjunction with the acquisition, VIALOG obtained two-year non-competition agreements from the principal stockholder and a key employee of Call Points. Call Points also became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Kendall Square Teleconferencing, Inc.:

  We have audited the accompanying balance sheets of Kendall Square Teleconferencing, Inc. ("TCC") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of TCC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kendall Square Teleconferencing, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
January 18, 1997 except for note 10 which is as of November 12, 1997

                     KENDALL SQUARE TELECONFERENCING, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   DECEMBER 31,    SEPTEMBER 30,
                                                   --------------
                                                    1995    1996       1997
                                                   ------  ------  -------------
                                                                    (UNAUDITED)
                 ASSETS (NOTE 3)
Current assets:
  Cash and cash equivalents......................  $   61  $  104     $  --
  Trade accounts receivable, less allowance for
   doubtful accounts of $30, $60 and $85 at De-
   cember 31, 1995, December 31, 1996 and Septem-
   ber 30, 1997, respectively....................     283     471        782
  Due from related party (note 8)................      16      61         70
  Note receivable, stockholder...................      11     --         --
  Other current assets...........................     --       28          3
                                                   ------  ------     ------
    Total current assets.........................     371     664        855
                                                   ------  ------     ------
Property and equipment, net (notes 2, 3 and 4)...     643     733        902
Other assets.....................................       5      10         12
Deferred income taxes (note 6)...................      26     --         --
                                                   ------  ------     ------
    Total assets.................................  $1,045  $1,407     $1,769
                                                   ======  ======     ======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note
   3)............................................  $   43  $   28     $   59
  Current installments of obligations under capi-
   tal leases (note 4)...........................      33      65        103
  Accounts payable (note 8)......................     279     438        343
  Accrued expenses (note 5)......................      33     127        232
  Income taxes payable (note 6)..................      74     --         --
  Distributions payable..........................     --       45        130
  Other current liabilities......................     --       11          3
                                                   ------  ------     ------
    Total current liabilities....................     462     714        870
                                                   ------  ------     ------
Long-term debt, excluding current installments
 (note 3)........................................      55      26          7
Obligations under capital leases, excluding cur-
 rent installments
 (note 4)........................................     105     157        221
Other liabilities................................      21     --         --
Deferred income taxes (note 6)...................      47     --         --
                                                   ------  ------     ------
    Total liabilities............................     690     897      1,098
                                                   ------  ------     ------
Stockholders' equity:
  Common stock, no par value. Authorized 15,000
   shares;
   issued and outstanding 1,000 shares at Decem-
   ber 31, 1995; 1,740 at December 31, 1996 and
   September 30, 1997............................      62      68         68
  Treasury stock, 428 common shares at cost......     (15)    (15)       (15)
  Note receivable, stockholder...................     --       (6)        (6)
  Retained earnings..............................     308     463        624
                                                   ------  ------     ------
    Total stockholders' equity...................     355     510        671
                                                   ------  ------     ------
Commitments and contingencies (notes 4, 8 and 10)
    Total liabilities and stockholders' equity...  $1,045  $1,407     $1,769
                                                   ======  ======     ======

                See accompanying notes to financial statements.

                     KENDALL SQUARE TELECONFERENCING, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                       YEAR ENDED           NINE MONTHS ENDED
                                      DECEMBER 31,            SEPTEMBER 30,
                                 -------------------------  -------------------
                                  1994     1995     1996      1996      1997
                                 -------  -------  -------  --------  ---------
                                                               (UNAUDITED)
Net revenues (note 8 and 9)....  $ 1,515  $ 2,329  $ 3,396  $  2,501  $   3,003
Cost of revenues, excluding de-
 preciation....................      800    1,062    1,680     1,242      1,517
Selling, general and adminis-
 trative expenses..............      510      889    1,329       969      1,010
Depreciation expense...........       16       67      133       109        138
                                 -------  -------  -------  --------  ---------
    Income from operations.....      189      311      254       181        338
Other income (expense):
  Interest expense, net........       (6)     (23)     (42)      (31)       (31)
  Other income.................       19       33      --        --         --
                                 -------  -------  -------  --------  ---------
    Income before income tax
     expense...................      202      321      212       150        307
Income tax expense (note 6)....       82      129      --        --         --
                                 -------  -------  -------  --------  ---------
    Net income.................  $   120  $   192  $   212  $    150  $     307
                                 =======  =======  =======  ========  =========
    Net income per share - ba-
     sic and diluted ..........  $120.00  $192.00  $121.84  $  86.21  $  176.44
                                 =======  =======  =======  ========  =========
    Weighted average shares
     outstanding ..............    1,000    1,000    1,740     1,740      1,740
                                 =======  =======  =======  ========  =========


                See accompanying notes to financial statements.

                     KENDALL SQUARE TELECONFERENCING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                          COMMON STOCK  TREASURY STOCK         NOTE                  TOTAL
                          ------------- -----------------   RECEIVABLE  RETAINED STOCKHOLDERS'
                          SHARES AMOUNT SHARES    AMOUNT    STOCKHOLDER EARNINGS    EQUITY
                          ------ ------ -------   -------   ----------- -------- -------------
Balance at December 31,
 1993...................   1,000  $ 35       --    $   --      $--       $  16       $  51
  Shares repurchased by
   the Company..........     --    --       (428)      (15)     --         (20)        (35)
  Issuance of stock
   options..............     --     27       --        --       --         --           27
  Net income............     --    --        --        --       --         120         120
                          ------  ----   -------   -------     ----      -----       -----
Balance at December 31,
 1994...................   1,000    62      (428)      (15)     --         116         163
  Net income............     --    --        --        --       --         192         192
                          ------  ----   -------   -------     ----      -----       -----
Balance at December 31,
 1995...................   1,000    62      (428)      (15)     --         308         355
  Exercise of stock
   options..............     740     6       --        --        (6)       --          --
  Distributions:
    Declared............     --    --        --        --       --         (45)        (45)
    Asset Distribution..     --    --        --        --       --         (12)        (12)
  Net income............     --    --        --        --       --         212         212
                          ------  ----   -------   -------     ----      -----       -----
Balance at December 31,
 1996...................   1,740    68      (428)      (15)      (6)       463         510
  Net income
   (unaudited)..........     --    --        --        --       --         307         307
  Distributions:
    Cash (unaudited)....     --    --        --        --       --         (16)        (16)
    Declared
     (unaudited)........     --    --        --        --       --        (130)       (130)
                          ------  ----   -------   -------     ----      -----       -----
Balance at September 30,
 1997 (unaudited).......  1 ,740  $ 68      (428)  $   (15)    $ (6)     $ 624       $ 671
                          ======  ====   =======   =======     ====      =====       =====


                See accompanying notes to financial statements.

                     KENDALL SQUARE TELECONFERENCING, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           YEAR ENDED       NINE MONTHS ENDED
                                          DECEMBER 31,        SEPTEMBER 30,
                                        ------------------  ------------------
                                        1994  1995   1996     1996      1997
                                        ----  -----  -----  --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income............................ $120  $ 192  $ 212  $    150  $    307
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization........   16     67    133       109       138
  Deferred income taxes................   34     32    (21)      (21)      --
  Compensation expense arising from
   stock options granted...............   27    --     --        --        --
  Gain on disposal of assets...........  (19)   (33)   --        --        --
  Forgiveness of note receivable,
   stockholder.........................  --     --      11       --        --
  Changes in operating assets and
   liabilities:
   Trade accounts receivable, net......  (98)  (133)  (222)     (170)     (311)
   Due from related party..............  --     --     (45)      (20)       (9)
   Other current assets................   15    --     (28)       (6)       25
   Other assets........................  (52)    46     (5)       (4)       (2)
   Accounts payable....................  (28)    41    114       (99)      (95)
   Income taxes payable................   23    (27)   (74)      (74)      --
   Accrued expenses....................   24      5     94       159       105
   Other current liabilities...........  --     --      11         8        (8)
   Other liabilities...................  --      21    (21)      --        --
                                        ----  -----  -----  --------  --------
    Net cash provided by operating
     activities........................   62    211    159        32       150
                                        ----  -----  -----  --------  --------
Cash flows from investing activities:
 Additions to property and equipment...  (39)  (231)  (156)     (153)     (144)
 Proceeds from sale of equipment.......   19    --     --        --        --
                                        ----  -----  -----  --------  --------
    Net cash used in investing
     activities........................  (20)  (231)  (156)     (153)     (144)
                                        ----  -----  -----  --------  --------
Cash flows from financing activities:
 Proceeds from notes payable...........   20    121    --        --         45
 Principal payments on notes payable...  (59)   (53)   (44)      (29)      (33)
 Principal payments of capital lease
  obligations..........................  --     --     (51)      (34)      (61)
 Proceeds from capital lease
  obligations..........................  --     --     135       135       --
 Repayment of stockholder loan.........  (10)   --     --        --        --
 Payments to acquire treasury stock....  (35)   --     --        --        --
 Distributions to stockholders.........  --     --     --        --        (61)
                                        ----  -----  -----  --------  --------
    Net cash provided by (used in)
     financing activities..............  (84)    68     40        72      (110)
                                        ----  -----  -----  --------  --------
Net increase (decrease) in cash and
cash equivalents.......................  (42)    48     43       (49)     (104)
Cash and cash equivalents at beginning
 of period.............................   55     13     61        61       104
                                        ----  -----  -----  --------  --------
Cash and cash equivalents at end of
 period................................ $ 13  $  61  $ 104  $     12  $    --
                                        ====  =====  =====  ========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
  Interest............................. $  6  $  19  $  46  $     34  $     31
                                        ====  =====  =====  ========  ========
  Taxes................................ $ 38  $  92  $  18  $    --   $     13
                                        ====  =====  =====  ========  ========
Supplemental schedule of noncash
 investing and financing activities:
 Equipment acquired through capital
  lease obligation..................... $--   $ 148  $ --   $    --   $    163
                                        ====  =====  =====  ========  ========
 Equipment acquired through accounts
  payable to a related party (note 8).. $--   $ 216  $  67  $    --   $    --
                                        ====  =====  =====  ========  ========
 Distribution of assets to
  stockholders......................... $--   $ --   $  12  $    --   $    --
                                        ====  =====  =====  ========  ========
 Distributions declared................ $--   $ --   $  45  $    --   $    130
                                        ====  =====  =====  ========  ========

                See accompanying notes to financial statements.

                     KENDALL SQUARE TELECONFERENCING, INC.

                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Kendall Square Teleconferencing, Inc. ("TCC") provides group communications services to a variety of customers, primarily located in the United States. The Company was incorporated in 1987 and has its operations center located in Cambridge, Massachusetts. Prior to November 29, 1996, TCC operated under the name Teleconversant Ltd.

  On December 2, 1996, certain assets of TCC related to a contract for services provided by TCC were distributed to certain of the stockholders of TCC. These assets were incidental to the basic operations of TCC. The assets distributed consisted of property and equipment, accounts receivable, accounts payable and a customer contract with a net carrying value of $12,000 at December 31, 1996. Revenues associated with the customer contract were $642,000, $727,000, $565,000 and $707,000 for the years ended December 31,
1994, 1995 and the period January 1, to September 30, 1996 and January 1 to December 2, 1996, respectively.

 (b) Interim Financial Statements

  The financial statements of TCC as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

 (c) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (d) Cash and Cash Equivalents

  TCC considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

 (e) Property and Equipment

  Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives are as follows: seven to ten years for furniture and fixtures; five to seven years for office equipment; seven years for conferencing equipment; and three years for purchased computer software. Equipment held under capital leases is amortized straight line over the shorter of the lease life or the estimated useful life of the assets, generally seven years.

 (f) Income Taxes

  Effective January 1, 1996, TCC elected by consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, TCC does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on TCC's taxable income. Prior to that election, income taxes were accounted for under the asset and liability method. Deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and

                     KENDALL SQUARE TELECONFERENCING, INC.

tax credit carryforwards. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates was recognized in income in the period that includes the enactment date.

 (g) Use of Estimates

  Management of TCC has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (h) Research and Development

  TCC maintains a technical support and engineering department that, in part, develops features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development Costs, TCC charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. TCC's research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $51,000, $51,000 and $75,000, respectively. TCC's research and development expenses for the nine months ended September 30, 1996 and 1997 were $56,000 and $90,000, respectively.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  TCC adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have a material impact on TCC's financial position, results of operations, or liquidity.

 (j) Stock Option Plan

  Prior to January 1, 1996, TCC accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. During 1996, TCC adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and later years as if the fair-value-based method defined in SFAS No. 123 had been applied. TCC has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No.
123. There were no stock option grants during 1995 and 1996 and for the nine month period ended September 30, 1997, therefore, no pro forma disclosures have been provided for these periods.

 (k) Earnings Per Share

  TCC adopted the provisions of SFAS No. 128, "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 31, 1996 and 1997 (unaudited), basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

                     KENDALL SQUARE TELECONFERENCING, INC.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                   DECEMBER 31,
                                                   ------------- SEPTEMBER 30,
                                                    1995   1996      1997
                                                   ------ ------ -------------
                                                                  (UNAUDITED)
   Furniture and fixtures......................... $    3 $   16    $   32
   Office equipment...............................     37     64       142
   Conferencing equipment.........................    651    738       890
   Purchased computer software....................    --      96       153
                                                   ------ ------    ------
                                                      691    914     1,217
   Less: accumulated depreciation and amortiza-
    tion..........................................     48    181       315
                                                   ------ ------    ------
     Property and equipment, net.................. $  643   $733    $  902
                                                   ====== ======    ======

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                   DECEMBER 30,
                                                   ------------- SEPTEMBER 30,
                                                    1995   1996      1997
                                                   ------ ------ -------------
                                                                  (UNAUDITED)
                                                         (IN THOUSANDS)
   Note payable to bank, due on demand at prime
    plus 1% (9.5% at September 30, 1997); secured
    by all assets and personal guarantees of
    certain stockholders.........................  $  --  $  --      $  35
   Note payable to bank, due in monthly
    installments of $1,389 plus interest at 10%
    through December, 1996; secured by certain
    equipment. Balance was repaid during 1996....       5    --        --
   Note payable to bank; due in monthly
    installments of $2,740 including interest at
    11% through January 1999; secured by certain
    equipment and personal guarantees of certain
    stockholders. Additional principal repayments
    were made without penalty during 1996........      82     54        31
   Note payable to bank; due in monthly
    installments of $699, including interest at
    11% through May, 1997; secured by certain
    equipment. Balance was repaid during 1996....      11    --        --
                                                   ------ ------     -----
     Total long-term debt........................      98     54        66
     Less: current installments..................      43     28        59
                                                   ------ ------     -----
     Long-term debt, excluding current install-
      ments......................................  $   55 $   26     $   7
                                                   ====== ======     =====

  The aggregate maturities of long-term debt are as follows (in thousands):

     October 1 to December 31, 1997......................................... $41
     1998...................................................................  23
     1999...................................................................   2
                                                                             ---
                                                                             $66
                                                                             ===

                     KENDALL SQUARE TELECONFERENCING, INC.

(4) LEASES

  TCC is obligated for equipment under various capital leases that expire at various dates during the next four years. At December 31, 1995 and 1996, and September 30, 1997 the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
   Equipment........................................ $  142 $  357     $520
   Less: accumulated amortization...................      7     68      145
                                                     ------ ------     ----
                                                     $  135 $  289     $375
                                                     ====== ======     ====

  Amortization of assets held under capital leases is included in depreciation expense.

  TCC also leases two facilities under operating leases expiring at various dates through March, 2001. TCC's total rent expense was $29,000, $47,000 and $108,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $65,000 and $103,000 for the nine months ended September 30, 1996 and 1997, respectively. Future minimum payments under operating and capital leases (which are guaranteed by certain stockholders) are as follows (in thousands):

                                                              OPERATING CAPITAL
                                                               LEASES   LEASES
                                                              --------- -------
                                                                 (UNAUDITED)
   October 1, to December 31, 1997..........................    $ 47     $ 29
   1998.....................................................     188      147
   1999.....................................................     176      126
   2000.....................................................     176       69
   2001.....................................................      44       30
                                                                ----     ----
     Total future minimum lease payments....................    $631     $401
                                                                ====
   Less: imputed interest...................................               77
                                                                         ----
     Present value of minimum capital lease payments........              324
     Less: current installments of obligations under capital
      leases................................................              103
                                                                         ----
     Obligations under capital leases excluding current
      installments..........................................             $221
                                                                         ====

(5) ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
   Accrued wages and related........................ $   3  $   53     $ 53
   Accrued telephone charges and related............    30      74      179
                                                     -----  ------     ----
                                                       $33    $127     $232
                                                     =====  ======     ====

                     KENDALL SQUARE TELECONFERENCING, INC.

(6) INCOME TAXES

  Income tax expense consists of the following for the years ended December
31:

                                                                  1994    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
     Current.................................................... $   48  $    97
     Deferred...................................................     34       32
                                                                 ------  -------
                                                                 $   82  $   129
                                                                 ======  =======

  There is no income tax expense recorded for the year ended December 31, 1996 as a result of TCC's election to be taxed under the provisions of Subchapter
S. Income tax expense differed from the amounts computed by applying the U.S. statutory federal income tax rate of 34% as a result of the following:

                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
     Income tax expense at statutory rate...................... $   69  $   109
     State income tax, net of federal tax benefit..............     12       19
     Nondeductible expenses and other differences..............      1        1
                                                                ------  -------
                                                                $   82  $   129
                                                                ======  =======

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1995 are presented below:

                                                                      1995
                                                                 --------------
                                                                 (IN THOUSANDS)
     Deferred tax assets:
       Allowance for doubtful accounts and accrued expenses.....      $15
       Stock compensation.......................................       11
                                                                      ---
         Total gross deferred tax asset.........................       26
                                                                      ---
     Deferred tax liabilities:
       Property and equipment...................................       47
                                                                      ---
         Total gross deferred tax liability.....................       47
                                                                      ---
         Net deferred tax liability.............................      $21
                                                                      ===

(7) STOCK OPTIONS

  In January 1994, the Board of Directors granted options to five individuals to purchase an aggregate of 740 shares of common stock at an exercise price of $8.77 per share. The options vested immediately and expire three years from the date of grant. On January 2, 1996, all 740 options were exercised in exchange for $6,490 in notes receivable from stockholders.

(8) RELATED PARTY TRANSACTIONS

  TCC provides conferencing services to customers of Conferencing Services International Inc. ("CSII"), a company owned by the spouse of a stockholder. Total revenue from CSII was $80,000, $86,000 and $175,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $75,000 and $183,000 for the nine

                     KENDALL SQUARE TELECONFERENCING, INC.

month periods ended September 30, 1996 and 1997, respectively. Total accounts receivable from CSII were $16,000 and $61,000 and $70,000 at December 31, 1995 and 1996 and September 30, 1997, respectively.

  TCC has certain accounts payable to a supplier. Several stockholders are also stockholders of the supplier company. The amounts outstanding are $209,000, $89,000 and $110,000 at December 31, 1995 and 1996 and September 30,
1997, respectively, and are included in accounts payable.

  TCC pays consulting fees to several of its stockholders. Total consulting fees were $37,000, $45,000 and $14,000 for the years ended December 31, 1994, 1995 and 1996, respectively. There were no consulting fees for the nine month periods ending September 30, 1996 and 1997.

(9) SIGNIFICANT CUSTOMERS

  For the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997, no customer accounted for more than 10% of TCC's net revenues. At December 31, 1996 and September 30, 1997, one customer, CSII, the related party discussed in note 8, accounted for 11% and 7% of the total accounts receivable balance, respectively.

(10) SUBSEQUENT EVENTS

  On November 12, 1997, VIALOG Corporation ("VIALOG") acquired all of the outstanding stock of TCC for cash and Common Stock of VIALOG and TCC became a wholly owned subsidiary of VIALOG. The acquisition of TCC will be accounted for by the purchase method. Accordingly, all of the identified tangible and intangible assets and liabilities will be recorded at their current fair market value and the excess of the purchase price over the fair value of the net assets acquired will be recorded as intangible assets, which will be amortized over periods up to 20 years.

  In conjunction with this merger, the tax status of TCC was converted from an S corporation to a C corporation, whereby TCC will now be liable for income taxes.

  In November 1997, all of the long-term debt described in note 3 was repaid in full, plus accrued interest. On November 12, 1997, TCC became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors American Conferencing Company, Inc. and Resource Objectives, Inc.:

  We have audited the accompanying combined balance sheets of American Conferencing Company, Inc. and Resource Objectives, Inc. (collectively "Americo") as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of Americo's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of American Conferencing Company, Inc. and Resource Objectives, Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                /s/ KPMG Peat Marwick LLP
                                                  KPMG Peat Marwick LLP

Short Hills, New Jersey
January 20, 1997 except for Note 10 which is as of November 12, 1997

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  DECEMBER 31,
                                                  --------------  SEPTEMBER 30,
                                                   1995    1996       1997
                                                  ------  ------  -------------
                                                                   (UNAUDITED)
                 ASSETS (note 3)
Current assets:
  Cash........................................... $   17  $   39      $   9
  Trade accounts receivable, net (note 8)........    217     213        235
  Inventory......................................     30       4          3
  Deferred income taxes (note 6).................    --       15         15
  Prepaid expenses and other current assets......      5       5         44
                                                  ------  ------      -----
    Total current assets.........................    269     276        306
                                                  ------  ------      -----
Property and equipment, net (note 2).............    122     111        556
Other assets.....................................     14      17         78
                                                  ------  ------      -----
    Total assets................................. $  405  $  404      $ 940
                                                  ======  ======      =====
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit agreement (note 3).............. $   35  $   35      $  45
  Current installments of long-term debt (note
   11)...........................................    --      --          38
  Current installments of obligations under capi-
   tal leases ...................................     15       7         23
  Accounts payable...............................    100      64        535
  Accrued expenses (notes 4 and 5)...............     57     196        311
  Income taxes payable...........................     17      14        --
  Due to stockholder (note 5)....................     14      18         46
                                                  ------  ------      -----
    Total current liabilities....................    238     334        998
                                                  ------  ------      -----
Long-term debt, excluding current installments
 (note 11).......................................    --      --         104
Obligations under capital leases, excluding cur-
 rent installments ..............................     16     --          80
Other liabilities................................      4     --         --
Deferred income taxes (note 6)...................     13      14        --
                                                  ------  ------      -----
    Total liabilities............................    271     348      1,182
Stockholders' equity (deficit):
  American Conferencing Company Inc.--common
   stock, at stated value
  Authorized 1,000 shares; issued and outstanding
   50 shares.....................................      1       1          1
  Resource Objectives, Inc.--common stock, at
   stated value. Authorized 1,000 shares; issued
   and outstanding 100 shares in 1995 and 1996...    --      --         --
  Resource Objectives, Inc.--treasury stock, 50
   shares in 1995 and 1996.......................    (35)    (35)       --
  Retained earnings (deficit)....................    168      90       (243)
                                                  ------  ------      -----
    Total stockholders' equity (deficit).........    134      56       (242)
                                                  ------  ------      -----
Commitments and contingencies (notes 7 and 10)
    Total liabilities and stockholders' equity... $  405  $  404      $ 940
                                                  ======  ======      =====

            See accompanying notes to combined financial statements.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                    ------------------------  ------------------
                                     1994    1995     1996     1996      1997
                                    ------- ------- --------  -------- ---------
                                                                 (UNAUDITED)
Net revenues (note 8).............  $   772 $ 1,227 $  1,679  $ 1,210  $   1,581
Cost of revenues, excluding depre-
 ciation..........................      308     593      818      601      1,003
Selling, general, and administra-
 tive expenses....................      345     514      889      593        840
Depreciation expense..............       27      32       36       30         48
                                    ------- ------- --------  -------  ---------
  Income (loss) from operations...       92      88      (64)     (14)      (310)
Interest expense, net.............        6       6        9       10         13
                                    ------- ------- --------  -------  ---------
  Income (loss) before income tax
   expense (benefit).................    86      82      (73)     (24)      (323)
Income tax expense (benefit) (note
 6)...............................       16      22      (14)     --         (25)
                                    ------- ------- --------  -------  ---------
  Net income (loss)...............  $    70 $    60 $    (59) $   (24) $    (298)
                                    ======= ======= ========  =======  =========
  Net income (loss) per share -
   basic and diluted..............  $ 1,400 $ 1,200 $ (1,180) $  (480) $ (14,900)
                                    ======= ======= ========  =======  =========
  Weighted average shares out-
   standing ......................       50      50       50       50         20
                                    ======= ======= ========  =======  =========


            See accompanying notes to combined financial statements.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

             COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                              AMERICAN
                            CONFERENCING
                            COMPANY, INC. RESOURCE OBJECTIVES, INC.
                            COMMON STOCK        COMMON STOCK
                            ------------- ------------------------------
                            NUMBER        NUMBER                                                   TOTAL
                              OF   STATED   OF       STATED    TREASURY         RETAINED       STOCKHOLDERS'
                            SHARES VALUE  SHARES      VALUE      STOCK     EARNINGS (DEFICIT) EQUITY (DEFICIT)
                            ------ ------ --------   --------  ---------   ------------------ ----------------
Balance at December 31,
 1993......................   50    $  1        100   $    --    $    (35)       $  38             $   4
  Net income...............  --      --         --         --         --            70                70
                             ---    ----   --------   --------   --------        -----             -----
Balance at December 31,
 1994......................   50       1        100        --         (35)         108                74
  Net income...............  --      --         --         --         --            60                60
                             ---    ----   --------   --------   --------        -----             -----
Balance at December 31,
 1995......................   50       1        100        --         (35)         168               134
  Net loss.................  --      --         --         --         --           (59)              (59)
  Dividends................  --      --         --         --         --           (19)              (19)
                             ---    ----   --------   --------   --------        -----             -----
Balance at December 31,
 1996......................   50       1        100        --         (35)          90                56
  Net loss (unaudited).....  --      --         --         --         --          (298)             (298)
  Merger and recapitaliza-
   tion (note 1a) (unau-
   dited)..................   20     --        (100)       --          35          (35)              --
                             ---    ----   --------   --------   --------        -----             -----
Balance at September 30,
 1997 (unaudited).............70    $  1        --    $    --    $    --         $(243)            $(242)
                             ===    ====   ========   ========   ========        =====             =====


            See accompanying notes to combined financial statements.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          YEAR ENDED        NINE MONTHS ENDED
                                         DECEMBER 31,         SEPTEMBER 30,
                                       -------------------  ------------------
                                       1994   1995   1996     1996      1997
                                       -----  -----  -----  --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income (loss).................... $  70  $  60  $ (59) $    (24) $   (298)
 Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) operating activities:
  Depreciation and amortization.......    27     32     36        30        48
  Deferred income taxes...............     9    --     (14)      --        (14)
  Changes in operating assets and lia-
   bilities:
   Trade accounts receivable, net.....   (80)   (35)     4        28       (22)
   Inventory..........................   (11)   (17)    26        23         1
   Prepaid expenses and other current
    assets............................     2    --     --        --        (39)
   Other assets.......................    (6)    (2)    (3)      (18)      (61)
   Accounts payable...................    18    (21)   (36)      (70)      131
   Accrued expenses...................   (26)    38    139        21       115
   Income taxes payable...............   --      16     (3)      (17)      (14)
   Due to stockholder.................    30    (48)     4        35        28
   Other liabilities..................    10     (6)    (4)       11       --
                                       -----  -----  -----  --------  --------
    Net cash provided by (used in) op-
     erating activities...............    43     17     90        19      (125)
                                       -----  -----  -----  --------  --------
Cash flows from investing activities:
 Additions to property and equipment..   (47)   (17)   (25)      (21)      (47)
                                       -----  -----  -----  --------  --------
Cash flows from financing activities:
 Proceeds from revolving line of cred-
  it..................................   --      35    --         10        10
 Proceeds from issuance of long-term
  debt................................   --     --     --        --        150
 Principal payments on long-term
  debt................................   --     --     --        --         (8)
 Principal payments under capital
  lease obligations...................    (1)   (18)   (24)      --        (10)
 Dividends............................          --     (19)      (16)      --
                                       -----  -----  -----  --------  --------
    Net cash provided by (used in) fi-
     nancing activities...............    (1)    17    (43)       (6)      142
                                       -----  -----  -----  --------  --------
Net increase (decrease) in cash.......    (5)    17     22        (8)      (30)
Cash at beginning of period...........     5    --      17        17        39
                                       -----  -----  -----  --------  --------
Cash at end of period................. $ --   $  17  $  39  $      9  $      9
                                       =====  =====  =====  ========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
  Interest............................ $   6  $   6  $   9  $      6  $     16
                                       =====  =====  =====  ========  ========
  Income taxes........................ $  17  $   6  $   3  $    --   $      1
                                       =====  =====  =====  ========  ========
Supplemental schedule of non cash
 investing and financing activities:
 Equipment acquired through capital
  lease obligation.................... $ --   $ --   $ --   $    --   $    106
                                       =====  =====  =====  ========  ========
 Equipment acquired through accounts
  payable............................. $ --   $ --   $ --   $    --   $    340
                                       =====  =====  =====  ========  ========

            See accompanying notes to combined financial statements.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
     (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  American Conferencing Company, Inc. ("Americo") is a provider of group communications services to a variety of customers primarily located in the United States. Americo was incorporated in April 1987 and is headquartered in Oradell, New Jersey.

  Resource Objectives, Inc. ("ROI") is a reseller of teleconferencing equipment and a provider of consulting services. ROI was incorporated in September 1983 and is headquartered in Oradell, New Jersey. Effective in January 1997, ROI was merged with and into Americo with the surviving entity being Americo.

 (b) Interim Financial Statements

  The financial statements of Americo as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessarily for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

 (c) Principles of Combination

  Through 1996, the financial statements of Americo and ROI were combined, as the 100% stockholder of ROI owned 50% of the stock of Americo, and ROI owned the remaining 50% of Americo stock. Affiliated company accounts and transactions are eliminated in combination.

 (d) Use of Estimates

  Management of Americo and ROI have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (e) Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 (f) Property and Equipment

  Property and equipment are stated at cost. Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives are as follows: ten years for machinery and equipment; seven years for furniture and fixtures; and five to seven years for office equipment. Capitalized lease equipment is amortized over the lives of the leases, generally seven years.

 (g) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 (h) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service. Sales of teleconferencing equipment are recognized upon shipment.

 (i) Research and Development

  Americo maintains a technical support and engineering department that, in part, develops features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development Costs, Americo charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. Americo's research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $24,000, $62,000 and $85,000, respectively. Americo's research and development expenses for the nine months ended September 30, 1996, and 1997 were $62,000 and $63,000, respectively.

 (j) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  Americo and ROI adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, in 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have an impact on the combined statements of financial position, results of operations, or liquidity.

 (k) Treasury Stock

  Treasury stock purchases are recorded at cost.

 (l) Earnings Per Share

  Americo adopted the provisions of SFAS No. 128, "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 31, 1996 and 1997 (unaudited), basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                   DECEMBER 31,
                                                   ------------- SEPTEMBER 30,
                                                    1995   1996      1997
                                                   ------ ------ -------------
                                                                  (UNAUDITED)
   Machinery and equipment........................ $  125 $  125     $545
   Furniture and fixtures.........................      3      7       50
   Office equipment...............................    142    163      193
                                                   ------ ------     ----
                                                      270    295      788
   Less: accumulated depreciation and amortiza-
    tion..........................................    148    184      232
                                                   ------ ------     ----
   Property and equipment, net.................... $  122 $  111     $556
                                                   ====== ======     ====

(3) LINE OF CREDIT

  Americo has a line of credit agreement with a commercial bank which permits Americo to borrow up to $50,000. Amounts borrowed under the line were $35,000, $35,000 and $45,000 at December 31, 1995, December

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

31, 1996 and September 30, 1997, respectively. Amounts borrowed under the line bear interest at the bank's base lending rate plus 1.25% (10% at September 30, 1997). Substantially all assets of Americo are pledged as security for amounts borrowed under the line of credit agreement. In addition, the line of credit is guaranteed by the sole stockholder.

(4) ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                  DECEMBER 31,
                                                  ------------- SEPTEMBER 30,
                                                   1995   1996      1997
                                                  ------ ------ -------------
                                                                 (UNAUDITED)
   Accrued payroll, commissions and related tax-
    es........................................... $  15  $   22     $ 27
   Accrued payroll-stockholder...................    15      65      139
   Accrued fees and other expenses...............    27       1        4
   Profit Sharing Plan accrual...................   --       52       74
   Money Purchase Plan accrual...................   --       56       67
                                                  -----  ------     ----
                                                  $  57  $  196     $311
                                                  =====  ======     ====

(5) RELATED PARTY TRANSACTIONS

 (a) Due to Stockholder

  Amounts due to stockholder consist of short-term demand notes at December 31, 1995, December 31, 1996 and September 30, 1997. In addition, included in accrued expenses at December 31, 1995, December 31, 1996 and September 30, 1997 is accrued payroll of $15,000, $65,000 and $139,000, respectively, due to this stockholder.

 (b) Lease Transactions

  ROI leases certain equipment to Americo. Total rent expense under these leases for the years ended December 31, 1994, 1995 and 1996 was $40,000, $105,000, and $105,000, respectively, and $83,000 and $9,000 for the nine months ended September 30, 1996 and 1997, respectively. All rent expense under these leases has been eliminated in the accompanying combined statements of operations.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(6) INCOME TAXES

  The components of income tax expense (benefit) attributable to income (loss) before income tax expense (benefit) consists of the following for years ended:

                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
                                                             (IN THOUSANDS)
     Federal............................................  $   5   $   2   $  7
     State..............................................      2       7      9
                                                          -----   -----   ----
                                                          $   7   $   9   $ 16
                                                          =====   =====   ====
   1995:
     Federal............................................  $  15   $ --    $ 15
     State..............................................      7     --       7
                                                          -----   -----   ----
                                                          $  22   $ --    $ 22
                                                          =====   =====   ====
   1996:
     Federal............................................  $ --       (8)  $ (8)
     State..............................................    --       (6)    (6)
                                                          -----   -----   ----
                                                          $ --    $ (14)  $(14)
                                                          =====   =====   ====

  Income tax expense (benefit) differed from the amounts computed by applying the U.S. statutory federal income tax rate of 34% as a result of the following:

                                                              1994  1995  1996
                                                              ----  ----  ----
                                                              (IN THOUSANDS)
   Computed "expected" tax expense (benefit)................. $ 29  $ 28  $(25)
   State income taxes, net of federal tax benefit............    4     5    (4)
   Tax rate differential.....................................  (16)  (15)   14
   Nondeductible expenses and other differences..............   (1)    4     1
                                                              ----  ----  ----
                                                              $ 16  $ 22  $(14)
                                                              ====  ====  ====

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are presented below:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
   Deferred tax assets:
     Accrued expenses.......................................... $   --  $   15
                                                                ------- ------
       Total gross deferred tax asset..........................     --      15
                                                                ------- ------
   Deferred tax liabilities:
     Property and equipment....................................      13     14
                                                                ------- ------
       Total gross deferred tax liability......................      13     14
                                                                ------- ------
       Net deferred tax liability (asset)...................... $    13 $   (1)
                                                                ======= ======

  In assessing the realizability of deferred tax assets, Americo considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the fact that Americo has sufficient taxable income in carryback periods, and Americo projects future taxable income over the periods in which the deferred tax assets are deductible, the ultimate realization of deferred tax assets recognized appears more likely than not.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(7) COMMITMENTS

  Americo has entered into noncancelable operating leases covering certain office space and equipment. Rent expense amounted to $22,000, $67,000 and $76,000 for the years ended December 31, 1994, 1995 and 1996, respectively and $38,000 and $86,000 for the nine month periods ended September 30, 1996 and 1997, respectively. In June 1997, Americo entered into a 10-year lease agreement for Americo's headquarters in Oradell, New Jersey. The lease commenced in September 1997. Future minimum payments under noncancelable lease agreements are as follows:

                                                        OPERATING
                                                          LEASE
                                                      --------------
                                                      (IN THOUSANDS)
        October 1, to December 31, 1997..............    $    33
        1998.........................................        192
        1999.........................................        197
        2000.........................................        197
        2001.........................................        197
        Thereafter...................................      1,373
                                                         -------
            Total minimum lease payments.............    $ 2,189
                                                         =======

(8) SIGNIFICANT CUSTOMERS

  For the year ended December 31, 1996, and the nine months ended September 30, 1997, one customer accounted for approximately 17% and 15% of net revenues, respectively and approximately 14% and 25% of accounts receivable, respectively.

(9) EMPLOYEE BENEFIT PLANS

  During 1996, Americo adopted a Money Purchase Plan and a Profit Sharing Plan. The plans cover substantially all employees who generally work 1,000 hours or more per year and have attained the age of 21. Americo will make a contribution to the Money Purchase Plan for 10% of each eligible participant's compensation. Contributions into the Profit Sharing Plan are discretionary. Money Purchase Plan contributions charged to operations for the year ended December 31, 1996 and nine months ended September 30, 1997, were $48,000 and $67,000, respectively. Profit Sharing Plan contributions charged to operations for the year ended December 31, 1996 and nine months ended September 30, 1997 were $71,000 and $74,000, respectively.

(10) SUBSEQUENT EVENTS

  On November 12, 1997, VIALOG Corporation ("VIALOG") acquired all of the outstanding stock of Americo for cash and shares of common stock of VIALOG and Americo became a wholly owned subsidiary of VIALOG. The acquisition of Americo will be accounted for by the purchase method. Accordingly, all of the identified tangible and intangible assets and liabilities will be recorded at their current fair market value and the excess of the purchase price over the fair value of the net assets acquired will be recorded as intangible assets, which will be amortized up to 20 years.

                      AMERICAN CONFERENCING COMPANY, INC.
                         AND RESOURCE OBJECTIVES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  In June 1997, Americo entered into a term loan in the amount of $150,000, of which $38,000 is classified as current, with a bank in order to finance the relocation of its operating facilities. The loan has an interest rate of 10% and is payable over four years in equal monthly installments of $3,804, including interest. Substantially all assets of Americo are pledged as security for the amount borrowed under the loan. This note was repaid in full in November 1997. In November 1997, the line of credit described in note 3 was paid down in full. On November 12, 1997 Americo became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors  Communication Development Corporation:

  We have audited the accompanying balance sheets of Communication Development Corporation ("CDC") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of CDC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communication Development Corporation as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP

Boston, Massachusetts
January 17, 1997 except for Note 8 which is as of November 12, 1997

                     COMMUNICATION DEVELOPMENT CORPORATION

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31,
                                                      ------------ SEPTEMBER 30,
                                                      1995   1996      1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
                  ASSETS (NOTE 3)
Current assets:
  Cash and cash equivalents.........................  $  18 $   90     $  55
  Trade accounts receivable, less allowance for
   doubtful accounts of $2 at December 31, 1995 and
   1996 and $10 at September 30, 1997 (note 7)......    237    186       396
  Income taxes receivable...........................      6      1       --
  Prepaid expenses and other current assets.........      8      9        28
                                                      ----- ------     -----
    Total current assets............................    269    286       479
                                                      ----- ------     -----
Property and equipment, net (note 2)................    212    128       100
Other assets........................................      1      1         4
                                                      ----- ------     -----
    Total assets....................................  $ 482 $  415     $ 583
                                                      ===== ======     =====
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings under line of credit (note 3)..........  $  37 $  --      $ --
  Current installments of long-term debt (note 3)...     35     33        24
  Accounts payable..................................     82     74        72
  Accrued expenses (note 5).........................      9    102        37
  Income taxes payable..............................    --     --         94
  Deferred income taxes (note 6)....................     35      7         7
                                                      ----- ------     -----
    Total current liabilities.......................    198    216       234
                                                      ----- ------     -----
Long-term debt, excluding current installments (note
 3).................................................     72     42        25
Deferred income taxes (note 6)......................     30     19        19
                                                      ----- ------     -----
    Total liabilities...............................    300    277       278
                                                      ----- ------     -----
Stockholders' equity:
  Common stock, no par value. Authorized, issued and
   outstanding 5,000 shares at December 31, 1995 and
   1996.............................................      2      2         2
  Retained earnings.................................    180    136       303
                                                      ----- ------     -----
    Total stockholders' equity......................    182    138       305
                                                      ----- ------     -----
  Commitments and contingencies (notes 4 and 8)
    Total liabilities and stockholders' equity......  $ 482 $  415     $ 583
                                                      ===== ======     =====

                See accompanying notes to financial statements.

                     COMMUNICATION DEVELOPMENT CORPORATION

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                            YEAR ENDED        NINE MONTHS ENDED
                                           DECEMBER 31,         SEPTEMBER 30,
                                       ---------------------  -----------------
                                        1994   1995    1996     1996     1997
                                       ------ ------  ------  -------- --------
                                                                 (UNAUDITED)
Net revenues (note 7)................. $1,121 $1,131  $1,480  $  1,080 $  1,486
Cost of revenues, excluding deprecia-
 tion.................................    632    670     800       544      717
Selling, general and administrative
 expenses.............................    337    377     655       411      442
Depreciation expense..................     77     95      86        71       49
                                       ------ ------  ------  -------- --------
  Income (loss) from operations.......     75    (11)    (61)       54      278
Interest expense, net.................      7     17      11         7        4
                                       ------ ------  ------  -------- --------
  Income (loss) before income tax ex-
   pense (benefit)....................     68    (28)    (72)       47      274
Income tax expense (benefit) (note
 6)...................................     29    (11)    (28)       18      107
                                       ------ ------  ------  -------- --------
  Net income (loss)................... $   39 $  (17) $  (44) $     29 $    167
                                       ====== ======  ======  ======== ========
  Net income (loss) per share - basic
   and diluted ....................... $ 7.80 $(3.40) $(8.80) $   5.80 $  33.40
                                       ====== ======  ======  ======== ========
  Weighted average shares outstanding
   ...................................  5,000  5,000   5,000     5,000    5,000
                                       ====== ======  ======  ======== ========


                See accompanying notes to financial statements.

                     COMMUNICATION DEVELOPMENT CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         COMMON STOCK
                                        ---------------              TOTAL
                                         NUMBER         RETAINED STOCKHOLDERS'
                                        OF SHARES VALUE EARNINGS    EQUITY
                                        --------- ----- -------- -------------
Balance at December 31, 1993...........   5,000   $  2    $158       $160
  Net income...........................     --     --       39         39
                                          -----   ----    ----       ----
Balance at December 31, 1994...........   5,000      2     197        199
  Net loss.............................     --     --      (17)       (17)
                                          -----   ----    ----       ----
Balance at December 31, 1995...........   5,000      2     180        182
  Net loss.............................     --     --      (44)       (44)
                                          -----   ----    ----       ----
Balance at December 31, 1996...........   5,000      2     136        138
  Net income (unaudited)...............     --     --      167        167
                                          -----   ----    ----       ----
Balance at September 30, 1997 (unau-
 dited)................................   5,000   $  2    $303       $305
                                          =====   ====    ====       ====


                See accompanying notes to financial statements.

                     COMMUNICATION DEVELOPMENT CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          YEAR ENDED       NINE MONTHS ENDED
                                         DECEMBER 31,        SEPTEMBER 30,
                                        -----------------  -------------------
                                        1994   1995  1996    1996      1997
                                        -----  ----  ----  --------  ---------
                                                              (UNAUDITED)
Cash flows from operating activities:
 Net income (loss)..................... $  39  $(17) $(44) $     29  $     167
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation and amortization........    77    95    86        71         49
  Deferred income taxes................     1   (11)  (39)       17        --
  Changes in operating assets and
   liabilities:
    Trade accounts receivable, net.....   (27)  (73)   51        29       (210)
    Income taxes receivable............   --    --      5       --           1
    Prepaid expenses and other current
     assets............................    (4)   (1)   (1)        2        (19)
    Other asset........................   --    --    --         (2)        (3)
    Accounts payable...................    41    21    (8)       (7)        (2)
    Accrued expenses...................     9    (3)   93        (2)       (65)
    Income taxes payable...............    23    (3)  --        --          94
                                        -----  ----  ----  --------  ---------
      Net cash provided by operating
       activities......................   159     8   143       137         12
                                        -----  ----  ----  --------  ---------
Cash flows from investing activity:
 Additions to property and equipment...  (183)   (4)   (2)      (13)       (21)
                                        -----  ----  ----  --------  ---------
Cash flows from financing activities:
 Proceeds from borrowings under line of
  credit...............................   --     37   --        --         --
 Repayments of borrowings under line of
  credit...............................   (38)  --    (37)      (37)       --
 Proceeds from long-term debt..........   100   --    --        --         --
 Principal repayments of long-term
  debt.................................   (31)  (36)  (32)      (26)       (26)
                                        -----  ----  ----  --------  ---------
      Net cash provided by (used in)
       financing activities............    31     1   (69)      (63)       (26)
                                        -----  ----  ----  --------  ---------
Net increase (decrease) in cash and
 cash equivalents......................     7     5    72        61        (35)
Cash and cash equivalents at beginning
 of period.............................     6    13    18        18         90
                                        -----  ----  ----  --------  ---------
Cash and cash equivalents at end of
 period................................ $  13  $ 18  $ 90  $     79  $      55
                                        =====  ====  ====  ========  =========
Supplemental cash flow information:
 Cash paid during the year for:
  Interest............................. $   7  $ 17  $ 11  $      8  $       4
                                        =====  ====  ====  ========  =========
  Taxes................................ $   9  $  3  $--   $    --   $      16
                                        =====  ====  ====  ========  =========

                See accompanying notes to financial statements.

                     COMMUNICATION DEVELOPMENT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS
                                  UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Communication Development Corporation ("CDC") provides audio group communications services to a variety of customers, primarily located in the United States. CDC was incorporated in 1991 and has its operations center in Danbury, Connecticut.

 (b) Interim Financial Statements

  The financial statements of CDC as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

 (c) Use of Estimates

  Management of CDC has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

  Cash and cash equivalents include cash on hand and money market deposits.

 (e) Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the respective assets, generally five years. Leasehold improvements are amortized over the shorter of the lease term or three years.

 (f) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (g) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (h) Research and Development

  CDC maintains a technical support and engineering department that, in part, develops features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development Costs, CDC charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. CDC's research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $51,000, $49,000 and $56,000, respectively. CDC's research and development expenses for the nine months ended September 30, 1996 and 1997 were $42 and $76, respectively.

                     COMMUNICATION DEVELOPMENT CORPORATION

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  CDC adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, during 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have a material impact on CDC's financial position, results of operations, or liquidity.

 (j) Earnings Per Share

  CDC adopted the provisions of SFAS No. 128, "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the nine months ended September 31, 1996 and 1997 (unaudited), basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                   DECEMBER 31,
                                                   ------------- SEPTEMBER 30,
                                                    1995   1996      1997
                                                   ------ ------ -------------
                                                                  (UNAUDITED)
   Teleconferencing equipment..................... $  427 $  427     $427
   Office equipment...............................     41     43       64
   Leasehold improvements.........................     10     10       10
                                                   ------ ------     ----
                                                      478    480      501
   Less: accumulated depreciation and amortiza-
    tion..........................................    266    352      401
                                                   ------ ------     ----
     Property and equipment, net.................. $  212 $  128     $100
                                                   ====== ======     ====

(3) DEBT

 (a) Line of Credit

  CDC has a line of credit with a bank which provides for borrowings of up to $125,000. Borrowings under this arrangement bear interest at 1% above the bank's base lending rate (8.5%, 9.25% and 9.5% at December 31, 1995 and 1996 and September 30, 1997, respectively). The loan agreement is renewable annually in January, is collateralized by accounts receivable, and is guaranteed by the stockholders. Amounts borrowed under the line of credit were $37,000, $0 and $0 at December 31, 1995 and 1996 and September 30, 1997,
respectively.

 (b) Long-term Debt

  Long-term debt at December 31, 1995 and 1996 and September 30, 1997 consists of bank term notes which are payable in equal monthly installments of principal plus interest at 1% above the bank's base lending rate through December 1999. The notes are collateralized by substantially all the assets of CDC and are guaranteed by the stockholders. Amounts outstanding are as follows (in thousands):

                                                    DECEMBER 31,
                                                    ------------- SEPTEMBER 30,
                                                     1995   1996      1997
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
   Bank term notes................................. $  107 $  75       $49
   Less: current installments......................     35    33        24
                                                    ------ -----       ---
   Long-term debt excluding current installments... $   72 $  42       $25
                                                    ====== =====       ===

                     COMMUNICATION DEVELOPMENT CORPORATION

  The aggregate maturities of long-term debt are as follows (in thousands):

        October 1 to December 31, 1997.......................... $ 7
        1998....................................................  20
        1999....................................................  22
                                                                 ---
                                                                 $49
                                                                 ===

(4) COMMITMENTS

  CDC rents its office facility under a noncancelable operating lease expiring in February 1998. Rental expense under this lease for the years ending December 31, 1994, 1995 and 1996 was $31,000, $57,000 and $65,000,
respectively and $53,000 and $55,000 for the nine months ending September 30, 1996 and 1997, respectively. Future minimum lease payments under this lease are as follows (in thousands):

        October 1 to December 31, 1997.......................... $18
        1998....................................................  12
                                                                 ---
          Total minimum lease payments.......................... $30
                                                                 ===

(5) ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1995   1996      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
   Accrued officer bonus............................ $  --  $   90     $ --
   Accrued long distance charges....................    --     --        --
   Accrued payroll and related taxes................      8      6        30
   Other accrued expenses...........................      1      6         7
                                                     ------ ------     -----
                                                     $    9 $  102     $  37
                                                     ====== ======     =====

(6) INCOME TAXES

  Income tax expense (benefit) consists of the following for the years ended December 31:

                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
                                                             (IN THOUSANDS)
   1994:
     Federal............................................  $  21   $   1   $ 22
     State..............................................      7     --       7
                                                          -----   -----   ----
                                                          $  28   $   1   $ 29
                                                          =====   =====   ====
   1995:
     Federal............................................  $ --    $  (8)  $ (8)
     State..............................................    --       (3)    (3)
                                                          -----   -----   ----
                                                          $ --    $ (11)  $(11)
                                                          =====   =====   ====
   1996:
     Federal............................................  $   8   $ (29)  $(21)
     State..............................................      3     (10)    (7)
                                                          -----   -----   ----
                                                          $  11   $ (39)  $(28)
                                                          =====   =====   ====

                     COMMUNICATION DEVELOPMENT CORPORATION

  Income tax expense (benefit) differed from the amounts computed by applying the U.S. statutory federal income tax rate of 34% as a result of the following:

                                                               1994 1995  1996
                                                               ---- ----  ----
                                                               (IN THOUSANDS)
   Computed "expected" tax expense (benefit).................. $23  $ (9) $(24)
   State and local income taxes, net of federal tax benefit...   5    (2)   (5)
   Nondeductible items and other differences..................   1   --      1
                                                               ---  ----  ----
                                                               $29  $(11) $(28)
                                                               ===  ====  ====

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are presented below:

                                                                     1995 1996
                                                                     ---- -----
                                                                        (IN
                                                                     THOUSANDS)
   Deferred tax assets:
     Net operating loss............................................. $29  $ --
                                                                     ---  -----
       Total gross deferred tax assets..............................  29    --
                                                                     ---  -----
   Deferred tax liabilities:
     Property and equipment.........................................  30     19
     Accrued expenses...............................................  64      7
                                                                     ---  -----
       Total gross deferred tax liabilities.........................  94     26
                                                                     ---  -----
   Net deferred tax liability....................................... $65  $  26
                                                                     ===  =====

(7) SIGNIFICANT CUSTOMERS

  The same five customers accounted for the following percentages of net revenues and accounts receivable:

                                                                PERCENTAGE OF
                      PERCENTAGE OF NET REVENUES             ACCOUNTS RECEIVABLE
                    -----------------------------------  -----------------------------
                                          NINE MONTHS
                       YEAR ENDED            ENDED
                      DECEMBER 31,       SEPTEMBER 30,   DECEMBER 31,
                    -------------------  --------------  --------------  SEPTEMBER 30,
                    1994   1995   1996    1996    1997    1995    1996       1997
                    -----  -----  -----  ------  ------  ------  ------  -------------
                                          (UNAUDITED)                     (UNAUDITED)
   Customer A......   25%    63%    35%     41%     35%     33%     17%       21%
   Customer B......   --     11%    --      10%     --      30%     25%       --
   Customer C......   11%    10%    11%     12%     10%     --      --        10%
   Customer D......   --     --     --      --      --      --      14%       --
   Customer E......   --     --     --      --      13%     --      --        16%

(8) SUBSEQUENT EVENTS

  On November 12, 1997, VIALOG Corporation ("VIALOG") acquired all of the outstanding stock of CDC for cash and shares of common stock of VIALOG and CDC became a wholly owned subsidiary of VIALOG. The acquisition of CDC will be accounted for by the purchase method. Accordingly, all of the identified tangible and intangible assets and liabilities will be recorded at their current fair market value and the excess of the purchase price over the fair value of the net assets acquired will be recorded as intangible assets, which will be amortized up to 20 years.

  In November 1997, the remaining balances of the long-term debt described in note 3 (b) was repaid in full, plus accrued interest. On November 12, 1997, CDC became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors A Business Conference-Call, Inc.:

  We have audited the accompanying balance sheets of A Business Conference-Call, Inc. ("ABCC") as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of ABCC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A Business Conference-Call, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP
Boston, Massachusetts
February 20, 1998, except for
Note 8 which is as of
May 23, 1998

                        A BUSINESS CONFERENCE-CALL, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31,
                                                      -------------  JUNE 30,
                                                       1996   1997     1998
                                                      ------ ------ -----------
                                                                    (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $   26 $   71   $  466
  Trade accounts receivable, less allowance for
   doubtful accounts of $7, $15 and $29, respective-
   ly................................................    424    577      656
  Prepaid expenses and other current assets..........    308     75      115
                                                      ------ ------   ------
    Total current assets.............................    758    723    1,237
                                                      ------ ------   ------
Property and equipment, net (notes 1 and 2)..........    638    538      476
Other assets.........................................      5      6        3
                                                      ------ ------   ------
    Total assets..................................... $1,401 $1,267   $1,716
                                                      ====== ======   ======
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $   23 $   55   $  250
  Accrued compensation and benefits..................    108    231      199
  Accrued expenses...................................     13      3      --
                                                      ------ ------   ------
    Total current liabilities........................    144    289      449
                                                      ------ ------   ------
Stockholders' equity:
  Common stock, $0.01 par value; authorized 100,000
   shares; issued and outstanding 1,000 shares.......    --     --       --
  Additional paid-in capital.........................     10     10       10
  Retained earnings..................................  1,247    968    1,257
                                                      ------ ------   ------
    Total stockholders' equity.......................  1,257    978    1,267
                                                      ------ ------   ------
Commitments and contingencies (notes 4, 6 and 7).....
    Total liabilities and stockholders' equity....... $1,401 $1,267   $1,716
                                                      ====== ======   ======


                See accompanying notes to financial statements.

                        A BUSINESS CONFERENCE-CALL, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                SIX MONTHS
                                   YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                   ------------------------ -------------------
                                      1996         1997       1997      1998
                                   -----------  ----------- --------- ---------
                                                                (UNAUDITED)
Net revenues.....................  $     5,305  $     5,709 $   2,843 $   3,591
Cost of revenues, excluding de-
 preciation......................        1,935        2,086       996     1,181
Selling, general, and administra-
 tive expenses...................        1,120        1,231       544       751
Depreciation expense.............          143          148        72        74
                                   -----------  ----------- --------- ---------
 Income from operations..........        2,107        2,244     1,231     1,585
Interest income, net.............           14            8         4         4
Other, net.......................          (17)           7         1       --
                                   -----------  ----------- --------- ---------
 Net income......................        2,104        2,259     1,236     1,589
                                   -----------  ----------- --------- ---------
Retained earnings at beginning of
 period..........................        1,303        1,247     1,247       968
Less stockholder distributions...        2,160        2,538     1,245     1,300
                                   -----------  ----------- --------- ---------
Retained earnings at end of peri-
 od..............................  $     1,247  $       968 $   1,238 $   1,257
                                   ===========  =========== ========= =========
Net income per share - basic and
 diluted ........................  $  2,104.00  $  2,259.00 $1,236.00 $1,589.00
                                   ===========  =========== ========= =========
Weighted average shares outstand-
 ing ............................        1,000        1,000     1,000     1,000
                                   ===========  =========== ========= =========


                See accompanying notes to financial statements.

                        A BUSINESS CONFERENCE-CALL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  SIX MONTHS
                                                  YEAR ENDED      ENDED JUNE
                                                 DECEMBER 31,         30,
                                                 --------------  --------------
                                                  1996    1997    1997    1998
                                                 ------  ------  ------  ------
                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net income....................................  $2,104  $2,259  $1,236  $1,589
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization................     143     148      72      74
  Loss on disposal of equipment................      17     --      --      --
  Changes in operating assets and liabilities:
   Trade accounts receivable, net..............      93    (153)   (123)    (79)
   Prepaid expenses............................    (191)    233     238     (37)
   Accounts payable and accrued expenses.......    (149)    145     205     160
                                                 ------  ------  ------  ------
    Net cash provided by operating activities..   2,017   2,632   1,628   1,707
                                                 ------  ------  ------  ------
Cash flows from investing activities:
  Payments for purchases of property and
   equipment...................................    (245)    (49)    (45)    (12)
  Proceeds from sale of property and equip-
   ment........................................      15     --      --      --
  Increase in other assets.....................      (2)     (1)    --      --
                                                 ------  ------  ------  ------
    Net cash used in investing activities......    (232)    (50)    (45)    (12)
                                                 ------  ------  ------  ------
Cash flows from financing activities:
 Distributions to stockholders.................  (2,160) (2,537) (1,245) (1,300)
                                                 ------  ------  ------  ------
    Net cash used in financing activities......  (2,160) (2,537) (1,245) (1,300)
                                                 ------  ------  ------  ------
Net increase (decrease) in cash and cash
 equivalents...................................    (375)     45     338     395
Cash and cash equivalents at beginning of peri-
 od............................................     401      26      26      71
                                                 ------  ------  ------  ------
Cash and cash equivalents at end of period.....  $   26  $   71  $  364  $  466
                                                 ======  ======  ======  ======


                See accompanying notes to financial statements.

                       A BUSINESS CONFERENCE-CALL, INC.

                         NOTES TO FINANCIAL STATEMENTS

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  A Business Conference-Call, Inc. ("ABCC") is a provider of group communications to a variety of customers located primarily in the United States. ABCC was incorporated in 1988 and is headquartered in Chaska, Minnesota.

 (b) Interim Financial Statements

  The financial statements of ABCC as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited. All adjustments and accruals (consisting only of normal recurring adjustments) have been recorded that, in the opinion of management, are necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results for the full year.

 (c) Use of Estimates

  Management of ABCC has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

  Cash and cash equivalents include deposits and short-term investments with original maturities of three months or less.

 (e) Property and Equipment

  Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives are as follows: five to seven years for office furniture and equipment; seven years for conferencing equipment; three years for computer software; and five years for vehicles.

 (f) Income Taxes

  ABCC has elected by consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, ABCC does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on ABCC's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

 (g) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (h) Fair Value of Financial Instruments

  All financial instruments are carried at amounts that approximate estimated fair value.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  ABCC adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1997. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of the statement did not have a material impact on ABCC's financial position, results of operations, or liquidity.

                       A BUSINESS CONFERENCE-CALL, INC.

 (j) Earnings Per Share

  ABCC adopted the provisions of SFAS No. 128, "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1996 and 1997, and for the six months ended June 30, 1997 and 1998 (unaudited), basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                         DECEMBER
                                                            31,
                                                        -----------  JUNE 30,
                                                        1996  1997     1998
                                                        ---- ------ -----------
                                                                    (UNAUDITED)
   Office furniture and equipment...................... $179 $  182   $  194
   Conferencing equipment..............................  779    811      811
   Software............................................    7     21       21
   Vehicles............................................   34     34       34
                                                        ---- ------   ------
                                                         999  1,048    1,060
   Less accumulated depreciation and amortization......  361    510      584
                                                        ---- ------   ------
   Property and equipment, net......................... $638 $  538   $  476
                                                        ==== ======   ======

(3) RELATED PARTY TRANSACTIONS

  In 1996, the president of ABCC, who is also a related stockholder, purchased a vehicle from the Company. ABCC received $15,000 in proceeds related to the sale of the vehicle.

(4) 401(K) PROFIT SHARING PLAN

  The Company has a 401(k) profit sharing plan which is available to employees meeting certain service requirements. The plan qualifies under section 401(k) of the Internal Revenue Code (the Code) and allows eligible employees to contribute up to 5% of their compensation, up to limits established by the Code. The Company is entitled to make discretionary contributions to the plan. ABCC's expense related to the plan was $126,366 and $138,803 for the years ending December 31, 1996 and 1997, respectively. ABCC's expense related to the plan was $60,000 and $72,000 for the six-month periods ended June 30, 1997 and 1998, respectively.

(5) CONCENTRATION OF SOURCE OF SUPPLY

  The Company purchases a significant portion of its long distance telephone service from a single long distance service provider. Although there are a limited number of such providers, management believes that other providers could provide similar services on comparable terms.

(6) STOCK PURCHASE AGREEMENT

  The Company has an agreement with its two stockholders which requires the Company to acquire the stockholders' shares upon the event of death, permanent disability, or termination of employment. This agreement can be funded by life insurance policies on each stockholder. The Company and the stockholders also have an agreement whereby the remaining stockholders have the first option to purchase the Company's stock upon the occurrence of any of the above events. The purchase price is determined annually by a formula defined in the agreement.

                       A BUSINESS CONFERENCE-CALL, INC.

(7) COMMITMENTS AND CONTINGENCIES

 (a) Purchase Agreement

  In February 1998, the Company entered into an agreement with a long distance telephone service provider. Under the terms of the agreement, ABCC is committed to minimum monthly purchases of $25,000 for a term of two years.

 (b) Leases

  The Company leases office space under a noncancelable operating lease. The lease provides for monthly rental payments including real estate taxes and other operating costs. In addition, the Company leases certain equipment and vehicles under various operating leases. Total rent expense amounted to approximately $73,000 and $95,000 for the years ended December 31, 1996 and 1997, respectively. Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

   1998..................................................................... $61
   1999.....................................................................  57
   2000.....................................................................  20

(8) MERGER

  In May 1998, ABCC entered into an agreement and plan of reorganization with VIALOG Corporation and ABC Acquisition Corporation, a wholly-owned subsidiary of VIALOG Corporation, whereby VIALOG Corporation's subsidiary will merge with and into ABCC, contingent upon completion of certain items defined in the merger agreement, with ABCC surviving as a wholly-owned subsidiary of VIALOG Corporation.

                                  [PHOTO DESCRIPTION: SEVERAL PERSONS SEATED
                                             AROUND A TELEVISION]

[PHOTO DESCRIPTION: MAN IN COAT TALKING ON CELLULAR PHONE; CAR
                        IN BACKGROUND]

                               [PHOTO DESCRIPTION: PERSON SEATED BESIDE IGLOO]

             HELPING YOU MEET ALL YOUR GLOBAL COMMUNICATIONS NEEDS.

[PHOTO DESCRIPTION: MAN TALKING ON CELLULAR PHONE; BUILDING IN
                          BACKGROUND]

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECU-RITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Access and CSI Selected Financial Data...................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Industry Overview........................................................  38
Business.................................................................  41
Management...............................................................  51
Certain Relationships and Related Transactions...........................  58
Principal and Selling Stockholders.......................................  62
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  69
Legal Matters............................................................  71
Experts..................................................................  71
Available Information....................................................  71
Index to Financial Statements............................................ F-1

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                             4,867,826 Shares

                                     LOGO

                                 Common Stock


                                 -------------
                                  PROSPECTUS
                                 -------------

                      PRUDENTIAL SECURITIES INCORPORATED

                           JEFFERIES & COMPANY, INC.

                                       , 1998
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses (other than the underwriting compensation expected to be incurred) in connection with the Offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing
Fee) are estimates.

      SEC Registration Fee.......................................... $   18,726
      NASD Filing Fee...............................................      6,848
      Nasdaq National Market Listing Fee............................     72,875
      Blue Sky Fees and Expenses....................................      5,000
      Printing and Engraving Costs..................................    300,000
      Legal Fees and Expenses.......................................    400,000
      Accounting Fees and Expenses..................................    250,000
      Transfer Agent and Registrar Fees and Expenses................      5,000
      Miscellaneous.................................................    441,000
                                                                     ----------
        Total....................................................... $1,499,449
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 67 of Chapter 156B of the Massachusetts General Laws, or the Massachusetts Business Corporation Law (the "MBCL"), provides that the indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. Section 67 further provides that no indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Article VI of the Company's Articles of Organization provides that the Company shall, to the fullest extent permitted by the laws of the Commonwealth of Massachusetts, indemnify each person who is, or shall have been, a director, officer, employee or agent of the Company, or who is serving or shall have served, at the request of the Company, as director or officer of another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement and reasonable attorney's fees) imposed upon or incurred by any such person in connection with or arising out of claims made, or any action, suit or proceeding threatened or brought against him or in which he may be involved by reason of any action taken or omitted by him as a director, officer, employee or agent, or as a result of any service with respect to any such employee benefit plan.

  Section 13(b)(1 1/2) of Chapter 156B of the MBCL permits a corporation to include in its articles of organization a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the MBCL (relating to unlawful payment of dividends, unlawful stock purchase and redemption and loans to insiders) or (iv) for any transaction from which the director derived an improper personal benefit.
Article VI of the Company's Articles of Organization provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except in the circumstances that are set forth in the MBCL.

  The effect of these provisions is to permit indemnification by the Company for, among other liabilities, liabilities arising out of the Securities Act.

  The Underwriting Agreement (the form of which appears as Exhibit 1.1) provides for indemnification of the Company's directors and officers in certain circumstances.

  Section 67 of the MBCL also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company currently maintains a $5,000,000 Directors and Officers Liability Insurance Policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act of 1933. Except as set forth in (vii) below, none of the sales of the securities issued by the Company have involved the use of an underwriter, and no commissions were paid in connection with the sale of any of the securities issued by the Company.

    (i) From January 1, 1996 to October 31, 1996, the Company issued 1,222,650 shares of Common Stock, $.01 par value to twelve accredited investors and twenty-one of its consultants and employees at value ranging from $.01 per share to $.555 per share for a total consideration of $173,152. The issuance of shares to consultants and employees may be considered to be compensation to such individuals and the Company expensed $36,753 in 1996 as compensation.

    (ii) In November 1996 the Company issued 212,500 shares of Common Stock to twenty accredited investors and four employees at a value of $4.00 per share for a total consideration of $850,000. The issuance of shares to employees may be considered to be compensation to such individuals and the Company expensed $90,000 in 1996 as compensation.

    (iii) On February 12, 1997, the Company issued an aggregate of 52,000 shares of Common Stock at $.05 per share to two of its consultants upon the exercise of two NQSOs for an aggregate purchase price of $2,600.

    (iv) On February 24, 1997, the Company issued to eight accredited investors promissory notes in the aggregate principal amount of $500,000 bearing interest at 8.0% per annum and payable upon the earlier of ten days following the closing of an initial public offering of the Company's common stock or one year from their date of issuance (the "February Notes"), together with warrants to purchase an aggregate of II 1, 1 18 shares of the Company's common stock at an exercise price of $4.50 per share (the "February Warrants"). The February Notes were paid in November 1997. The February Warrants expire on February 28, 1999 and contain anti-dilution provisions. As of the date of this Registration Statement, the February Warrants entitle the holders thereof to purchase an aggregate of 33,450 additional shares of common stock as a result of required anti-dilution adjustments. The February Notes and February Warrants were issued to accredited investors only pursuant to the registration exemption provided in Rule 506 of Regulation D under the Securities Act.

    (v) In September 1997, the Company issued to fifteen accredited investors (who were existing stockholders or noteholders of the Company) subordinated convertible promissory notes in the aggregate principal amount of $255,500 bearing interest at 10% per annum and payable upon the earlier to occur of five days following (i) the closing of a sale of the Company's equity securities or debt securities for an aggregate purchase price of $50.0 million or more and (ii) January 1, 1998 (the "September Notes"). Each September Note was convertible at the holder's option prior to and including the due date, into the number of shares of the Company's Common Stock determined by dividing the outstanding principal of the September Note by $4.00. All holders of the September Notes elected to convert the September Notes into Common Stock simultaneously with the Company's unrelated sale in November 1997 of $75.0 million of senior notes and warrants as described below.

    (vi) On October 16, 1997, the Company declared a 2:1 stock split.

    (vii) On November 12, 1997, the Company issued to Jefferies & Company, as underwriter, 75,000 units, with each unit (a "Unit"; collectively, the "Units") consisting of (i) a senior note due 2001 in the principal amount of $1,000 bearing interest at 12% per annum (a "Senior Note"; collectively, the "Senior Notes"), and (ii) one warrant to purchase 10.0886 shares of the Company's Common Stock, subject to adjustment in certain circumstances, at an exercise price of $.01 par value per share (a "November Warrant"; collectively, the "November Warrants"). Jefferies & Company paid $72.0 million for the Units, or 96% of the principal amount of the Senior Notes. As additional compensation to Jefferies & Company, the Company issued, for no additional consideration, 30 warrants to purchase 302,658 shares of the Company's Common Stock at an initial exercise price of $.01 per share.

    Immediately upon the consummation of the sale of the Units, Jefferies & Company offered and sold the Units at the face value of $1,000 per Unit to certain "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of accredited investors.

    The November Warrants are exercisable on or after November 12, 1997. The shares purchasable upon the exercise of the November Warrants and the exercise price will be subject to adjustment in certain events including:
  (i) the payment by the Company of dividends (or other distributions) on the Common Stock of the Company payable in shares of such Common Stock or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of the Common Stock, and (iii) the distribution to all holders of the Common Stock of any the Company's assets, debt securities or any rights or warrants to purchase securities (excluding cash dividends or other cash distributions from current or retained earnings).

    Subject to certain exceptions set forth in the warrant agreement under which the November Warrants were issued, if the Company issues (i) shares of Common Stock for a consideration per share less than the current market value per share or (ii) any securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities that is less than the current market value per share on the date of issuance of such securities, the Company shall offer to sell to each holder of warrants, at the same price and on the same terms offered to all other prospective buyers (provided that the holder of warrants shall not be required to buy any other securities in order to buy such Common Stock or convertible securities), a portion of such Common Stock or convertible securities that is equal to such holder's portion of the Common Stock then outstanding if immediately prior thereto all the warrants had been exercised. Each such holder may elect to buy all or any portion of the Common Stock or convertible securities offered or may decline to purchase any.

    In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each November Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto.

    (viii) See "Certain Transactions-Organization of the Company" in the Prospectus for a discussion of the issuance of shares of the Company's Common Stock and options to purchase shares of the Company's Common Stock on November 12, 1997 in connection with the acquisitions of the Operating Centers.

    (ix) On January 12, 1998, the Company issued 45,030 shares of Common Stock at $.2775 per share to one of its former employees upon the exercise of his incentive stock option for an aggregate purchase price of $12,495.83.

    (x) On April 14, 1998, the Company issued 2,500 shares of Common Stock to Thomas Walsh as partial compensation for his services in connection with the Company's purchase of the Reston Center in November 1997.

    (xi) Between April 14, 1998 and June 25, 1998, the Company issued an aggregate of 131,162 shares of Common Stock at prices ranging from $.025 to $.2775 per share to nine of its former employees or consultants upon the exercise of stock options by such individuals for an aggregate purchase price of $28,442.

  Each of the transactions set forth in the preceding clauses were completed without registration of the relevant security under the Securities Act in reliance upon one or more of the exemptions afforded by Section 4(2) of the Securities Act for transactions not involving a public offering, Rule 701 promulgated under the Securities Act for transactions with directors, consultants, and employees and Rule 506 of Regulation D promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

    EXHIBIT
    NUMBER                              DESCRIPTION
    -------                             -----------
    1.1****  Form of Underwriting Agreement.
    2.1      Agreement and Plan of Reorganization By and Among VIALOG
             Corporation, TBMA Acquisition Corporation and Telephone Business
             Meetings, Inc. and C. Raymond Marvin Dated as of September 8,
             1997.
    2.2      Amendment to Agreement and Plan of Reorganization By and Among
             VIALOG Corporation, TBMA Acquisition Corporation, Telephone
             Business Meetings, Inc. and C. Raymond Marvin Dated as of October
             20, 1997.
    2.3      Letter Agreement Dated November 5, 1997 between VIALOG
             Corporation, Telephone Business Meetings, Inc. and C. Raymond
             Marvin.
    2.4      Amended and Restated Agreement and Plan of Reorganization By and
             Among VIALOG Corporation, CSII Acquisition Corporation and
             Conference Source International, Inc. and Judy B. Crawford and
             Olen E. Crawford Dated as of September 8, 1997.
    2.5      Amended and Restated Asset Purchase Agreement By and Among VIALOG
             Corporation, Call Points Acquisition Corporation, Call Points,
             Inc. and Ropir Industries, Inc. Dated as of October 17, 1997.
    2.6      Amended and Restated Agreement and Plan of Reorganization By and
             Among VIALOG Corporation, KST Acquisition Corporation, Kendall
             Square Teleconferencing, Inc., Courtney Snyder, Paul Ballantine,
             John Hassett and Dwight Grader Dated as of September 30, 1997.
    2.7      First Amendment to Amended and Restated Agreement and Plan of
             Reorganization By and Among VIALOG Corporation, KST Acquisition
             Corporation, Kendall Square Teleconferencing, Inc. and Courtney
             Snyder, Paul Ballantine, John Hassett and Dwight Grader Dated
             October 24, 1997.
    2.8      Amended and Restated Agreement and Plan of Reorganization By and
             Among VIALOG Corporation, AMCS Acquisition Corporation and
             American Conferencing Company, Inc. and David Lipsky Dated as of
             September 30, 1997.
    2.9      Amended and Restated Agreement and Plan of Reorganization By and
             Among VIALOG Corporation, CDC Acquisition Corporation and
             Communications Development Corporation and Patti R. Bisbano and
             Maurya Suda Dated as of September 30, 1997.
    2.10     First Amendment to Amended and Restated Agreement and Plan of
             Reorganization By and Among VIALOG Corporation, CDC Acquisition
             Corporation, Communication Development Corporation and Patti R.
             Bisbano and Maurya Suda Dated as of October 24, 1997.
    2.11++   Agreement and Plan of Reorganization by and among VIALOG
             Corporation, ABC Acquisition Corporation, A Business Conference
             Call, Inc. and Daniel L. Barber and Robert M. Kalla dated as of
             May 23, 1998.

    EXHIBIT
    NUMBER                              DESCRIPTION
    -------                             -----------
    2.12*** First Amendment to Agreement and Plan of Reorganization by and
            among VIALOG Corporation, ABC Acquisition Corporation, A Business
            Conference Call, Inc. and Daniel L. Barber and Robert M. Kalla
            dated as of June 5, 1998.
    3.1     Restated Articles of Organization of the Company.
    3.2     Amended and Restated By-Laws of the Company.
    3.3     Certificate of Incorporation of Communication Development
            Corporation.
    3.4     By-Laws of Communication Development Corporation.
    3.5     Articles of Incorporation of Conference Source International, Inc.
    3.6     By-Laws of Conference Source International, Inc.
    3.7     Unanimous Consent of Board of Directors of Conference Source
            International, Inc. Amending Section 2 of Article II of the By-
            Laws.
    3.8     Certificate of Incorporation of Telephone Business Meetings, Inc.
    3.9     Regulations of Telephone Business Meetings, Inc.
    3.10    Articles of Organization of Kendall Square Teleconferencing, Inc.
            (f/k/a Teleconversant, LTD)
    3.11    Articles of Amendment of Certificate of Incorporation of Kendall
            Square Teleconferencing, Inc. Changing the Name of the Company from
            Teleconversant, Ltd. To Kendall Square Teleconferencing, Inc.
    3.12    Articles of Amendment of Certificate of Incorporation of Kendall
            Square Teleconferencing, Inc. Deleting the Stock Transfer
            Restrictions in Article V in Their Entirety.
    3.13    By-Laws of Kendall Square Teleconferencing, Inc.
    3.14    Certificate of Incorporation of American Conferencing Company, Inc.
            (f/k/a AMCS Acquisition Corporation)
    3.15    Certificate of Merger of American Conferencing Company, Inc. Into
            AMCS Acquisition Corporation Evidencing Name Change, Filed with the
            Secretary of State of Delaware.
    3.16    By-Laws of American Conferencing Company, Inc.
    3.17    Certificate of Incorporation of Call Points, Inc. (f/k/a Call
            Points Acquisition Corporation).
    3.18    Certificate of Amendment of Certificate of Incorporation of Call
            Points Evidencing Name Change, Filed with the Secretary of State of
            Delaware.
    3.19    By-Laws of Call Points, Inc.
    4.1***  Form of certificate evidencing ownership of Common Stock of the
            Company.
    4.2     Indenture Dated as of November 12, 1997 Among VIALOG Corporation,
            Telephone Business Meetings, Inc., Conference Source International,
            Inc., Kendall Square Teleconferencing, Inc., American Conferencing
            Company, Inc., Communication Development Corporation, Inc., Call
            Points, Inc. and State Street Bank and Trust Company (including
            Forms of Series A Security and Series B Security attached to the
            Indenture as Exhibits A-1 and A-2, respectively).
    4.3     Unit Agreement Dated as of November 12, 1997 By and Among VIALOG
            Corporation, Telephone Business Meetings, Inc., Conference Source
            International, Inc., Call Points, Inc., Kendall Square
            Teleconferencing, Inc., American Conferencing Company, Inc.,
            Communication Development Corporation, and State Street Bank and
            Trust Company (including Form of Unit Certificate attached to the
            Unit Agreement as Exhibit A).
    4.4     Warrant Agreement Dated as of November 12, 1997 Between VIALOG
            Corporation and State Street Bank and Trust Company (including Form of Warrant Certificate attached to the Warrant Agreement as Exhibit
            A).

    EXHIBIT
    NUMBER                               DESCRIPTION
    -------                              -----------
      4.5    Security Holders' and Registration Rights Agreement Dated as of
             November 12, 1997 Among VIALOG Corporation and Jefferies &
             Company, Inc.
      4.6    Registration Rights Agreement Dated as of November 12, 1997 By and
             Among VIALOG Corporation, Kendall Square Teleconferencing, Inc.,
             AMCS Acquisition Corporation, Communication Development
             Corporation, Telephone Business Meetings, Inc., Conference Source
             International, Inc., Call Points Acquisition Corporation and
             Jefferies & Company, Inc.
      5.1*** Form of Opinion of Mirick, O'Connell, DeMallie & Lougee, LLP.
     10.1    1996 Stock Plan of the Company.
     10.2    Equipment Lease between CSI and Ally Capital Corporation Dated
             April 1, 1996.
     10.3    Equipment Lease between CSI and The CIT Group/Equipment Financing,
             Inc. Dated November 11, 1996.
     10.4    Equipment Lease between CSI and BSFS Equipment Leasing Dated April
             8, 1996.
     10.5    Equipment Lease between TCC (f/k/a Teleconversant Ltd.) and Wasco
             Funding Corp. Dated May 21, 1996.
     10.6    Equipment Lease between TCC (f/k/a Teleconversant Ltd.) and Wasco
             Funding Corp. Dated July 20, 1995.
     10.7    Lease between Aetna Life Insurance Company and ACCESS, as Amended,
             Dated December 6, 1994.
     10.8    Lease Agreement between SPP Real Estate (Georgia II), Inc. and CSI
             Dated November 1, 1996.
     10.9    Amended & Restated Employment Agreement By and Between VIALOG
             Corporation and Glenn D. Bolduc Dated May 6, 1997.
     10.10   Employment Agreement By and Between Telephone Business Meetings,
             Inc. and C. Raymond Marvin Dated as of November 12, 1997.
     10.11   Amendment to Employment Agreement between the Company and C.
             Raymond Marvin Effective as of December 31, 1997.
     10.12   Employment Agreement By and Between CSII Acquisition Corporation
             and Judy B. Crawford Dated as of November 12, 1997.
     10.13   Employment Agreement By and Between Kendall Square
             Teleconferencing, Inc. and Courtney Snyder Dated November 12,
             1997.
     10.14   Employment Agreement By and Between American Conferencing Company,
             Inc. and David Lipsky Dated as of November 12, 1997.
     10.15   Employment Agreement By and Between Communication Development
             Corporation and Patti R. Bisbano Dated as of November 12, 1997.
     10.16   Employment Agreement By and Between the Company and William Pucci
             Dated as of October 1, 1996.
     10.17   Employment Agreement By and Between the Company and John Dion
             Dated as of November 4, 1996.
     10.18   Employment Agreement By and Between the Company and Gary Vilardi
             Dated as of April 1, 1997.
     10.19   Employment Agreement By and Between the Company and Robert Moore
             Dated as of October 20, 1997.
     10.20   Employment Agreement By and Between the Company and John Williams
             Dated as of October 14, 1997.

    EXHIBIT
    NUMBER                               DESCRIPTION
    -------                              -----------
    10.21*   Employment Agreement By and Between Call Points, Inc. and Olen E.
             Crawford Dated as of November 20, 1997.
    10.22    Stockholder Agreement By and Among John J. Hassett and VIALOG
             Corporation Dated as of November 6, 1997.
    10.23    Form of Registration Rights Agreement between VIALOG Corporation and certain of its stockholders specified in Schedules I and II attached thereto.
    10.24    Lease Between Tower Investment Group and Communication Development
             Corp. Dated February 23, 1990, Including Subsequent Modifications
             Thereto.
    10.25    Lease Agreement by and Between 680-690 Kinderkamack Road and
             American Conferencing Company, Inc. Dated June 1997.
    10.26    Lease Between Robert A. Jones and K. George Najarian, Trustees of
             Old Cambridge Realty Trust and Old Kendall Square Realty Trust,
             and Kendall Square Teleconferencing, Inc. (f/k/a Teleconversant,
             Ltd.) Dated February 15, 1996.
    10.27    Lease Between Ropir Communications and Call Points, Inc.
             Commencing May 1, 1995.
    10.28    Amendment to Lease Between Ropir Industries, Inc. and Call Points,
             Inc.
    10.29    Equipment Lease between Kendall Square Teleconferencing, Inc. and
             Wasco Funding Corp. Dated July 31, 1997.
    10.30    Sublease between Eisai Research Institute of Boston, Inc. and
             VIALOG Corporation Dated as of August 20, 1997.
    10.31**  Assignment of Lease between Telephone Business Meetings, Inc. and
             CMC Datacomm, Inc. dated as of March 13, 1998.
    10.32*** Letter Agreement between Nolan Enterprises and Communication
             Development Corporation dated March 31, 1998.
    10.33*** Fourth Lease Modification & Extension Agreement by and between
             Danbury Executive Tower Investment Group Limited Liability
             Partnership and Communication Development Corporation dated April
             1998.
    10.34*** Lease between Connecticut General Life Insurance Company, on behalf of its Separate Account R, and VIALOG Corporation dated
             April 7, 1998.
    11.1+++  Statements regarding computation of per share earnings.
    21.1     Subsidiaries of the Company.
    23.1+    Consent of KPMG Peat Marwick LLP.
    23.2     Consent of Mirick, O'Connell, DeMallie & Lougee, LLP (included in
             Exhibit 5.1).
    23.3+    Consent of Edward M. Philip as nominee for director.
    24***    Power of Attorney.
    27.1+++  Financial Data Schedules.

--------
  All non-marked Exhibits listed above are incorporated by reference to the Exhibits to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 9, 1998 (File No. 333-44041).
* Incorporated by reference to the Exhibits to Amendment No. 1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 10, 1998 (File No. 333-44041).
** Incorporated by reference to the Exhibits to Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998 (File No. 333-22585).
***  Previously filed.

**** Revised from previously filed Exhibit to this Registration Statement.

+  Filed herewith.
++ Incorporated by Reference to the Exhibits to the Current Report Pursuant to
   Section 13 or 15(d) of the Securities Act of 1934 on Form 8-K filed with the Securities and Exchange Commission on May 28, 1998.
+++ Incorporated by reference to the Exhibits to (i) the Form 10-K for fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998 (File No. 333-22585) and (ii) the Form 10-Q for the quarter ended March 31, 1998 filed with the Securities and Exchange Commission on May 14, 1998 (File No. 333-22585).

  (b) Financial Statement Schedules

  All financial statement schedules have been omitted because they are not required, not applicable, or the information to be included in the financial statement schedules is included in the Consolidated Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON JULY 27, 1998.

                                          VIALOG Corporation

                                            /s/ John J. Dion, Attorney-in-fact
                                          By: _________________________________
                                                      GLENN D. BOLDUC
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE
                                                                     DATE

                  *                    President, Chief         July 27, 1998
-------------------------------------   Executive Officer,
           GLENN D. BOLDUC              Treasurer and
                                        Director

          /s/ John J. Dion             Vice President--         July 27, 1998
-------------------------------------   Finance, Principal
            JOHN J. DION                Financial Officer
                                        and Principal
                                        Accounting Officer

                  *                    Director                 July 27, 1998
-------------------------------------
         JOANNA M. JACOBSON

                  *                    Director                 July 27, 1998
-------------------------------------
           DAVID L. LOUGEE

                  *                    Director                 July 27, 1998
-------------------------------------
          PATTI R. BISBANO

                  *                    Director                 July 27, 1998
-------------------------------------
        RICHARD G. HAMERMESH

* /s/ John J. Dion
   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

    EXHIBIT
    NUMBER                              DESCRIPTION
    -------                             -----------
    1.1**** Form of Underwriting Agreement.
    2.1     Agreement and Plan of Reorganization By and Among VIALOG
            Corporation, TBMA Acquisition Corporation and Telephone Business
            Meetings, Inc. and C. Raymond Marvin Dated as of September 8, 1997.
    2.2     Amendment to Agreement and Plan of Reorganization By and Among
            VIALOG Corporation, TBMA Acquisition Corporation, Telephone
            Business Meetings, Inc. and C. Raymond Marvin Dated as of October
            20, 1997.
    2.3     Letter Agreement Dated November 5, 1997 between VIALOG Corporation,
            Telephone Business Meetings, Inc. and C. Raymond Marvin.
    2.4     Amended and Restated Agreement and Plan of Reorganization By and
            Among VIALOG Corporation, CSII Acquisition Corporation and
            Conference Source International, Inc. and Judy B. Crawford and Olen
            E. Crawford Dated as of September 8, 1997.
    2.5     Amended and Restated Asset Purchase Agreement By and Among VIALOG
            Corporation, Call Points Acquisition Corporation, Call Points, Inc.
            and Ropir Industries, Inc. Dated as of October 17, 1997.
    2.6     Amended and Restated Agreement and Plan of Reorganization By and
            Among VIALOG Corporation, KST Acquisition Corporation, Kendall
            Square Teleconferencing, Inc., Courtney Snyder, Paul Ballantine,
            John Hassett and Dwight Grader Dated as of September 30, 1997.
    2.7     First Amendment to Amended and Restated Agreement and Plan of
            Reorganization By and Among VIALOG Corporation, KST Acquisition
            Corporation, Kendall Square Teleconferencing, Inc. and Courtney
            Snyder, Paul Ballantine, John Hassett and Dwight Grader Dated
            October 24, 1997.
    2.8     Amended and Restated Agreement and Plan of Reorganization By and
            Among VIALOG Corporation, AMCS Acquisition Corporation and American
            Conferencing Company, Inc. and David Lipsky Dated as of September
            30, 1997.
    2.9     Amended and Restated Agreement and Plan of Reorganization By and
            Among VIALOG Corporation, CDC Acquisition Corporation and
            Communications Development Corporation and Patti R. Bisbano and
            Maurya Suda Dated as of September 30, 1997.
    2.10    First Amendment to Amended and Restated Agreement and Plan of
            Reorganization By and Among VIALOG Corporation, CDC Acquisition
            Corporation, Communication Development Corporation and Patti R.
            Bisbano and Maurya Suda Dated as of October 24, 1997.
    2.11++  Agreement and Plan of Reorganization by and among VIALOG
            Corporation, ABC Acquisition Corporation, A Business Conference
            Call, Inc. and Daniel L. Barber and Robert M. Kalla dated as of May
            23, 1998.
    2.12*** First Amendment to Agreement and Plan of Reorganization by and
            among VIALOG Corporation, ABC Acquisition Corporation, A Business
            Conference Call, Inc. and Daniel L. Barber and Robert M. Kalla
            dated as of June 5, 1998.
    3.1     Restated Articles of Organization of the Company.
    3.2     Amended and Restated By-Laws of the Company.
    3.3     Certificate of Incorporation of Communication Development
            Corporation.
    3.4     By-Laws of Communication Development Corporation.
    3.5     Articles of Incorporation of Conference Source International, Inc.
    3.6     By-Laws of Conference Source International, Inc.
    3.7     Unanimous Consent of Board of Directors of Conference Source
            International, Inc. Amending Section 2 of Article II of the By-
            Laws.

    EXHIBIT
    NUMBER                               DESCRIPTION
    -------                              -----------
      3.8    Certificate of Incorporation of Telephone Business Meetings, Inc.
      3.9    Regulations of Telephone Business Meetings, Inc.
      3.10   Articles of Organization of Kendall Square Teleconferencing, Inc.
             (f/k/a Teleconversant, LTD)
      3.11   Articles of Amendment of Certificate of Incorporation of Kendall
             Square Teleconferencing, Inc. Changing the Name of the Company
             from Teleconversant, Ltd. To Kendall Square Teleconferencing, Inc.
      3.12   Articles of Amendment of Certificate of Incorporation of Kendall
             Square Teleconferencing, Inc. Deleting the Stock Transfer
             Restrictions in Article V in Their Entirety.
      3.13   By-Laws of Kendall Square Teleconferencing, Inc.
      3.14   Certificate of Incorporation of American Conferencing Company,
             Inc. (f/k/a AMCS Acquisition Corporation)
      3.15   Certificate of Merger of American Conferencing Company, Inc. Into
             AMCS Acquisition Corporation Evidencing Name Change, Filed with the Secretary of State of Delaware.
      3.16   By-Laws of American Conferencing Company, Inc.
      3.17   Certificate of Incorporation of Call Points, Inc. (f/k/a Call
             Points Acquisition Corporation).
      3.18   Certificate of Amendment of Certificate of Incorporation of Call
             Points Evidencing Name Change, Filed with the Secretary of State of Delaware.
      3.19   By-Laws of Call Points, Inc.
      4.1*** Form of certificate evidencing ownership of Common Stock of the
             Company.
      4.2    Indenture Dated as of November 12, 1997 Among VIALOG Corporation,
             Telephone Business Meetings, Inc., Conference Source
             International, Inc., Kendall Square Teleconferencing, Inc.,
             American Conferencing Company, Inc., Communication Development
             Corporation, Inc., Call Points, Inc. and State Street Bank and
             Trust Company (including Forms of Series A Security and Series B
             Security attached to the Indenture as Exhibits A-1 and A-2, respectively).
      4.3    Unit Agreement Dated as of November 12, 1997 By and Among VIALOG
             Corporation, Telephone Business Meetings, Inc., Conference Source
             International, Inc., Call Points, Inc., Kendall Square
             Teleconferencing, Inc., American Conferencing Company, Inc.,
             Communication Development Corporation, and State Street Bank and
             Trust Company (including Form of Unit Certificate attached to the
             Unit Agreement as Exhibit A).
      4.4    Warrant Agreement Dated as of November 12, 1997 Between VIALOG
             Corporation and State Street Bank and Trust Company (including
             Form of Warrant Certificate attached to the Warrant Agreement as
             Exhibit A).
      4.5    Security Holders' and Registration Rights Agreement Dated as of
             November 12, 1997 Among VIALOG Corporation and Jefferies &
             Company, Inc.
      4.6    Registration Rights Agreement Dated as of November 12, 1997 By and
             Among VIALOG Corporation, Kendall Square Teleconferencing, Inc.,
             AMCS Acquisition Corporation, Communication Development
             Corporation, Telephone Business Meetings, Inc., Conference Source
             International, Inc., Call Points Acquisition Corporation and
             Jefferies & Company, Inc.
      5.1*** Form of Opinion of Mirick, O'Connell, DeMallie & Lougee, LLP.
     10.1    1996 Stock Plan of the Company.
     10.2    Equipment Lease between CSI and Ally Capital Corporation Dated
             April 1, 1996.

    EXHIBIT
    NUMBER                              DESCRIPTION
    -------                             -----------
     10.3   Equipment Lease between CSI and The CIT Group/Equipment Financing,
            Inc. Dated November 11, 1996.
     10.4   Equipment Lease between CSI and BSFS Equipment Leasing Dated April
            8, 1996.
     10.5   Equipment Lease between TCC (f/k/a Teleconversant Ltd.) and Wasco
            Funding Corp. Dated May 21, 1996.
     10.6   Equipment Lease between TCC (f/k/a Teleconversant Ltd.) and Wasco
            Funding Corp. Dated July 20, 1995.
     10.7   Lease between Aetna Life Insurance Company and ACCESS, as Amended,
            Dated December 6, 1994.
     10.8   Lease Agreement between SPP Real Estate (Georgia II), Inc. and CSI
            Dated November 1, 1996.
     10.9   Amended & Restated Employment Agreement By and Between VIALOG
            Corporation and Glenn D. Bolduc Dated May 6, 1997.
     10.10  Employment Agreement By and Between Telephone Business Meetings,
            Inc. and C. Raymond Marvin Dated as of November 12, 1997.
     10.11  Amendment to Employment Agreement between the Company and C.
            Raymond Marvin Effective as of December 31, 1997.
     10.12  Employment Agreement By and Between CSII Acquisition Corporation
            and Judy B. Crawford Dated as of November 12, 1997.
     10.13  Employment Agreement By and Between Kendall Square
            Teleconferencing, Inc. and Courtney Snyder Dated November 12, 1997.
     10.14  Employment Agreement By and Between American Conferencing Company,
            Inc. and David Lipsky Dated as of November 12, 1997.
     10.15  Employment Agreement By and Between Communication Development
            Corporation and Patti R. Bisbano Dated as of November 12, 1997.
     10.16  Employment Agreement By and Between the Company and William Pucci
            Dated as of October 1, 1996.
     10.17  Employment Agreement By and Between the Company and John Dion Dated
            as of November 4, 1996.
     10.18  Employment Agreement By and Between the Company and Gary Vilardi
            Dated as of April 1, 1997.
     10.19  Employment Agreement By and Between the Company and Robert Moore
            Dated as of October 20, 1997.
     10.20  Employment Agreement By and Between the Company and John Williams
            Dated as of October 14, 1997.
     10.21* Employment Agreement By and Between Call Points, Inc. and Olen E.
            Crawford Dated as of November 20, 1997.
     10.22  Stockholder Agreement By and Among John J. Hassett and VIALOG
            Corporation Dated as of November 6, 1997.
     10.23  Form of Registration Rights Agreement between VIALOG Corporation and certain of its stockholders specified in Schedules I and II attached thereto.
     10.24  Lease Between Tower Investment Group and Communication Development
            Corp. Dated February 23, 1990, Including Subsequent Modifications
            Thereto.
     10.25  Lease Agreement by and Between 680-690 Kinderkamack Road and
            American Conferencing Company, Inc. Dated June 1997.

    EXHIBIT
    NUMBER                               DESCRIPTION
    -------                              -----------
    10.26    Lease Between Robert A. Jones and K. George Najarian, Trustees of
             Old Cambridge Realty Trust and Old Kendall Square Realty Trust,
             and Kendall Square Teleconferencing, Inc. (f/k/a Teleconversant,
             Ltd.) Dated February 15, 1996.
    10.27    Lease Between Ropir Communications and Call Points, Inc.
             Commencing May 1, 1995.
    10.28    Amendment to Lease Between Ropir Industries, Inc. and Call Points,
             Inc.
    10.29    Equipment Lease between Kendall Square Teleconferencing, Inc. and
             Wasco Funding Corp. Dated July 31, 1997.
    10.30    Sublease between Eisai Research Institute of Boston, Inc. and
             VIALOG Corporation Dated as of August 20, 1997.
    10.31**  Assignment of Lease between Telephone Business Meetings, Inc. and
             CMC Datacomm, Inc. dated as of March 13, 1998.
    10.32*** Letter Agreement between Nolan Enterprises and Communication
             Development Corporation dated March 31, 1998.
    10.33*** Fourth Lease Modification & Extension Agreement by and between
             Danbury Executive Tower Investment Group Limited Liability
             Partnership and Communication Development Corporation dated April
             1998.
    10.34*** Lease between Connecticut General Life Insurance Company, on behalf of its Separate Account R, and VIALOG Corporation dated
             April 7, 1998.
    11.1+++  Statements regarding computation of per share earnings.
    21.1     Subsidiaries of the Company.
    23.1+    Consent of KPMG Peat Marwick LLP.
    23.2***  Consent of Mirick, O'Connell, DeMallie & Lougee, LLP (included in
             Exhibit 5.1).
    23.3+    Consent of Edward M. Philip as nominee for director.
    24***    Power of Attorney.
    27.1+++  Financial Data Schedules.

--------
  All non-marked Exhibits listed above are incorporated by reference to the Exhibits to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 9, 1998 (File No. 333-44041).
* Incorporated by reference to the Exhibits to Amendment No. 1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 10, 1998 (File No. 333-44041).
** Incorporated by reference to the Exhibits to Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998 (File No. 333-22585).
*** Previously filed.

****  Revised from previously filed Exhibit to this Registration Statement.

+  Filed herewith.
++ Incorporated by Reference to the Exhibits to the Current Report Pursuant to
   Section 13 or 15(d) of the Securities Act of 1934 on Form 8-K filed with the Securities and Exchange Commission on May 28, 1998.
+++ Incorporated by reference to the Exhibits to (i) the Form 10-K for fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998 (File No. 333-22585) and (ii) the Form 10-Q for the quarter ended March 31, 1998 filed with the Securities and Exchange Commission on May 14, 1998 (File No. 333-22585).